Form 10-K, Exhibit 13
period 1996-12-31
NACCO INDUSTRIES INC
filed 1997-03-27
CIK 789933

                                                                EXHIBIT 13




                           ANNUAL REPORT ON FORM 10-K

                  ITEM 8, ITEM 14(A)(1) AND (2), AND ITEM 14(d)

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                             FINANCIAL STATEMENTS

                        FINANCIAL STATEMENT SCHEDULES

                          YEAR ENDED DECEMBER 31, 1996

                             NACCO INDUSTRIES, INC.

                             MAYFIELD HEIGHTS, OHIO

                                    FORM 10-K

                              ITEM 14(A)(1) AND (2)

                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES

           LIST FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

         The following consolidated financial statements of NACCO Industries, Inc. and Subsidiaries are included in Item 8:

          Report of Independent Public Accountants--Year ended December 31, 1996, 1995 and 1994.
          Consolidated Statements of Income--Year ended December 31, 1996, 1995 and 1994.
          Consolidated Balance Sheets--December 31, 1996 and December 31, 1995. Consolidated Statements of Cash Flows--Year ended December 31, 1996, 1995 and 1994.
          Consolidated Statements of Stockholders' Equity--Year ended December 31, 1996, 1995 and 1994.
          Notes to Consolidated Financial Statements.
          NACCO Industries, Inc. Report of Management

         The following consolidated financial statement schedules of NACCO Industries, Inc. and Subsidiaries are included in Item 14(d):

          Schedule I Condensed Financial Information of the Parent
          Schedule II Valuation and Qualifying Accounts

      All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of NACCO Industries, Inc.:

      We have audited the accompanying consolidated balance sheets of NACCO Industries, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NACCO Industries, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in Item 14(a)(1) and (2) and
Item 14(d) of Form 10-K are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            Arthur Andersen LLP

Cleveland, Ohio
February 20, 1997

                        CONSOLIDATED STATEMENTS OF INCOME
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES

                                                                   YEAR ENDED DECEMBER 31
                                                      ------------------------------------------------
                                                        1996               1995               1994
                                                      ---------          ---------           ---------
                                                              (In millions, except per share data)
Revenues                                              $ 2,273.2          $ 2,204.5           $ 1,864.9

Cost of sales                                           1,844.2            1,781.1             1,493.0

GROSS PROFIT                                              429.0              423.4               371.9

Selling, general and administrative expenses              282.4              261.0               228.6
Amortization of goodwill                                   15.4               13.7                13.7
                                                      ---------          ---------           ---------
OPERATING PROFIT                                          131.2              148.7               129.6

Other income (expense)
    Interest expense                                      (45.9)             (47.2)              (53.2)
    Other - net                                             1.0                2.0                 2.1
                                                      ---------          ---------           ---------
                                                          (44.9)             (45.2)             (51.1)
                                                      ---------          ---------           ---------
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND
   EXTRAORDINARY ITEMS                                     86.3              103.5                78.5
Provision for income taxes                                 34.3               34.7                30.7
                                                      ---------          ---------           ---------
INCOME BEFORE MINORITY INTEREST AND
   EXTRAORDINARY ITEMS                                     52.0               68.8                47.8
Minority interest                                          (1.4)              (3.3)               (2.5)
                                                      ---------          ---------           ---------
INCOME BEFORE EXTRAORDINARY ITEMS                          50.6               65.5                45.3
Extraordinary items:
  Extraordinary gain, net-of-tax                             --               32.3                  --
  Extraordinary charges, net-of-tax                          --               (3.4)               (3.2)
                                                      ---------          ---------           ---------
NET INCOME                                            $    50.6          $    94.4           $    42.1
                                                      =========          =========           =========
PER SHARE:
Income Before Extraordinary Items                     $    5.67          $    7.31           $    5.06
Extraordinary items:
  Extraordinary gain, net-of-tax                             --               3.61                  --
  Extraordinary charges, net-of-tax                          --               (.38)               (.36)
                                                      ---------          ---------           ---------
Net Income                                            $    5.67          $   10.54           $    4.70
                                                      =========          =========           =========



See notes to consolidated financial statements.

                           CONSOLIDATED BALANCE SHEETS
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES

                                                                           December 31
                                                                    --------------------------
                                                                      1996              1995
                                                                    --------          --------
                                                                         (In millions)
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                         $   47.8          $   30.9
  Accounts receivable, net of allowance of $12.5 and $11.3             212.2             284.2
  Inventories                                                          309.6             388.8
  Prepaid expenses and other                                            22.2              18.1
                                                                    --------          --------
                                                                       591.8             722.0

PROPERTY, PLANT AND EQUIPMENT, NET                                     550.3             534.4


DEFERRED CHARGES
  Goodwill, net                                                        461.0             465.1
  Deferred costs and other                                              59.6              56.7
  Deferred income taxes                                                  7.9              17.3
                                                                    --------          --------
                                                                       528.5             539.1
OTHER ASSETS                                                            37.5              38.3
                                                                    --------          --------
       TOTAL ASSETS                                                 $1,708.1          $1,833.8
                                                                    ========          ========

                           CONSOLIDATED BALANCE SHEETS
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES

                                                                      December 31
                                                               --------------------------
                                                                 1996              1995
                                                               --------          --------
                                                                     (In millions)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                             $  186.3          $  250.7
  Revolving credit agreements                                      45.8              95.7
  Current maturities of long-term debt                             21.4              19.9
  Income taxes                                                      5.9               4.7
  Accrued payroll                                                  30.8              29.8
  Accrued warranty obligations                                     21.5              17.7
  Other current liabilities                                       104.3             105.2
                                                               --------          --------
                                                                  416.0             523.7
LONG-TERM DEBT - not guaranteed by
  the parent company                                              333.3             320.2

OBLIGATIONS OF PROJECT MINING SUBSIDIARIES -
  not guaranteed by the parent company or
  its subsidiary, The North American Coal Corporation             341.5             346.5

SELF-INSURANCE RESERVES AND OTHER                                 223.9             229.3

MINORITY INTEREST                                                  14.1              44.0

STOCKHOLDERS' EQUITY
  Common stock:
     Class A, par value $1 per share, 6,492,059
        shares outstanding (1995 - 7,256,971 shares
        outstanding)                                                6.5               7.3
     Class B, par value $1 per share, convertible
      into Class A on a one-for-one basis,
        1,694,336 shares outstanding
       (1995 - 1,709,453 shares outstanding)                        1.7               1.7
  Capital in excess of par value                                     .1               3.6
  Retained earnings                                               359.2             350.3
  Foreign currency translation adjustment and other                11.8               7.2
                                                               --------          --------
                                                                  379.3             370.1
                                                               --------          --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $1,708.1          $1,833.8
                                                               ========          ========


See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES

                                                                                 Year Ended December 31
                                                                        ----------------------------------------
                                                                         1996             1995             1994
                                                                        ------           ------           ------
                                                                                     (In millions)
OPERATING ACTIVITIES
    Net income                                                          $ 50.6           $ 94.4           $ 42.1
    Adjustments to reconcile net income to net cash
    provided by operating activities:
        Extraordinary gain, net-of-tax                                      --            (32.3)              --
        Extraordinary charges, net-of-tax                                   --              2.2              1.0
        Depreciation, depletion and amortization                          85.3             79.3             80.2
        Deferred income taxes                                             (3.2)             1.4              4.0
        Other non-cash items                                              (3.7)             2.1             (6.2)
    Working capital changes:
        Accounts receivable                                               90.0            (38.6)           (31.2)
        Inventories                                                       87.3            (85.6)           (54.8)
        Other current assets                                               (.6)             2.4             (5.4)
        Accounts payable and other liabilities                           (64.3)             6.8             68.1
                                                                        ------           ------           ------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                        241.4             32.1             97.8
                                                                        ------           ------           ------
INVESTING ACTIVITIES
    Expenditures for property, plant and equipment                       (79.4)           (73.1)           (52.6)
    Proceeds from the sale of other assets                                 1.1              1.3             11.1
    Acquisitions of businesses                                           (45.1)            (7.3)              --
    Other-net                                                               .6               .7              1.5
                                                                        ------           ------           ------
        NET CASH USED FOR INVESTING ACTIVITIES                          (122.8)           (78.4)           (40.0)
                                                                        ------           ------           ------
FINANCING ACTIVITIES
    Additions to long-term debt
      and revolving credit agreements                                    115.9            328.2            122.1
    Reductions of long-term debt
      and revolving credit agreements                                   (157.4)          (276.5)          (192.7)
    Additions to obligations of project mining
      subsidiaries                                                        68.8             93.0             56.4
    Reductions of obligations of project mining
      subsidiaries                                                       (74.5)          (102.1)           (67.7)
    Financing of other short-term obligations                            (10.6)            10.8             11.9
    Stock repurchase                                                     (40.4)              --               --
    Cash dividends paid                                                   (6.7)            (6.4)            (6.0)
    Capital grants                                                         4.2              4.0              1.6
    Other-net                                                             (2.8)             5.6              3.6
                                                                        ------           ------           ------
        NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES            (103.5)            56.6            (70.8)
                                                                        ------           ------           ------
    Effect of exchange rate changes on cash                                1.8              1.1              3.4
                                                                        ------           ------           ------

CASH AND CASH EQUIVALENTS
    Increase (decrease) for the year                                      16.9             11.4             (9.6)
    Balance at the beginning of the year                                  30.9             19.5             29.1
                                                                        ------           ------           ------
    BALANCE AT THE END OF THE YEAR                                      $ 47.8           $ 30.9           $ 19.5
                                                                        ======           ======           ======

       See notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES

                                                                      Year Ended December 31
                                                             ---------------------------------------
                                                              1996             1995           1994
                                                             ------           ------          ------
                                                                          (In millions)
CLASS A COMMON STOCK
  Beginning balance                                          $  7.3           $  7.2          $  7.2
  Purchase of treasury shares                                   (.8)              --              --
  Other                                                          --               .1              --
                                                             ------           ------          ------
                                                                6.5              7.3             7.2
                                                             ------           ------          ------
CLASS B COMMON STOCK                                            1.7              1.7             1.7
                                                             ------           ------          ------
CAPITAL IN EXCESS OF PAR VALUE
  Beginning balance                                             3.6              2.8             2.5
  Shares issued under stock
     option and compensation plans                              1.1               .8              .3
  Purchase of treasury shares                                  (4.6)              --              --
                                                             ------           ------          ------
                                                                 .1              3.6             2.8
                                                             ------           ------          ------
RETAINED EARNINGS
  Beginning balance                                           350.3            262.3           226.2
  Net income                                                   50.6             94.4            42.1
  Purchase of treasury shares                                 (35.0)              --              --
  Cash dividends on Class A and Class B
       common stock:
        1996 $.743 per share                                   (6.7)
        1995 $.710 per share                                                    (6.4)
        1994 $.675 per share                                                                    (6.0)
                                                             ------           ------          ------
                                                              359.2            350.3           262.3
                                                             ------           ------          ------
FOREIGN CURRENCY TRANSLATION ADJUSTMENT AND OTHER
  Beginning balance                                             7.2              5.4            (2.1)
  Foreign currency translation adjustment and other             4.6              1.8             7.5
                                                             ------           ------          ------
                                                               11.8              7.2             5.4
                                                             ------           ------          ------
             TOTAL STOCKHOLDERS' EQUITY                      $379.3           $370.1          $279.4
                                                             ======           ======          ======

       See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES

       (TABULAR DOLLARS IN MILLIONS, EXCEPT PER SHARE AND PERCENTAGE DATA)

NOTE 1--NATURE OF OPERATIONS

The Company has four operating subsidiaries which function in distinct business environments; forklift truck manufacturing and service parts distribution, small electric appliance manufacturing, mining and retail.

NACCO Materials Handling Group, Inc. ("NMHG"), 98 percent-owned by NACCO, designs, manufactures and markets forklift trucks and related service parts under the Hyster(R) and Yale(R) brand names. NMHG's manufacturing plants are located primarily in the United States and Europe. In addition, NMHG has manufacturing facilities in Japan through its 50-percent-owned Japanese joint venture, Sumitomo-NACCO ("S-N"). While NMHG's market position is strongest in North America, it also has a significant presence in Europe and a growing position in Asia-Pacific.

Hamilton Beach-Proctor-Silex, Inc. ("HB-PS") designs, manufactures and markets small electric appliances covering approximately 80 percent of the small kitchen electric appliance market. Effective October 18, 1996, HB-PS became a wholly owned subsidiary when NACCO purchased the remaining 20 percent minority interest from the previous minority shareholder. The effect of this transaction was not material to NACCO's financial position or results of operations. HB-PS manufactures the majority of its products at its plants located in North America and also sources some of its products from the Far East. The company primarily sells its products to retailers and distributors in North America.

The North American Coal Corporation ("NACoal"), wholly owned by NACCO, mines and markets lignite for use primarily as fuel for power generation by electric utilities. The company operates four surface lignite mines, two in North Dakota and one each in Texas and Louisiana. Each of these lignite mines operates under long-term contracts to sell lignite at a price based on actual costs plus an agreed pretax profit per ton. In addition, NACoal provides dragline mining services at a limerock quarry in Florida.

The Kitchen Collection, Inc. ("KCI"), wholly owned by NACCO, is a national specialty retailer of kitchenware and small electric appliances with stores located primarily in factory outlet malls KCI operates stores under the Kitchen Collection(R) and Hearthstone(TM) names and sells brand-name kitchenware, tableware, small electric appliances and related accessories.

NOTE 2--ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of NACCO Industries, Inc. ("NACCO," the parent company) and its majority owned subsidiaries (NACCO Industries, Inc. and Subsidiaries - the "Company"). Intercompany accounts and transactions are eliminated.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities (if any) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash in banks and highly liquid investments with original maturities of three months or less.

INVENTORIES: Inventories are stated at the lower of cost or market. Cost is determined under the last-in, first-out (LIFO) method for manufacturing inventories in the United States and under the first-in, first-out (FIFO) method with respect to all other inventories.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are recorded at cost. Depreciation, depletion and amortization are provided in amounts sufficient to amortize the cost of the assets (including assets recorded under capital leases) over their estimated useful lives using the straight-line method. The units-of-production method is used to amortize certain coal-related assets based on estimated recoverable tonnages.

GOODWILL: Goodwill represents the excess purchase price paid over the fair value of the net assets acquired. The amortization of goodwill is determined on a straight-line basis over a 40-year period. Accumulated amortization of goodwill was $106.2 million and $90.8 million at December 31, 1996 and 1995, respectively. Management regularly evaluates its accounting for goodwill considering such factors as historical and future profitability and believes that the asset is realizable and the amortization period remains appropriate.

REVENUE RECOGNITION: Revenues are recognized when customer orders are complete and shipped. Accruals for the cost of product warranties are maintained for anticipated future claims.

ADVERTISING COSTS: Advertising costs are expensed as incurred and amounted to $33.6 million in 1996, $32.6 million in 1995 and $26.2 million in 1994.

PRODUCT DEVELOPMENT COSTS: Expenses associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to $27.0 million, $27.5 million and $25.9 million in 1996, 1995 and 1994, respectively.

FOREIGN CURRENCY: Assets and liabilities of foreign operations are translated into U.S. dollars at the fiscal year-end exchange rate. The related translation adjustments are recorded as a separate component of stockholders' equity. Revenues and expenses are translated using average exchange rates prevailing during the year.

FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS: Financial instruments held by the Company include cash and cash equivalents, accounts receivable, accounts payable, revolving credit agreements, long-term debt, interest rate swap agreements and forward foreign currency exchange contracts. The fair values of these financial instruments have been determined using quoted market sources and management estimates. The Company does not hold or issue financial instruments or derivative financial instruments for trading purposes.

The Company enters into forward foreign currency exchange contracts with terms of one to twelve months. These contracts hedge certain foreign currency denominated receivables and payables and foreign currency commitments. Gains and losses on these contracts are deferred and recognized as part of the cost of the underlying transaction being hedged.

The Company also enters into interest rate swap agreements with terms ranging from three months to seven years. The difference between the floating interest rate and fixed interest rate which is to be paid or received is recognized in interest expense as the floating interest rate changes over the life of the agreement.

EARNINGS PER SHARE: The calculation of net income per share is based on the weighted average number of shares outstanding during each period.

RECENTLY ISSUED ACCOUNTING STANDARD: In October 1996, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 96-1 "Environmental Remediation Liabilities." This statement provides guidance on the recognition and measurement of environmental remediation liabilities incurred as a result of threatened litigation or actual assessment. The Company does not expect the adoption of this statement, which is required in fiscal 1997, to have a material impact on its financial position or results of operations.

RECLASSIFICATIONS: Certain amounts in the prior periods' consolidated financial statements have been reclassified to conform to the current period's presentation.

NOTE 3--EXTRAORDINARY ITEMS

EXTRAORDINARY GAIN - UMWA OBLIGATION

The extraordinary gain of $32.3 million recognized in 1995, net of $19.8 million in taxes, relates to a downward revision in the obligation to the United Mine Workers of America Combined Benefit Fund ("UMWA"). This obligation was recognized by The Bellaire Corporation ("Bellaire," a wholly owned non-operating subsidiary of NACCO) as an extraordinary charge in 1992 to accrue for the estimated costs associated with the Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act"), which is discussed in more detail in Note 9 on page F-16. It is the Company's policy to periodically review the estimates and assumptions upon which various liability reserves are based. As a result of a review of the assumptions relating to the number of Company and industry covered beneficiaries ultimately assigned to Bellaire, and the trend of health care costs, the aggregate estimated costs associated with the Coal Act are expected to be lower than originally anticipated. Management believes that the liability, revised to $69.3 million, net of deferred taxes, in 1995, more accurately represents the future cost of this obligation.

EXTRAORDINARY CHARGES - EARLY EXTINGUISHMENT OF DEBT

The extraordinary charges recognized in 1995 and 1994 relate to the write-off of premiums and unamortized financing fees. The 1995 extraordinary charge includes a $1.3 million charge in the first quarter for unamortized financing fees when NMHG's former revolving credit facility and senior term loan were replaced by a new long-term revolving credit facility. The retirement of $78.5 million and $70.0 million face-value Hyster-Yale 12 3/8% debentures in 1995 and 1994, respectively, resulted in charges of $2.1 million in the third quarter of 1995 and $3.2 million in 1994 due to the write-off of premiums and unamoritized financing fees. These retirements were achieved using internally generated funds of NMHG and equity infusions from existing stockholders.

NOTE 4--INVENTORIES

Inventories are summarized as follows:

                                                     December 31
                                               -----------------------
                                                1996             1995
                                               -------         -------
Manufacturing inventories:
  Finished goods and service parts -
    NMHG                                       $113.6           $117.4
    HB-PS                                        34.1             43.3
                                               ------           ------
                                                147.7            160.7
                                               ------           ------
  Raw materials and work in process -
    NMHG                                        120.6            182.0
    HB-PS                                        14.0             15.7
                                               ------           ------
                                                134.6            197.7
                                               ------           ------
  LIFO reserve -
    NMHG                                        (15.6)           (13.3)
    HB-PS                                          .3              (.3)
                                               ------           ------
                                                (15.3)           (13.6)
                                               ------           ------
   Total manufacturing inventories              267.0            344.8

Coal - NACoal                                     8.3             10.6

Mining supplies - NACoal                         18.9             19.1

Retail inventories - KCI                         15.4             14.3
                                               ------           ------
                                               $309.6           $388.8
                                               ======           ======

The cost of manufacturing inventories has been determined by the LIFO method for 62 percent and 66 percent of such inventories at December 31, 1996 and 1995, respectively.

NOTE 5--PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment includes the following:

                                                            December 31
                                                     ------------------------
                                                      1996              1995
                                                     -------          -------
Coal lands and real estate:
  NMHG                                               $   6.6          $   6.4
  HB-PS                                                  1.6               .8
  NACoal                                                16.1             15.3
  Project mining subsidiaries (Note 8)                  77.9             77.1
  KCI                                                     --               .1
  NACCO and Other                                         .2               .3
                                                     -------          -------
                                                       102.4            100.0
                                                     -------          -------
Plant and equipment:
  NMHG                                                 289.3            250.6
  HB-PS                                                123.7            111.7
  NACoal                                                20.7             18.2
  Project mining subsidiaries (Note 8)                 438.4            428.2
  KCI                                                    7.4              7.3
  NACCO and Other                                        4.8              4.1
                                                     -------          -------
                                                       884.3            820.1
                                                     -------          -------
Property, plant and equipment at cost                  986.7            920.1
Less allowances for depreciation, depletion
  and amortization                                     436.4            385.7
                                                     -------          -------
                                                     $ 550.3          $ 534.4
                                                     =======          =======

Total depreciation, depletion and amortization expense on property, plant and equipment was $67.7 million, $63.9 million and $63.2 million during 1996, 1995 and 1994, respectively.

Proven and probable coal reserves approximated 2.1 billion tons at December 31, 1996 and 1995.

NOTE 6--REVOLVING CREDIT AGREEMENTS

Financing arrangements are obtained and maintained at the subsidiary level. NACCO has not guaranteed the long-term debt or any borrowings of its subsidiaries.

The following table summarizes the Company's available and outstanding borrowings. A detail of the agreements at each subsidiary follows this table.

                                                             December 31
                                                      -------------------------
                                                         1996              1995
                                                      -------           -------
Available borrowings:
     NMHG                                             $ 385.7           $ 380.5
     HB-PS                                              185.0             160.0
     NACoal                                              50.0              50.0
     KCI                                                  5.0               5.0
                                                      -------           -------
                                                      $ 625.7           $ 595.5
                                                      =======           =======
Current portion of borrowings outstanding:
     NMHG                                             $   7.8           $  78.6
     HB-PS                                                9.0              17.1
     NACoal                                              29.0                --
     KCI                                                   --                --
                                                      -------           -------
                                                      $  45.8           $  95.7
                                                      =======           =======
Unused availability:
     NMHG                                             $ 133.9           $  56.0
     HB-PS                                               96.0              77.9
     NACoal                                              21.0              50.0
     KCI                                                  5.0               5.0
                                                      -------           -------
                                                      $ 255.9           $ 188.9
                                                      =======           =======
Weighted average stated interest rate:
     NMHG                                                 6.0%              6.5%
     HB-PS                                                5.8%              6.2%
     NACoal                                               6.1%              6.6%
     KCI                                                  6.0%              6.6%

NMHG: NMHG's credit agreement provides for an unsecured revolving credit facility ("NMHG Facility") that permits advances up to $350.0 million. A portion of the outstanding balance is classified as long-term because it is not expected to be repaid during the subsequent fiscal year. The company entered into the NMHG Facility in 1995 to replace its former bank agreement and to refinance the majority of its previously outstanding long-term debt. The expiration date of the NMHG Facility (which was extended to June 2001 during 1996) may be extended, on an annual basis, for one additional year upon the mutual consent of NMHG and the bank group. In addition, the NMHG Facility has performance-based pricing which sets interest rates based upon achievement of certain financial performance targets. The NMHG Facility currently provides for, at the company's option, Euro-Dollar Loans which bear interest at LIBOR plus 0.3 percent and Money Market Loans which bear interest at Auction Rates (as defined in the agreement) and requires a 0.2 percent fee on the available borrowings. NMHG also has separate facilities totaling $35.7 and $30.5 million at December 31, 1996 and 1995, respectively, of which $27.9 million and $26.5 million was available at December 31, 1996 and 1995, respectively.

HB-PS: HB-PS's credit agreement provides for a revolving credit facility ("HB-PS Facility") that permits advances up to $160.0 million and is secured by substantially all assets of HB-PS. A portion of the outstanding balance is classified as long-term because it is not expected to be repaid during the subsequent fiscal year. The expiration date of the HB-PS Facility (which was extended to May 1999 during 1996) may be extended, on an annual basis, for one additional year upon the mutual consent of HB-PS and the bank group. In 1995 the HB-PS Facility was amended to provide a lower interest rate if HB-PS achieves a certain interest coverage ratio, and to allow for interest rates quoted under a competitive bid option. The HB-PS Facility currently provides for interest at LIBOR plus 0.3 percent and requires a 0.2 percent facility fee on the available borrowings. At December 31, 1996 and December 31, 1995, HB-PS also had $25.0 million available under separate facilities, of which $23.9 million and $25.0 million was available at December 31, 1996 and 1995, respectively.

NACOAL: NACoal has in place a revolving credit facility ("NACoal Facility") that permits advances up to $50.0 million and requires a 0.2 percent commitment and facility fee. The expiration date of the NACoal Facility (which was extended to September 2001 during 1996) may be extended, on an annual basis, for one additional year upon the mutual consent of NACoal and the bank group. Borrowings bear interest at LIBOR plus 0.4 percent.

KCI: KCI has in place a revolving credit facility ("KCI Facility") that permits advances up to $5.0 million and requires a 0.2 percent facility fee. The expiration date of the KCI Facility (which was extended to May 1999 during 1996) may be extended, on an annual basis, for one additional year upon the mutual consent of KCI and the bank group. Borrowings bear interest at the bank's prime rate, money market rate or LIBOR rate plus a base rate margin of 0.4 to 1.2 percent, as determined by certain performance measures.

NOTE 7--LONG-TERM DEBT

Subsidiary long-term debt, less current maturities, is as follows:

                                                                                December 31
                                                                           ----------------------
                                                                            1996            1995
                                                                           ------          ------
NMHG - Long-term portion of revolving credit agreement                     $244.0          $245.9
NMHG - Other                                                                  3.7             4.1
                                                                           ------          ------
                                                                            247.7           250.0

HB-PS - Long-term portion of revolving credit agreement                      80.0            65.0
HB-PS - Other                                                                  .5              --
                                                                           ------          ------
                                                                             80.5            65.0

KCI - Term note with a stated interest rate of 6.8% and 6.9% at
   December 31, 1996 and 1995, respectively, payable 1999 to 2000             5.0             5.0

NACOAL - Other                                                                 .1              .2
                                                                           ------          ------
                                                                           $333.3          $320.2
                                                                           ======          ======

The maturities of the subsidiary long-term debt for the next five years, including current maturities, are as follows: $1.2 million in 1997, $0.2 million in 1998, $2.5 million in 1999, $2.5 million in 2000 and $0 in 2001.

Interest paid was $32.1 million, $38.4 million and $41.2 million during 1996, 1995 and 1994, respectively.

The credit agreements for NMHG, HB-PS, NACoal and KCI contain certain covenants and restrictions. Covenants require, among other things, some or all of the following: maintenance of certain minimum amounts of net worth and certain specified ratios of working capital, debt to capitalization, interest coverage and fixed charge coverage. These ratios are calculated at the subsidiary level. Restrictions include limits on capital expenditures and dividends. At December 31, 1996, the subsidiaries were in compliance with all of the covenants in their credit agreements.

NOTE 8--OBLIGATIONS OF PROJECT MINING SUBSIDIARIES

NACoal's project mining subsidiaries have entered into long-term contracts with various utility customers to provide lignite at a sales price based on cost plus a profit per ton. The utility customers have arranged and guaranteed the financing for the development and operation of these subsidiary mines. The obligations of these project mining subsidiaries included in the Company's consolidated balance sheets do not affect the short- or long-term liquidity of the Company and are without recourse to NACCO or its NACoal subsidiary.

Obligations of project mining subsidiaries, less current maturities, consist of the following at December 31:

                                                           1996            1995
                                                          ------          ------
Capitalized lease obligations                             $136.6          $146.4
Non-interest-bearing advances from customers               184.2           176.4
Promissory notes with interest rates ranging
  from 5.8% to 8.7% during 1996 and 5.0% to 8.7%
  during 1995                                               20.7            23.7
                                                          ------          ------
                                                          $341.5          $346.5
                                                          ======          ======

The annual maturities of the promissory notes are: $6.2 million in 1997, $3.2 million in 1998, $3.1 million in 1999, $3.1 million in 2000 and $2.6 million in 2001. Advances from customers are used to develop, operate and provide for the ongoing working capital needs of certain project mining subsidiaries.

Interest paid was $13.6 million, $14.3 million and $17.7 million during 1996, 1995 and 1994, respectively. The cost of coal, which is passed through to the utility customers, includes interest expense.

The project mining subsidiaries' capital lease obligations for mining equipment have the following future minimum lease payments at December 31, 1996:

           1997                                      $  22.6
           1998                                         21.9
           1999                                         21.5
           2000                                         20.6
           2001                                         20.3
           Subsequent to 2001                          120.2
                                                     -------
           Total minimum lease payments                227.1
           Amounts representing interest               (78.9)
                                                     -------
           Present value of net minimum
             lease payments                            148.2
           Current maturities                          (11.6)
                                                     -------
                                                     $ 136.6
                                                     =======

    Interest expense and amortization in excess of annual lease payments are deferred and recognized in years when annual lease payments exceed interest expense and amortization.

Project mining assets recorded under capital leases are included in property, plant and equipment and consist of the following at December 31:

                                                 1996             1995
                                               -------          -------
          Plant and equipment                  $ 198.7          $ 201.0
          Less accumulated amortization           87.1             78.3
                                               -------          -------
                                               $ 111.6          $ 122.7
                                               =======          =======

During 1996, 1995 and 1994, the project mining subsidiaries incurred capital lease obligations of $1.8 million, $18.0 million and $5.2 million, respectively, in connection with lease agreements to acquire plant and equipment.

The above obligations are secured by substantially all owned assets of the respective project mining subsidiary and the assignment of all rights under its coal sales agreement.

NOTE 9--SELF-INSURANCE RESERVES AND OTHER

Self-insurance reserves and other consisted of the following at December 31:

                                                                      1996               1995
                                                                    --------           ------
           Present value of closed mine obligations                $   53.1            $   53.8
           Reserve for future interest on obligation to UMWA           61.5                64.2
                                                                    -------             -------
                                                                      114.6               118.0
           Other self-insurance reserves                              109.3               111.3
                                                                    -------             -------
                                                                   $  223.9            $  229.3
                                                                   ========            ========

The closed mine obligations relate to Bellaire's former eastern U.S. underground mining operations and the Indian Head Mine, which ceased operations in 1992. Included in these obligations is the obligation to UMWA which resulted from the Coal Act. The Coal Act requires Bellaire to incur additional costs for retiree medical expenses of certain United Mine Worker retirees. Annual cash payments of up to $3.0 million after tax are expected relating to this obligation and could continue for as long as 40 to 50 years. The Company has recorded this obligation on an undiscounted basis. The reserve for future interest represents the portion of this reserve comprising interest costs. In addition, the closed mine obligations include reserves for land reclamation and site treatment at certain closed eastern underground and western surface mines, as well as reserves for workers compensation and black lung benefit costs.

The other self-insurance reserves primarily include product liability reserves, employee retirement benefit obligations and other miscellaneous reserves.

NOTE 10--LEASE COMMITMENTS

Future minimum operating lease payments, excluding project mining subsidiaries, at December 31, 1996, are as follows:

                       1997             $ 18.7
                       1998               17.7
                       1999               15.3
                       2000               12.9
                       2001               10.6
                       Thereafter         14.0
                                        ------
                                        $ 89.2
                                        ======

Rental expense for all operating leases, excluding project mining subsidiaries, amounted to $23.6 million, $20.7 million and $16.9 million during 1996, 1995 and 1994, respectively.

NOTE 11--FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS

A financial instrument is cash or a contract that imposes an obligation to deliver, or conveys a right to receive, cash or another financial instrument. The fair value of financial instruments approximated carrying values at December 31, 1996 and 1995. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable and derivatives. Concentration of credit risk on accounts receivable is mitigated by the large number of customers comprising the Company's customer base and their dispersion across many different industries and geographies. The Company enters into derivative contracts with high-quality institutions and limits the amount of credit exposure to any one institution.

DERIVATIVE FINANCIAL INSTRUMENTS

INTEREST RATE DERIVATIVES: The Company's operating subsidiaries enter into interest rate swap agreements ("swaps"). These swaps allow the subsidiaries to enter into long-term credit agreements that have performance-based, floating rates of interest and then exchange them for fixed rates, as opposed to entering into higher cost fixed-rate credit arrangements. The following table summarizes the notional amounts, related rates (including applicable margins) and remaining terms on swaps outstanding at December 31, 1996:

                                   Notional           Fixed Rate       Remaining
                                    Amount              Paid               Term
                                 -----------          ----------      -----------
                 NMHG               $310.0             6.4%         1 to 7 Yrs.
                 HB-PS              $ 75.0             6.3%         2 to 3 Yrs.
                 NACoal             $ 13.9             6.8%         6 Yrs.
                 KC                 $  5.0             8.1%         3 to 4 Yrs.


FOREIGN CURRENCY DERIVATIVES: NMHG and HB-PS enter into forward foreign currency exchange contracts for purposes of hedging their exposure to foreign currency exchange rate fluctuations. These contracts hedge primarily firm commitments and, to a lesser degree, forecasted commitments relating to cash flows associated with sales and purchases denominated in foreign currencies. NMHG and HB-PS had forward foreign currency exchange contracts outstanding in the amounts of $61.1 million and $2.7 million, respectively, at December 31, 1996, primarily denominated in Japanese yen, Australian dollars, French francs and Canadian dollars. At December 31, 1995, NMHG and HB-PS had forward foreign currency exchange contracts outstanding in the amounts of $293.2 million and $3.8 million, respectively, primarily denominated in Japanese yen, British pounds sterling, French francs and Canadian dollars. The amount of deferred loss on these contracts at December 31, 1996 was not material.

NOTE 12--CONTINGENCIES

Various legal proceedings and claims have been or may be asserted against NACCO and certain subsidiaries relating to the conduct of its business, including product liability and environmental claims. These proceedings are incidental to their ordinary course of business. Management believes that it has meritorious defenses and will vigorously defend itself in these actions. Any costs that management estimates will be paid as a result of these claims are accrued when the liability is considered probable and the amount can be reasonably estimated. Although the ultimate disposition of these proceedings is not presently determinable, management believes, after consultation with its General Counsel, that the likelihood that material costs will be incurred in excess of accruals already recognized is remote.

NMHG is subject to recourse or repurchase obligations under various financing arrangements for certain independently owned retail dealerships at December 31, 1996. Also, certain dealer loans are guaranteed by NMHG. When NMHG is the guarantor of the principal amount financed, a security interest is usually maintained in certain assets of parties for whom NMHG is guaranteeing debt. Total amounts subject to recourse or repurchase obligation at December 31, 1996 and 1995 were $125.6 million and $100.8 million, respectively. Losses anticipated under the terms of the recourse or repurchase obligations are not significant and have been reserved for in the consolidated financial statements.

NOTE 13--COMMON STOCK

The Class A common stock has one vote per share and the Class B common stock has 10 votes per share. The total number of authorized shares of Class A common stock and Class B common stock at December 31, 1996, was 25,000,000 shares and 6,756,176 shares, respectively. Treasury shares of Class A stock totaling 1,597,447 and 817,418 at December 31, 1996 and 1995, respectively, have been deducted from shares issued.

STOCK REPURCHASE PROGRAM: In 1996, the board of directors authorized the repurchase of up to 1.5 million shares of the Company's Class A common stock. Pursuant to this authorization, the Company commenced an issuer tender offer (the "Offer") on November 18, 1996 for the purchase of up to 800,000 Class A common shares at prices of $43.50 to $50.00 per share. The Offer resulted in the repurchase of 800,000 shares on December 23, 1996, at $50.00 per share. The $40.4 million cost of this transaction, including fees and expenses, was financed using cash on hand and the Company's revolving credit facilities. In addition to the Offer, the Company is authorized to purchase up to 700,000 shares of Class A common stock through an open market share repurchase program over the next two fiscal years.

The following table summarizes selected unaudited pro forma financial information assuming that the 800,000 share Offer had occurred at the beginning of each period presented:

                                                    1996               1995               1994
                                                  ---------          ---------          ---------
Operating results
-----------------
Income before extraordinary items                 $    49.1          $    63.9          $    43.7
Net income                                        $    49.1          $    92.8          $    40.5

Per share
---------
Income before extraordinary items                 $    6.00          $    7.83          $    5.36
Extraordinary items                                      --               3.54               (.39)
                                                  ---------          ---------          ---------
Net income                                        $    6.00          $   11.37          $    4.97
                                                  =========          =========          =========
Average shares outstanding (in millions)              8.183              8.163              8.148

STOCK OPTIONS: The 1975 and 1981 stock option plans as amended provide for the granting to officers and other key employees options to purchase Class A and Class B common stock of the Company at a price not less than the market value of such stock at the date of grant. Options become exercisable over a four-year period and expire 10 years from the date of the grant. At December 31, 1996, 1995 and 1994, all stock options outstanding were exercisable.

At December 31, 1996, 1995 and 1994, there were 80,701 Class A shares and 80,100 Class B shares available for grant. No options were granted or exercised during 1996 and 1995. In addition, no options were granted during 1994; however, 8,200 Class A shares and 2,700 Class B shares were exercised. At December 31, 1996, 1995 and 1994 there were options outstanding relating to 5,800 Class A shares with an option price of $32.00 that were granted on January 12, 1989, and 25,000 Class A shares at an option price of $35.56 granted on March 1, 1989. The Company does not intend to issue additional stock options.

The Company applies AICPA Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for stock options. Since there have been no options granted in fiscal years 1996 and 1995, no additional pro forma disclosures are required as provided in Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation."

NOTE 14--INCOME TAXES

The components of income before income taxes and provision for income taxes for the year ended December 31 are as follows:

                                                             1996            1995             1994
                                                            ------           ------           ------
Income before income taxes and extraordinary items
--------------------------------------------------
Domestic                                                    $ 73.0           $ 79.3           $ 57.1
Foreign                                                       13.3             24.2             21.4
                                                            ------           ------           ------
                                                            $ 86.3           $103.5           $ 78.5
                                                            ======           ======           ======
Provision for income taxes
--------------------------
Current tax expense:
     Federal                                                $ 29.0           $ 28.4           $ 24.3
     State                                                     6.2              4.9              3.0
     Foreign                                                   5.6              4.2              7.8
                                                            ------           ------           ------
         Total current                                        40.8             37.5             35.1
                                                            ------           ------           ------
Deferred tax expense (benefit):
     Federal                                                   (.3)            (3.3)            (1.1)
     State                                                     (.9)             (.8)             (.1)
     Foreign                                                  (5.3)             1.3             (3.2)
                                                            ------           ------           ------
         Total deferred                                       (6.5)            (2.8)            (4.4)
                                                            ------           ------           ------
                                                            $ 34.3           $ 34.7           $ 30.7
                                                            ======           ======           ======

Domestic income before income taxes has been reduced by all of the amortization of goodwill and substantially all interest expense.

The Company made income tax payments of $40.2 million, $48.9 million and $29.0 million during 1996, 1995 and 1994, respectively. During the same period, income tax refunds totaled $3.3 million, $3.7 million and $1.2 million, respectively.

At December 31, 1996, the Company had cumulative undistributed foreign earnings of $120.7 million, of which the Company intends to permanently reinvest $45.5 million. The Company has determined that it is not practicable to estimate the amount of taxes on these permanently reinvested earnings. It is the Company's policy to provide income taxes on cumulative undistributed foreign earnings where it is anticipated that a distribution of such earnings is likely to occur. The distributable foreign earnings of $75.2 million can be remitted without a material charge to earnings.

The amount of withholding taxes imposed by foreign jurisdictions that would be payable upon remittance of all undistributed foreign earnings would be $6.3 million. These withholding taxes, subject to certain limitations, may be used to reduce U.S. income taxes.

A reconciliation of federal statutory and effective income tax for the year ended December 31 follows:

                                             1996               1995               1994
                                            -------            -------            -------
Income before taxes                         $  86.3            $ 103.5            $  78.5
                                            =======            =======            =======
Statutory taxes at 35%                      $  30.2            $  36.2            $  27.5
    Amortization of goodwill                    5.1                5.1                5.1
    State income taxes                          3.3                2.7                1.8
    Tax audit settlements                      (1.2)              (3.1)                --
    Export benefits                            (1.8)              (1.1)              (1.0)
    Percentage depletion                       (1.6)              (1.8)              (1.6)
    Foreign tax items                           (.5)              (2.3)                .4
    Earnings reported net of taxes              (.4)              (1.2)               (.4)
    Other-net                                   1.2                 .2               (1.1)
                                            -------            -------            -------
Provision for income taxes                  $  34.3            $  34.7            $  30.7
                                            =======            =======            =======
Effective rate                                 39.7%              33.5%              39.1%
                                            =======            =======            =======

A detailed summary of the total deferred tax assets and liabilities in the Company's consolidated balance sheets at December 31 resulting from differences in the book and tax basis of assets and liabilities follows:

                                                1996             1995
                                              -------          -------
Deferred tax assets
-------------------
    Accrued expenses and reserves             $  43.7          $  38.6
    Reserve for UMWA                             34.5             35.9
    Employee benefits                            18.1             18.3
    Net operating loss carryforwards              9.3              5.4
                                              -------          -------
      Total deferred tax assets                 105.6             98.2
                                              -------          -------
Deferred tax liabilities
------------------------
    Depreciation & depletion                     46.8             45.3
    Unrepatriated earnings                       16.7             11.7
    Inventories                                  12.6             16.2
    Other                                        16.1             14.1
                                              -------          -------
      Total deferred tax liabilities             92.2             87.3
                                              -------          -------
         Net deferred tax asset               $  13.4          $  10.9
                                              =======          =======

In 1996 and 1995 the Company reached agreements with various tax authorities resulting in non-recurring tax benefits of $1.2 million and $3.1 million, respectively. Additionally, the Company recognized a non-recurring tax benefit of $2.5 million in 1995 from the remittance of earnings of foreign subsidiaries subject to rates of tax in excess of the U.S. statutory rate.

The Company and certain of its subsidiaries are currently under examination by various taxing authorities. The Company has not been informed of any material assessment resulting from these examinations and will vigorously contest any material assessment. Management believes that any potential adjustment would not materially affect future earnings.

NOTE 15--RETIREMENT BENEFIT PLANS

DEFINED BENEFIT PLANS: The Company maintains various defined benefit pension plans covering most of its employees. These plans provide benefits based on years of service and average compensation during certain periods. The Company's policy is to make contributions to fund these plans within the range allowed by the applicable regulations. Contributions to the various plans were $12.6 million in 1996, $5.6 million in 1995 and $6.9 million in 1994. Plan assets consist primarily of publicly traded stocks, investment contracts and government and corporate bonds.

Set forth below is a detail of consolidated worldwide net periodic pension expense and the assumptions used in accounting for the United States defined benefit plans for the year ended December 31. The United Kingdom plans used assumptions that are consistent with, but not identical to, those used by the United States plans.

                                                                     1996               1995               1994
                                                                   -------            -------            -------
Service cost                                                       $   8.0            $   7.9            $   6.6
Interest cost on projected benefit obligation                         11.4               10.4                9.4
Actual loss (gain) on plan assets                                    (13.4)             (21.2)               1.1
Curtailment gain                                                      (1.3)                --                 --
Net amortization and deferral of actuarial losses (gains)              2.4               11.7               (9.5)
                                                                   -------            -------            -------
Net periodic pension expense                                       $   7.1            $   8.8            $   7.6
                                                                   =======            =======            =======
Assumptions:
    Weighted average discount rates                                    8.0%               7.5%               8.5%
    Rate of increase in compensation levels                            5.0%           4.5-5.0%           5.0-5.5%
    Expected long-term rate of return on assets                        9.0%               9.0%               9.0%

    The following sets forth the funded status of the defined benefit plans and amounts recognized in the consolidated balance sheets at December 31:

                                                                    Partially                            Fully
                                                                  Funded Plans                        Funded Plans
                                                            -------------------------           -------------------------
                                                              1996              1995              1996              1995
                                                            -------           -------           -------           -------
Actuarial present value of benefit obligation:
  Vested accumulated benefit obligation                     $  93.6           $  90.0           $  30.5           $  26.3
  Non-vested accumulated benefit obligation                     6.1               5.8               1.6               1.7
                                                            -------           -------           -------           -------
  Total accumulated benefit obligation                         99.7              95.8              32.1              28.0
  Value of future salary projections                           15.5              25.5               1.7               1.0
                                                            -------           -------           -------           -------
  Total projected benefit obligation                          115.2             121.3              33.8              29.0
  Fair value of plan assets                                   107.6              91.7              42.6              33.3
                                                            -------           -------           -------           -------
  Plan assets in excess of (less than)
    projected benefit obligation                               (7.6)            (29.6)              8.8               4.3
  Amounts available to increase (reduce)
    future pension expense:
      Unamortized balance of the initial
        transition amount                                      (1.6)             (2.0)             (3.3)               .1
      Unamortized cumulative actuarial loss (gain)            (12.4)              4.1                --                --
      Unamortized prior service cost                            2.0               3.4               1.3               1.3
  Adjustment for minimum pension liability                     (4.7)             (8.8)               --                --
                                                            -------           -------           -------           -------
  Pension asset (liability) recognized in
        consolidated balance sheets                         $ (24.3)          $ (32.9)          $   6.8           $   5.7
                                                            =======           =======           =======           =======

DEFINED CONTRIBUTION PLANS: NACCO and its subsidiaries have defined contribution plans for substantially all employees. For NACCO and certain subsidiaries, employee contributions are matched by the Company based on plan provisions. In addition, NACCO and certain other subsidiaries have profit sharing plans whereby the subsidiary's contribution is determined annually based on its operating results. Total contributions to these plans were $8.8 million in 1996, $7.3 million in 1995 and $5.9 million in 1994.

NOTE 16--BUSINESS SEGMENTS

NACCO's four operating subsidiaries function in distinct business environments. Sales between subsidiaries, which are minimal, are eliminated in consolidation. NACCO and Other includes the accounts of the parent company and Bellaire. Information relating to the Company's operations at the subsidiary level is presented below.

                                                            1996               1995               1994
                                                          --------           --------           --------
REVENUES
  NMHG                                                    $1,560.1           $1,510.1           $1,178.9
  HB-PS                                                      395.1              381.4              377.5
  NACoal                                                     249.1              248.0              250.2
  KCI                                                         74.9               69.6               63.9
  NACCO and Other                                               .3                 .5                 .6
  Eliminations                                                (6.3)              (5.1)              (6.2)
                                                          --------           --------           --------
                                                          $2,273.2           $2,204.5           $1,864.9
                                                          ========           ========           ========
AMORTIZATION OF GOODWILL
  NMHG                                                    $   11.5           $   10.8           $   10.8
  HB-PS                                                        3.8                2.8                2.8
  KCI                                                           .1                 .1                 .1
                                                          --------           --------           --------
                                                          $   15.4           $   13.7           $   13.7
                                                          ========           ========           ========
OPERATING PROFIT
  NMHG                                                    $   72.5           $   83.4           $   64.6
  HB-PS                                                       24.3               25.0               25.3
  NACoal                                                      40.3               45.8               44.3
  KCI                                                          3.1                3.3                5.4
  NACCO and Other                                             (9.0)              (8.8)             (10.0)
                                                          --------           --------           --------
                                                          $  131.2           $  148.7           $  129.6
                                                          ========           ========           ========
OPERATING PROFIT EXCLUDING GOODWILL AMORTIZATION
  NMHG                                                    $   84.0           $   94.2           $   75.4
  HB-PS                                                       28.1               27.8               28.1
  NACoal                                                      40.3               45.8               44.3
  KCI                                                          3.2                3.4                5.5
  NACCO and Other                                             (9.0)              (8.8)             (10.0)
                                                          --------           --------           --------
                                                          $  146.6           $  162.4           $  143.3
                                                          ========           ========           ========
INTEREST INCOME
  NMHG                                                    $     .5           $     .9           $     .8
  NACoal                                                       1.5                2.4                3.0
  NACCO and Other                                               --                1.9                1.1
  Eliminations                                                 (.5)              (3.3)              (3.3)
                                                          --------           --------           --------
                                                          $    1.5           $    1.9           $    1.6
                                                          ========           ========           ========
INTEREST EXPENSE
  NMHG                                                    $  (25.0)          $  (25.9)          $  (30.8)
  HB-PS                                                       (6.6)              (7.2)              (7.5)
  NACoal                                                       (.2)              (1.3)              (1.3)
  KCI                                                          (.5)               (.5)               (.3)
  NACCO and Other                                              (.5)              (1.6)              (2.3)
  Eliminations                                                  .5                3.3                3.3
                                                          --------           --------           --------
                                                             (32.3)             (33.2)             (38.9)
  Project mining subsidiaries                                (13.6)             (14.0)             (14.3)
                                                          --------           --------           --------
                                                          $  (45.9)          $  (47.2)          $  (53.2)
                                                          ========           ========           ========
OTHER-NET, INCOME (EXPENSE)
  NMHG                                                    $   (2.0)          $    (.2)          $    1.2
  HB-PS                                                        (.3)               (.8)               (.3)
  NACoal                                                       1.1                 .5               (1.1)
  NACCO and Other                                               .7                 .6                 .7
                                                          --------           --------           --------
                                                          $    (.5)          $     .1           $     .5
                                                          ========           ========           ========


                                                            1996               1995               1994
                                                          --------           --------           --------
NET INCOME (LOSS)
BEFORE EXTRAORDINARY ITEMS
  NMHG                                                    $   26.4           $   36.9           $   18.7
  HB-PS                                                       10.7               11.8               10.2
  NACoal                                                      19.2               22.6               21.0
  KCI                                                          1.5                1.6                3.1
  NACCO and Other                                             (5.8)              (4.1)              (5.2)
  Minority interest                                           (1.4)              (3.3)              (2.5)
                                                          --------           --------           --------
                                                              50.6               65.5               45.3
  Extraordinary gain, net-of-tax                                --               32.3                 --
  Extraordinary charges, net-of-tax                             --               (3.4)              (3.2)
                                                          --------           --------           --------
                                                          $   50.6           $   94.4           $   42.1
                                                          ========           ========           ========
TOTAL ASSETS
  NMHG                                                    $  950.9           $1,052.2           $  906.2
  HB-PS                                                      271.8              288.0              289.6
  NACoal                                                      66.5               40.7               49.0
  KCI                                                         27.6               25.1               26.0
  NACCO and Other                                             56.7               62.7               92.6
                                                          --------           --------           --------
                                                           1,373.5            1,468.7            1,363.4
  Project mining subsidiaries                                433.6              433.3              412.3
                                                          --------           --------           --------
                                                           1,807.1            1,902.0            1,775.7
  Consolidating eliminations                                 (99.0)             (68.2)             (81.4)
                                                          --------           --------           --------
                                                          $1,708.1           $1,833.8           $1,694.3
                                                          ========           ========           ========
DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE
  NMHG                                                    $   33.8           $   31.8           $   32.2
  HB-PS                                                       19.0               15.8               15.5
  NACoal                                                       2.1                1.7                1.6
  KCI                                                          1.1                1.0                 .9
  NACCO and Other                                               .2                 .2                 .1
                                                          --------           --------           --------
                                                              56.2               50.5               50.3
  Project mining subsidiaries                                 29.1               28.8               29.9
                                                          --------           --------           --------
                                                          $   85.3           $   79.3           $   80.2
                                                          ========           ========           ========
CAPITAL EXPENDITURES
  NMHG                                                    $   42.3           $   39.4           $   25.9
  HB-PS                                                       15.1                9.7               13.4
  NACoal                                                       2.8                3.5                 .4
  KCI                                                          1.1                1.4                1.0
  NACCO and Other                                              1.4                 .1                 .2
                                                          --------           --------           --------
                                                              62.7               54.1               40.9
  Project mining subsidiaries                                 16.7               19.0               11.7
                                                          --------           --------           --------
                                                          $   79.4           $   73.1           $   52.6
                                                          ========           ========           ========

DATA BY GEOGRAPHIC AREA

                                                  Europe,
                                United          Africa and
                                States          Middle East         Other        Eliminations       Consolidated
                                ------          -----------         -----        ------------       ------------
1996
----
Sales to unaffiliated
  customers                    $ 1,560.6         $   457.5        $   255.1        $      --          $ 2,273.2
Transfers between
  geographic areas                    --             129.8             53.2           (183.0)                --
                               ---------         ---------        ---------        ---------          ---------
Total revenues                 $ 1,560.6         $   587.3        $   308.3        $  (183.0)         $ 2,273.2
                               =========         =========        =========        =========          =========
Operating profit               $    93.5         $    32.7        $     5.0        $      --          $   131.2
                               =========         =========        =========        =========          =========
Total assets                   $ 1,312.1         $   336.4        $    59.6        $      --          $ 1,708.1
                               =========         =========        =========        =========          =========
1995
----
Sales to unaffiliated
  customers                    $ 1,568.3         $   426.9        $   209.3        $      --          $ 2,204.5
Transfers between
  geographic areas                    --             156.1             63.7           (219.8)                --
                               ---------         ---------        ---------        ---------          ---------
Total revenues                 $ 1,568.3         $   583.0        $   273.0        $  (219.8)         $ 2,204.5
                               =========         =========        =========        =========          =========
Operating profit               $   106.0         $    34.8        $     7.9        $      --          $   148.7
                               =========         =========        =========        =========          =========
Total assets                   $ 1,395.3         $   374.4        $    64.1        $      --          $ 1,833.8
                               =========         =========        =========        =========          =========
1994
----
Sales to unaffiliated
  customers                    $ 1,445.0         $   294.4        $   125.5        $      --          $ 1,864.9
Transfers between
  geographic areas                    --             130.6             49.2           (179.8)                --
                               ---------         ---------        ---------        ---------          ---------
Total revenues                 $ 1,445.0         $   425.0        $   174.7        $  (179.8)         $ 1,864.9
                               =========         =========        =========        =========          =========
Operating profit               $   104.3         $    15.4        $     9.9        $      --          $   129.6
                               =========         =========        =========        =========          =========
Total assets                   $ 1,343.6         $   309.6        $    41.1        $      --          $ 1,694.3
                               =========         =========        =========        =========          =========



NACCO parent company expense reduced United States operating profit by $8.9 million, $8.7 million and $9.9 million in 1996, 1995 and 1994, respectively. The Other category above includes Canada, Mexico, South America and Asia-Pacific. This category, however, does not include the operating results or assets of S-N, which is accounted for using the equity method.

NOTE 17--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

A summary of the unaudited quarterly results of operations for the year ended December 31 is as follows:

                                              First            Second             Third              Fourth
                                             Quarter           Quarter            Quarter            Quarter
                                            --------           --------           --------           --------
1996
----
Revenues
   NMHG                                     $  420.8           $  407.6           $  349.5           $  382.2
   HB-PS                                        67.9               82.7              109.0              135.5
   NACoal                                       59.1               56.7               61.2               72.1
   KCI                                          12.9               14.6               19.5               27.9
   NACCO and Other                                .1                 .1                 --                 .1
   Eliminations                                 (1.3)               (.8)              (2.2)              (2.0)
                                            --------           --------           --------           --------
                                               559.5              560.9              537.0              615.8
                                            --------           --------           --------           --------
Gross profit                                   106.7              107.6               98.7              116.0
                                            --------           --------           --------           --------
Operating profit
   NMHG                                         26.0               24.7                9.4               12.4
   HB-PS                                        (1.0)               4.7                7.0               13.6
   NACoal                                        9.8                7.8               10.5               12.2
   KCI                                          (1.2)               (.6)               1.0                3.9
   NACCO and Other                              (2.5)              (2.6)              (1.9)              (2.0)
                                            --------           --------           --------           --------
                                                31.1               34.0               26.0               40.1
                                            --------           --------           --------           --------
Income before extraordinary items               12.9               14.0                7.6               16.1
   Extraordinary items, net-of-tax                --                 --                 --                 --
                                            --------           --------           --------           --------
Net income                                  $   12.9           $   14.0           $    7.6           $   16.1
                                            ========           ========           ========           ========
Per share:
Income before extraordinary items           $   1.44           $   1.56           $   0.85           $   1.83
   Extraordinary items, net-of-tax                --                 --                 --                 --
                                            --------           --------           --------           --------
Net income                                  $   1.44           $   1.56           $   0.85           $   1.83
                                            ========           ========           ========           ========

                                                First             Second             Third              Fourth
                                               Quarter           Quarter            Quarter             Quarter
                                              --------           --------           --------           --------
1995
----
Revenues
   NMHG                                       $  363.2           $  370.2           $  349.2           $  427.5
   HB-PS                                          67.0               79.7              110.3              124.4
   NACoal                                         60.5               55.3               62.5               69.7
   KCI                                            12.2               13.5               18.1               25.8
   NACCO and Other                                  --                 .3                 --                 .2
   Eliminations                                    (.5)              (1.4)              (1.8)              (1.4)
                                              --------           --------           --------           --------
                                                 502.4              517.6              538.3              646.2
                                              --------           --------           --------           --------
Gross profit                                     100.2               99.1              100.7              123.4
                                              --------           --------           --------           --------
Operating profit
   NMHG                                           23.2               21.3               14.6               24.3
   HB-PS                                           1.4                3.6                9.5               10.5
   NACoal                                         11.7                9.2               10.8               14.1
   KCI                                             (.5)               (.4)                .9                3.3
   NACCO and Other                                (2.0)              (2.1)              (2.1)              (2.6)
                                              --------           --------           --------           --------
                                                  33.8               31.6               33.7               49.6
                                              --------           --------           --------           --------
Income before extraordinary items                 12.8               14.7               13.7               24.3
   Extraordinary gain, net-of-tax                   --                 --                 --               32.3
   Extraordinary charges, net-of-tax              (1.3)                --               (2.1)                --
                                              --------           --------           --------           --------
Net income                                    $   11.5           $   14.7           $   11.6           $   56.6
                                              ========           ========           ========           ========
Per share:
Income before extraordinary items             $   1.43           $   1.64           $   1.53           $   2.71
   Extraordinary gain, net-of-tax                   --                 --                 --               3.61
   Extraordinary charges, net-of-tax              (.14)                --               (.24)                --
                                              --------           --------           --------           --------
Net income                                    $   1.29           $   1.64           $   1.29           $   6.32
                                              ========           ========           ========           ========

NOTE 18--PARENT COMPANY CONDENSED BALANCE SHEETS

The condensed balance sheets of NACCO, the parent company, at December 31 are as follows:

                                                         1996             1995
                                                        -------          -------
ASSETS
------
Current assets                                          $    .3          $    .1
Current intercompany accounts receivable, net               9.1             11.0
Other assets                                                 .5              1.6
Investment in subsidiaries
   NMHG                                                   361.0            330.3
   HB-PS                                                  117.8            114.2
   NACoal                                                  15.1             15.1
   KCI                                                     13.3             11.8
   Bellaire                                                  .9               .9
                                                        -------          -------
                                                          508.1            472.3
Property, plant and equipment, net                          2.2              1.1
Deferred income taxes                                      20.0             22.2
                                                        -------          -------
    Total Assets                                        $ 540.2          $ 508.3
                                                        =======          =======
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities                                     $   8.8          $   9.9
Reserve for future interest on UMWA obligation             61.5             64.2
Note payable to Bellaire                                   40.5             43.3
Notes payable to other subsidiaries                        45.6             16.9
Deferred income and other                                   4.5              3.9
Stockholders' equity                                      379.3            370.1
                                                        -------          -------
    Total Liabilities and Stockholders' Equity          $ 540.2          $ 508.3
                                                        =======          =======

The credit agreements at NMHG, HB-PS and KCI allow the transfer of assets to NACCO under certain circumstances. The amount of NACCO's investment in NMHG, HB-PS and KCI that was restricted at December 31, 1996, totals approximately $455.3 million. There are no restrictions on the transfer of assets from NACoal. Dividends and advances from NACoal, HB-PS and KCI are the primary source of cash for NACCO.

                             NACCO INDUSTRIES, INC.

TO THE STOCKHOLDERS OF NACCO INDUSTRIES, INC.

         The management of NACCO Industries, Inc. is responsible for the preparation, content and integrity of the financial statements and related information contained within this report. The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and include amounts that are based on informed judgments and estimates.

         The Company's code of conduct, communicated throughout the organization, requires adherence to high ethical standards in the conduct of the Company's business.

         NACCO Industries, Inc. and each of its subsidiaries maintains a system of internal controls designed to provide reasonable assurance as to the protection of assets and the integrity of the financial statements. These systems are augmented by the selection of qualified financial management personnel. In addition, an internal audit function periodically assesses the internal controls.

         Arthur Andersen LLP, independent certified public accountants, audits NACCO Industries, Inc. and its subsidiaries' financial statements. Its audits are conducted in accordance with generally accepted auditing standards and provide an objective and independent assessment that helps ensure fair presentation of the Company's operating results and financial position. The independent accountants have access to all financial records and related data of the Company, as well as to the minutes of stockholders' and directors' meetings.

         The Audit Committee of the Board of Directors, composed of independent directors, meets regularly with the independent auditors and internal auditors to review the scope of their audit reports and to discuss any action to be taken. The independent auditors and the internal auditors have free and direct access to the Audit Committee. The Audit Committee also reviews the financial reporting process and accounting policies of NACCO Industries, Inc. and each of its subsidiaries.

         /s/ Alfred M. Rankin, Jr.                   /s/ Kenneth C. Schilling
         ----------------------------                ------------------------
         Alfred M. Rankin, Jr.                       Kenneth C. Schilling
         Chairman, President and                     Controller
         Chief Executive Officer

           SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF THE PARENT NACCO INDUSTRIES, INC. AND SUBSIDIARIES
                     PARENT COMPANY CONDENSED BALANCE SHEETS

                                                                             December 31
                                                                     --------------------------
                                                                       1996              1995
                                                                     --------          --------
                                                                          (In thousands)
Current assets                                                       $    254          $     99

Net amounts receivable from subsidiaries                                9,135            11,035

Other assets                                                              561             1,595

Investment in subsidiaries
      NMHG                                                            360,964           330,274
      HB/PS                                                           117,848           114,239
      NACoal                                                           15,125            15,125
      KCI                                                              13,261            11,768
      Bellaire                                                            872               900
                                                                     --------          --------
                                                                      508,070           472,306
Property, plant and equipment, net                                      2,217             1,062

Deferred income taxes                                                  19,990            22,241
                                                                     --------          --------

                 Total Assets                                        $540,227          $508,338
                                                                     ========          ========
Current liabilities                                                  $  8,807          $  9,946

Reserve for future interest on UMWA obligation                         61,496            64,248

Note payable to Bellaire                                               40,589            43,259

Notes payable to other subsidiaries                                    45,552            16,889

Deferred income and other                                               4,467             3,869

Stockholders' equity                                                  379,316           370,127
                                                                     --------          --------

                 Total Liabilities and Stockholders' Equity          $540,227          $508,338
                                                                     ========          ========

See notes to parent company financial statements.

            SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF THE PARENT
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES
                       PARENT COMPANY STATEMENTS OF INCOME

                                                              Year Ended December 31
                                                   ----------------------------------------------
                                                     1996               1995               1994
                                                   --------           --------           --------
                                                                    (In thousands)
Income (expense):
  Intercompany interest income                     $    149           $    198           $  1,068
  Intercompany interest expense                        (482)            (2,670)            (3,510)
  Other - net                                           381              2,090                464
                                                   --------           --------           --------
                                                         48               (382)            (1,978)
Administrative and general expenses                   8,903              8,713              9,903
                                                   --------           --------           --------
  Loss before income taxes                           (8,855)            (9,095)           (11,881)

Income tax benefit                                   (3,072)            (4,502)            (5,825)
                                                   --------           --------           --------

Net loss before equity in earnings of
   subsidiaries and extraordinary items              (5,783)            (4,593)            (6,056)

Equity in earnings of subsidiaries before
   extraordinary items                               56,360             70,099             51,328

Extraordinary gain, net-of-tax                                          32,333

Extraordinary charge, net-of-tax                                        (3,399)            (3,218)
                                                   --------           --------           --------

   Net income                                      $ 50,577           $ 94,440           $ 42,054
                                                   ========           ========           ========

See Notes to parent company financial statements.


            SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF THE PARENT
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES
                     PARENT COMPANY STATEMENTS OF CASH FLOWS

                                                                                                    Year Ended December 31
                                                                                           -------------------------------------
                                                                                             1996          1995          1994
                                                                                           --------      --------       --------
                                                                                                        (In thousands)
Operating activities
       Net income                                                                          $ 50,577      $ 94,440       $ 42,054
       Equity in earnings of subsidiaries                                                   (56,360)      (70,099)       (51,328)
       Extraordinary gain, net-of-tax                                                            --       (32,333)            --
       Extraordinary charge, net-of-tax                                                          --         3,399          3,218
                                                                                           --------      --------       --------
       Parent company only net loss                                                          (5,783)       (4,593)        (6,056)
       Deferred income taxes                                                                  1,897       (23,603)        (4,866)
       Income taxes net of intercompany tax payments                                           (937)       (7,120)        (3,442)
       Working capital changes                                                                  752         1,145            983
       Changes in current intercompany amounts                                                1,900         2,268             69
       Changes in reserve for future interest on UMWA obligation                             (2,752)       64,486             --
       Items of income or expense not requiring cash outlays                                     10           491           (577)
                                                                                           --------      --------       --------

                             Net cash provided by (used for) operating activities            (4,913)       33,074        (13,889)
Investing Activities
       Capital contributions to subsidiaries
           NMHG                                                                              (1,805)            --        (24,273)
           Bellaire                                                                              --       (69,326)            --
       Dividends and advances received from subsidiaries, net                                55,854        10,270         40,009
       Note payable to Bellaire                                                              (2,670)       27,410             --
       Reduction of investment in Hyster-Yale
         12 3/8% debentures                                                                      --         4,394          3,946
       Expenditures for equipment                                                            (1,424)          (79)           (85)
                                                                                           --------      --------       --------
                             Net cash provided by (used for) investing activities            49,955       (27,331)        19,597

Financing Activities
       Cash dividends                                                                        (6,671)       (6,365)        (6,040)
       Purchase of treasury stock                                                           (40,415)
       Treasury stock sales under stock option and
         directors' compensation plans - net                                                  1,119           817            251
       Other - net                                                                            1,163          (194)            38
                                                                                           --------      --------       --------
                                           Net cash used for financing activities           (44,804)       (5,742)        (5,751)
                                                                                           --------      --------       --------
Cash and cash equivalents
       Increase (decrease) for the period                                                       238             1            (43)
       Balance at the beginning of the period                                                     5             4             47
                                                                                           --------      --------       --------

       Balance at the end of the period                                                    $    243      $      5       $      4
                                                                                           ========      ========       ========

See Notes to parent company financial statements.


            SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF THE PARENT
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES
                  NOTES TO PARENT COMPANY FINANCIAL STATEMENTS
              For The Year Ended December 31, 1996, 1995 and 1994

The notes to consolidated financial statements, included elsewhere in this Form 10-K, are hereby incorporated by reference into these notes to parent company financial statements.

NOTE A - LONG-TERM OBLIGATIONS AND GUARANTEES

     NACCO Industries, Inc. ("NACCO" the parent company) is a holding company which owns four operating subsidiaries. It is NACCO's policy not to guarantee the debt of such subsidiaries.

NOTE B - CASH DIVIDENDS AND ADVANCES TO NACCO

     Dividends received from the subsidiaries were $27.2 million in 1996, $22.6 million in 1995 and $62.7 million in 1994.

NOTE C - CAPITAL CONTRIBUTIONS TO SUBSIDIARIES

     The 1995 capital contribution to Bellaire of $69.3 million includes a note payable of $27.4 million and the assumption of a reserve for future interest on UMWA obligation, net of deferred taxes, of $41.9 million.

NOTE D - UNRESTRICTED CASH

     The amount of unrestricted cash available to NACCO, included in Investment in and advances from subsidiaries, net was $30.1 million at December 31, 1996.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES
                  YEARS ENDED DECEMBER 31, 1996, 1995 and 1994

------------------------------------------------------------------------------------------------------------------------------------
                COL A.                             COL B.                   COL C.                   COL D.               COL E.
------------------------------------------------------------------------------------------------------------------------------------
                                                                          Additions
                                                                 -----------------------------                              (D)
                                                 Balance at      Charged to        Charged to                            Balance at
                                                Beginning of     Costs and       Other Accounts    Deductions              End of
             Description                          Period          Expenses         --Describe      --Describe              Period
------------------------------------------------------------------------------------------------------------------------------------
                                                              (In thousands)
                 1996
Reserves deducted from asset
accounts:
    Allowance for doubtful accounts             $    4,439         $  1,864            $  6 (C)      $  1,306 (A)         $    5,003
    Allowance for discounts,
    adjustments and returns                     $    6,878         $ 15,183                          $ 14,563 (B)         $    7,498

                 1995
Reserves deducted from asset
accounts:
    Allowance for doubtful accounts             $    4,472         $  1,583            $ 148 (C)     $  1,764 (A)         $    4,439
    Allowance for discounts,
    adjustments and returns                     $    6,168         $ 17,328                          $ 16,618 (B)         $    6,878

                 1994
Reserves deducted from asset
accounts:
    Allowance for doubtful accounts             $    5,731         $  1,240            $ 39 (C)      $  2,538 (A)         $    4,472
    Allowance for discounts,
    adjustments and returns                     $    5,397         $ 17,878                          $ 17,107 (B)         $    6,168

Note A - Accounts receivable balances written off, net of recoveries.
Note B - Payments.
Note C - Subsidiary's foreign currency translation adjustments and other. Note D - Balances which are not required to be presented and those which are immaterial have been omitted.