Form 10-K, Exhibit 13
period 1997-12-31
NACCO INDUSTRIES INC
filed 1998-03-27
CIK 789933

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

                          YEAR ENDED DECEMBER 31, 1997

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

         Report of Independent Public Accountants--Year ended December 31, 1997, 1996 and 1995.

         Consolidated Statements of Income--Year ended December 31, 1997, 1996 and 1995.

         Consolidated Balance Sheets--December 31, 1997 and December 31, 1996.

         Consolidated Statements of Cash Flows--Year ended December 31, 1997, 1996 and 1995.

         Consolidated Statements of Stockholders' Equity--Year ended December 31, 1997, 1996 and 1995.

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

         We have audited the accompanying consolidated balance sheets of NACCO Industries, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NACCO Industries, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

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

                                            Arthur Andersen LLP

Cleveland, Ohio
February 10, 1998

                        CONSOLIDATED STATEMENTS OF INCOME
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES

                                                                                Year Ended December 31
                                                                   --------------------------------------------------
                                                                        1997              1996             1995
                                                                   ----------------  ---------------  ---------------
                                                                            (In millions, except per share data)
Revenues                                                               $  2,246.9        $  2,273.2       $  2,204.5

Cost of sales                                                             1,825.9           1,874.1          1,809.4
                                                                   ---------------   ---------------  ---------------

GROSS PROFIT                                                                421.0             399.1            395.1

Selling, general and administrative expenses                                265.2             252.5            232.7
Amortization of goodwill                                                     15.8              15.4             13.7
Restructuring charge                                                          8.0               ---              ---
                                                                   ---------------   ---------------  ---------------

OPERATING PROFIT                                                            132.0             131.2            148.7

Other income (expense)
    Interest expense                                                        (36.6)            (45.9)           (47.2)
    Other - net                                                              (6.3)              1.0              2.0
                                                                   ---------------   ---------------  ---------------
                                                                            (42.9)            (44.9)           (45.2)
                                                                   ---------------   ---------------  ---------------
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND
   EXTRAORDINARY ITEMS                                                       89.1              86.3            103.5
Provision for income taxes                                                   26.4              34.3             34.7
                                                                   ---------------   ---------------  ---------------

INCOME BEFORE MINORITY INTEREST AND EXTRAORDINARY ITEMS                      62.7              52.0             68.8
Minority interest                                                             (.9)             (1.4)            (3.3)
                                                                   ---------------   ---------------  ---------------

INCOME BEFORE EXTRAORDINARY ITEMS                                            61.8              50.6             65.5
  Extraordinary gain, net-of-tax                                              ---               ---             32.3
  Extraordinary charges, net-of-tax                                           ---               ---             (3.4)
                                                                   ---------------   ---------------  ---------------

NET INCOME                                                             $     61.8        $     50.6       $     94.4
                                                                   ===============   ===============  ===============

BASIC EARNINGS PER SHARE:
Income Before Extraordinary Items                                      $     7.56        $     5.67       $     7.31
  Extraordinary gain, net-of-tax                                              ---               ---             3.61
  Extraordinary charges, net-of-tax                                           ---               ---             (.38)
                                                                   ---------------   ---------------  ---------------
Net income                                                             $     7.56        $     5.67       $    10.54
                                                                   ===============   ===============  ===============

DILUTED EARNINGS PER SHARE:
Income Before Extraordinary Items                                      $     7.55        $     5.67       $     7.30
  Extraordinary gain, net-of-tax                                              ---               ---             3.60
  Extraordinary charges, net-of-tax                                           ---               ---             (.38)
                                                                   ---------------   ---------------  ---------------
Net income                                                             $     7.55        $     5.67       $    10.52
                                                                   ===============   ===============  ===============

    See Notes to Consolidated Financial Statements.

                           CONSOLIDATED BALANCE SHEETS
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES


                                                                                          December 31
                                                                               ----------------------------------
                                                                                    1997              1996
                                                                               ----------------  ----------------
                                                                                         (In millions)
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                                       $       24.1      $       47.8
  Accounts receivable, net of allowance of $14.1 and $12.5                               240.8             212.2
  Inventories                                                                            302.9             309.6
  Prepaid expenses and other                                                              31.8              22.2
                                                                               ----------------  ----------------
                                                                                         599.6             591.8



PROPERTY, PLANT AND EQUIPMENT, NET                                                       541.7             550.3



DEFERRED CHARGES
  Goodwill, net                                                                          449.3             461.0
  Deferred costs and other                                                                63.5              59.6
  Deferred income taxes                                                                   24.1               7.9
                                                                               ----------------  ----------------
                                                                                         536.9             528.5



OTHER ASSETS                                                                              50.9              37.5
                                                                               ----------------  ----------------



    TOTAL ASSETS                                                                  $    1,729.1      $    1,708.1
                                                                               ================  ================

                           CONSOLIDATED BALANCE SHEETS
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES



                                                                                                    December 31
                                                                                         ----------------------------------
                                                                                              1997              1996
                                                                                         ----------------  ----------------
                                                                                                   (In millions)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                                          $      244.7      $      186.3
  Revolving credit agreements                                                                       23.5              45.8
  Current maturities of long-term debt                                                              18.9              21.4
  Income taxes                                                                                      12.8               5.9
  Accrued payroll                                                                                   36.4              30.8
  Accrued warranty obligations                                                                      27.9              21.5
  Other current liabilities                                                                        142.3             104.3
                                                                                         ----------------  ----------------
                                                                                                   506.5             416.0

LONG-TERM DEBT - not guaranteed by
  the parent company                                                                               230.2             333.3

OBLIGATIONS OF PROJECT MINING SUBSIDIARIES -
  not guaranteed by the parent company or
  its NACoal subsidiary                                                                            328.0             341.5

SELF-INSURANCE RESERVES AND OTHER                                                                  222.7             223.9

MINORITY INTEREST                                                                                   16.6              14.1

STOCKHOLDERS' EQUITY
  Common stock:
     Class A, par value $1 per share, 6,477,414
        shares outstanding (1996 - 6,492,059 shares outstanding)                                     6.5               6.5
     Class B, par value $1 per share, convertible
      into Class A on a one-for-one basis,
        1,676,146 shares outstanding
       (1996 - 1,694,336 shares outstanding)                                                         1.7               1.7
  Capital in excess of par value                                                                      .1                .1
  Retained earnings                                                                                412.9             359.2
  Foreign currency translation adjustment and other                                                  3.9              11.8
                                                                                         ----------------  ----------------
                                                                                                   425.1             379.3
                                                                                         ----------------  ----------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $    1,729.1      $    1,708.1
                                                                                         ================  ================

See Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES


                                                                                        Year Ended December 31
                                                                          ---------------------------------------------------
                                                                               1997              1996              1995
                                                                          ----------------  ----------------  ---------------
                                                                                            (In millions)
OPERATING ACTIVITIES
    Net income                                                               $       61.8      $       50.6     $       94.4
    Adjustments to reconcile net income to net cash provided
    by operating activities:
      Extraordinary gain, net-of-tax                                                  ---               ---            (32.3)
      Extraordinary charges, net-of-tax                                               ---               ---              2.2
      Depreciation, depletion and amortization                                       88.6              85.3             79.3
      Deferred income taxes                                                         (24.3)             (3.2)             1.4
      Other non-cash items                                                            (.1)             (3.7)             2.1
    Working capital changes:
      Accounts receivable                                                           (35.1)             90.0            (38.6)
      Inventories                                                                    (1.3)             87.3            (85.6)
      Other current assets                                                           (3.1)              (.6)             2.4
      Accounts payable and other liabilities                                        122.6             (64.3)             6.8
                                                                          ----------------  ----------------  ---------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                                     209.1             241.4             32.1
                                                                          ----------------  ----------------  ---------------

INVESTING ACTIVITIES
    Expenditures for property, plant and equipment                                  (68.4)            (79.4)           (73.1)
    Proceeds from the sale of other assets                                            3.4               1.1              1.3
    Acquisitions of businesses                                                      (14.0)            (45.1)            (7.3)
    Other-net                                                                         1.0                .6               .7
                                                                          ----------------  ----------------  ---------------
    NET CASH USED FOR INVESTING ACTIVITIES                                          (78.0)           (122.8)           (78.4)
                                                                          ----------------  ----------------  ---------------

FINANCING ACTIVITIES
    Additions to long-term debt
      and revolving credit agreements                                                45.2             115.9            328.2
    Reductions of long-term debt
      and revolving credit agreements                                              (169.1)           (157.4)          (276.5)
    Additions to obligations of Project Mining
      Subsidiaries                                                                   58.1              68.8             93.0
    Reductions of obligations of Project Mining
      Subsidiaries                                                                  (79.1)            (74.5)          (102.1)
    Financing of other short-term obligations                                         (.5)            (10.6)            10.8
    Stock repurchases                                                                (2.8)            (40.4)             ---
    Cash dividends paid                                                              (6.3)             (6.7)            (6.4)
    Capital grants                                                                     .7               4.2              4.0
    Other-net                                                                          .9              (2.8)             5.6
                                                                          ----------------  ----------------  ---------------
    NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                           (152.9)           (103.5)            56.6
                                                                          ----------------  ----------------  ---------------

    Effect of exchange rate changes on cash                                          (1.9)              1.8              1.1
                                                                          ----------------  ----------------  ---------------

CASH AND CASH EQUIVALENTS
    Increase (decrease) for the year                                                (23.7)             16.9             11.4
    Balance at the beginning of the year                                             47.8              30.9             19.5
                                                                          ----------------  ----------------  ---------------
    BALANCE AT THE END OF THE YEAR                                           $       24.1      $       47.8     $       30.9
                                                                          ================  ================  ===============

See Notes to Consolidated Financial Statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES


                                                                                    Year Ended December 31
                                                                      ----------------------------------------------------
                                                                           1997              1996              1995
                                                                      ----------------  ----------------  ----------------
                                                                                         (In millions)
CLASS A COMMON STOCK
  Beginning balance                                                      $        6.5      $        7.3      $        7.2
  Purchase of treasury shares                                                     (.1)              (.8)              ---
  Other                                                                            .1               ---                .1
                                                                      ----------------  ----------------  ----------------
                                                                                  6.5               6.5               7.3
                                                                      ----------------  ----------------  ----------------

CLASS B COMMON STOCK                                                              1.7               1.7               1.7
                                                                      ----------------  ----------------  ----------------

CAPITAL IN EXCESS OF PAR VALUE
  Beginning balance                                                                .1               3.6               2.8
  Shares issued under stock
     option and compensation plans                                                1.0               1.1                .8
  Purchase of treasury shares                                                    (1.0)             (4.6)              ---
                                                                      ----------------  ----------------  ----------------
                                                                                   .1                .1               3.6
                                                                      ----------------  ----------------  ----------------

RETAINED EARNINGS
  Beginning balance                                                             359.2             350.3             262.3
  Net income                                                                     61.8              50.6              94.4
  Purchase of treasury shares                                                    (1.8)            (35.0)              ---
  Cash dividends on Class A and Class B common stock:
        1997 $.773 per share                                                     (6.3)
        1996 $.743 per share                                                                       (6.7)
        1995 $.710 per share                                                                                         (6.4)
                                                                      ----------------  ----------------  ----------------
                                                                                412.9             359.2             350.3
                                                                      ----------------  ----------------  ----------------

FOREIGN CURRENCY TRANSLATION ADJUSTMENT AND OTHER
  Beginning balance                                                              11.8               7.2               5.4
  Foreign currency translation adjustment and other                              (7.9)              4.6               1.8
                                                                      ----------------  ----------------  ----------------
                                                                                  3.9              11.8               7.2
                                                                      ----------------  ----------------  ----------------

    TOTAL STOCKHOLDERS' EQUITY                                           $      425.1      $      379.3      $      370.1
                                                                      ================  ================  ================

See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES
       (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AND PERCENTAGE DATA)

NOTE 1--PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS

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

NACCO Materials Handling Group, Inc. ("NMHG"), 98 percent-owned by NACCO, designs, manufactures and markets forklift trucks and related service parts under the Hyster(R) and Yale(R) brand names. NMHG's manufacturing plants are located primarily in the United States and Europe. In addition, NMHG has manufacturing facilities in Japan through its 50 percent-owned Japanese joint venture, Sumitomo-NACCO Materials Handling Group ("S-N"). While NMHG's market position is strongest in North America, it also has a significant presence in Europe and a growing position in Asia-Pacific.

Hamilton Beach*Proctor-Silex, Inc. ("HB*PS") designs, manufactures and markets small electric appliances covering approximately 80 percent of the small kitchen electric appliance market. Effective October 18, 1996, HB*PS became a wholly owned subsidiary when NACCO purchased the remaining 20 percent minority interest from the previous minority shareholder. The effect of this transaction was not material to NACCO's financial position or results of operations. HB*PS manufactures the majority of its products at its plants located in North America and also sources some of its products from the Far East. HB*PS primarily sells its products to retailers and distributors in North America.

The North American Coal Corporation ("NACoal"), wholly owned by NACCO, mines and markets lignite for use primarily as fuel for power generation by electric utilities. NACoal operates five surface lignite mines, two in North Dakota, two in Texas and one in Louisiana. Three of NACoal's subsidiaries (the "Project Mining Subsidiaries") operate lignite mines under long-term contracts to sell lignite at a price based on actual costs plus an agreed pretax profit per ton, while two other NACoal subsidiaries operate lignite mines under long-term contracts to sell lignite at a fixed price per ton. In addition, NACoal provides dragline mining services at a limerock quarry in Florida.

The Kitchen Collection, Inc. ("KCI"), wholly owned by NACCO, is a national specialty retailer of kitchenware, tableware, small electric appliances and related accessories with stores located primarily in factory outlet malls.

NOTE 2--ACCOUNTING POLICIES

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

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are recorded at cost. Depreciation, depletion and amortization are provided in amounts sufficient to amortize the cost of the assets, including assets recorded under capital leases, over their estimated useful lives using the straight-line method. The units-of-production method is used to amortize certain coal-related assets based on estimated recoverable tonnages.

GOODWILL: Goodwill represents the excess purchase price paid over the fair value of the net assets acquired. The amortization of goodwill is provided on a straight-line basis over a 40-year period. Accumulated amortization of goodwill was $122.0 million and $106.2 million at December 31, 1997 and 1996, respectively. Management regularly evaluates its accounting for goodwill considering such factors as historical and future profitability and believes that the asset is realizable and the amortization period remains appropriate.

REVENUE RECOGNITION: Revenues are recognized when customer orders are completed and shipped. Accruals for the cost of product warranties are maintained for anticipated future claims.

ADVERTISING COSTS: Advertising costs are expensed as incurred and amounted to $36.8 million, $33.6 million and $32.6 million in 1997, 1996 and 1995, respectively.

PRODUCT DEVELOPMENT COSTS: Expenses associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to $27.9 million, $27.0 million and $27.5 million in 1997, 1996 and 1995, respectively.

FOREIGN CURRENCY: Assets and liabilities of foreign operations are translated into U.S. dollars at the fiscal year-end exchange rate. The related translation adjustments are recorded as a separate component of Stockholders' Equity. Revenues and expenses are translated using the monthly average exchange rates prevailing during the year.

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

NMHG and HB*PS operate internationally and enter into transactions denominated in foreign currencies. As a result, the Company is subject to the transaction exposures that arise from exchange rate movements between the dates foreign currency transactions are recorded and the dates they are consummated. NMHG and HB*PS use forward foreign currency exchange contracts to partially reduce risks related to transactions denominated in foreign currencies. These contracts usually have maturities of one to twelve months and generally require the companies to buy or sell Japanese yen, Australian dollars, Canadian dollars or various European currencies for the U.S. dollar at rates agreed to at the inception of the contracts.

Generally, gains and losses from changes in the market value of these contracts are recognized in Cost of sales and offset the foreign exchange gains and losses on the underlying transactions. Gains and losses on contracts designated as hedges of firm commitments denominated in foreign currencies are deferred and included in the measurement of the related transaction.

NMHG and HB*PS have entered into interest rate swap agreements for portions of their floating rate revolving credit facilities. NACoal (on behalf of its Project Mining Subsidiaries) and KCI have entered into interest rate swap agreements for portions of their long-term debt. These interest rate swap agreements allow the subsidiaries to enter into long-term financing arrangements that have performance-based, floating rates of interest, and then exchange them for fixed rates of interest, as opposed to entering into higher-cost fixed-rate credit arrangements. Terms of the interest rate swap agreements generally require the subsidiaries to receive a variable interest rate and pay a fixed interest rate. Variable rates for both the floating rate financing and the interest rate swap agreements are predominately linked to three-month LIBOR (London Interbank Offered Rate). The common link promotes the effectiveness of interest rate swaps as hedging instruments.

Amounts to be paid or received under the interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreement as an adjustment to Interest expense. The related amounts payable to, or receivable from, the counterparties are included in Other current liabilities. Changes in the market value of the interest rate swap agreements are not recognized in Net Income. However, in the event of extinguishment of the underlying debt, changes in the market value of interest rate swap agreements that could not be designated as hedges of other assets, liabilities or anticipated transactions would be recognized in Net Income over the remaining life of the contract or upon termination of the contract.

RECLASSIFICATIONS: Certain amounts in the prior periods' Consolidated Financial Statements have been reclassified to conform to the current period's presentation.

NOTE 3--EXTRAORDINARY ITEMS

EXTRAORDINARY GAIN - UMWA OBLIGATION: The extraordinary gain of $32.3 million recognized in 1995, net of $19.8 million in taxes, relates to a downward revision in the obligation to the United Mine Workers of America Combined Benefit Fund ("UMWA"). This obligation was recognized by The Bellaire Corporation ("Bellaire," a wholly owned non-operating subsidiary of NACCO) as an extraordinary charge in 1992 to accrue for the estimated costs associated with the Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act"), which is discussed in more detail in Note 12. It is the Company's policy to periodically review the estimates and assumptions upon which various reserves are based. As a result of this review, the Company reduced the reserve for the UMWA obligation in 1995. Management believes that the estimated future cost of this obligation has been adequately accrued.

EXTRAORDINARY CHARGES - EARLY EXTINGUISHMENT OF DEBT: The extraordinary charge recognized in 1995 related to the write-off of premiums and unamortized financing fees. This extraordinary charge included a $1.3 million charge, net of taxes, for unamortized financing fees on NMHG's former revolving credit facility and senior term loan which were replaced by a long-term revolving credit facility. In addition, the retirement of $78.5 million face-value Hyster-Yale 12 3/8% debentures in 1995 resulted in a charge of $2.1 million, net of taxes, due to the write-off of premiums and unamortized financing fees.

NOTE 4--SPECIAL CHARGES

RESTRUCTURING CHARGE: During the fourth quarter of 1997, the board of directors approved a plan to restructure certain activities at NMHG and, accordingly, the Company recognized a charge of $8.0 million ($4.8 million after effective tax provision). In order to improve customer service, increase productivity and thereby reduce costs, the Company decided to consolidate certain functions within the NMHG organization. The restructuring plan involves combining certain engineering, marketing and administrative functions, which will result in the construction of two new engineering and marketing facilities on Company-owned property, the addition of one new leased administrative building and the closing of one owned and four leased facilities. In addition, the plan includes the termination of approximately 309 engineering, marketing and administrative employees which will result in a net reduction of approximately 130 employee positions after considering staffing requirements at remaining facilities. The fourth quarter 1997 charge to earnings of $8.0 million represents severance payments of $1.1 million to approximately 52 employees and a $6.9 million accrual consisting of $5.9 million for severance and other employee benefits and $1.0 million for lease termination costs. The Company anticipates completion of the restructuring plan by the end of 1998 and no material incremental costs are expected to be recognized in future periods.

SPECIAL CHARGE: In addition to the restructuring charge and in connection with the restructuring plan, the Company recognized a charge to earnings of $8.3 million ($5.0 after effective tax provision) classified as Selling, general and administrative expenses relating to commitments to provide relocation benefits to certain employees. Of this amount, $0.1 million was paid to employees in the fourth quarter of 1997 and the remaining $8.2 million has been accrued. The Company anticipates that employee relocations will be completed by the end of 1998 and no material incremental costs are expected to be recognized in future periods.

NOTE 5--ACCOUNTS RECEIVABLE SECURITIZATION

In 1997, NMHG entered into a one-year agreement to sell all of its domestic accounts receivable, on a revolving basis, to Lift Truck Funding Company, LLC ("LTF"), a wholly owned subsidiary of NMHG. LTF was formed prior to the execution of this agreement for the purpose of buying and selling accounts receivable and is designed to be bankruptcy remote.

Also in 1997, NMHG and LTF entered into a one year agreement with a financial institution whereby LTF can sell, on a revolving basis, an undivided percentage ownership interest in certain eligible accounts receivable, as defined, up to a maximum of $60.0 million. This two-step transaction is accounted for as a sale of receivables. Accordingly, the Company's Consolidated Balance Sheets reflect the portion of receivables transferred to the financial institution as a reduction of Accounts receivable, net. The discount and any other transaction gains and losses are included in Other - net in the Consolidated Statements of Income. NMHG continues to service the receivables and maintains an allowance for doubtful accounts based upon the expected collectibility of all NMHG accounts receivable, including the portion of receivables sold by LTF.

In accordance with this agreement, gross proceeds of $264.0 million were received during 1997 and the balance of accounts receivable sold at December 31, 1997 was $18.6 million, net of a discount. The proceeds from the initial sale of receivables of $33.0 million were used to retire debt outstanding under NMHG's revolving credit agreement. The net effect of the sale of receivables during 1997 was not material to the operating results of NACCO.

NOTE 6--INVENTORIES

Inventories are summarized as follows:

                                                                                   December 31
                                                                         ----------------------------------
                                                                              1997              1996
                                                                         ----------------  ----------------
 Manufacturing inventories:
   Finished goods and service parts -
     NMHG                                                                  $        86.9     $       113.6
     HB*PS                                                                          31.8              34.1
                                                                         ----------------  ----------------
                                                                                   118.7             147.7
                                                                         ----------------  ----------------
   Raw materials and work in process -
     NMHG                                                                          135.6             120.6
     HB*PS                                                                          15.1              14.0
                                                                         ----------------  ----------------
                                                                                   150.7             134.6
                                                                         ----------------  ----------------
   LIFO reserve -
     NMHG                                                                          (13.4)            (15.6)
     HB*PS                                                                           1.1                .3
                                                                         ----------------  ----------------
                                                                                   (12.3)            (15.3)
                                                                         ----------------  ----------------
     Total manufacturing inventories                                               257.1             267.0

 Coal - NACoal                                                                      10.7               8.3
 Mining supplies - NACoal                                                           19.2              18.9
 Retail inventories - KCI                                                           15.9              15.4
                                                                         ----------------  ----------------
                                                                           $       302.9     $       309.6
                                                                         ================  ================


The cost of manufacturing inventories has been determined by the LIFO method for 70 percent and 62 percent of such inventories at December 31, 1997 and 1996, respectively.

NOTE 7--PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment includes the following:

                                                                                     December 31
                                                                         ----------------------------------
                                                                              1997              1996
                                                                         ----------------  ----------------
 Coal lands and real estate:
   NMHG                                                                     $        9.7     $         6.6
   HB*PS                                                                             2.4               1.6
   NACoal                                                                           15.5              16.1
   Project Mining Subsidiaries (Note 10)                                            80.2              77.9
   KCI                                                                               ---               ---
   NACCO and Other                                                                    .2                .2
                                                                         ----------------  ----------------
                                                                                   108.0             102.4
                                                                         ----------------  ----------------
 Plant and equipment:
   NMHG                                                                            298.6             289.3
   HB*PS                                                                           137.9             123.7
   NACoal                                                                           27.8              20.7
   Project Mining Subsidiaries (Note 10)                                           448.0             438.4
   KCI                                                                               7.8               7.4
   NACCO and Other                                                                   4.8               4.8
                                                                         ----------------  ----------------
                                                                                   924.9             884.3
                                                                         ----------------  ----------------
 Property, plant and equipment at cost                                           1,032.9             986.7
 Less allowances for depreciation,
    depletion and amortization                                                     491.2             436.4
                                                                         ----------------  ----------------
                                                                            $      541.7     $       550.3
                                                                         ================  ================

Total depreciation, depletion and amortization expense on property, plant and equipment was $70.9 million, $67.7 million and $63.9 million during 1997, 1996 and 1995, respectively.

Proven and probable coal reserves approximated 2.0 billion and 2.1 billion tons at December 31, 1997 and 1996, respectively.

NOTE 8--REVOLVING CREDIT AGREEMENTS

Financing arrangements are obtained and maintained at the subsidiary level. NACCO has not guaranteed the long-term debt or any borrowings of its subsidiaries.

The following table summarizes the Company's available and outstanding borrowings. A summary of the agreements at each subsidiary follows this table.

                                                                                    December 31
                                                                        ----------------------------------
                                                                             1997              1996
                                                                        ----------------  ----------------
Available borrowings:
     NMHG                                                                  $      361.2     $       385.7
     HB*PS                                                                        187.9             185.0
     NACoal                                                                        50.0              50.0
     KCI                                                                            4.9               5.0
                                                                        ----------------  ----------------
                                                                           $      604.0     $       625.7
                                                                        ================  ================
Current portion of borrowings outstanding:
     NMHG                                                                  $        2.2     $         7.8
     HB*PS                                                                          7.3               9.0
     NACoal                                                                        14.0              29.0
     KCI                                                                            ---               ---
                                                                        ----------------  ----------------
                                                                           $       23.5     $        45.8
                                                                        ================  ================
Unused availability:
     NMHG                                                                  $      209.0     $       133.9
     HB*PS                                                                        107.6              96.0
     NACoal                                                                        36.0              21.0
     KCI                                                                            4.9               5.0
                                                                        ----------------  ----------------
                                                                           $      357.5     $       255.9
                                                                        ================  ================
Weighted average stated interest rate:
     NMHG                                                                           6.2%              6.0%
     HB*PS                                                                          6.4%              5.8%
     NACoal                                                                         6.4%              6.1%
     KCI                                                                            6.2%              6.0%

Weighted average effective interest rate (including interest swap agreements):
     NMHG                                                                           7.1%              6.5%
     HB*PS                                                                          6.3%              6.1%
     NACoal                                                                         N/A               N/A
     KCI                                                                            N/A               N/A

NMHG: NMHG's credit agreement provides for an unsecured revolving credit facility ("NMHG Facility") that permits advances up to $350.0 million. However, this availability is reduced by the portion of domestic receivables sold. (See
Note 5 for a discussion of the sale of domestic accounts receivable.) The expiration date of the NMHG Facility (which was extended to June 2002 during 1997) may be extended, on an annual basis, for one additional year upon the mutual consent of NMHG and the bank group. NMHG does not anticipate repayment of the outstanding balance in the subsequent fiscal year. As such, the outstanding balance of this credit facility has been classified as long-term.

In addition, the NMHG Facility has performance-based pricing which sets interest rates based upon achievement of certain financial performance targets. The NMHG Facility currently provides for, at NMHG's option, Euro-Dollar Loans which bear interest at LIBOR plus 0.2 percent and Money Market Loans which bear interest at Auction Rates (as defined in the agreement) and requires a 0.1 percent fee on the available borrowings. NMHG also has separate facilities totaling $38.5 million and $35.7 million at December 31, 1997 and 1996, respectively, of which $27.6 million and $27.9 million was available at December 31, 1997 and 1996, respectively. Amounts available under these facilities are reduced by outstanding letters of credit.

HB*PS: HB*PS's credit agreement provides for a revolving credit facility ("HB*PS Facility") that permits advances up to $160.0 million and is secured by substantially all assets of HB*PS. A portion of the outstanding balance is classified as long-term because it is not expected to be repaid during the subsequent fiscal year. The HB*PS Facility, which expires in May 2002, provides reduced interest rates if HB*PS achieves a certain interest coverage ratio and allows interest rates quoted under a competitive bid option. The HB*PS Facility currently provides for interest at LIBOR plus 0.3 percent and requires a 0.2 percent facility fee on the available borrowings. HB*PS also has separate facilities totaling $30.0 million and $25.0 million at December 31, 1997 and 1996, respectively, of which $24.7 million and $23.9 million was available at December 31, 1997 and 1996, respectively. Amounts available under these facilities are reduced by outstanding letters of credit.

NACOAL: NACoal has in place a revolving credit facility ("NACoal Facility") that permits advances up to $50.0 million and requires a 0.2 percent commitment and facility fee. The expiration date of the NACoal Facility (which was extended to September 2002 during 1997) may be extended, on an annual basis, for one additional year upon the mutual consent of NACoal and the bank group. Borrowings bear interest at LIBOR plus 0.4 percent.

KCI: KCI has in place a revolving credit facility ("KCI Facility") that permits advances up to $5.0 million and requires a 0.2 percent facility fee. The expiration date of the KCI Facility (which was extended to May 2000 during 1997) may be extended, on an annual basis, for one additional year upon the mutual consent of KCI and the bank. Borrowings bear interest at the bank's prime rate, money market rate or LIBOR rate plus a base rate margin of 0.4 to 1.3 percent, as determined by certain performance measures. Outstanding letters of credit reduce the amount available under this facility.

NOTE 9--LONG-TERM DEBT

Subsidiary long-term debt, less current maturities, is as follows:

                                                                                   December 31
                                                                         ----------------------------------
                                                                              1997              1996
                                                                         ----------------  ----------------
 NMHG - Long-term portion of revolving credit agreement                     $      150.0     $       244.0
 NMHG - Other                                                                        1.8               3.7
                                                                         ----------------  ----------------
                                                                                   151.8             247.7

 HB*PS - Long-term portion of revolving credit agreement                            73.0              80.0
 HB*PS - Other                                                                        .4                .5
                                                                         ----------------  ----------------
                                                                                    73.4              80.5

 NACOAL - Other                                                                      ---                .1

 KCI - Term note with a stated interest rate of 6.8% and an effective interest rate of 7.8% and 8.1% at December 31, 1997 and 1996,
 respectively, payable 1999 to 2000                                                  5.0               5.0
                                                                         ----------------  ----------------
                                                                            $      230.2     $       333.3
                                                                         ================  ================

The maturities of the subsidiary long-term debt for the next five years, including current maturities, are as follows: $3.3 million in 1998, $4.0 million in 1999 and $3.0 million in 2000, $0.1 million in 2001 and $73.1 million in 2002. Interest paid on revolving credit agreements and long-term debt was $24.9 million, $32.1 million and $38.4 million during 1997, 1996 and 1995, respectively.

The credit agreements for NMHG, HB*PS, NACoal and KCI contain certain covenants and restrictions. These covenants require, among other things, some or all of the following: maintenance of certain minimum amounts of net worth and certain specified ratios of working capital, debt to capitalization, interest coverage and fixed charge coverage. These ratios are calculated at the subsidiary level. Restrictions may also include limits on capital expenditures and dividends. At December 31, 1997, the subsidiaries were in compliance with the covenants in their credit agreements.

NOTE 10--OBLIGATIONS OF PROJECT MINING SUBSIDIARIES

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

Obligations of Project Mining Subsidiaries, less current maturities, consist of the following at December 31:

                                                                                  1997              1996
                                                                             ----------------  ----------------
     Capitalized lease obligations                                              $      128.9     $       136.6
     Non-interest-bearing advances from customers                                      175.4             184.2
     Promissory notes with interest rates ranging
       from 6.1% to 8.7% in 1997 and 5.8% to 8.7% in 1996                               23.7              20.7
                                                                             ----------------  ----------------
                                                                                $      328.0     $       341.5
                                                                             ================  ================

Advances from customers are used to develop, operate and provide for the ongoing working capital needs of certain Project Mining Subsidiaries. The maturity schedule established by the customer is as follows: $9.1 million in 1998, $10.0 million in 1999, $10.0 million in 2000, $10.0 million in 2001, $10.0 million in 2002 and $66.6 million thereafter. A maturity schedule for the remaining portion of the advances has not been established by the customer. The annual maturities of the promissory notes are: $3.4 million in 1998, $3.2 million in 1999, $3.2 million in 2000, $2.7 million in 2001, $2.1 million in 2002 and $12.5 million thereafter.

Interest paid was $12.8 million, $13.6 million and $14.3 million during 1997, 1996 and 1995, respectively. The cost of coal, which is passed through to the utility customers, includes interest expense.

The Project Mining Subsidiaries' capital lease obligations for mining equipment have the following future minimum lease payments at December 31, 1997:

            1998                                                                 $       22.7
            1999                                                                         22.3
            2000                                                                         21.3
            2001                                                                         20.8
            2002                                                                         19.2
            Subsequent to 2002                                                          104.4
                                                                              ----------------
            Total minimum lease payments                                                210.7
            Amounts representing interest                                               (69.6)
                                                                              ----------------
            Present value of net minimum
              lease payments                                                            141.1
            Current maturities                                                          (12.2)
                                                                              ----------------
                                                                                 $      128.9
                                                                              ================

Interest expense and amortization in excess of annual lease payments are deferred and recognized in years when annual lease payments exceed interest expense and amortization.

Project mining assets recorded under capital leases are included in Property, Plant and Equipment and consist of the following at December 31:

                                                                                   1997              1996
                                                                              ----------------  ---------------
          Plant and equipment                                                     $     198.4     $     198.7
          Less accumulated amortization                                                  94.6            87.1
                                                                              ----------------  ---------------
                                                                                  $     103.8     $     111.6
                                                                              ================  ===============

During 1997, 1996 and 1995, the Project Mining Subsidiaries incurred capital lease obligations of $6.4 million, $1.8 million and $18.0 million, respectively, in connection with lease agreements to acquire plant and equipment.

The above obligations are secured by substantially all owned assets of the respective Project Mining Subsidiary and the assignment of all rights under its coal sales agreement.

NOTE 11--LEASE COMMITMENTS

The Company leases certain office, manufacturing and warehouse facilities, retail stores and machinery and equipment under noncancellable operating leases which expire at various dates through 2009. Future minimum operating lease payments, excluding Project Mining Subsidiaries, at December 31, 1997, are as follows:

          1998                    $     21.9
          1999                          19.7
          2000                          17.3
          2001                          14.6
          2002                          12.4
          Thereafter                    29.2
                               --------------
                                  $    115.1
                               ==============

Rental expense for all operating leases, excluding Project Mining Subsidiaries, amounted to $25.6 million, $23.6 million and $20.7 million during 1997, 1996 and 1995, respectively.

NOTE 12--SELF-INSURANCE RESERVES AND OTHER

Self-insurance Reserves and Other consisted of the following at December 31:

                                                                         1997              1996
                                                                    ----------------  ---------------
Present value of UMWA obligation                                        $      30.8     $      32.5
Reserve for future interest on UMWA obligation                                 59.2            61.5
                                                                    ----------------  ---------------
         Total undiscounted UMWA obligation                                    90.0            94.0
Present value of other closed mine obligations                                 19.5            20.6
Other self-insurance reserves                                                 113.2           109.3
                                                                    ----------------  ---------------
                                                                        $     222.7     $     223.9
                                                                    ================  ===============

The UMWA obligation and the other closed mine obligations relate to Bellaire's former eastern U.S. underground mining operations and the Indian Head Mine, which ceased operations in 1992. The obligation to UMWA resulted from the Coal Act, which requires Bellaire to incur additional costs for retiree medical expenses of certain United Mine Worker retirees. Annual cash payments of up to $3.0 million after tax are expected relating to this obligation and could continue for as long as 40 to 50 years. The Company has recorded this obligation on an undiscounted basis. The reserve for future interest represents the portion of this reserve comprising interest costs. The other closed mine obligations include reserves for land reclamation and site treatment at certain closed eastern underground and western surface mines, as well as reserves for workers compensation and black lung benefit costs.

Other self-insurance reserves include product liability reserves, employee retirement obligations and other miscellaneous reserves.

NOTE 13--FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments. The fair values of revolving credit agreements and long-term debt were determined using current rates offered for similar obligations. The fair values of revolving credit agreements and long-term debt approximated carrying values at December 31, 1997 and 1996. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable and derivatives. Concentration of credit risk on accounts receivable is mitigated by the large number of customers comprising the Company's customer base and their dispersion across many different industries and geographies. The Company enters into derivative contracts with high-quality financial institutions and limits the amount of credit exposure to any one institution.

DERIVATIVE FINANCIAL INSTRUMENTS

FOREIGN CURRENCY DERIVATIVES: NMHG and HB*PS enter into forward foreign currency exchange contracts for purposes of hedging their exposure to foreign currency exchange rate fluctuations. These contracts hedge primarily firm commitments and, to a lesser degree, forecasted transactions relating to cash flows associated with sales and purchases denominated in foreign currencies. NMHG and HB*PS had forward foreign currency exchange contracts outstanding in the amounts $75.1 million and $1.2 million, respectively, at December 31, 1997, primarily denominated in Japanese yen, British pounds sterling, French francs and Canadian dollars. At December 31, 1996, NMHG and HB*PS had forward foreign currency exchange contracts outstanding in the amounts of $61.1 million and $2.7 million, respectively, primarily denominated in Japanese yen, Australian dollars, French francs and Canadian dollars. The amount of deferred loss at December 31, 1997 and 1996 was not material. The fair market value of these contracts was estimated based on quoted market sources and approximated a net payable of $2.5 million and $2.1 million at December 31, 1997 and 1996, respectively.

INTEREST RATE DERIVATIVES: The following table summarizes the notional amounts, related rates (including applicable margins) and remaining terms on interest rate swap agreements outstanding at December 31:

                                 Notional Amount                Fixed Rate Paid
                            ---------------------------    ---------------------------              Remaining Term at
                               1997           1996            1997            1996                  December 31, 1997
                            -----------    ------------    ------------    -----------     -------------------------------------
       NMHG                      $205.0           $310.0            7.1%           6.4%    One to Eight Years
       HB*PS                       75.0             75.0            6.2%           6.3%    One to Two Years
       NACoal                      11.8             13.9            6.9%           6.9%    One to Six Years
       KCI                          5.0              5.0            7.8%           8.1%    Two to Three Years

The fair market value of these interest rate swap agreements, which was obtained from broker quotes, was a net payable of $6.4 million and $3.8 million at December 31, 1997 and 1996, respectively.

NOTE 14--CONTINGENCIES

Various legal proceedings and claims have been or may be asserted against NACCO and certain subsidiaries relating to the conduct of their businesses, including product liability and environmental claims. These proceedings are incidental to their ordinary course of business. Management believes that it has meritorious defenses and will vigorously defend itself in these actions. Any costs that management estimates will be paid as a result of these claims are accrued when the liability is considered probable and the amount can be reasonably estimated. Although the ultimate disposition of these proceedings is not presently determinable, management believes, after consultation with its legal counsel, that the likelihood that material costs will be incurred in excess of accruals already recognized is remote.

NMHG is subject to recourse or repurchase obligations under various financing arrangements for certain independently owned retail dealerships. Also, certain dealer loans are guaranteed by NMHG. When NMHG is the guarantor of the principal amount financed, a security interest is usually maintained in certain assets of parties for whom NMHG is guaranteeing debt. Total amounts subject to recourse or repurchase obligations at December 31, 1997 and 1996 were $156.9 million and $125.6 million, respectively. Losses anticipated under the terms of the recourse or repurchase obligations are not significant and have been reserved for in the Consolidated Financial Statements.

NOTE 15--COMMON STOCK

The Class A common stock has one vote per share and the Class B common stock has 10 votes per share. The total number of authorized shares of Class A common stock and Class B common stock at December 31, 1997 was 25,000,000 shares and 6,756,176 shares, respectively. Treasury shares of Class A stock totaling 1,630,282 and 1,597,447 at December 31, 1997 and 1996, respectively, have been deducted from shares issued.

STOCK REPURCHASE PROGRAM: In 1996, the board of directors authorized the repurchase of up to 1.5 million shares of the Company's Class A common stock. Pursuant to this authorization, the Company commenced an issuer tender offer (the "Offer") on November 18, 1996 for the purchase of up to 800,000 Class A common shares at prices of $43.50 to $50.00 per share. The Offer resulted in the repurchase of 800,000 shares on December 23, 1996, at $50.00 per share. The $40.4 million cost of this transaction, including fees and expenses, was financed using cash on hand and amounts available under revolving credit facilities. In addition to the Offer, the Company is authorized to purchase up to 700,000 shares of Class A common stock through an open market share repurchase program during 1997 and 1998. In 1997, the Company repurchased 53,000 Class A common shares pursuant to this share repurchase program.

The following table summarizes selected unaudited pro forma financial information assuming that the 800,000 shares repurchased on December 23, 1996 pursuant to the Offer had occurred at the beginning of each period presented. (Note that diluted earnings per share approximates basic earnings per share.):

                                                                               1996           1995
                                                                           -------------  -------------
            OPERATING RESULTS
            Income before extraordinary items                                 $    49.1     $     63.9
            Net income                                                        $    49.1     $     92.8

            BASIC EARNINGS PER SHARE
            Income before extraordinary items                                 $    6.00     $     7.83
            Extraordinary items                                                      --           3.54
                                                                           -------------  -------------
            Net income                                                        $    6.00     $    11.37
                                                                           =============  =============

            AVERAGE SHARES OUTSTANDING                                            8.183          8.163

STOCK OPTIONS: The 1975 and 1981 stock option plans, as amended, provide for the granting to officers and other key employees of options to purchase Class A and Class B common stock of the Company at a price not less than the market value of such stock at the date of grant. Options become exercisable over a four-year period and expire 10 years from the date of the grant. At December 31, 1997, 1996 and 1995, all stock options outstanding were exercisable.

At December 31, 1997, 1996 and 1995, there were 80,701 Class A shares and 80,100 Class B shares available for grant. In 1997, no options were granted; however, 4,000 Class A share options were exercised. No options were granted or exercised during 1996 and 1995. At December 31, 1997, 1996 and 1995, there were options outstanding relating to 1,800, 5,800 and 5,800, respectively, Class A shares with an option price of $32.00 that were granted on January 12, 1989, and 25,000 Class A shares at an option price of $35.56 granted on March 1, 1989. The Company does not presently intend to issue additional stock options.

The Company applies AICPA Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for stock options. Since there have been no options granted in fiscal years 1997, 1996 and 1995, no additional pro forma disclosures are required as provided in Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation."

NOTE 16--EARNINGS PER SHARE

Earnings per share for the years ended December 31, 1996 and 1995 have been restated to conform with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share." For purposes of calculating the basic and diluted earnings per share, no adjustments have been made to the reported amounts of Income Before Extraordinary Items, Extraordinary Items or Net Income. The share amounts used for the year ended December 31 are as follows:

                                                                                 1997           1996          1995
                                                                              ------------   ------------  ------------
       Basic common shares (weighted average)                                       8.171          8.920         8.963
       Dilutive stock options                                                        .018           .011          .012
                                                                              ------------   ------------  ------------
       Diluted common shares                                                        8.189          8.931         8.975
                                                                              ============   ============  ============

NOTE 17--INCOME TAXES

The components of income before income taxes and provision for income taxes for the year ended December 31 are as follows:

                                                                                 1997           1996          1995
                                                                              ------------  -------------  ------------
        INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS
        Domestic                                                                $    74.6      $    73.0     $    79.3
        Foreign                                                                      14.5           13.3          24.2
                                                                              ------------  -------------  ------------
                                                                                $    89.1      $    86.3     $   103.5
                                                                              ============  =============  ============

        PROVISION FOR INCOME TAXES
        Current tax expense:
             Federal                                                            $    38.5      $    29.0     $    28.4
             State                                                                    7.4            6.2           4.9
             Foreign                                                                  3.9            5.6           4.2
                                                                              ------------  -------------  ------------
                 Total current                                                       49.8           40.8          37.5
                                                                              ------------  -------------  ------------
        Deferred tax expense (benefit):
             Federal                                                                (24.3)           (.3)         (3.3)
             State                                                                   (2.6)           (.9)          (.8)
             Foreign                                                                 (2.4)          (5.3)          1.3
                                                                              ------------  -------------  ------------
                 Total deferred                                                     (29.3)          (6.5)         (2.8)
        Increase in valuation allowance                                               5.9            ---           ---
                                                                              ------------  -------------  ------------
                                                                                $    26.4      $    34.3     $    34.7
                                                                              ============  =============  ============

Domestic income before income taxes has been reduced by substantially all of the amortization of goodwill and interest expense.

The Company made income tax payments of $46.4 million, $40.2 million and $48.9 million during 1997, 1996 and 1995, respectively. During the same period, income tax refunds totaled $2.1 million, $3.3 million and $3.7 million, respectively.

A reconciliation of federal statutory and effective income tax for the year ended December 31 follows:

                                                                                   1997          1996          1995
                                                                               ------------  ------------  ------------
         Income before taxes                                                     $    89.1     $    86.3     $   103.5
                                                                               ============  ============  ============

         Statutory taxes at 35%                                                  $    31.2     $    30.2     $    36.2
             Unremitted foreign earnings                                             (15.3)          ---           ---
             Valuation allowance                                                       5.9           ---           ---
             Amortization of goodwill                                                  4.9           5.1           5.1
             State income taxes                                                        3.4           3.3           2.7
             Tax audit settlements                                                     ---          (1.2)         (3.1)
             Export benefits                                                           (.8)         (1.8)         (1.1)
             Percentage depletion                                                     (1.6)         (1.6)         (1.8)
             Foreign statutory rate differences                                       (2.2)          (.5)         (2.3)
             Earnings reported net of taxes                                            (.4)          (.4)         (1.2)
             Other-net                                                                 1.3           1.2            .2
                                                                               ------------  ------------  ------------
         Provision for income taxes                                              $    26.4     $    34.3     $    34.7
                                                                               ============  ============  ============

         Effective rate                                                               29.6%         39.7%         33.5%
                                                                               ============  ============  ============


A detailed summary of the total deferred tax assets and liabilities in the Company's Consolidated Balance Sheets at December 31 resulting from differences in the book and tax basis of assets and liabilities follows:

                                                                                 1997            1996
                                                                              ------------    -----------
         DEFERRED TAX ASSETS
             Accrued expenses and reserves                                      $    55.0      $    43.7
             Reserve for UMWA                                                        33.9           34.5
             Employee benefits                                                       18.0           18.1
             Net operating loss carryforwards                                         7.9            9.3
                                                                              ------------    -----------
               Total deferred tax assets                                            114.8          105.6
               Less:  Valuation allowance                                            (5.9)           ---
                                                                              ------------    -----------
                                                                                    108.9          105.6
                                                                              ------------    -----------
         DEFERRED TAX LIABILITIES
             Depreciation & depletion                                                46.6           46.8
             Unremitted foreign earnings                                              ---           16.7
             Inventories                                                             12.4           12.6
             Other                                                                   13.5           16.1
                                                                              ------------    -----------
               Total deferred tax liabilities                                        72.5           92.2
                                                                              ------------    -----------
                  Net deferred tax asset                                        $    36.4      $    13.4
                                                                              ============    ===========

In the fourth quarter of 1997, management determined that the earnings of NMHG's foreign subsidiaries have been and will be indefinitely reinvested in the Company's foreign operations and, therefore, concluded that the reserve for unremitted foreign earnings was no longer required. Certain 1997 events, including the release of certain covenant restrictions on the NMHG Facility, an improvement in NMHG's domestic cash flow and the identification of specific capital investment projects to be undertaken by the foreign operations allowed management to make these determinations. As a result, an income tax benefit of $17.4 million was recognized in the fourth quarter of 1997, of which $2.1 million represents the reversal of deferred taxes provided in the first three quarters of 1997, and $15.3 relates to the reversal of previously provided deferred taxes on NMHG's unremitted foreign earnings.

The unremitted earnings of foreign subsidiaries are $125.0 million as of December 31, 1997. Because these earnings have been indefinitely reinvested in foreign operations, no provision has been made for US income taxes. It is impracticable to determine the amount of unrecognized deferred taxes with respect to these earnings; however, foreign tax credits would be available to reduce U.S. income taxes in the event of a distribution.

The Company periodically reviews the need for a valuation allowance against certain deferred tax assets and recognizes these assets to the extent that realization of these assets is more likely than not. Based on a review of earnings history and trends, forecasted earnings and expiration of carryforwards, the Company provided a valuation allowance against certain deferred tax assets. In the fourth quarter of 1997, the Company provided a valuation allowance of $5.9 million, primarily against foreign net operating loss carryforwards for which utilization is uncertain. At December 31, 1997, the Company had $4.1 million of net operating loss carryforwards which expire, if unused, in years 1998 through 2003 and $3.8 million which are not subject to expiration.

In 1996 and 1995, the Company reached agreements with various tax authorities resulting in non-recurring tax benefits of $1.2 million and $3.1 million, respectively. Additionally, the Company recognized a non-recurring tax benefit of $2.5 million in 1995 from the remittance of earnings of foreign subsidiaries subject to rates of tax in excess of the U.S. statutory rate.

The Company and certain of its subsidiaries are currently under examination by various taxing authorities. The Company has not been informed of any material assessment resulting from these examinations and will vigorously contest any material assessment. Management believes that any potential adjustment would not materially affect the Company's financial condition or results of operations.

NOTE 18--RETIREMENT BENEFIT PLANS

DEFINED BENEFIT PLANS: The Company maintains various defined benefit pension plans covering most of its employees. These plans provide benefits based on years of service and average compensation during certain periods. The Company's policy is to make contributions to fund these plans within the range allowed by the applicable regulations. Contributions to the various plans were $9.6 million in 1997, $12.6 million in 1996 and $5.6 million in 1995. Plan assets consist primarily of publicly traded stocks, investment contracts and government and corporate bonds.

As of December 31, 1996, pension benefits were frozen for employees covered under the NMHG and HB*PS plans, except for those NMHG employees participating in collective bargaining agreements. As a result, a curtailment gain of $1.3 million was recognized in 1996. In addition, the net periodic pension expense in 1997 and in future periods will be significantly reduced. As a result of these changes, only NACoal employees and certain NMHG employees covered under collective bargaining agreements will earn retirement benefits under defined benefit pension plans. Other employees of the Company, including NMHG and HB*PS employees whose pension benefits were frozen as of December 31, 1996, will receive retirement benefits under defined contribution retirement plans, as described below.

Set forth below is a detail of consolidated worldwide net periodic pension expense and the assumptions used in accounting for the United States defined benefit plans for the year ended December 31. The United Kingdom plans used assumptions that are consistent with, but not identical to, those used by the United States plans.

                                                                           1997           1996           1995
                                                                        ------------   ------------  -------------
Service cost                                                             $     5.6      $     8.0      $     7.9
Interest cost on projected benefit obligation                                 12.0           11.4           10.4
Actual gain on plan assets                                                   (37.0)         (13.4)         (21.2)
Curtailment gain                                                               ---           (1.3)           ---
Net amortization and deferral of actuarial losses                             23.9            2.4           11.7
                                                                        ------------   ------------  -------------
Net periodic pension expense                                             $     4.5      $     7.1      $     8.8
                                                                        ============   ============  =============

Assumptions:
    Weighted average discount rates                                            7.5%           8.0%           7.5%
    Rate of increase in compensation levels                                    4.5%           5.0%       4.5-5.0%
    Expected long-term rate of return on assets                                9.0%           9.0%           9.0%

The following sets forth the funded status of the defined benefit plans and amounts recognized in the Consolidated Balance Sheets at December 31:

                                                                            1997            1996
                                                                        ------------   ------------
Actuarial present value of benefit obligation:
  Vested accumulated benefit obligation                                    $   133.8     $   124.1
  Non-vested accumulated benefit obligation                                      8.9           7.7
                                                                        ------------   ------------
  Total accumulated benefit obligation                                         142.7         131.8
  Value of future salary projections                                            19.9          17.2
                                                                        ------------   ------------
  Total projected benefit obligation                                           162.6         149.0
  Fair value of plan assets                                                    187.9         150.2
                                                                        ------------   ------------
  Plan assets in excess of projected benefit obligation                         25.3           1.2
  Amounts available to increase (reduce)
    future pension expense:
      Unamortized balance of the initial
        transition amount                                                       (8.9)         (4.9)
      Unamortized cumulative actuarial gain                                    (28.1)        (12.4)
      Unamortized prior service cost                                             3.6           3.3
  Adjustment for minimum pension liability                                      (4.1)         (4.7)
  Other                                                                          1.0           ---
                                                                        ------------   ------------
  Pension liability recognized in
    Consolidated Balance Sheets                                            $   (11.2)    $   (17.5)
                                                                        ============   ============

DEFINED CONTRIBUTION PLANS: NACCO and its subsidiaries have defined contribution (401(k)) plans for substantially all employees. For NACCO and certain subsidiaries, employee contributions are matched by the Company based on plan provisions. In addition, NACCO and certain other subsidiaries have defined contribution retirement plans whereby the subsidiary's contribution to participants is determined annually based on a formula which includes the effect of actual compared to targeted operating results and the age and compensation of the participants. Total Company contributions to these plans were $8.9 million in 1997, $8.8 million in 1996 and $7.3 million in 1995.

NOTE 19--BUSINESS SEGMENTS

NACCO's four operating subsidiaries function in distinct business environments. Sales between subsidiaries, which are minimal, are eliminated in consolidation. NACCO and Other includes the accounts of the parent company and Bellaire. Information relating to the Company's operations at the subsidiary level is presented below.

                                                                                   1997           1996          1995
                                                                              ------------   ------------  ------------
       REVENUES
         NMHG                                                                   $ 1,488.0      $ 1,560.1     $ 1,510.1
         HB*PS                                                                      423.1          395.1         381.4
         NACoal                                                                     262.9          249.1         248.0
         KCI                                                                         79.0           74.9          69.6
         NACCO and Other                                                               .2             .3            .5
         Eliminations                                                                (6.3)          (6.3)         (5.1)
                                                                              -------------  ------------  ------------
                                                                                $ 2,246.9      $ 2,273.2     $ 2,204.5
                                                                              =============  ============  ============
       GROSS PROFIT
         NMHG                                                                   $   264.1      $   247.2     $   247.8
         HB*PS                                                                       70.0           68.9          62.4
         NACoal                                                                      54.2           51.4          55.4
         KCI                                                                         32.8           31.6          29.5
         NACCO and Other                                                              (.1)           ---           ---
                                                                              -------------  ------------  ------------
                                                                                $   421.0      $   399.1     $   395.1
                                                                              =============  ============  ============
       SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
         NMHG                                                                   $   173.9      $   163.1     $   153.5
         HB*PS                                                                       42.7           40.8          34.6
         NACoal                                                                      10.3           11.2           9.7
         KCI                                                                         29.9           28.4          26.1
         NACCO and Other                                                              8.4            9.0           8.8
                                                                              -------------  ------------  ------------
                                                                                $   265.2      $   252.5     $   232.7
                                                                              =============  ============  ============
       AMORTIZATION OF GOODWILL
         NMHG                                                                   $    11.7      $    11.5     $    10.8
         HB*PS                                                                        4.0            3.8           2.8
         KCI                                                                           .1             .1            .1
                                                                              -------------  ------------  ------------
                                                                                $    15.8      $    15.4     $    13.7
                                                                              =============  ============  ============
       OPERATING PROFIT
         NMHG                                                                   $    70.5      $    72.5     $    83.4
         HB*PS                                                                       23.3           24.3          25.0
         NACoal                                                                      43.9           40.3          45.8
         KCI                                                                          2.8            3.1           3.3
         NACCO and Other                                                             (8.5)          (9.0)         (8.8)
                                                                              -------------  ------------  ------------
                                                                                $   132.0      $   131.2     $   148.7
                                                                              =============  ============  ============
       OPERATING PROFIT EXCLUDING GOODWILL AMORTIZATION
         NMHG                                                                   $    82.2      $    84.0     $    94.2
         HB*PS                                                                       27.3           28.1          27.8
         NACoal                                                                      43.9           40.3          45.8
         KCI                                                                          2.9            3.2           3.4
         NACCO and Other                                                             (8.5)          (9.0)         (8.8)
                                                                              -------------  ------------  ------------
                                                                                $   147.8      $   146.6     $   162.4
                                                                              =============  ============  ============
       INTEREST EXPENSE
         NMHG                                                                   $   (14.5)     $   (25.0)    $   (25.9)
         HB*PS                                                                       (6.9)          (6.6)         (7.2)
         NACoal                                                                      (2.1)           (.2)         (1.3)
         KCI                                                                          (.4)           (.5)          (.5)
         NACCO and Other                                                             (2.3)           (.5)         (1.6)
         Eliminations                                                                 2.3             .5           3.3
                                                                              -------------  ------------  ------------
                                                                                    (23.9)         (32.3)        (33.2)
         Project Mining Subsidiaries                                                (12.7)         (13.6)        (14.0)
                                                                              -------------  ------------  ------------
                                                                                $   (36.6)     $   (45.9)    $   (47.2)
                                                                              =============  ============  ============

                                                                                   1997          1996          1995
                                                                              -------------  ------------  ------------
       INTEREST INCOME
         NMHG                                                                   $     2.2     $      .5     $      .9
         HB*PS                                                                         .1           ---           ---
         NACoal                                                                       3.1           1.5           2.4
         NACCO and Other                                                              ---           ---           1.9
         Eliminations                                                                (2.3)          (.5)         (3.3)
                                                                              -------------  ------------  ------------
                                                                                $     3.1     $     1.5     $     1.9
                                                                              =============  ============  ============
       OTHER-NET, INCOME (EXPENSE)
         NMHG                                                                   $    (5.9)    $    (2.0)    $     (.2)
         HB*PS                                                                        (.2)          (.3)          (.8)
         NACoal                                                                      (5.1)          1.1            .5
         KCI                                                                          (.1)          ---           ---
         NACCO and Other                                                              1.9            .7            .6
                                                                              -------------  ------------  ------------
                                                                                $    (9.4)    $     (.5)    $      .1
                                                                              =============  ============  ============
       PROVISION FOR INCOME TAXES
         NMHG                                                                   $    13.6     $    19.6     $    21.5
         HB*PS                                                                        7.1           6.7           5.3
         NACoal                                                                       8.1           9.9          10.8
         KCI                                                                          1.0           1.1           1.2
         NACCO and Other                                                             (3.4)         (3.0)         (4.1)
                                                                              -------------  ------------  ------------
                                                                                $    26.4     $    34.3     $    34.7
                                                                              =============  ============  ============
       NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS
         NMHG                                                                   $    38.7     $    26.4     $    36.9
         HB*PS                                                                        9.2          10.7          11.8
         NACoal                                                                      19.0          19.2          22.6
         KCI                                                                          1.3           1.5           1.6
         NACCO and Other                                                             (5.5)         (5.8)         (4.1)
         Minority interest                                                            (.9)         (1.4)         (3.3)
                                                                              -------------  ------------  ------------
                                                                                     61.8          50.6          65.5
         Extraordinary gain, net-of-tax                                               ---           ---          32.3
         Extraordinary charges, net-of-tax                                            ---           ---          (3.4)
                                                                              -------------  ------------  ------------
                                                                                $    61.8     $    50.6     $    94.4
                                                                              =============  ============  ============
       TOTAL ASSETS
         NMHG                                                                   $   942.4     $   950.9     $ 1,052.2
         HB*PS                                                                      290.8         271.8         288.0
         NACoal                                                                      51.5          66.5          40.7
         KCI                                                                         24.9          27.6          25.1
         NACCO and Other                                                             59.4          56.7          62.7
                                                                              -------------  ------------  ------------
                                                                                  1,369.0       1,373.5       1,468.7
         Project Mining Subsidiaries                                                423.4         433.6         433.3
                                                                              -------------  ------------  ------------
                                                                                  1,792.4       1,807.1       1,902.0
         Consolidating eliminations                                                 (63.3)        (99.0)        (68.2)
                                                                              -------------  ------------  ------------
                                                                                $ 1,729.1     $ 1,708.1     $ 1,833.8
                                                                              =============  ============  ============

                                                                                    1997           1996          1995
                                                                              -------------  ------------  ------------
       DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE
         NMHG                                                                  $    35.0       $    33.8     $    31.8
         HB*PS                                                                      19.9            19.0          15.8
         NACoal                                                                      2.4             2.1           1.7
         KCI                                                                         1.1             1.1           1.0
         NACCO and Other                                                              .4              .2            .2
                                                                              -------------  ------------  ------------
                                                                                    58.8            56.2          50.5
         Project Mining Subsidiaries                                                29.8            29.1          28.8
                                                                              -------------  ------------  ------------
                                                                               $    88.6       $    85.3     $    79.3
                                                                              =============  ============  ============

       CAPITAL EXPENDITURES
         NMHG                                                                  $    25.3       $    42.3     $    39.4
         HB*PS                                                                      17.7            15.1           9.7
         NACoal                                                                      9.1             2.8           3.5
         KCI                                                                          .6             1.1           1.4
         NACCO and Other                                                             ---             1.4            .1
                                                                              -------------  ------------  ------------
                                                                                    52.7            62.7          54.1
         Project Mining Subsidiaries                                                15.7            16.7          19.0
                                                                              -------------  ------------  ------------
                                                                               $    68.4       $    79.4     $    73.1
                                                                              =============  ============  ============

DATA BY GEOGRAPHIC AREA

                                                               Europe,
                                             United          Africa and
                                             States          Middle East          Other         Eliminations      Consolidated
                                         ----------------  ----------------  ----------------  ----------------  ----------------
      1997
      ----
      Sales to unaffiliated
        customers                           $    1,725.8      $      398.9      $      122.2      $        ---      $    2,246.9
      Transfers between
        geographic areas                            29.5             146.8               ---            (176.3)              ---
                                         ----------------  ----------------  ----------------  ----------------  ----------------
      Total revenues                        $    1,755.3      $      545.7      $      122.2      $     (176.3)     $    2,246.9
                                         ================  ================  ================  ================  ================

      Operating profit                      $      112.0      $       22.6      $       (2.6)     $        ---      $      132.0
                                         ================  ================  ================  ================  ================

      Total assets                          $    1,325.7      $      355.5      $       47.9      $        ---      $    1,729.1
                                         ================  ================  ================  ================  ================


      1996
      ----
      Sales to unaffiliated
        customers                           $    1,560.6      $      457.5      $      255.1      $        ---      $    2,273.2
      Transfers between
        geographic areas                            53.2             129.8               ---            (183.0)              ---
                                         ----------------  ----------------  ----------------  ----------------  ----------------
      Total revenues                        $    1,613.8      $      587.3      $      255.1      $     (183.0)     $    2,273.2
                                         ================  ================  ================  ================  ================

      Operating profit                      $       93.5      $       32.7      $        5.0      $        ---      $      131.2
                                         ================  ================  ================  ================  ================

      Total assets                          $    1,312.1      $      336.4      $       59.6      $        ---      $    1,708.1
                                         ================  ================  ================  ================  ================

                                                         Europe,
                                       United          Africa and
                                       States          Middle East          Other         Eliminations      Consolidated
                                       ------          -----------          -----         ------------      ------------
1995
----
Sales to unaffiliated
  customers                           $    1,568.3      $      426.9      $      209.3      $        ---      $    2,204.5
Transfers between
  geographic areas                            63.7             156.1               ---            (219.8)              ---
                                   ----------------  ----------------  ----------------  ----------------  ----------------
Total revenues                        $    1,632.0      $      583.0      $      209.3      $     (219.8)     $    2,204.5
                                   ================  ================  ================  ================  ================

Operating profit                      $      106.0      $       34.8      $        7.9      $        ---      $      148.7
                                   ================  ================  ================  ================  ================

Total assets                          $    1,395.3      $      374.4      $       64.1      $        ---      $    1,833.8
                                   ================  ================  ================  ================  ================

NACCO parent company expense reduced United States operating profit by $8.4 million, $8.9 million and $8.7 million in 1997, 1996 and 1995, respectively. The Other category above includes Canada, Mexico, South America and Asia-Pacific. This category, however, does not include the operating results or assets of S-N, which is accounted for using the equity method.

NOTE 20--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

A summary of the unaudited quarterly results of operations for the year ended December 31 is as follows:

                                                         First             Second             Third            Fourth
                                                        Quarter            Quarter           Quarter           Quarter
                                                     ---------------   ----------------  ----------------  ----------------
1997
----
REVENUES
   NMHG                                                $      332.3       $      377.4      $      352.3      $      426.0
   HB*PS                                                       75.3               87.2             117.8             142.8
   NACoal                                                      58.4               62.4              70.2              71.9
   KCI                                                         14.6               16.6              19.6              28.2
   NACCO and Other                                               .1                ---                .1               ---
   Eliminations                                                (1.0)              (2.5)             (2.6)              (.2)
                                                     ---------------   ----------------  ----------------  ----------------
                                                              479.7              541.1             557.4             668.7
                                                     ---------------   ----------------  ----------------  ----------------

GROSS PROFIT                                                   82.1              100.4             105.8             132.7
                                                     ---------------   ----------------  ----------------  ----------------

OPERATING PROFIT
   NMHG                                                        12.2               24.7              17.6              16.0
   HB*PS                                                       (2.1)               2.2               8.1              15.1
   NACoal                                                       9.0                9.4              13.2              12.3
   KCI                                                         (1.0)               (.5)               .7               3.6
   NACCO and Other                                             (2.1)              (2.0)             (2.1)             (2.3)
                                                     ---------------   ----------------  ----------------  ----------------
                                                               16.0               33.8              37.5              44.7
                                                     ---------------   ----------------  ----------------  ----------------

NET INCOME                                             $        2.8       $       14.9      $       14.5      $       29.6
                                                     ===============   ================  ================  ================

BASIC EARNINGS PER SHARE                               $        .35       $       1.82      $       1.78      $       3.63
                                                     ===============   ================  ================  ================

DILUTED EARNINGS PER SHARE                             $        .35       $       1.82      $       1.78      $       3.62
                                                     ===============   ================  ================  ================

                                                         First             Second             Third            Fourth
                                                        Quarter            Quarter           Quarter           Quarter
                                                     ---------------   ----------------  ----------------  ----------------
1996
----
REVENUES
   NMHG                                                $      420.8       $      407.6      $      349.5      $      382.2
   HB*PS                                                       67.9               82.7             109.0             135.5
   NACoal                                                      59.1               56.7              61.2              72.1
   KCI                                                         12.9               14.6              19.5              27.9
   NACCO and Other                                               .1                 .1               ---                .1
   Eliminations                                                (1.3)               (.8)             (2.2)             (2.0)
                                                     ---------------   ----------------  ----------------  ----------------
                                                              559.5              560.9             537.0             615.8
                                                     ---------------   ----------------  ----------------  ----------------

GROSS PROFIT                                                   99.4               99.9              91.3             108.5
                                                     ---------------   ----------------  ----------------  ----------------

OPERATING PROFIT
   NMHG                                                        26.0               24.7               9.4              12.4
   HB*PS                                                       (1.0)               4.7               7.0              13.6
   NACoal                                                       9.8                7.8              10.5              12.2
   KCI                                                         (1.2)               (.6)              1.0               3.9
   NACCO and Other                                             (2.5)              (2.6)             (1.9)             (2.0)
                                                     ---------------   ----------------  ----------------  ----------------
                                                               31.1               34.0              26.0              40.1
                                                     ---------------   ----------------  ----------------  ----------------

NET INCOME                                             $       12.9       $       14.0      $        7.6      $       16.1
                                                     ===============   ================  ================  ================

BASIC EARNINGS PER  SHARE                              $       1.44       $       1.56      $       0.85      $       1.83
                                                     ===============   ================  ================  ================

DILUTED EARNINGS PER SHARE                             $       1.44       $       1.56      $       0.85      $       1.82
                                                     ===============   ================  ================  ================


Gross profit has been restated for each of the quarters in 1996 to conform to 1997 presentation. See Note 4 and Note 17 for a discussion of significant adjustments made in the fourth quarter of 1997.

NOTE 21--PARENT COMPANY CONDENSED BALANCE SHEETS

The condensed balance sheets of NACCO, the parent company, at December 31 are as follows:

                                                                                  1997           1996
                                                                               ------------   ------------
ASSETS
Current assets                                                                   $     ---      $      .3
Current intercompany accounts receivable, net                                         12.4            9.1
Other assets                                                                            .5             .5
Investment in subsidiaries
   NMHG                                                                              375.8          361.0
   HB*PS                                                                             127.1          117.8
   NACoal                                                                             15.1           15.1
   KCI                                                                                10.8           13.3
   Bellaire                                                                             .8             .9
                                                                               ------------   ------------
                                                                                     529.6          508.1
Property, plant and equipment, net                                                     1.9            2.2
Deferred income taxes                                                                 21.2           20.0
                                                                               ------------   ------------
    Total Assets                                                                 $   565.6      $   540.2
                                                                               ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                                              $    15.2      $     8.8
Reserve for future interest on UMWA obligation                                        59.2           61.5
Note payable to Bellaire                                                              39.3           40.5
Notes payable to other subsidiaries                                                   22.6           45.6
Deferred income and other                                                              4.2            4.5
Stockholders' equity                                                                 425.1          379.3
                                                                               ------------   ------------
    Total Liabilities and Stockholders' Equity                                   $   565.6      $   540.2
                                                                               ============   ============

The credit agreements at NMHG, HB*PS and KCI allow the transfer of assets to NACCO under certain circumstances. The amount of NACCO's investment in NMHG, HB*PS and KCI that was restricted at December 31, 1997 totals approximately $417.3 million. There are no restrictions on the transfer of assets from NACoal. Dividends and advances from subsidiaries are the primary sources of cash for NACCO.

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

     /s/ Alfred M. Rankin, Jr.                /s/ Kenneth C. Schilling
     -------------------------                ------------------------
     Alfred M. Rankin, Jr.                    Kenneth C. Schilling
     Chairman, President and                  Vice President and
     Chief Executive Officer                  Controller

           SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF THE PARENT NACCO INDUSTRIES, INC. AND SUBSIDIARIES
                     PARENT COMPANY CONDENSED BALANCE SHEETS




                                                                                     December 31
                                                                           ---------------------------------
                                                                               1997                1996
                                                                           -------------       -------------

                                                                                     (In millions)
       Current assets                                                           $     -             $   0.3

       Net amounts receivable from subsidiaries                                    12.4                 9.1

       Other assets                                                                 0.5                 0.5

       Investment in subsidiaries
             NMHG                                                                 375.8               361.0
             HB*PS                                                                127.1               117.8
             NACoal                                                                15.1                15.1
             KCI                                                                   10.8                13.3
             Bellaire                                                               0.8                 0.9
                                                                           -------------       -------------
                                                                                  529.6               508.1

       Property, plant and equipment, net                                           1.9                 2.2

       Deferred income taxes                                                       21.2                20.0
                                                                           -------------       -------------

                      Total Assets                                              $ 565.6             $ 540.2
                                                                           =============       =============



       Current liabilities                                                      $  15.2             $   8.8

       Reserve for future interest on UMWA obligation                              59.2                61.5

       Note payable to Bellaire                                                    39.3                40.5

       Notes payable to other subsidiaries                                         22.6                45.6

       Deferred income and other                                                    4.2                 4.5

       Stockholders' equity                                                       425.1               379.3
                                                                           -------------       -------------

                      Total Liabilities and Stockholders' Equity                $ 565.6             $ 540.2
                                                                           =============       =============

       See Notes to Parent Company Financial Statements.

            SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF THE PARENT
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES
                       PARENT COMPANY STATEMENTS OF INCOME



                                                                      Year Ended
                                                                      December 31
                                                     -------------------------------------------
                                                         1997           1996           1995
                                                     -------------  -------------  -------------

                                                                   (In millions)
Income (expense):
  Intercompany interest income                             $    -         $  0.1         $  0.2
  Intercompany interest expense                              (2.3)          (0.5)          (2.7)
  Other - net                                                 1.9            0.4            2.1

                                                     -------------  -------------  -------------
                                                             (0.4)            --           (0.4)
Administrative and general expenses                           8.4            8.9            8.7
                                                     -------------  -------------  -------------

Loss before income taxes                                     (8.8)          (8.9)          (9.1)

Income tax benefit                                           (3.4)          (3.1)          (4.5)
                                                     -------------  -------------  -------------

Net loss before equity in earnings of
   subsidiaries and extraordinary items                      (5.4)          (5.8)          (4.6)

Equity in earnings of subsidiaries before
   extraordinary items                                       67.2           56.4           70.1

Extraordinary gain, net-of-tax                                  --            --           32.3

Extraordinary charge, net-of-tax                                --            --           (3.4)
                                                     -------------  -------------  -------------

   Net income (loss)                                       $ 61.8         $ 50.6         $ 94.4
                                                     =============  =============  =============



See Notes to Parent Company Financial Statements.

            SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF THE PARENT
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES
                     PARENT COMPANY STATEMENTS OF CASH FLOWS

                                                                                          Year Ended
                                                                                          December 31
                                                                         ------------------------------------------
                                                                             1997           1996          1995
                                                                         -------------  -------------  ------------
                                                                                        (In millions)
Operating activities
      Net income (loss)                                                      $   61.8        $  50.6       $  94.4
      Equity in earnings of subsidiaries                                        (67.2)         (56.4)        (70.1)
      Extraordinary gain, net-of-tax                                                -              -         (32.3)
      Extraordinary charge, net-of-tax                                              -              -           3.4
                                                                         -------------  -------------  ------------

      Parent company only net loss                                               (5.4)          (5.8)         (4.6)
      Deferred income taxes                                                      (1.3)           1.9         (23.6)
      Income taxes net of intercompany tax payments                               6.0           (0.9)         (7.1)
      Working capital changes                                                    (1.3)           0.8           1.1
      Changes in current intercompany amounts                                    (1.8)           1.9           2.3
      Changes in reserve for future interest on UMWA obligation                  (2.3)          (2.8)         64.5
      Items of income or expense not requiring cash outlays                       0.4              -           0.5
                                                                         -------------  -------------  ------------

                                  Net cash provided by (used for)
                                   operating activities                          (5.7)          (4.9)         33.1

Investing Activities
      Capital contributions to subsidiaries
          NMHG                                                                      -           (1.8)            -
          Bellaire                                                                  -              -         (69.3)
      Dividends and advances received from subsidiaries                          14.8           55.9          10.3
      Notes payable to Bellaire                                                  (1.3)          (2.7)         27.4
      Reduction of investment in Hyster-Yale
        12 3/8% debentures                                                          -              -           4.4
      Expenditures for equipment                                                 (0.1)          (1.4)         (0.1)
                                                                         -------------  -------------  ------------

                               Net cash provided by (used for)
                                investing activities                             13.4           50.0         (27.3)

Financing Activities
      Cash dividends                                                             (6.3)          (6.7)         (6.4)
      Purchases of treasury stock                                                (2.8)         (40.4)
      Treasury stock sales under stock option and
        directors' compensation plans - net                                       1.0            1.1           0.8
      Other - net                                                                 0.1            1.2          (0.2)
                                                                         -------------  -------------  ------------

                                  Net cash used for financing activities         (8.0)         (44.8)         (5.8)
                                                                         -------------  -------------  ------------

Cash and cash equivalents
      Increase (decrease) for the period                                         (0.3)           0.3             -
      Balance at the beginning of the period                                      0.3              -             -
                                                                         -------------  -------------  ------------

      Balance at the end of the period                                       $      -        $   0.3       $     -
                                                                         =============  =============  ============

See Notes to Parent Company Financial Statements.

            SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF THE PARENT
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES
                  NOTES TO PARENT COMPANY FINANCIAL STATEMENTS
              For The Years Ended December 31, 1997, 1996 and 1995




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

NOTE B - CASH DIVIDENDS AND ADVANCES TO NACCO

     Dividends received from the subsidiaries were $37.7 million in 1997, $27.2 million in 1996 and $22.6 million in 1995.

NOTE C - CAPITAL CONTRIBUTIONS TO SUBSIDIARIES

     The 1995 capital contribution to Bellaire of $69.3 million includes a note payable of $27.4 million and the assumption of a reserve for future interest on UMWA obligation, net of deferred taxes, of $41.9 million.

NOTE D - UNRESTRICTED CASH

     The amount of unrestricted cash available to NACCO, included in Investment in and advances from subsidiaries, net was $24.1 million at December 31, 1997.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                     NACCO INDUSTRIES, INC. AND SUBSIDIARIES
                  YEARS ENDED DECEMBER 31, 1997, 1996 and 1995




------------------------------------------------------------------------------------------------------------------------------------
              COL A.                         COL B.                       COL C.                        COL D.             COL E.
------------------------------------------------------------------------------------------------------------------------------------
                                                                        Additions                                            (D)
                                                           -------------------------------------
                                            Balance at         Charged to        Charged to                               Balance at
                                           Beginning of        Costs and       Other Accounts        Deductions             End of
            Description                       Period            Expenses         --Describe          --Describe             Period
------------------------------------------------------------------------------------------------------------------------------------

                                                           (In millions)
               1997
    Reserves deducted from asset accounts:
      Allowance for doubtful accounts       $      5.0         $      2.0            $  (0.1)    (C)   $      0.6   (A)   $      6.3

      Allowance for discounts,
      adjustments and returns               $      7.5         $     16.7                 --           $     16.4   (B)   $      7.8

      Valuation allowance against
      deferred tax assets                   $        -         $      5.9                 --                   --         $      5.9

               1996
    Reserves deducted from asset accounts:
      Allowance for doubtful accounts       $      4.4         $      1.9                 --           $      1.3   (A)   $      5.0

      Allowance for discounts,
      adjustments and returns               $      6.9         $     15.2                 --           $     14.6   (B)   $      7.5


               1995
    Reserves deducted from asset accounts:
      Allowance for doubtful accounts       $      4.5         $      1.6            $   0.1     (C)   $      1.8   (A)   $      4.4

      Allowance for discounts,
      adjustments and returns               $      6.2         $     17.3                 --           $     16.6   (B)   $      6.9


Note A - Accounts receivable balances written off, net of recoveries.
Note B - Payments.
Note C - Subsidiary's foreign currency translation adjustments and other. Note D - Balances which are not required to be presented and those which are immaterial have been omitted.