Form 10-K, Exhibit 13
period 1998-12-31
NACCO INDUSTRIES INC
filed 1999-03-26
CIK 789933

--------------------------------------------------------------------------------
                                                                      Exhibit 13

SELECTED FINANCIAL AND OPERATING DATA
NACCO INDUSTRIES, INC. AND SUBSIDIARIES

                                                                    Year Ended December 31
                                          ----------------------------------------------------------------------------
                                              1998            1997           1996            1995             1994
                                          ----------------------------------------------------------------------------
                                                       (In millions, except per share and employee data)

Total revenues ......................     $   2,536.2     $   2,246.9     $   2,273.2     $   2,204.5      $   1,864.9
Operating profit ....................     $     198.1     $     132.0     $     131.2     $     148.7      $     129.6

Income before extraordinary items ...     $     102.3     $      61.8     $      50.6     $      65.5      $      45.3
Extraordinary items:
    Extraordinary gain, net-of-tax ..               -               -               -            32.3                -
    Extraordinary charges, net-of-tax               -               -               -            (3.4)            (3.2)
                                          -----------     -----------     -----------     -----------      -----------
Net income ..........................     $     102.3     $      61.8     $      50.6     $      94.4      $      42.1
                                          ===========     ===========     ===========     ===========      ===========

Total assets ........................     $   1,898.3     $   1,729.1     $   1,708.1     $   1,833.8      $   1,694.3
Long-term debt ......................     $     256.4     $     230.2     $     333.3     $     320.2      $     286.7
Stockholders' equity ................     $     518.3     $     425.1     $     379.3     $     370.1      $     279.4

Basic earnings per share:
  Income before extraordinary items .     $     12.56     $      7.56     $      5.67     $      7.31      $      5.06
  Extraordinary items:
    Extraordinary gain, net-of-tax ..               -               -               -            3.61                -
    Extraordinary charges, net-of-tax               -               -               -           (0.38)           (0.36)
                                          -----------     -----------     -----------     -----------      -----------
  Net income ........................     $     12.56     $      7.56     $      5.67     $     10.54      $      4.70
                                          ===========     ===========     ===========     ===========      ===========

Diluted earnings per share:
  Income before extraordinary items .     $     12.53     $      7.55     $      5.67     $      7.30      $      5.05
  Extraordinary items:
    Extraordinary gain, net-of-tax ..               -               -               -            3.60                -
    Extraordinary charges, net-of-tax               -               -               -           (0.38)           (0.35)
                                          -----------     -----------     -----------     -----------      -----------
  Net income ........................     $     12.53     $      7.55     $      5.67     $     10.52      $      4.70
                                          ===========     ===========     ===========     ===========      ===========

Per share data:
  Cash dividends ....................     $     0.810     $     0.773     $     0.743     $     0.710      $     0.675
  Market value at December 31 .......     $     92.00     $    107.19     $     53.50     $     55.50      $     48.38
  Stockholders' equity ..............     $     63.83     $     52.13     $     46.34     $     41.28      $     31.21

Average shares outstanding ..........           8.147           8.171           8.920           8.963            8.948

Total employees .....................          14,100          13,400          11,800          12,300           11,100

[GRAPHS]

FINANCIAL SECTION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Financial Summary ...............................   22
The North American Coal Corporation .............   23
NACCO Materials Handling Group, Inc. ............   26
NACCO Housewares Group ..........................   30
NACCO and Other .................................   33

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statements of Income and
    Comprehensive Income ........................   39
Consolidated Balance Sheets .....................   40
Consolidated Statements of Cash Flows ...........   41
Consolidated Statements of
    Stockholders' Equity ........................   42
Notes to Consolidated Financial Statements ......   43


FINANCIAL SUMMARY

     NACCO Industries, Inc. ("NACCO," the parent company) has four operating subsidiaries (collectively, the "Company") that function in three principal business segments: lignite mining, lift trucks and housewares. The North American Coal Corporation ("NACoal") mines and markets lignite primarily as fuel for power generation by electric utilities. NACCO Materials Handling Group, Inc. ("NMHG") designs, engineers, manufactures and markets a full line of lift trucks and replacement parts. NACCO Housewares Group ("Housewares") consists of Hamilton Beach*Proctor-Silex, Inc. ("HB-PS"), a leading manufacturer and marketer of small electric motor and heat-driven appliances as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc. ("KCI"), a national specialty retailer of brand-name kitchenware, small electric appliances and related accessories.

    Consolidated net income was $102.3 million, or $12.53 diluted earnings per share, in 1998; $61.8 million, or $7.55 diluted earnings per share, in 1997; and $50.6 million, or $5.67 diluted earnings per share, in 1996.

    The following schedule identifies the components of the changes in consolidated revenues, operating profit and net income for 1998 compared with 1997:

                                          Operating       Net
                           Revenues         Profit       Income
                           --------       --------      --------
1997....................   $2,246.9       $  132.0      $   61.8
Increase (decrease)
 in 1998 from:
  NACoal ................      22.5           (1.9)          2.4
  NMHG ..................     225.0           61.7          44.2
  Housewares ............      41.8            8.5           5.3
  NACCO & Other .........         -           (2.2)         (1.2)
  Difference between
   effective and
   statutory tax
   rates ................         -              -          (8.1)
  Minority interest.....          -              -          (2.1)
                           --------       --------      --------
1998 ....................  $2,536.2       $  198.1      $  102.3
                           ========       ========      ========


SEGMENT INFORMATION

    NACCO's subsidiaries function in three distinct business segments and, therefore, results of operations and financial condition are discussed at the segment level. Results by segment are also summarized in Note 19 to the Consolidated Financial Statements.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

   THE NORTH AMERICAN
    COAL CORPORATION

     NACoal mines and markets lignite for use primarily as fuel for power generation by electric utilities. The lignite is surface mined in North Dakota, Texas and Louisiana. Total coal reserves approximate 2.0 billion tons, with 1.2 billion tons committed to electric utility customers pursuant to long-term contracts. NACoal operates five lignite mines, including three project mining subsidiaries ("Coteau," "Falkirk" and "Sabine"), a NACoal division ("San Miguel") and a joint venture ("Red River"). NACoal also provides dragline mining services ("Florida dragline operations") for a limerock quarry near Miami, Florida. The operating results for the Florida dragline operations, San Miguel and Red River are included in other mining operations.

     During 1997, the Mississippi Lignite Mining Company was formed as a joint venture between NACoal and Phillips Coal Company. The new company, in which NACoal has a 25 percent interest, will develop the Red Hills lignite mine near Ackerman, Mississippi. Development of the mine site has begun and will continue through 1999, with initial production scheduled for the second half of 2000.

FINANCIAL REVIEW

     NACoal's three project mining subsidiaries (Coteau, Falkirk and Sabine), which represent a significant portion of NACoal's operations, mine lignite for utility customers pursuant to long-term contracts at a price based on actual cost plus an agreed pretax profit per ton. Due to the cost-plus nature of these contracts, revenues and operating profits are affected by increases and decreases in operating costs, as well as by tons sold. Net income of these project mines, however, is not significantly affected by changes in such operating costs, which include costs of operations, interest expense and certain other items. Because of the nature of the contracts at these mines, operating results are best analyzed in terms of lignite tons sold, income before taxes and net income.

     Lignite tons sold by NACoal's five operating lignite mines were as follows for the year ended December 31:

                        1998        1997      1996
                        ----       ----       ----
Coteau Properties....   16.4       15.9       15.6
Falkirk Mining.......    7.0        6.9        7.2
Sabine Mining........    3.8        4.1        4.0
San Miguel...........    3.5        2.0          -
Red River Mining.....    1.0        1.0         .8
                        ----       ----       ----
    Total lignite....   31.7       29.9       27.6
                        ====       ====       ====

     The Florida dragline operations mined 8.3 million and 7.6 million cubic yards of limerock for the years ended December 31, 1998 and 1997, respectively.

     Revenues, income before taxes, provision for taxes and net income were as follows for the year ended December 31:

                            1998           1997           1996
                           ------         ------         ------
Revenues
   Project mines.......    $240.0         $227.4         $227.8
   Other mining
    operations.........      39.1           29.7           17.8
                           ------         ------         ------
                            279.1          257.1          245.6
   Royalties and
    other..............       6.3            5.8            3.5
                           ------         ------         ------
                           $285.4         $262.9         $249.1
                           ======         ======         ======
Income before taxes
   Project mines.......    $ 25.2         $ 24.7         $ 25.7
   Other mining
    operations.........       5.5            5.2            2.8
                           ------         ------         ------
Total income from
 operating mines.......      30.7           29.9           28.5
Escrow payments........         -              -            4.2
Royalty and other
 income, net...........       4.8            3.2            2.5
Other operating
 expenses..............      (8.1)          (6.0)          (6.1)
                           ------         ------         ------
                             27.4           27.1           29.1
Provision for taxes....       7.1            8.1            9.9
                           ------         ------         ------
   Net income..........    $ 20.3         $ 19.0         $ 19.2
                           ======         ======         ======

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)


1998 COMPARED WITH 1997

     The following schedule identifies the components of the changes in revenues, income before taxes and net income for 1998 compared with 1997:


                                                Income
                                                 Before         Net
                                 Revenues        Taxes         Income
                                 --------        -----         ------
1997 .......................      $262.9         $ 27.1        $ 19.0
Increase (decrease)
 in 1998 from:
  Project mines
   Tonnage volume ..........          .8             .2            .1
   Pass-through costs ......        11.9              -             -
   Agreed profit
    per ton ................         (.1)            .3            .2
  Other mining
   operations
   Tonnage volume ..........         8.4            8.6           5.6
   Average selling
    price ..................         1.0             .9            .6
   Operating costs .........           -           (9.4)         (6.1)
   Other ...................           -             .2            .1
                                  ------         ------        ------
  Changes from
   operating mines .........        22.0             .8            .5
  Royalties and other
   income, net .............          .5            1.6           1.0
  Other operating
   expenses ................           -           (2.1)         (1.3)
  Difference between
   effective and statutory
   tax rates ...............           -              -           1.1
                                  ------         ------        ------
1998 .......................      $285.4         $ 27.4        $ 20.3
                                  ======         ======        ======


     At the project mines, operating results improved due to increased tons sold, primarily at Coteau, partially offset by decreased tons sold at Sabine due to a customer's planned power plant outage. Results from other mining operations improved due to a full year of production at the San Miguel lignite mining operation, which began operations in July 1997. Increased income from royalties was offset completely by increased costs of pursuing new international mining opportunities.

1997 COMPARED WITH 1996

     The following schedule identifies the components of the changes in revenues, income before taxes and net income for 1997 compared with 1996:



                                                 Income
                                                 Before         Net
                                 Revenues         Taxes        Income
                                 --------       -------        ------
1996 .........................    $249.1         $ 29.1        $ 19.2
Increase (decrease)
 in 1997 from:
  Project mines
   Tonnage volume ............       1.5              -             -
   Pass-through costs ........       (.3)             -             -
   Agreed profit
    per ton ..................      (1.6)          (1.0)          (.7)
  Other mining
   operations
   Tonnage volume ............      13.0           10.1           6.6
   Average selling
    price ....................      (1.1)          (1.1)          (.7)
   Operating costs ...........         -           (6.3)         (4.1)
   Other .....................         -            (.3)          (.2)
                                  ------         ------        ------
  Changes from
   operating mines ...........      11.5            1.4            .9
  Escrow payments ............         -           (4.2)         (2.7)
  Royalties and other
   income, net ...............       2.3             .7            .5
  Other operating
   expenses ..................         -             .1             -
  Difference between
   effective and statutory
   tax rates .................         -              -           1.1
                                  ------         ------        ------
1997 .........................    $262.9         $ 27.1        $ 19.0
                                  ======         ======        ======


     Operating results from project mines declined from 1996 due to a decrease in the agreed profit per ton, which includes a decrease in project mine incentive payments received. Incentive payments are received from certain customers when actual results exceed benchmarks established in the long-term sales contract. Excluding this variance, operating results at the project mines were comparable, as increased tons sold by Coteauand Sabine were offset by decreased tons sold by Falkirk. As compared with 1996, tons sold by Coteau and Sabine increased due to customer requirements, while tons sold by Falkirk decreased due to adverse weather conditions during the first quarter of 1997 and a customer's power plant outage in the first half of 1997. Operating results from other mining operations improved due to increased tons sold by Red River and the addition of the San Miguel lignite mining operation, which completed its

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)


first six months of operations in 1997. In 1996, NACoal received a non-recurring escrow payment, which negatively affects the year-to-year comparison.

     OTHER INCOME, EXPENSE AND INCOME TAXES:
The components of other income (expense) and the effective tax rate are as follows for the year ended December 31:


                           1998           1997            1996
                          ------         ------         ------
Interest expense
 Project mines .......    $(13.0)        $(12.7)        $(13.6)
 Other mining
  operations .........       (.6)          (2.1)           (.2)
                          ------         ------         ------
                          $(13.6)        $(14.8)        $(13.8)
                          ======         ======         ======
Other-net
 Project mines .......    $  .7          $ (.4)         $ (.1)
 Other mining
  operations .........       .5           (1.6)           2.7
                          ------         ------         ------
                          $ 1.2          $(2.0)         $ 2.6
                          ======         ======         ======
Effective tax rate ...     25.9%          29.9%          34.0%


     In 1997, other-net from other mining operations includes the write-off of certain non-productive assets, while 1996 includes $4.2 million from the receipt of the final escrow payment from the 1988 sale of a previously owned eastern underground mining property. The effective tax rate in 1998 declined due to additional percentage depletion eligible to reduce NACoal's effective tax. The reduction in the 1997 effective tax rate results from the resolution of certain tax issues provided for in previous years.

LIQUIDITY AND CAPITAL RESOURCES

     NACoal has in place a $50.0 million revolving credit facility. The expiration date of this facility, which is September 2002, may be extended annually, for one-year periods, upon the mutual consent of NACoal and the bank group. NACoal had $47.3 million of its revolving credit facility available at December 31, 1998.

     The financing of the project mining subsidiaries, which is either provided or guaranteed by the utility customers, includes long-term equipment leases, notes payable and advances from customers. The obligations of the project mining subsidiaries do not affect the short-term or long-term liquidity of NACoal and are without recourse to NACCO or NACoal. These arrangements allow the project mining subsidiaries to pay dividends to NACoal in amounts equal to their retained earnings. NACoal believes that funds available under its revolving credit agreement, operating cash flows and financing provided by the project mining subsidiaries' customers are sufficient to finance all of its operating needs and commitments arising during the foreseeable future.

     NACoal anticipates spending approximately $21.4 million for property, plant and equipment in 1999, of which $19.2 million relates to the development, establishment and improvement of the project mining subsidiaries' mines, and is financed or guaranteed by the utility customers. The 1999 planned expenditures compare with capital expenditures of $19.6 million incurred in 1998 and $24.8 million incurred in 1997. Planned expenditures primarily include costs to build infrastructure and to replace aging assets. Also during 1998, NACoal invested $10.5 million in a joint venture with Phillips Coal Company to develop the Red Hills lignite mine in Mississippi. During 1999, NACoal anticipates investing an additional $15.4 million in this joint venture.

     NACoal's capital structure, excluding the project mining subsidiaries, is presented below:

                                   December 31
                             ----------------------
                               1998           1997
                             -------        -------
Investment in project
 mining subsidiaries. . . .   $ 3.6          $ 4.3
Other net tangible
 assets...... . . . . . . .    14.2            3.4
                              -----          -----
  Net tangible assets . . .    17.8            7.7
Advances to (from)
 parent company . . . . . .    (2.5)          21.9
Debt related to parent
 advances.... . . . . . . .       -          (14.4)
Other debt... . . . . . . .     (.2)           (.1)
                              -----          -----
  Total debt. . . . . . . .     (.2)         (14.5)
                              -----          -----
Stockholder's equity. . . .   $15.1          $15.1
                              =====          =====
Debt to total
 capitalization . . . . . .       1%            49%


     The increase in other net tangible assets is primarily due to capital investments in the Red Hills lignite mining operation, a joint venture with Phillips Coal Company scheduled to begin production in the second half of 2000. Advances to parent company and debt related to parent advances declined in 1998 as a result of repayments made by NACCO.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)


 NACCO MATERIALS
HANDLING GROUP, INC.

     NMHG, 98 percent-owned by NACCO, designs, manufactures and markets forklift trucks and related service parts under the Hyster(R) and Yale(R) brand names.

FINANCIAL REVIEW

     The results of operations for NMHG were as follows for the year ended December 31:

                                 1998             1997             1996
                               --------         --------         --------
Revenues
  Americas ............        $1,177.1         $1,015.4         $1,015.5
  Europe, Africa
   and Middle East ....           478.6            398.9            451.8
  Asia-Pacific ........            57.3             73.7             92.8
                               --------         --------         --------
                               $1,713.0         $1,488.0         $1,560.1
                               ========         ========         ========
Operating profit (loss)
  Americas ............        $  103.7         $   52.3         $   43.7
  Europe, Africa
   and Middle East ....            32.4             22.6             32.5
  Asia-Pacific ........            (3.9)            (4.4)            (3.7)
                               --------         --------         --------
                               $  132.2         $   70.5         $   72.5
                               ========         ========         ========
Operating profit (loss)
 excluding goodwill
 amortization
  Americas ............        $  111.5         $   60.2         $   51.6
  Europe, Africa
   and Middle East ....            36.0             26.2             35.9
  Asia-Pacific ........            (3.6)            (4.2)            (3.5)
                               --------         --------         --------
                               $  143.9         $   82.2         $   84.0
                               ========         ========         ========

  Net income ..........        $   75.1         $   38.7         $   26.4
                               ========         ========         ========


1998 COMPARED WITH 1997

     The following schedule identifies the components of the changes in revenues, operating profit and net income for 1998 compared with 1997:

                                                 Operating        Net
                                Revenues          Profit         Income
                                --------          ------         ------
1997 ........................   $1,488.0         $   70.5       $   38.7
Increase (decrease)
 in 1998 from:
  Unit volume ...............      195.6             32.2           20.9
  Sales mix .................       (4.2)            17.7           11.5
  Average sales price .......       (4.9)            (4.9)          (3.2)
  Service parts .............       23.7              1.7            1.1
  Foreign currency ..........      (16.6)            (9.0)          (5.9)
  Retail operations, net
   of intercompany ..........       31.4             (2.1)          (1.4)
  Manufacturing cost ........          -             29.7           19.4
  Other operating
   expense ..................          -             (3.6)          (2.3)
  Other income and
   expense ..................          -                -            5.1
  Difference between
   effective and
   statutory tax rates ......          -                -           (8.8)
                                --------         --------       --------

1998 ........................   $1,713.0         $  132.2       $   75.1
                                ========         ========       ========



     At NMHG, overall operating results during 1998 as compared with 1997 improved primarily due to increased unit volume and reduced manufacturing costs. Worldwide volume increased 16.3 percent to 77,709 units shipped during 1998 from 66,833 units shipped during 1997. Increased demand in the Americas and Europe, fueled by the strong economies in those regions, contributed to this volume growth. Unit shipments in Asia-Pacific, however, declined as a result of the continued weak economies in that region. Revenues were negatively affected by a reduction in higher-priced units shipped in Europe and Asia-Pacific. Operating profit and net income, however, were positively affected by increased volumes of higher-margin units shipped in the Americas and a shift to higher-margin European markets. In response to increased competition, pricing declined moderately, especially during the fourth quarter of 1998.

     Increased volume and pricing of service parts, especially in the Americas, contributed an additional $23.7 million to revenues. However, service parts

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)


contributed only an additional $1.7 million to operating profit, due to margin erosion in Europe from increased competition and a shift to lower-margin geographic markets. Foreign currency fluctuations negatively affected operating results due to the strengthening of the British pound sterling against other European currencies, which caused price and margin pressure on pound sterling-based lift trucks. The decrease to operating profit caused by the stronger pound sterling was partially offset by the reduced cost of Japanese yen-based materials as a result of the weakening of the yen against the U.S. dollar and the pound sterling.

     As a result of increased production and a slight reduction in the rate of incoming orders, the backlog declined to 19,500 units at December 31, 1998, compared with 22,100 units at December 31, 1997.

     During 1998, NMHG began a strategy of acquiring Hyster and Yale retail dealerships on a permanent basis to strengthen its position in the lift truck business. Previously, NMHG had purchased dealerships on a temporary basis, primarily for the purpose of strengthening the financial position of those dealerships. This newly adopted strategy resulted in the acquisition and consolidation of several lift truck dealerships in the current year. Although these acquisitions were not material to the financial position or operating results of NMHG, they did result in a net increase in revenues of $31.4 million and a reduction in net income of $1.4 million, which also reflects the elimination of intercompany transactions. NMHG intends to expand further its retail operations over the next several years through acquisitions and growth of its existing dealerships.

     Manufacturing costs decreased significantly in 1998 due to reduced materials pricing, savings from NMHG's ongoing process re-engineering programs ("VIP") and higher factory throughput resulting in increased overhead absorption.

     Other operating expenses increased during 1998 due to increased incentive compensation and costs to support sales volume growth, partially offset by employee attrition resulting from NMHG's restructuring program, which began in 1997. For a discussion of other income and expense and the effect of taxes year over year, see Other Income, Expense and Income Taxes.

1997 COMPARED WITH 1996

     During the fourth quarter of 1997, the Board of Directors approved a plan to restructure certain operating activities and to relocate certain employees at NMHG. In accordance with this plan, NMHG recognized special charges of $16.3 million. The restructuring activities included the relocation and consolidation of certain engineering and marketing functions with the objective of improving customer service, raising productivity and thereby reducing costs. The Consolidated Statements of Income include a restructuring charge, which was recorded in 1997, of $8.0 million ($4.8 million after effective tax provision, or $0.59 per share). This charge represents severance payments made in 1997 of $1.1 million to approximately 50 employees and the recognition of a $6.9 million accrual for additional severance payments and lease termination costs. In 1998, $2.2 million of the severance accrual was reversed due to the higher-than-anticipated number of employees willing to relocate.

     In addition, selling, general and administrative expenses in the 1997 Consolidated Statements of Income include a charge of $8.3 million ($5.0 million after effective tax provision, or $0.61 per share) arising from commitments to provide relocation benefits to certain employees. In 1998, NMHG incurred an additional $4.5 million related to increases in temporary labor, moving and training costs associated with the restructuring program.

    The changes to NMHG's restructuring accrual as announced in 1997 are as follows:

                                                   Employee
                                                   Severance    Other
                                                   ---------    -----
Balance at December 31, 1997..................     $    5.9    $   1.0
 Provision (reversal)..........................        (2.2)        .6
 Payments......................................        (3.3)      (1.6)
                                                    --------    -------
BALANCE AT DECEMBER 31, 1998..................     $     .4    $     -
                                                    ========    =======


    Also during 1997, NMHG recognized several tax adjustments that affect year-to-year comparability. In 1997, management identified certain future business opportunities and financing alternatives and concluded that the earnings of its foreign subsidiaries will remain invested offshore for the foreseeable future. This conclusion resulted in a credit to net income of $15.3 million in 1997, representing the reversal of deferred taxes on unremitted foreign earnings provided prior to 1997. In addition, NMHG recognized a valuation

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)


allowance of $5.9 million in 1997 against certain deferred tax assets. See Note 17 to the Consolidated Financial Statements for a further discussion of these items. The net effect of these tax adjustments of $9.4 million (or $1.15 per share) reduced NACCO's consolidated effective tax rate by 11 percent and reduced NMHG's effective tax rate by 18 percent in 1997.

     The following schedule identifies the components of the changes in revenues, operating profit and net income for 1997 compared with 1996:

                                                         Operating          Net
                                      Revenues             Profit          Income
                                       --------           --------        --------
1996 ........................          $1,560.1           $   72.5        $   26.4
Increase (decrease)
 in 1997 from:
  Unit volume ...............             (71.2)             (16.0)          (10.4)
  Sales mix .................               8.3               11.9             7.7
  Average sales price .......               1.5                1.5             1.0
  Service parts .............              14.5                5.5             3.6
  Foreign currency ..........             (25.2)              (3.6)           (2.4)
  Manufacturing cost ........                 -               18.4            11.9
  Other operating
   expense ..................                 -               (3.4)           (2.2)
  Other income and
   expense ..................                 -                  -             5.6
  Difference between
   effective and
   statutory tax rates ......                 -                  -            (1.3)
                                       --------           --------        --------
                                       $1,488.0           $   86.8        $   39.9
  Restructuring
   charge ...................                 -               (8.0)           (5.2)
  Employee relocation
   charge ...................                 -               (8.3)           (5.4)
  Tax adjustments ...........                 -                  -             9.4
                                       --------           --------        --------
1997 ........................          $1,488.0           $   70.5        $   38.7
                                       ========           ========        ========


     While revenues in 1997 decreased 4.6 percent, net income increased 46.6 percent. Revenues declined primarily due to a decrease in worldwide unit volume to 66,833 units in 1997 from 69,389 units in 1996. Unit volume dropped significantly during the first quarter of 1997 due to decreased demand and production rates. However, demand, production rates and, thus, shipments increased steadily during the last three quarters of 1997 to a level comparable with the same period of 1996. In addition to decreased unit volume, NMHG's revenue decline was also caused by: (i) a slight decline in the European market size, (ii) adverse currency impacts on pricing, (iii) a decrease in the Asia-Pacific market size and (iv) a decline in Asia-Pacific's market share due to intense competition.

     Although revenues declined in 1997, worldwide backlog increased to 22,100 units at December 31, 1997, from 11,700 units at December 31, 1996.

     The strengthening of the British pound sterling during 1997 had an adverse impact on NMHG's revenues, operating profit and net income. This impact on operating profit and net income was partially offset, however, by significant savings from material purchases denominated in Japanese yen, which weakened against the U.S. dollar.

     Excluding the effects of the restructuring charge, the employee relocation provision and the tax adjustments discussed previously, operating profit and net income increased compared with 1996. This increase primarily resulted from improved manufacturing efficiencies, savings from process re-engineering, gains from strategic supplier alliances, favorable sales mix and increased parts sales. In addition, net income increased due to lower interest expense as a result of reduced borrowings, reflecting strong operating cash flows and the impact of the sale of certain accounts receivable.

     OTHER INCOME, EXPENSE AND INCOME TAXES:
The components of other income (expense) and the effective tax rate are as follows for the year ended December 31:


                                      1998              1997              1996
                                     ------            ------            ------
Interest expense .........           $(14.0)           $(14.5)           $(25.0)
Other-net ................              2.2              (3.7)             (1.5)
                                     ------            ------            ------
                                     $(11.8)           $(18.2)           $(26.5)
                                     ======            ======            ======

Effective tax rate .......             38.4%             26.0%             42.5%

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)


     The decline in interest expense in 1998 and 1997, compared with 1996, resulted from both a decrease in the effective interest rate and reduced average borrowings. The reduction in the average borrowings was facilitated by improved cash flow from operations and proceeds from the sale of certain accounts receivable.

     In 1998, other-net includes non-recurring income of $4.6 million for settlements from legal proceedings. Other-net also includes equity in the earnings of unconsolidated affiliates, including Sumitomo-NACCO Materials Handling Group ("S-N"), a 50 percent-owned joint venture, and gains and losses on the sale of assets, including receivables. In 1998, other-net included income of $0.5 million from S-N, compared with income of $0.4 million in 1997 and $1.5 million in 1996. Discounts on the sale of domestic and international receivables were $3.2 million in 1998, $4.3 million in 1997 and $1.8 million in 1996, reflecting the 1997 addition of the domestic sale of receivables.

    As noted previously, the net effect of an adjustment to reverse the reserve for taxes on unremitted foreign earnings and the recognition of a valuation allowance against certain deferred tax assets resulted in an 18 percent reduction in the effective tax rate in 1997. The effective tax rates for 1998 and 1996 exclude these one-time items. The 1998 effective tax rate reflects the absence of a provision for certain deferred taxes on unremitted foreign earnings in accordance with the Company's policy established in 1997. In addition, the effective tax rate in 1998 was reduced by a shift in income to jurisdictions with lower tax rates and the effect of a fixed amount of nondeductible goodwill amortization on an increased level of pre-tax income.

LIQUIDITY AND CAPITAL RESOURCES

     NMHG has a $350.0 million revolving credit facility that expires in June 2002, but may be extended annually, for one-year periods, upon the mutual consent of NMHG and the bank group. In addition, the NMHG facility has performance-based pricing, which sets interest rates based upon the achievement of certain financial performance targets. At December 31, 1998, NMHG had available $157.3 million of its $350.0 million revolving credit facility. NMHG also has separate credit facilities totaling $50.1 million, of which $38.6 million was available at December 31, 1998, and maintains additional uncommitted lines of credit, of which $35.4 million was available at December 31, 1998. NMHG believes that funds available under its credit facilities and operating cash flows are sufficient to finance all of its operating needs and commitments arising during the foreseeable future.

     NMHG anticipates spending approximately $56.5 million for property, plant and equipment in 1999, compared with capital expenditures of $63.9 million in 1998 and $25.3 million in 1997. Planned expenditures in 1999 include investments in existing retail operations, manufacturing facilities, worldwide information systems and tooling for new products. The increase in the capital expenditures in 1998 over 1997 resulted from significant capital projects undertaken, including: the centralization of NMHG's marketing and engineering organizations in connection with its restructuring plan and investments in manufacturing facilities, including new plants constructed in Mexico and China, worldwide information systems and tooling for new products. In 1999, NMHG anticipates continuing investments in business acquisitions in amounts that may exceed the 1998 acquisition investment of $16.6 million. The principal sources of financing for these capital expenditures and acquisitions are internally generated funds and bank borrowings.

     In 1997, NMHG entered into an agreement with a financial institution to sell an undivided percentage ownership interest in certain eligible domestic accounts receivable, on a revolving basis, up to a maximum of $60.0 million. The expiration date of this agreement, which was extended to August 1999 during 1998, may be extended for one-year periods through April 2001, upon the mutual consent of both parties. As of December 31, 1998, $37.7 million of NMHG's trade receivables were sold in accordance with this agreement, and are reflected in the Consolidated Balance Sheets as a reduction of accounts receivable, net. The proceeds from the initial sale of receivables in 1997 were used to reduce the level of borrowings under NMHG's revolving credit facility. In connection with this transaction, NMHG's $350.0 million revolving credit facility was amended in 1997 to provide that the total credit available at any point in time will be reduced by the amount of domestic receivables sold at such time.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)


     At December 31, 1998, 1997 and 1996, accounts receivable as presented in the Consolidated Balance Sheets did not include $67.2 million, $33.5 million and $56.3 million, respectively, of trade accounts receivable that had been sold pursuant to the agreement discussed above and pre-existing agreements to sell trade accounts receivable in Europe and Asia-Pacific.

    NMHG's capital structure is presented below:


                                                            December 31
                                                    ----------------------------
                                                      1998                1997
                                                    --------            --------
Total net tangible assets ..............            $  300.0            $  188.3
Advances to parent
 company ...............................                18.0                  -
Goodwill at cost .......................               454.0               447.8
                                                    --------            --------
  Net assets before
   goodwill amortization ...............               772.0               636.1
Accumulated goodwill
 amortization ..........................              (105.9)              (94.4)
Total debt .............................              (200.2)             (156.8)
Minority interest ......................                (3.9)                  -
                                                    --------            --------
Stockholders' equity ...................            $  462.0            $  384.9
                                                    ========            ========
Debt to total
 capitalization ........................                30%                 29%


     The increase in net tangible assets of $111.7 million is partially due to business acquisitions, which increased net tangible assets by approximately $50.0 million. Excluding the effect of these acquisitions, net tangible assets increased $61.7 million primarily due to a $9.9 million increase in accounts receivable; a $20.6 million increase in inventory; and a $33.1 million increase in property, plant and equipment, net. The increase in accounts receivable reflects the growth in sales volume. Increased inventories reflect a build-up of inventory necessary to support increased sales volume in 1998.

     In 1998, NMHG entered into a joint venture to manufacture forklift trucks in China. NMHG holds a direct 55.0 percent interest in this venture and, thus, NMHG's 1998 balance sheet reflects the consolidation of this joint venture. The $3.9 million minority interest liability reflects the portion of the venture's equity owned by the minority partners.

     Increased debt reflects financing needed to fund an $18.0 million advance to NACCO and capital leases assumed upon the acquisition of various retail dealerships.

     NACCO
 HOUSEWARES GROUP

     In the second quarter of 1998, the Company began reporting the results of HB-PS and KCI on a combined basis as NACCO Housewares Group. This reporting change was made in accordance with Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," to reflect the change in management's perspective of the relationship between these two subsidiaries. Management concluded that a closer working relationship between these two subsidiaries, which operate in the same segment, housewares, may prove synergistic for the Company.

     See page 22 for a description of HB-PS, wholly owned by NACCO, and KCI, wholly owned by NACCO. Because the housewares business is seasonal, a majority of revenues and operating profit occurs in the second half of the year when sales of small electric appliances to retailers and consumers increase significantly for the fall holiday selling season.

FINANCIAL REVIEW

    The results of operations for NACCO Housewares Group were as follows for the year ended December 31:

                                           1998            1997             1996
                                        --------         --------         --------
Revenues ....................           $  537.6         $  495.8         $  463.7
Operating profit ............           $   34.6         $   26.1         $   27.4
Operating profit
 excluding goodwill
 amortization ...............           $   37.6         $   30.2         $   31.3
Net income ..................           $   15.2         $   10.5         $   12.2

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)


1998 COMPARED WITH 1997

     The following schedule identifies the components of the changes in revenues, operating profit and net income for 1998 compared with 1997:

                                                        Operating          Net
                                       Revenues           Profit          Income
                                       --------          -------          -------
1997 ..........................          $495.8           $ 26.1          $ 10.5
Increase (decrease)
 in 1998 from:
  Unit volume and
   sales mix ..................            42.9             14.6             9.5
  Average sales price .........            (3.7)            (3.7)           (2.4)
  Retail sales ................             2.6               .5              .2
  Manufacturing cost ..........               -               .5              .3
  Other operating
   expense ....................               -             (3.4)           (2.2)
  Other income and
   expense ....................               -                -             (.2)
  Difference between
   effective and
   statutory tax rates ........               -                -             (.5)
                                         ------           ------          ------
1998 ..........................          $537.6           $ 34.6          $ 15.2
                                         ======           ======          ======


     Operating results at Housewares improved primarily due to improved operating results at HB-PS. Unit volume at HB-PS increased 9.6 percent to 36.6 million units sold in 1998 from 33.4 million units sold in 1997. Increased demand from key mass merchants, specifically for indoor grills, blenders, toasters and irons, significantly contributed to unit volume growth. Net income improved due to a shift in sales mix to higher-margin products, partially offset by continued price decreases due to competition from Chinese imports. The strengthening of the U.S. dollar against the Canadian dollar resulted in a decrease to operating profit of approximately $2.5 million, primarily due to translating Canadian dollar revenues to a stronger U.S. dollar. This decrease to operating profit was partially mitigated by price increases introduced in the Canadian market that increased revenue and operating profit by approximately $0.3 million.

     Manufacturing costs declined due to increased production at more cost-efficient Mexican plants and reduced materials costs. These reduced manufacturing expenses were partially offset by cost increases related to transferring activities to manufacturing facilities in Mexico, including a $3.2 million pre-tax restructuring charge recognized in 1998. Operating costs increased to support sales growth. In addition, operating costs in 1998 include increased legal fees, advertising costs and provisions for potential bad debts. Revenues and net income from KCI improved slightly due to the addition of three new stores during the year.

1997 COMPARED WITH 1996

     The following schedule identifies the components of the changes in revenues, operating profit and net income for 1997 compared with 1996:

                                                        Operating           Net
                                        Revenues         Profit           Income
                                         ------           ------          ------
1996 ..........................          $463.7           $ 27.4          $ 12.2
Increase (decrease)
 in 1997 from:
  Unit volume and
   sales mix ..................            40.7             13.1             8.5
  Average sales price .........           (12.7)           (12.7)           (8.3)
  Retail sales ................             4.1              (.3)            (.2)
  Manufacturing cost ..........               -               .4              .3
  Other operating
   expense ....................               -             (1.8)           (1.1)
  Other income and
   expense ....................               -                -             (.2)
  Difference between
   effective and
   statutory tax rates ........               -                -             (.7)
                                         ------           ------          ------
1997 ..........................          $495.8           $ 26.1          $ 10.5
                                         ======           ======          ======

     Housewares' operating results were driven primarily by operating results at HB-PS. Revenues from HB-PS in 1997 grew due to increased unit volume, partially offset by a decline in the average sales price per unit. Increased volume to
33.4 million units in 1997 from 29.6 million units in 1996 resulted from increased sales of toasters, blenders, hand mixers and irons, partially offset by decreased sales of toaster ovens, roasters and can openers. These volume increases were largely driven by increased sales to key mass merchants, resulting in improved market share. The increase in operating profit and net income resulting from this volume growth was almost entirely offset by price decreases, which were necessary to compete with Chinese imports.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)


     Net income declined due to increased employee costs at both HB-PS and KCI, start-up costs of HB-PS' Saltillo facility, expenses to reduce HB-PS' manufacturing activities in the United States and increased interest expense due to higher average debt levels.

     OTHER INCOME, EXPENSE AND INCOME TAXES: The components of other income (expense) and the effective tax rate are as follows for the year ended December 31:

                                      1998              1997              1996
                                     -----             -----             -----
Interest expense .........           $(7.0)            $(7.3)            $(7.1)
Other-net ................             (.7)              (.2)              (.3)
                                     -----             -----             -----
                                     $(7.7)            $(7.5)            $(7.4)
                                     =====             =====             =====

Effective tax rate .......            43.2%             43.7%             39.1%


     The effective tax rate in 1996 was reduced by the utilization of foreign tax credits. In addition, the effective tax rate for 1996 was also reduced by favorable income tax adjustments relating to the resolution of tax issues from prior years.

LIQUIDITY AND CAPITAL RESOURCES

     HB-PS' credit agreement provides for a revolving credit facility ("HB-PS Facility") that: (i) permits advances up to $160.0 million, (ii) is secured by substantially all of HB-PS' assets, (iii) provides lower interest rates if HB-PS achieves certain interest coverage ratios and (iv) allows for interest rates quoted under a competitive bid option. The HB-PS Facility expires in May 2003. At December 31, 1998, HB-PS had $63.6 million available under this facility. In addition, HB-PS has separate uncommitted facilities that permitted $27.5 million of additional borrowings at December 31, 1998.

     In 1998, the HB-PS Facility was amended to allow advances of up to $10.0 million from HB-PS to KCI. Subsequent to this amendment, KCI's cash requirements are financed through advances from HB-PS. Accordingly, in 1998, KCI terminated its external revolving credit facility. Housewares believes that funds available under its credit facilities and operating cash flows are sufficient to finance all of its operating needs and commitments arising during the foreseeable future.

     Housewares anticipates spending approximately $24.2 million for property, plant and equipment in 1999, compared with capital expenditures of $16.8 million in 1998 and $18.3 million in 1997. Planned expenditures for 1999 include tooling for new products and machinery and equipment, which will be used primarily to reduce manufacturing costs and increase efficiency. These expenditures are funded primarily from internally generated funds and bank borrowings.

    Housewares' capital structure is presented below:

                                                            December 31
                                                    --------------------------
                                                     1998                1997
                                                    ------              ------
Total net tangible assets ..............            $153.3              $127.8
Goodwill at cost .......................             123.5               123.5
                                                    ------              ------
  Net assets before
   goodwill amortization ...............             276.8               251.3
Accumulated goodwill
 amortization ..........................             (30.6)              (27.6)
Total debt .............................             (96.0)              (85.8)
                                                    ------              ------
Stockholder's equity ...................            $150.2              $137.9
                                                    ======              ======
Debt to total
 capitalization ........................                39%                 38%


     Total net tangible assets increased $25.5 million primarily due to a $14.2 million increase in inventory; a $2.6 million increase in net property, plant and equipment; and a $6.2 million decrease in accounts payable. Increased inventories reflect a build-up of inventory necessary to support increased sales volume and potential growth opportunities. Accounts payable decreased primarily due to the timing of payments.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

 NACCO AND OTHER
FINANCIAL REVIEW

     NACCO and Other includes the parent company operations and Bellaire Corporation ("Bellaire"), a non-operating subsidiary of NACCO. Although Bellaire's operations are immaterial, it has significant long-term liabilities related to closed mines, primarily from former eastern U.S. underground coal-mining activities. Cash payments related to Bellaire's obligations, net of internally generated cash, are funded by NACCO and historically have not been material.

     The results of operations at NACCO and Other were as follows for the year ended December 31:

                                         1998              1997             1996
                                        -----             -----            -----
Revenues ...................            $   .2            $  .2            $  .3
Operating loss .............            $(10.7)           $(8.5)           $(9.0)
Other income
 (expense), net ............            $  (.2)           $ (.4)              .2
Net loss ...................            $ (8.3)           $(6.4)           $(7.2)


LIQUIDITY AND CAPITAL RESOURCES

     Although NACCO's subsidiaries have entered into substantial borrowing agreements, NACCO has not guaranteed the long-term debt or any borrowings of its subsidiaries.

     During 1997, NMHG achieved a specified covenant release as provided in its borrowing agreement. Therefore, dividends or advances from NMHG to its stockholders are not restricted. There are no restrictions on the transfer of assets from NACoal to NACCO. The borrowing agreement at NACCO Housewares Group allows for the payment of dividends to NACCO under certain circumstances. Dividends, advances and management fees from its subsidiaries are the primary sources of cash for NACCO.

     The Company believes that funds available under credit facilities, anticipated funds generated from operations and the utility customers' funding of the project mining subsidiaries are sufficient to finance all of its operating needs and commitments arising during the foreseeable future.

     NACCO's consolidated capital structure is presented below:

                                                             December 31
                                                    ----------------------------
                                                      1998                1997
                                                    --------            --------
Total net tangible assets ................          $  473.2            $  328.4
Goodwill at cost .........................             577.5               571.3
                                                    --------            --------
  Net assets before
   goodwill amortization .................           1,050.7               899.7
Accumulated goodwill
 amortization ............................            (136.5)             (122.0)
Total debt, excluding current
 and long-term portion of
 obligations of project mining
 subsidiaries ............................            (296.4)             (257.0)
Closed mine obligations (Bellaire),
 including UMWA, net-of-tax ..............             (76.6)              (79.0)
Minority interest ........................             (22.9)              (16.6)
                                                    --------            --------
Stockholders' equity .....................          $  518.3            $  425.1
                                                    ========            ========
Debt to total capitalization .............                35%                 37%


RECENTLY ISSUED ACCOUNTING STANDARDS

     The Company has not yet adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities;" Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use;" or SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." A discussion of these new standards is included in Note 2 to the Consolidated Financial Statements.

EFFECTS OF FOREIGN CURRENCY AND INFLATION

     NMHG and HB-PS operate internationally and enter into transactions denominated in foreign currencies. As a result, the Company is subject to the variability that arises from exchange rate movements. The effects of foreign currency on operating results at NMHG and HB-PS are discussed above. The Company's use of foreign currency derivative contracts is discussed under the heading, "Quantitative and Qualitative Disclosures about Market Risk."

     The Company believes that inflation has not materially affected its results of operations in 1998, and does not expect inflation to be a significant item in 1999.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)



ENVIRONMENTAL MATTERS

     The Company's manufacturing operations, like those of other companies engaged in similar businesses, involve the use, disposal and cleanup of substances regulated under environmental protection laws. The Company's NACoal subsidiary is affected by the regulations of agencies under which it operates, particularly the Federal Office of Surface Mining, the United States Environmental Protection Agency and associated state regulatory authorities. In addition, NACoal closely monitors proposed legislation concerning the Clean Air Act Amendments of 1990, reauthorization of the Resource Conservation and Recovery Act, the Clean Water Act, the Endangered Species Act and other regulatory actions.

     Compliance with these increasingly stringent standards could result in higher expenditures for both capital improvements and operating costs. The Company's policies stress environmental responsibility and compliance with these regulations. Based on current information, management does not expect compliance with these regulations to have a material adverse effect on the Company's financial condition or results of operations.

YEAR 2000

     Year 2000 ("Y2K") issues exist because many information technology ("IT") and non-information technology ("non-IT") systems were designed to recognize years by reference to only the last two digits of the year. As a result, these systems assume the relevant year begins with "19." These systems could fail or produce erroneous information if they are not modified to recognize dates beginning with "20."

     STATE OF READINESS: NACCO and each of its subsidiaries have developed a formal compliance plan to address the Y2K issue. The audit committee of the Board of Directors is periodically updated on each company's progress in addressing the Y2K issue. The companies' compliance plans encompass the evaluation of IT and non-IT systems, as well as an assessment of third parties' readiness and the extent to which third-party representations can be relied upon. Furthermore, the execution of the Company's compliance plans has been prioritized in terms of significance to the Company's ability to generate revenues, income and cash flows. The following discussion addresses IT and non-IT systems that may have a material effect on the Company's ability to generate revenues, income and cash flows. The compliance plans are categorized into one of four phases: (i) awareness, (ii) assessment, (iii) renovation and
(iv) validation and implementation (testing).

     IT SYSTEMS: The Company has completed its assessment of all of its IT systems and the renovation of substantially all of its IT systems. NMHG and NACoal plan to complete renovation and testing of all IT systems by June 1999; Housewares plans to complete renovation and testing of all IT systems by April 1999.

     NON-IT SYSTEMS: The Company's Y2K compliance plan also addresses non-IT systems with date-sensitive operating controls such as computer-controlled manufacturing and mining equipment; heating, ventilating and cooling systems; fire alarms, phone, voice mail, security and other similar systems. At NMHG, the assessment, renovation and testing of non-IT systems is targeted to be completed by July 1999. As of March 1998, all of Housewares' computer-controlled manufacturing equipment was validated to be Y2K ready. As of January 1999, the remainder of Housewares' non-IT systems was validated to be Y2K ready. At NACoal, assessment and testing of critical computer-controlled equipment and other non-IT systems are scheduled to be completed by June 1999.

     THIRD PARTIES: The Company has contacted substantially all of its third-party, critical-component suppliers. NMHG supplier surveys indicated that approximately 70 percent of NMHG's critical suppliers were Y2K ready as of December 1998, with the remainder targeting compliance by the end of 1999. NMHG will begin testing its critical-component suppliers' order entry and acknowledgment systems in the first quarter of 1999. At Housewares, supplier surveys indicated that approximately 85 percent of Housewares' critical suppliers are currently Y2K ready or have a plan in place to be ready by the end of 1999. The remainder of Housewares' critical suppliers have not yet responded to the survey. The Company continues to pursue responses from those suppliers. Housewares plans to perform tests of Y2K readiness of critical suppliers in July 1999. NACoal has surveyed its critical vendors, but only

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)



50 percent have responded. NACoal plans to pursue responses and create contingency plans to mitigate any problems with critical vendors. Of those who have responded, approximately 80 percent have indicated that they have a plan to be Y2K ready by the end of 1999.

     The Company has contacted its critical utility providers, financial institutions and customers to assess their Y2K readiness. The majority of these third-party partners have indicated that they are ready or have a plan in place to be Y2K ready by December 31, 1999. The Company continues to monitor their progress and remains in contact with critical partners, such as NACoal's power plant customers. The Company will develop contingency plans as it becomes aware of the potential for critical third-party partners' non-compliance.

     COSTS TO ADDRESS Y2K ISSUES: The Company received and implemented computer software upgrades, under normal maintenance agreements with third-party vendors, that enabled substantially all of the Company's IT systems to be Y2K ready. As such, costs to address the Y2K issue have not been, and are not expected to be, material to the Company. Internal and external costs incurred to date have been approximately $4.3 million. The Company estimates an additional $1.8 million will be expended during 1999 relating to this issue. These costs have been and are expected to be funded by cash flows from operations.

     CONTINGENCY PLANS: While some contingency plans have been formalized, other contingency plans continue to be formulated. Such contingency plans, both those formalized and those under discussion, include, if necessary, building a safety stock of critical components prior to January 1, 2000; requiring certain suppliers to maintain a safety stock; or locating alternate suppliers that are Y2K ready. The Company plans to replace, to the extent possible, those vendors who have not responded to surveys or have indicated "no plan in place" by September 1999. The Company plans to develop a risk assessment guide that will enable the Company to identify customers who may have cash flow troubles due to non-compliance. The Company may need to reduce the extension of credit, selling terms or amount of shipments to those customers.

     The Company's Y2K efforts are ongoing, and its overall plan, as well as the consideration of contingency plans, will continue to evolve as new information becomes available. While the Company anticipates continuity of its business activities, that continuity will be dependent upon its ability, and the ability of third parties on which the Company relies, directly and indirectly, to be Y2K ready.

     RISKS OF THE COMPANY'S Y2K ISSUES: Although the Company believes it has a compliance plan that will mitigate the risk that the Y2K issue will have a material adverse effect on the Company, the ultimate impact of this issue on the Company is uncertain. Suppliers' failure to deliver critical components, third parties' failure to supply power and/or telecommunication systems to manufacturing plants or mines, or the Company's failure to complete, in a timely manner, the updating of computer-controlled manufacturing equipment could result in delayed delivery of products to customers, which could have a material adverse effect on earnings and cash flow. In addition, customers' non-compliance could result in the loss of customers or a customer's inability to purchase or pay for products, which could have a material adverse effect on earnings and cash flow.

     The Company has not yet finished its assessment, renovation and testing of all areas of Y2K readiness. Therefore, there can be no assurance that the Y2K issue will not have a material adverse effect on the Company's financial position, results of operations or cash flows. See "Outlook" for additional risks and uncertainties associated with Y2K compliance.

EURO CONVERSION

    On January 1, 1999, 11 of the 15 countries that are members of the European Union introduced a new currency unit called the "Euro," which will ultimately replace the national currencies of these 11 countries. The conversion rates between the Euro and the participating nations' currencies were fixed irrevocably as of January 1, 1999, with the participating national currencies being removed from circulation between January 1, 2002 and June 30, 2002, and replaced by Euro notes and coinage. During the "transition period" from January 1, 1999 through December 31, 2001,

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)


public and private entities as well as individuals may pay for goods and services using either checks, drafts or wire transfers denominated in Euro or the participating country's national currency.

     Under the regulations governing the transition to a single currency, there is a "no compulsion, no prohibition" rule, which states that no one is obligated to use the Euro until the notes and coinage have been introduced on January 1, 2002. In keeping with this rule, as of January 1, 1999, the Company is now also able to (i) receive Euro-denominated payments, (ii) invoice in Euro as requested by vendors and suppliers and (iii) perform appropriate conversion and rounding calculations. Full conversion of all affected country operations to the Euro is expected to be completed by the time national currencies are removed from circulation. The cost of software and business process conversion required to achieve such abilities is not expected to be material.

     The Company does not anticipate that the introduction and use of the Euro will materially affect the Company's foreign exchange and hedging activities or the Company's use of derivative instruments, or will have a material adverse effect on operating results or cash flows. However, the ultimate effect of the Euro on competition due to price transparency and foreign currency risk cannot yet be determined and may have an adverse effect, possibly material, on the Company's operations, financial position or cash flows. Conversely, introduction of the Euro may also have positive effects, such as lower foreign currency risk and reduced prices of raw materials resulting from increased competition among suppliers. The Company continues to monitor and assess the potential risks imposed by the Euro.

OUTLOOK

     NACOAL: NACoal's customers have forecasted that their 1999 demand will remain consistent with 1998 levels, except at the Sabine mining operation in Texas, where a customer's unplanned power plant outage during 1999 is temporarily interrupting lignite deliveries to the plant. As a result, NACoal anticipates that its total volume of lignite deliveries in the first quarter of 1999 will be lower compared with 1998's first quarter. NACoal anticipates decreased royalty income in 1999 due to reduced third-party mining activity of its Eastern underground coal reserves. NACoal expects to continue incurring expenses in 1999 for the development of international mining opportunities and the Mississippi- based Red Hills mine, in which it owns a 25 percent interest, and which is scheduled to begin production in the second half of 2000. NACoal also expects to recognize a net after-tax reduction to net income of approximately one million dollars in the first quarter of 1999 for the cumulative effect of an accounting change related to the recognition of mine start-up costs.

     NMHG: NMHG anticipates a moderate reduction in lift truck industry factory bookings for the North American and European markets in 1999 compared with 1998. Industry demand in the Asia-Pacific market, which represents less than 5 percent of sales, is expected to be flat or increase slightly. As a result of these softer markets, NMHG anticipates some price pressure. However, NMHG expects that its cost reduction initiatives, including Value Improvement, Demand Flow Technology, infrastructure reorganization and its new Saltillo, Mexico manufacturing plant, will have a positive effect on net income in 1999. NMHG also expects that its strategy of strengthening its distribution system will involve the permanent acquisition of additional retail dealerships worldwide.

     HOUSEWARES: HB-PS is expected to continue increasing production capacity in 1999 at its new Saltillo manufacturing facility by transferring additional toaster and motor assembly operations. Increased manufacturing efficiencies are expected to continue at the Saltillo facility in 1999. Housewares also expects to introduce additional Hamilton Beach((R)) product line extensions and to place increased emphasis on international sales. Continued competition from Chinese imports is also anticipated. KCI plans to continue testing conventional retail formats in medium-sized markets.

     The statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere throughout this Annual Report that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)



forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those presented in these forward- looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include without limitation:

     NACOAL: (1) weather conditions and other events that would change the level of customers' fuel requirements, (2) weather or equipment problems that could affect lignite deliveries to customers, (3) costs to pursue international opportunities and (4) delays in the start-up of the Red Hills lignite mine.

     NMHG: (1) changes in demand for lift trucks and related service parts on a worldwide basis, (2) changes in sales prices, (3) delays in delivery or increased costs of raw materials or sourced products and labor, (4) delays in manufacturing and delivery schedules, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies, and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (6) product liability or other litigation, warranty claims or other returns of products, (7) ability to acquire dealerships acceptable to NMHG, (8) costs related to the integration of acquisitions and (9) increased competition, foreign currency risk and/or operating costs resulting from the introduction of the Euro.

     HOUSEWARES:(1) delays or increased costs in the start-up of operations in Saltillo and/or in the execution of the restructuring program, (2) bankruptcy of or loss of major retail customers, (3) changes in the sales price, product mix or levels of consumer purchases of kitchenware and small electric appliances,
(4) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies, and other changes in the regulatory climate in the foreign countries in which Housewares buys, operates and/or sells products, (5) product liability or other litigation, warranty claims or other returns of products, (6) increased competition from Chinese imports and (7) weather conditions that would affect the number of customers visiting KCI stores.

     Y2K COMPLIANCE:(1) delays in the completion of the Company's Y2K compliance plan within the expected time frames disclosed above, (2) inability of the Company's suppliers or vendors (including utility providers and financial institutions) to be Y2K ready when necessary, (3) inability of NACoal's customers to be Y2K ready when necessary, (4) increased costs to address Y2K issues, (5) the Company's inability to replace vendors that are not, or that cannot give assurances that they will be, Y2K ready and (6) the Company's inability to formulate in a timely manner any required contingency plan that will solve or mitigate problems arising from any of the foregoing.

QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT MARKET RISK

INTEREST RATE RISK

     The Company's subsidiaries, NMHG, HB-PS and NACoal, have entered into certain financing arrangements that require interest payments based on floating interest rates. As such, the Company's financial results are subject to changes in the market rate of interest. To reduce the exposure to changes in the market rate of interest, the Company has entered into interest rate swap agreements for a portion of its floating rate financing arrangements. The Company does not enter into interest rate swap agreements for trading purposes. Terms of the interest rate swap agreements require the subsidiaries to receive a variable interest rate and pay a fixed interest rate. See also Note 2 and Note 13 to the Consolidated Financial Statements.

     For purposes of specific risk analysis, the Company uses sensitivity analysis to measure the potential loss in fair value of financial instruments sensitive to changes in interest rates. Assuming a hypothetical 10 percent decrease in the interest rates as of December 31, 1998, the fair market value of interest rate-sensitive financial instruments, which primarily represents interest rate swap agreements, would decline by $1.9 million as compared with their fair market value at December 31, 1998.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)


FOREIGN CURRENCY RISK

     NMHG and HB-PS operate internationally and enter into transactions denominated in foreign currencies. As such, their financial results are subject to the variability that arises from exchange rate movements. NMHG and HB-PS use forward foreign currency exchange contracts to partially reduce risks related to transactions denominated in foreign currencies and not for trading purposes. These contracts mature within one year and require the companies to buy or sell Japanese yen, Australian dollars, Canadian dollars or various European currencies for the functional currency in which the applicable subsidiary operates at rates agreed to at the inception of the contracts. See also Note 2 and Note 13 to the Consolidated Financial Statements.

     For purposes of specific risk analysis, the Company uses sensitivity analysis to measure the potential loss in fair value of financial instruments sensitive to changes in foreign currency exchange rates. Assuming a hypothetical 10 percent strengthening of the U.S. dollar as compared with other foreign currencies at December 31, 1998, the fair market value of foreign currency-sensitive financial instruments, which primarily represents forward foreign currency exchange contracts, would decline by $3.8 million as compared with their fair market value at December 31, 1998. It is important to note that the loss in fair market value indicated in this sensitivity analysis would be somewhat offset by changes in the fair market value of the underlying receivables, payables and net investments in foreign subsidiaries.

MARKET FOR NACCO INDUSTRIES, INC. COMMON
STOCK AND RELATED SECURITY HOLDERS' MATTERS

     NACCO Industries, Inc. Class A common stock is traded on the New York Stock Exchange under the ticker symbol NC. Because of transfer restrictions, no trading market has developed, or is expected to develop, for the Company's Class B common stock. The Class B common stock is convertible into Class A common stock on a one-for-one basis. The high and low market prices for the Class A common stock and dividends per share for both classes of stock for each quarter during the past two years are presented in the table below:

                                                                1998
                                           ---------------------------------------------
                                                  Sales Price
                                           ------------------------              Cash
                                              High            Low              Dividend
                                           --------        --------           -----------
FIRST QUARTER .....................        $ 137.81        $  93.13           19.50(CENT)
SECOND QUARTER ....................        $ 177.00        $ 121.00           20.50(CENT)
THIRD QUARTER .....................        $ 157.50        $  95.19           20.50(CENT)
FOURTH QUARTER ....................        $ 112.81        $  76.25           20.50(CENT)

                                                                1997
                                           ---------------------------------------------
                                                  Sales Price
                                           ------------------------              Cash
                                              High            Low              Dividend
                                           --------        --------           -----------
First quarter .....................        $  55.38        $  49.13           18.75(cent)
Second quarter ....................        $  56.69        $  44.38           19.50(cent)
Third quarter .....................        $ 119.50        $  55.75           19.50(cent)
Fourth quarter ....................        $ 127.00        $  96.28           19.50(cent)



    At December 31, 1998, there were approximately 500 Class A common stockholders of record and 300 Class B common stockholders of record.


      [NACCO QUARTERLY AVERAGE CLOSING PRICE GRAPH]

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
NACCO Industries, Inc. and Subsidiaries

                                                                                     Year Ended December 31
                                                                            ---------------------------------------------
                                                                              1998              1997              1996
                                                                            ---------         ---------         ---------
                                                                                 (In millions, except per share data)

Revenues ...........................................................        $ 2,536.2         $ 2,246.9         $ 2,273.2

Cost of sales ......................................................          2,020.7           1,825.9           1,874.1
                                                                            ---------         ---------         ---------

GROSS PROFIT .......................................................            515.5             421.0             399.1

Selling, general and administrative expenses .......................            301.1             265.2             252.5
Amortization of goodwill ...........................................             14.7              15.8              15.4
Restructuring charge ...............................................              1.6               8.0                 -
                                                                            ---------         ---------         ---------

OPERATING PROFIT ...................................................            198.1             132.0             131.2

Other income (expense)
    Interest expense ...............................................            (34.6)            (36.6)            (45.9)
    Other - net ....................................................              2.5              (6.3)              1.0
                                                                            ---------         ---------         ---------
                                                                                (32.1)            (42.9)            (44.9)
                                                                            ---------         ---------         ---------

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST ...................            166.0              89.1              86.3
Provision for income taxes .........................................             60.7              26.4              34.3
                                                                            ---------         ---------         ---------

INCOME BEFORE MINORITY INTEREST ....................................            105.3              62.7              52.0
Minority interest ..................................................             (3.0)              (.9)             (1.4)
                                                                            ---------         ---------         ---------

NET INCOME .........................................................        $   102.3         $    61.8         $    50.6
                                                                            =========         =========         =========

Other comprehensive income
    Foreign currency translation adjustment ........................        $     3.6         $    (8.5)        $     2.8
    Minimum pension liability adjustment, net of ($1.4) tax in 1998;
       $0.4 tax in 1997; $1.1 tax in 1996 ..........................             (2.4)               .6               1.8
                                                                            ---------         ---------         ---------
                                                                                  1.2              (7.9)              4.6
                                                                            ---------         ---------         ---------

COMPREHENSIVE INCOME ...............................................        $   103.5         $    53.9         $    55.2
                                                                            =========         =========         =========

BASIC EARNINGS PER SHARE ...........................................        $   12.56         $    7.56         $    5.67
                                                                            =========         =========         =========

DILUTED EARNINGS PER SHARE .........................................        $   12.53         $    7.55         $    5.67
                                                                            =========         =========         =========

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
NACCO Industries, Inc. And Subsidiaries

                                                                                   December 31
                                                                             -------------------------
                                                                               1998             1997
                                                                             --------         --------
                                                                                   (In millions)
ASSETS
CURRENT ASSETS
    Cash and cash equivalents .......................................        $   34.7         $   24.1
    Accounts receivable, net of allowance of $15.6 and $14.1 ........           275.1            240.8
    Inventories .....................................................           356.2            302.9
    Prepaid expenses and other ......................................            37.2             31.8
                                                                             --------         --------
                                                                                703.2            599.6

PROPERTY, PLANT AND EQUIPMENT, NET ..................................           593.4            541.7

DEFERRED CHARGES
    Goodwill, net ...................................................           441.0            449.3
    Deferred costs and other ........................................            70.3             63.5
    Deferred income taxes ...........................................            31.9             24.1
                                                                             --------         --------
                                                                                543.2            536.9

OTHER ASSETS ........................................................            58.5             50.9
                                                                             --------         --------

       TOTAL ASSETS .................................................        $1,898.3         $1,729.1
                                                                             ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts payable ................................................        $  252.9         $  244.7
    Revolving credit agreements .....................................            31.2             23.5
    Current maturities of long-term debt ............................            28.4             18.9
    Income taxes ....................................................            10.9             12.8
    Accrued payroll .................................................            44.7             36.4
    Accrued warranty obligations ....................................            36.3             27.9
    Other current liabilities .......................................           144.2            142.3
                                                                             --------         --------
                                                                                548.6            506.5

LONG-TERM DEBT - not guaranteed by the parent company ...............           256.4            230.2

OBLIGATIONS OF PROJECT MINING SUBSIDIARIES -
    not guaranteed by the parent company or its NACoal subsidiary ...           313.2            328.0

SELF-INSURANCE RESERVES AND OTHER ...................................           238.9            222.7

MINORITY INTEREST ...................................................            22.9             16.6

STOCKHOLDERS' EQUITY
    Common stock:
       Class A, par value $1 per share,6,468,620 shares outstanding
          (1997 - 6,477,414 shares outstanding) .....................             6.5              6.5
       Class B, par value $1 per share, convertible into Class A on a one-for-one basis, 1,651,615 shares outstanding
          (1997 - 1,676,146 shares outstanding) .....................             1.6              1.7
    Capital in excess of par value ..................................              .2               .1
    Retained earnings ...............................................           504.9            412.9
    Accumulated other comprehensive income:
       Foreign currency translation adjustment ......................             8.9              5.3
       Minimum pension liability adjustment .........................            (3.8)            (1.4)
                                                                             --------         --------
                                                                                518.3            425.1
                                                                             --------         --------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...................        $1,898.3         $1,729.1
                                                                             ========         ========

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
NACCO Industries, Inc. and Subsidiaries

                                                                                       Year Ended December 31
                                                                                 ------------------------------------
                                                                                  1998           1997           1996
                                                                                 ------         ------         ------
                                                                                            (In millions)
OPERATING ACTIVITIES
    Net income ..........................................................        $102.3         $ 61.8         $ 50.6
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation, depletion and amortization .........................          89.0           88.6           85.3
       Deferred income taxes ............................................         (13.2)         (24.3)          (3.2)
       Minority interest expense ........................................           3.0             .9            1.4
       Other non-cash items .............................................           5.6            (.1)          (3.7)
    Working capital changes:
       Accounts receivable ..............................................         (11.5)         (35.1)          90.0
       Inventories ......................................................         (32.7)          (1.3)          87.3
       Other current assets .............................................            .3           (3.1)           (.6)
       Accounts payable and other liabilities ...........................           1.5          122.6          (64.3)
                                                                                 ------         ------         ------
          NET CASH PROVIDED BY OPERATING ACTIVITIES .....................         144.3          210.0          242.8
                                                                                 ------         ------         ------

INVESTING ACTIVITIES
    Expenditures for property, plant and equipment ......................        (100.3)         (68.4)         (79.4)
    Proceeds from the sale of other assets ..............................           4.8            3.4            1.1
    Acquisitions of businesses ..........................................         (16.6)         (14.0)         (45.1)
    Investments in unconsolidated affiliates ............................         (10.5)             -              -
    Other-net ...........................................................            .8            1.0             .6
                                                                                 ------         ------         ------
          NET CASH USED FOR INVESTING ACTIVITIES ........................        (121.8)         (78.0)        (122.8)
                                                                                 ------         ------         ------

FINANCING ACTIVITIES
    Additions to long-term debt and
       revolving credit agreements ......................................          12.1              -              -
    Reductions of long-term debt and
       revolving credit agreements ......................................             -         (123.9)         (41.5)
    Additions to obligations of project
       mining subsidiaries ..............................................          59.8           58.1           68.8
    Reductions of obligations of project
       mining subsidiaries ..............................................         (74.5)         (79.1)         (74.5)
    Financing of other short-term obligations ...........................          (3.9)           (.5)         (10.6)
    Stock repurchases ...................................................          (4.7)          (2.8)         (40.4)
    Cash dividends paid .................................................          (6.6)          (6.3)          (6.7)
    Capital grants ......................................................           1.2             .7            4.2
    Other-net ...........................................................           4.5              -           (4.2)
                                                                                 ------         ------         ------
          NET CASH USED FOR FINANCING ACTIVITIES ........................         (12.1)        (153.8)        (104.9)
                                                                                 ------         ------         ------

    Effect of exchange rate changes on cash .............................            .2           (1.9)           1.8
                                                                                 ------         ------         ------

CASH AND CASH EQUIVALENTS
   Increase (decrease) for the year ....................................           10.6          (23.7)          16.9
   Balance at the beginning of the year ................................           24.1           47.8           30.9
                                                                                 ------         ------         ------
   BALANCE AT THE END OF THE YEAR .......................................        $ 34.7         $ 24.1         $ 47.8
                                                                                 ======         ======         ======

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
NACCO Industries, Inc. and Subsidiaries

                                                                      Year Ended December 31
                                                               ------------------------------------
                                                                1998           1997           1996
                                                               ------         ------         ------
                                                                          (In millions)
CLASS A COMMON STOCK
    Beginning balance .................................        $  6.5         $  6.5         $  7.3
    Purchase of treasury shares .......................           (.1)           (.1)           (.8)
    Other .............................................            .1             .1              -
                                                               ------         ------         ------
                                                                  6.5            6.5            6.5
                                                               ------         ------         ------

CLASS B COMMON STOCK ..................................           1.6            1.7            1.7
                                                               ------         ------         ------

CAPITAL IN EXCESS OF PAR VALUE
    Beginning balance .................................            .1             .1            3.6
    Shares issued under stock
       option and compensation plans ..................           1.0            1.0            1.1
    Purchase of treasury shares .......................           (.9)          (1.0)          (4.6)
                                                               ------         ------         ------
                                                                   .2             .1             .1
                                                               ------         ------         ------

RETAINED EARNINGS
    Beginning balance .................................         412.9          359.2          350.3
    Net income ........................................         102.3           61.8           50.6
    Purchase of treasury shares .......................          (3.7)          (1.8)         (35.0)
    Cash dividends on Class A and Class B common stock:
           1998    $.810 per share ....................          (6.6)             -              -
           1997    $.773 per share ....................             -           (6.3)             -
           1996    $.743 per share ....................             -              -           (6.7)
                                                               ------         ------         ------
                                                                504.9          412.9          359.2
                                                               ------         ------         ------

ACCUMULATED OTHER COMPREHENSIVE INCOME
    Beginning balance .................................           3.9           11.8            7.2
    Foreign currency translation adjustment ...........           3.6           (8.5)           2.8
    Minimum pension liability adjustment ..............          (2.4)            .6            1.8
                                                               ------         ------         ------
                                                                  5.1            3.9           11.8
                                                               ------         ------         ------

       TOTAL STOCKHOLDERS' EQUITY .....................        $518.3         $425.1         $379.3
                                                               ======         ======         ======

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

NOTE 1 - PRINCIPLES OF CONSOLIDATION AND
NATURE OF OPERATIONS

     The Consolidated Financial Statements include the accounts of NACCO Industries, Inc. ("NACCO," the parent company) and its majority-owned subsidiaries (NACCO Industries, Inc. and Subsidiaries - the "Company"). Intercompany accounts and transactions are eliminated. The Company has four operating subsidiaries that function in three principal business segments: lift trucks, housewares and lignite mining. NACCO Materials Handling Group, Inc. ("NMHG") designs, engineers and manufactures a full line of lift trucks and replacement parts marketed worldwide under the Hyster((R)) and Yale((R)) brand names. The sale of replacement parts represents approximately 17 percent, 18 percent and 16 percent of the total NMHG revenues as reported for 1998, 1997 and 1996, respectively. NACCO Housewares Group ("Housewares") consists of Hamilton Beacho Proctor-Silex, Inc. ("HB-PS"), a leading manufacturer and marketer of small electric motor and heat-driven\appliances as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc. ("KCI"), a national specialty retailer of brand-name kitchenware, small electric appliances and related accessories. The North American Coal Corporation ("NACoal") mines and markets lignite primarily as fuel for power generation by electric utilities.

NOTE 2 - ACCOUNTING POLICIES

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities (if any) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash in banks and highly liquid investments with original maturities of three months or less.
INVENTORIES: Inventories are stated at the lower of cost or market. Cost is determined under the last-in, first-out (LIFO) method for manufacturing inventories in the United States and for certain retail inventories. The first-in, first-out (FIFO) method is used with respect to all other inventories.

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

     GOODWILL: Goodwill represents the excess purchase price paid over the fair value of the net assets acquired. The amortization of goodwill is provided on a straight-line basis over a 40-year period. Accumulated amortization of goodwill was $136.5 million and $122.0 million at December 31, 1998 and 1997, respectively. Management regularly evaluates its accounting for goodwill, considering such factors as historical and future profitability, and believes that the asset is realizable and the amortization period remains appropriate.

     SELF-INSURANCE RESERVES: The Company is generally self-insured for product liability, environmental liability, medical and workers' compensation claims, certain closed mine liabilities and obligations to the United Mine Workers of America Combined Benefit Fund ("UMWA") arising as a result of the Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act"). For product liability, catastrophic coverage is retained for potentially significant individual claims. An estimated provision for claims under the self-insurance programs is recorded and revised annually based on industry trends, historical experience and management judgment. Changes in assumptions for such matters as legal actions, medical costs and actual experience could cause estimates to change in the near term.

     REVENUE RECOGNITION: Revenues are recognized when customer orders are completed and shipped. Accruals for the cost of product warranties are maintained for anticipated future claims.

     ADVERTISING COSTS: Advertising costs are expensed as incurred and amounted to $41.5 million, $36.8 million and $33.6 million in 1998, 1997 and 1996, respectively.

     PRODUCT DEVELOPMENT COSTS: Expenses associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to $44.1 million, $27.9 million and $27.0 million in 1998, 1997 and 1996, respectively.

     FOREIGN CURRENCY: Assets and liabilities of foreign operations are translated into U.S. dollars at the fiscal year-end exchange rate. The related translation

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

adjustments are recorded as a separate component of stockholders' equity. Revenues and expenses are translated using the monthly average exchange rates prevailing during the year.

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

     The Company uses forward foreign currency exchange contracts to partially reduce risks related to transactions denominated in foreign currencies. These contracts hedge primarily firm commitments and, to a lesser degree, forecasted transactions relating to cash flows associated with sales and purchases denominated in currencies other than the subsidiaries' functional currency. Generally, gains and losses from changes in the market value of these contracts are recognized in cost of sales and offset the foreign exchange gains and losses on the underlying transactions.

     The Company uses interest rate swap agreements to partially reduce risks related to floating rate financing agreements that are subject to changes in the market rate of interest. Terms of the interest rate swap agreements require the Company to receive a variable interest rate and pay a fixed interest rate. The Company's interest rate swap agreements and its variable rate financings are predominately based upon the three-month LIBOR (London Interbank Offered Rate).

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

     ACCOUNTING STANDARDS NOT YET ADOPTED: In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires companies to recognize all derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. This Statement is effective for fiscal years beginning after June 15, 1999. The Company will adopt this Statement on January 1, 2000, and is in the process of determining the effect that adoption will have on its financial statements.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for the Company as of January 1, 1999. This SOP requires capitalization of certain development costs of software to be used internally.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which is effective for the Company as of January 1, 1999. This SOP requires start-up and organization costs to be expensed as incurred and also requires previously deferred start-up costs to be recognized as a cumulative effect adjustment in the statement of income upon adoption.

     These SOPs, which the Company plans to adopt as of January 1, 1999, are not expected to have a material effect on the Company's financial statements.

     RECLASSIFICATIONS: Certain amounts in the prior periods' Consolidated Financial Statements have been reclassified to conform to the current period's presentation.

NOTE 3 - COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires disclosure of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as changes in stockholders' equity from non-owner sources and, for the Company, includes net income, changes in the foreign currency translation adjustment and changes in

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

the minimum pension liability adjustment. The adoption of this Statement had no impact on the Company's net income or stockholders' equity. Prior-year financial statements have been reclassified to conform to the requirements of this Statement.

NOTE 4 - SPECIAL CHARGES

     RESTRUCTURING CHARGE: In the fourth quarter of 1997, the Board of Directors approved a plan to restructure certain activities at NMHG and, in accordance with the FASB Emerging Issues Task Force's Issue No. 94-3, "Accounting for Restructuring Charges," the Company recognized a restructuring charge of $8.0 million ($4.8 million after effective tax provision) in 1997. The objectives of this plan included improving customer service, increasing productivity and reducing costs. To facilitate these objectives, the Company consolidated certain engineering, marketing and administrative functions within the NMHG organization.

     As of December 31, 1998, NMHG's restructuring plan is substantially complete and resulted in the construction of two new engineering and marketing facilities on Company-owned property, the addition of one new leased administrative building and the closure of one owned and four leased facilities. In addition, the plan resulted in the termination of approximately 220 engineering, marketing and administrative employees, which resulted in a net reduction of approximately 120 employee positions after considering staffing requirements at remaining facilities. The 1997 charge to earnings of $8.0 million represented severance payments made in 1997 of $1.1 million to approximately 50 employees and the recognition of a $6.9 million accrual for additional severance payments and lease termination costs. In 1998, $2.2 million of the severance accrual was reversed due to the higher-than-anticipated number of employees willing to relocate.

     In 1998, HB-PS recorded a pre-tax charge of $3.2 million to recognize severance payments to be made to approximately 450 manufacturing employees in connection with transitioning activities to HB-PS' Saltillo, Mexico, facility. No significant payments were made in 1998.

     The changes to NMHG's restructuring accrual as announced in 1997 and to HB-PS' restructuring accrual as announced in 1998 are as follows:

                           HB-PS               NMHG
                          ---------    --------------------
                          Employee     Employee
                          Severance    Severance       Other        Total
                          ---------    ---------       -----        -----
Balance at
 December 31, 1997 ...      $  -          $5.9         $1.0         $6.9
  Provision (reversal)       3.2          (2.2)          .6          1.6
  Payments ...........         -          (3.3)        (1.6)        (4.9)
                            ----          ----         ----         ----
BALANCE AT
 DECEMBER 31, 1998 ...      $3.2          $ .4         $  -         $3.6
                            ====          ====         ====         ====


     SPECIAL CHARGE: In addition to the restructuring charge and in connection with NMHG's restructuring plan, the Company recognized a charge to earnings of $8.3 million ($5.0 million after effective tax provision) in 1997 relating to commitments to provide relocation benefits to certain employees. In 1998, NMHG incurred an additional $4.5 million related to increases in temporary labor, moving and training costs associated with the restructuring program. These costs are classified as selling, general and administrative expenses in the accompanying Consolidated Statements of Income.

NOTE 5 - ACCOUNTS RECEIVABLE SECURITIZATION

     In 1997, NMHG entered into a one-year agreement to sell all of its domestic accounts receivable, on a revolving basis, to Lift Truck Funding Company, LLC ("LTF"), a wholly owned subsidiary of NMHG. LTF was formed prior to the execution of this agreement for the purpose of buying and selling accounts receivable, and is designed to be bankruptcy remote. Also in 1997, NMHG and LTF entered into a one-year agreement with a financial institution whereby LTF can sell, on a revolving basis, an undivided percentage ownership interest in certain eligible accounts receivable, as defined, up to a maximum of $60.0 million. During 1998, both of these one-year agreements were extended an additional year to expire in 1999.

     This two-step transaction is accounted for as a sale of receivables. Accordingly, the Company's Consolidated Balance Sheets reflect the portion of receivables transferred to the financial institution as a reduction of accounts receivable, net. The discount and any other transaction gains and losses are included in other-net in the Consolidated Statements of Income. NMHG continues to service the receivables and maintains an

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

allowance for doubtful accounts based upon the expected collectibility of all NMHG accounts receivable, including the portion of receivables sold by LTF.
    In accordance with this agreement, gross proceeds of $317.1 million and $264.0 million were received during 1998 and 1997, respectively, and the balance of accounts receivable sold at December 31, 1998, and 1997 was $37.7 million and $18.6 million, respectively. The $33.0 million proceeds from the initial sale of receivables in 1997 were used to retire debt outstanding under NMHG's revolving credit agreement. The net effect of the sale of receivables during 1998 and 1997 was not material to the operating results of the Company.

NOTE 6-INVENTORIES
    Inventories are summarized as follows:

                                                              December 31
                                                      --------------------------
                                                         1998             1997
                                                      --------         ---------
Manufacturing inventories:
 Finished goods and
  service parts -
   NMHG ..................................            $  125.3         $   86.9
   Housewares ............................                41.5             31.8
                                                      --------         --------
                                                         166.8            118.7
                                                      --------         --------
 Raw materials and work
  in process -
   NMHG ..................................               136.6            135.6
   Housewares ............................                17.5             15.1
                                                      --------         --------
                                                         154.1            150.7
                                                      --------         --------
 LIFO reserve -
   NMHG ..................................               (12.6)           (13.4)
   Housewares ............................                 1.8              1.1
                                                      --------         --------
                                                         (10.8)           (12.3)
                                                      --------         --------
   Total manufacturing
    inventories ..........................               310.1            257.1

Coal - NACoal ............................                 9.5             10.7
Mining supplies - NACoal .................                19.4             19.2
Retail inventories -
 Housewares ..............................                17.2             15.9
                                                      --------         --------
                                                      $  356.2         $  302.9
                                                      ========         ========


    The cost of manufacturing inventories has been determined by the LIFO method for 72 percent and 66 percent of such inventories at December 31, 1998 and 1997, respectively.

NOTE 7-PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment includes the following:

                                                                December 31
                                                      --------------------------
                                                        1998             1997
                                                      --------         ---------
Coal lands and real estate:
   NMHG ....................................          $    10.0        $     9.7
   Housewares ..............................                2.5              2.4
   NACoal ..................................               15.4             15.5
   Project mining subsidiaries
    (Note 10) ..............................               81.7             80.2
   NACCO and Other .........................                 .1               .2
                                                      ---------        ---------
                                                          109.7            108.0
                                                      ---------        ---------
Plant and equipment:
   NMHG ....................................              381.2            298.6
   Housewares ..............................              157.8            145.7
   NACoal ..................................               30.3             27.8
   Project mining subsidiaries
    (Note 10) ..............................              456.4            448.0
   NACCO and Other .........................                4.6              4.8
                                                      ---------        ---------
                                                        1,030.3            924.9
                                                      ---------        ---------
Property, plant and
 equipment at cost .........................            1,140.0          1,032.9
Less allowances for
 depreciation, depletion and
 amortization ..............................              546.6            491.2
                                                      ---------        ---------
                                                      $   593.4        $   541.7
                                                      =========        =========


    Total depreciation, depletion and amortization expense on property, plant and equipment was $74.0 million, $70.9 million and $67.7 million during 1998, 1997 and 1996, respectively.
    Proven and probable coal reserves approximated 2.0 billion tons at December 31, 1998, and 1997.

NOTE 8-REVOLVING CREDIT AGREEMENTS
    Financing arrangements are obtained and maintained at the subsidiary level. NACCO has not guaranteed the long-term debt or any borrowings of its subsidiaries.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

         The following table summarizes the Company's available and outstanding borrowings. A summary of the agreements at each subsidiary follows this table.


                                                              December 31
                                                       -------------------------
                                                         1998             1997
                                                       -------          --------
Available borrowings, net
 of limitations:
   NMHG ....................................           $ 411.4          $ 416.2
   Housewares ..............................             186.6            192.8
   NACoal ..................................              47.5             50.0
                                                       -------          -------
                                                       $ 645.5          $ 659.0
                                                       =======          =======
Current portion of borrowings
 outstanding:
   NMHG ....................................           $   5.5          $   2.2
   Housewares ..............................              25.5              7.3
   NACoal ..................................                .2             14.0
                                                       -------          -------
                                                       $  31.2          $  23.5
                                                       =======          =======
Unused availability:
   NMHG ....................................           $ 231.3          $ 264.0
   Housewares ..............................              91.1            112.5
   NACoal ..................................              47.3             36.0
                                                       -------          -------
                                                       $ 369.7          $ 412.5
                                                       =======          =======
Weighted average stated
 interest rate:
   NMHG ....................................               5.7%             6.2%
   Housewares ..............................               5.7%             6.4%
   NACoal ..................................               6.1%             6.4%

Weighted average effective
 interest rate (including
 interest swap agreements):
   NMHG ....................................               6.8%             7.1%
   Housewares ..............................               6.1%             6.3%
   NACoal ..................................               N/A              N/A


   NMHG: NMHG's credit agreement provides for an unsecured revolving credit facility ("NMHG Facility") that permits advances up to $350.0 million. However, this availability is reduced by the portion of domestic receivables sold. (See
Note 5 for a discussion of the sale of domestic accounts receivable.) The June 2002 expiration date of the NMHG Facility may be extended annually, for one additional year upon the mutual consent of NMHG and the bank group. NMHG does not anticipate repayment of the outstanding balance in the subsequent fiscal year. As such, the outstanding balance of this credit facility has been classified as long-term debt.
    In addition, the NMHG Facility has performance-based pricing, which sets interest rates based upon the achievement of certain financial performance targets. The NMHG Facility currently provides for, at NMHG's option, Euro-Dollar Loans that bear interest at LIBOR plus 0.2 percent and Money Market Loans that bear interest at Auction Rates (as defined in the agreement) and requires a 0.1 percent fee on the available borrowings. NMHG also has separate facilities totaling $50.1 million and $38.6 million at December 31, 1998, and 1997, respectively. Outstanding letters of credit reduce amounts available under these facilities. At December 31, 1998, and 1997, availability, net of limitations, under these facilities was $38.6 million and $27.6 million, respectively. NMHG also maintains various uncommitted lines of credit, which permitted funding up to $55.0 million at December 31, 1998 and 1997. Under these facilities, borrowings of $19.6 million were outstanding at December 31, 1998, and no borrowings were outstanding at December 31, 1997.
   HOUSEWARES: HB-PS' credit agreement provides for a revolving credit facility ("HB-PS Facility") that permits advances up to $160.0 million and is secured by substantially all of the assets of HB-PS. A portion of the outstanding balance is classified as long-term debt because it is not expected to be repaid during the subsequent fiscal year. The HB-PS Facility, which expires in May 2003, provides reduced interest rates if HB-PS achieves a certain interest coverage ratio and allows interest rates quoted under a competitive bid option. The HB-PS Facility currently provides for interest at LIBOR plus 0.3 percent and requires a 0.2 percent facility fee on the available borrowings. In 1998, the HB-PS Facility was amended to allow advances of up to $10.0 million from HB-PS to KCI. As a result of this amendment, KCI's cash requirements are financed through advances from HB-PS. Accordingly, in 1998 KCI terminated its external revolving credit facility.
    HB-PS also has separate uncommitted facilities, which may provide funding up to $30.0 million. Outstanding letters of credit reduce amounts available under these facilities. At December 31, 1998, and 1997, availability, net of limitations, under these facilities was $27.5 million and $24.7 million, respectively.
   NACOAL: NACoal has in place a revolving credit facility ("NACoal Facility") that permits advances up to $50.0 million and requires a 0.2 percent commitment and facility fee. The September 2002 expiration date of the NACoal Facility may be extended annually, for one additional year upon the mutual consent of NACoal and the bank group. Borrowings bear interest at LIBOR plus 0.4 percent and availability is limited by the amount of borrowings from NACCO.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

NOTE 9-LONG-TERM DEBT
    Subsidiary long-term debt, less current maturities, is as follows:

                                                                December 31
                                                         -----------------------
                                                           1998            1997
                                                         -------         -------
NMHG:
 Long-term portion of
  revolving credit agreements ................           $ 174.6         $ 150.0
 Capital lease obligations and
  and other ..................................              11.4             1.8
                                                         -------         -------
                                                           186.0           151.8
Housewares:
 Long-term portion of
  revolving credit agreement .................              70.0            73.0
 Term note with a stated
  interest rate of 6.8% and an
  effective interest rate of
  7.8% at December 31, 1997,
  repaid in 1998 .............................                 -             5.0
 Capital lease obligations and
  and other ..................................                .4              .4
                                                         -------         -------
                                                            70.4            78.4
                                                         -------         -------
                                                         $ 256.4         $ 230.2
                                                         =======         =======

    As noted above, the NMHG credit agreement expires in 2002, if renewal options are not exercised, and the Housewares facility expires in 2003. Interest paid on revolving credit agreements and long-term debt was $21.5 million, $24.9 million and $32.1 million during 1998, 1997 and 1996, respectively.
    The credit agreements for NMHG, HB-PS and NACoal contain certain covenants and restrictions. These covenants require, among other things, some or all of the following: maintenance of certain minimum amounts of net worth and certain specified ratios of working capital, debt to capitalization, interest coverage and fixed charge coverage. These ratios are calculated at the subsidiary level. Restrictions may also include limits on capital expenditures and dividends. At December 31, 1998, the subsidiaries were in compliance with the covenants in their credit agreements.

NOTE 10 - OBLIGATIONS OF PROJECT MINING
SUBSIDIARIES
    Three of NACoal's subsidiaries (the "project mining subsidiaries") operate lignite mines under long-term contracts with various utility customers to sell lignite at a price based on actual cost plus an agreed pre-tax profit per ton. The utility customers have arranged and guaranteed the financing for the development and operation of these subsidiary mines. The obligations of these project mining subsidiaries included in the Company's Consolidated Balance Sheets do not affect the short- or long-term liquidity of the Company and are without recourse to NACCO and its NACoal subsidiary.
    Obligations of project mining subsidiaries, less current maturities, consist of the following at December 31:


                                                           1998             1997
                                                         -------         -------
Capitalized lease obligations ................           $ 120.2         $ 128.9
Advances from customers ......................             158.5           175.4
Promissory notes with interest
 rates ranging from 5.5% to
 8.7% in 1998 and 6.1% to
 8.7% in 1997 ................................              34.5            23.7
                                                         -------         -------
                                                         $ 313.2         $ 328.0
                                                         =======         =======

    Advances from customers are used to develop, operate and provide for the ongoing working capital needs of certain project mining subsidiaries. The customers have established a repayment schedule for only a portion, or $107.2 million, of the total advances. In addition, a portion of these advances is non-interest-bearing. The annual maturities of customer advances and promissory notes are as follows: $16.0 million in 1999, $16.0 million in 2000, $15.5 million in 2001, $15.0 million in 2002, $71.9 million in 2003 and $13.5 million thereafter.
    Interest paid was $13.0 million, $12.8 million and $13.6 million during 1998, 1997 and 1996, respectively. The cost of coal, which is passed through to the utility customers, includes interest expense.
    The project mining subsidiaries' capital lease obligations for mining equipment have the following future minimum lease payments at December 31, 1998:

1999 ...................................                               $ 23.2
2000 ...................................                                 22.1
2001 ...................................                                 21.7
2002 ...................................                                 20.1
2003 ...................................                                 18.2
Subsequent to 2003 .....................                                 88.1
                                                                       ------
Total minimum lease payments ...........                                193.4
Amounts representing interest ..........                                (59.8)
                                                                       ------
Present value of net minimum
 lease payments ........................                                133.6
Current maturities .....................                                (13.4)
                                                                       ------
                                                                       $120.2
                                                                       ======

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

    Interest expense and amortization in excess of annual lease payments are deferred and recognized in years when annual lease payments exceed interest expense and amortization.
    Project mining assets recorded under capital leases are included in property, plant and equipment, and consist of the following at December 31:

                                                       1998                1997
                                                      -------            -------
Plant and equipment ....................              $ 202.1            $ 198.4
Less accumulated
 amortization ..........................                106.4               94.6
                                                      -------            -------
                                                      $  95.7            $ 103.8
                                                      =======            =======

    During 1998, 1997 and 1996, the project mining subsidiaries incurred capital lease obligations of $4.9 million, $6.4 million and $1.8 million, respectively, in connection with lease agreements to acquire plant and equipment.
    The above obligations are secured by substantially all of the owned assets of the respective project mining subsidiary and the assignment of all rights under its coal sales agreement.

NOTE 11-LEASE COMMITMENTS
    The Company leases certain office, manufacturing and warehouse facilities, retail stores, and machinery and equipment under non-cancellable operating leases that expire at various dates through 2009. Future minimum operating lease payments, excluding project mining subsidiaries, at December 31, 1998, are:

1999 ...................................                               $ 32.4
2000 ...................................                                 29.3
2001 ...................................                                 26.0
2002 ...................................                                 23.1
2003 ...................................                                 19.6
Subsequent to 2003 .....................                                 31.6
                                                                       ------
Total minimum lease payments ...........                               $162.0
                                                                       ======

    Rental expense for all operating leases, excluding project mining subsidiaries, amounted to $29.4 million, $25.6 million and $23.6 million during 1998, 1997 and 1996, respectively.

NOTE 12-SELF-INSURANCE RESERVES AND OTHER
    Self-insurance Reserves and Other consisted of the following at December 31:

                                                          1998             1997
                                                         -------         -------
Present value of UMWA
 obligation ..................................           $  29.0         $  30.8
Reserve for future interest on
 UMWA obligation .............................              57.1            59.2
                                                         -------         -------
  Total undiscounted UMWA
  obligation .................................              86.1            90.0
Present value of other
 closed mine obligations .....................              17.3            19.5
Other self-insurance reserves ................             135.5           113.2
                                                         -------         -------
                                                         $ 238.9         $ 222.7
                                                         =======         =======

    The UMWA obligation and the other closed mine obligations relate to The Bellaire Corporation's ("Bellaire," a wholly owned non-operating subsidiary of NACCO) former Eastern U.S. underground mining operations and the Indian Head Mine, which ceased operations in 1992. The obligation to UMWA resulted from the Coal Act, which requires Bellaire to incur additional costs for retiree medical expenses of certain United Mine Worker retirees. Annual cash payments of up to $3.0 million after tax are expected relating to this obligation and could continue for as long as 40 to 50 years. The Company has recorded this obligation on an undiscounted basis. The reserve for future interest represents the portion of this reserve comprising interest costs. The other closed mine obligations include reserves for land reclamation and site treatment at certain closed Eastern underground and Western surface mines, as well as reserves for worker compensation and black lung benefit costs.
    Other self-insurance reserves include product liability reserves, employee retirement obligations and other miscellaneous reserves.

NOTE 13-FINANCIAL INSTRUMENTS AND
DERIVATIVE FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS
    The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments. The fair values of revolving credit agreements and long-term debt were determined using current rates offered for similar obligations and approximated carrying values at December 31, 1998 and

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)


1997. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable and derivatives. Concentration of credit risk on accounts receivable is mitigated by the large number of customers comprising the Company's customer base and their dispersion across many different industries and geographies. The Company enters into derivative contracts with high-quality financial institutions and limits the amount of credit exposure to any one institution.

DERIVATIVE FINANCIAL INSTRUMENTS

    FOREIGN CURRENCY DERIVATIVES: NMHG and HB-PS had forward foreign currency exchange contracts outstanding in the amounts of $72.4 million and $1.9 million, respectively, at December 31, 1998, primarily denominated in Japanese yen, French francs, Spanish pesetas and Canadian dollars. At December 31, 1997, NMHG and HB-PS had forward foreign currency exchange contracts outstanding in the amounts of $75.1 million and $1.2 million, respectively, primarily denominated in Japanese yen, British pounds sterling, French francs and Canadian dollars. The amount of deferred loss at December 31, 1998 and 1997 was not material. The fair market value of these contracts was estimated based on quoted market sources and approximated a net receivable of $4.7 million and a net payable of $2.5 million at December 31, 1998 and 1997, respectively.
   INTEREST RATE DERIVATIVES: The following table summarizes the notional amounts, related rates (including applicable margins) and remaining terms on interest rate swap agreements active at December 31:


                             Notional          Average
                              Amount         Fixed Rate            Remaining
                         -------------    --------------            Term at
                          1998    1997    1998      1997         Dec. 31, 1998
                          ----    ----    ----      ----         -------------
NMHG                    $160.0   $160.0    7.1%      7.1%        Various,
                                                                 extending to
                                                                 July 2002
Housewares                80.0     80.0    6.2%      6.2%        Various,
                                                                 extending to
                                                                 January 2000
NACoal                    38.1     11.8    6.2%      6.9%        Various,
                                                                 extending to
                                                                 June 2008

    At the inception of the interest rate swap agreements held by NMHG, terms vary from one-year to seven-year periods. At December 31, 1998, NMHG holds certain contracts that begin in 1999 and extend to January 2004. These contracts increase the notional amount outstanding to $190.0 million in 1999. Terms of Housewares' interest rate swap agreements vary from one-year to three-year periods. At NACoal, the interest rate swap agreements hedge promissory notes held by the project mining subsidiaries (see Note 10). Maturities of the NACoal interest rate swap agreements correspond with the maturities of the hedged obligation. The related obligation is included in obligations of project mining subsidiaries in the Consolidated Balance Sheets. The net interest expense paid or received is included in the cost of coal and passed through to the utility customers.
    The fair market value of all interest rate swap agreements, which was obtained from broker quotes, was a net payable of $7.5 million and $6.4 million at December 31, 1998 and 1997, respectively.

NOTE 14-CONTINGENCIES
    Various legal proceedings and claims have been or may be asserted against NACCO and certain subsidiaries relating to the conduct of their businesses, including product liability and environmental claims. These proceedings are incidental to their ordinary course of business. Management believes that it has meritorious defenses and will vigorously defend itself in these actions. Any costs that management estimates will be paid as a result of these claims are accrued when the liability is considered probable and the amount can be reasonably estimated. Although the ultimate disposition of these proceedings is not presently determinable, management believes, after consultation with its legal counsel, that the likelihood that material costs will be incurred in excess of accruals already recognized is remote.
    NMHG is subject to recourse or repurchase obligations under various financing arrangements for certain independently owned retail dealerships. Also, certain dealer loans are guaranteed by NMHG. When NMHG is the guarantor of the principal amount financed, a security interest is usually maintained in certain assets of parties for whom NMHG is guaranteeing debt. Total amounts subject to recourse or repurchase obligations at December 31, 1998 and 1997 were $196.0 million and $156.9 million, respectively. Losses anticipated under the terms of the recourse or repurchase obligations are not significant and have been reserved for in the accompanying Consolidated Financial Statements.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)



NOTE 15 - COMMON STOCK
    The Class A common stock has one vote per share and the Class B common stock has 10 votes per share. The total number of authorized shares of Class A common stock and Class B common stock at December 31, 1998 was 25,000,000 shares and 6,756,176 shares, respectively. Treasury shares of Class A common stock totaling 1,663,607 and 1,630,282 at December 31, 1998 and 1997, respectively, have been deducted from shares issued.
   STOCK REPURCHASE PROGRAM: In 1996, the Board of Directors authorized the repurchase of up to 1.5 million shares of the Company's Class A common stock. Pursuant to this authorization, the Company commenced an issuer tender offer in 1996 and repurchased 800,000 shares at $50.00 per share. The $40.4 million cost of this transaction, including fees and expenses, was financed using cash on hand and amounts available under revolving credit facilities. In addition to the offer, the Company was authorized to make open market share repurchases up to 700,000 shares of Class A common stock through December 31, 1998. In 1998 and 1997, the Company repurchased 46,500 and 53,000 shares of Class A common stock, respectively, pursuant to this open market share repurchase program.
   STOCK OPTIONS: The 1975 and 1981 stock option plans, as amended, provide for the granting to officers and other key employees of options to purchase Class A and Class B common stock of the Company at a price not less than the market value of such stock at the date of grant. Options become exercisable over a four-year period and expire 10 years from the date of the grant. At December 31, 1998, 1997 and 1996, all stock options outstanding were exercisable.
    At December 31, 1998, 1997 and 1996, there were 80,701 shares of Class A common stock and 80,100 shares of Class B common stock available for grant. In 1998 and 1997, no options were granted; however, options for 1,800 and 4,000 shares of Class A common stock, respectively, were exercised. No options were granted or exercised during 1996. At December 31, 1998, 1997 and 1996, there were options outstanding relating to 0, 1,800 and 5,800, respectively, shares of Class A common stock with an option price of $32.00 that were granted on January 12, 1989, and 25,000 shares of Class A common stock at an option price of $35.56 granted on March 1, 1989. The Company does not presently intend to issue additional stock options.

    The Company applies AICPA Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for stock options. Since there have been no options granted subsequent to 1995, no additional pro forma disclosures are required as provided in SFAS No. 123, "Accounting for Stock-Based Compensation."

NOTE 16-EARNINGS PER SHARE
    For purposes of calculating the basic and diluted earnings per share, no adjustments have been made to the reported amounts of net income. The share amounts used for the year ended December 31 are as follows:

                                             1998          1997           1996
                                             ----          ----           ----
Basic common shares
 (weighted average) ...............         8.147          8.171          8.920
Dilutive stock options ............          .019           .014           .011
                                            -----          -----          -----
Diluted common
 shares ...........................         8.166          8.185          8.931
                                            =====          =====          =====

NOTE 17-INCOME TAXES
    The components of income before income taxes and provision for income taxes for the year ended December 31 are as follows:

                                              1998           1997          1996
                                           --------        -------       -------
INCOME BEFORE
 INCOME TAXES
 Domestic ........................         $  137.9        $  74.6       $  73.0
 Foreign .........................             28.1           14.5          13.3
                                           --------        -------       -------
                                           $  166.0        $  89.1       $  86.3
                                           ========        =======       =======
PROVISION FOR INCOME
 TAXES
Current tax expense:
  Federal ........................         $   53.1        $  38.5       $  29.0
  State ..........................              9.7            7.4           6.2
  Foreign ........................              9.2            3.9           5.6
                                           --------        -------       -------
   Total current .................             72.0           49.8          40.8
                                           --------        -------       -------
Deferred tax expense
 (benefit):
  Federal ........................            (10.0)         (24.3)          (.3)
  State ..........................             (1.3)          (2.6)          (.9)
  Foreign ........................              (.8)          (2.4)         (5.3)
                                           --------        -------       -------
   Total deferred ................            (12.1)         (29.3)         (6.5)
Increase in valuation
 allowance .......................               .8            5.9             -
                                           --------        -------       -------
                                           $   60.7        $  26.4       $  34.3
                                           ========        =======       =======

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

    Domestic income before income taxes has been reduced by substantially all interest expense and the amortization of goodwill.
    The Company made income tax payments of $74.6 million, $46.4 million and $40.2 million during 1998, 1997 and 1996, respectively. During the same period, income tax refunds totaled $0.8 million, $2.1 million and $3.3 million, respectively.
    A reconciliation of federal statutory and effective income tax for the year ended December 31 follows:

                                           1998            1997            1996
                                        --------         -------         -------
Income before taxes ...........         $  166.0         $  89.1         $  86.3
                                        ========         =======         =======

Statutory taxes
 at 35.0% .....................         $   58.1         $  31.2         $  30.2
 State income taxes ...........              5.7             3.4             3.3
 Amortization of
  goodwill ....................              4.9             4.9             5.1
 Valuation allowance ..........               .8             5.9               -
 Unremitted foreign
  earnings ....................                -           (15.3)              -
 Percentage
  depletion ...................             (3.7)           (1.6)           (1.6)
 Tax audit
  settlements .................                -               -            (1.2)
 Export benefits ..............             (1.4)            (.8)           (1.8)
 Foreign statutory
  rate differences ............             (1.2)           (2.2)            (.5)
 Earnings reported
  net of taxes ................             (1.2)            (.4)            (.4)
 Other-net ....................             (1.3)            1.3             1.2
                                        --------         -------         -------
Provision for income
 taxes ........................         $   60.7         $  26.4         $  34.3
                                        ========         =======         =======

Effective rate ................             36.6%           29.6%           39.7%
                                        ========         =======         =======

    The Company does not provide for deferred taxes on certain unremitted foreign earnings. In 1997,management determined, and continues to conclude in 1998, that the earnings of NMHG's foreign subsidiaries have been and will be indefinitely reinvested in the Company's foreign operations and, therefore, a reserve for unremitted foreign earnings is no longer required. Certain 1997 events, including the release of certain covenant restrictions on the NMHG Facility, an improvement in NMHG's domestic cash flow and the identification of specific capital investment projects to be undertaken by the foreign operations, allowed management to make these determinations. As a result, an income tax benefit of $15.3 million was recognized in 1997 relating to the reversal of previously provided deferred taxes on NMHG's unremitted foreign earnings. As of December 31, 1998, the unremitted earnings of the Company's foreign subsidiaries are $163.4 million. It is impracticable to determine the amount of unrecognized deferred taxes with respect to these earnings; however, foreign tax credits would be available to reduce U.S. income taxes in the event of a distribution.
    A detailed summary of the total deferred tax assets and liabilities in the Company's Consolidated Balance Sheets at December 31 resulting from differences in the book and tax basis of assets and liabilities follows:

                                                          1998            1997
                                                        --------         -------
DEFERRED TAX ASSETS
  Accrued expenses and
   reserves ..................................          $   66.9         $  61.1
  Reserve for UMWA ...........................              31.7            33.9
  Employee benefits ..........................              25.1            18.0
  Net operating loss
   carryforwards .............................               7.0             7.9
    Total deferred tax assets ................             130.7           120.9
    Less: Valuation allowance ................              (6.7)           (5.9)
                                                        --------         -------
                                                           124.0           115.0
                                                        --------         -------
DEFERRED TAX LIABILITIES
  Depreciation and depletion .................              46.3            46.6
  Inventories ................................              16.3            18.5
  Other ......................................              12.3            13.5
                                                        --------         -------
    Total deferred tax liabilities ...........              74.9            78.6
                                                        --------         -------

      Net deferred tax asset .................          $   49.1         $  36.4
                                                        ========         =======


    The Company periodically reviews the need for a valuation allowance against certain deferred tax assets and recognizes these assets to the extent that realization is more likely than not. Based on a review of earnings history and trends, forecasted earnings and expiration of carryforwards, the Company provided a valuation allowance of $5.9 million in 1997, primarily against foreign net operating loss carryforwards for which utilization is uncertain. In 1998, this valuation allowance was increased to $6.7 million. At December 31, 1998, the Company had $2.0 million of net operating loss carryforwards that expire, if unused, in years 1999 through 2003, and $5.0 million that are not subject to expiration.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

    The tax returns of the Company and certain of its subsidiaries are being examined by various taxing authorities. The Company has not been informed of any material assessment resulting from these examinations and will vigorously contest any material assessment. Management believes that any potential adjustment would not materially affect the Company's financial condition or results of operations.

NOTE 18-RETIREMENT BENEFIT PLANS
   DEFINED BENEFIT PLANS: The Company maintains various defined benefit pension plans covering most of its employees. These plans provide benefits based on years of service and average compensation during certain periods. The Company's policy is to make contributions to fund these plans within the range allowed by the applicable regulations. Plan assets consist primarily of publicly traded stocks, investment contracts, and government and corporate bonds.
    As of December 31, 1996, pension benefits were frozen for employees covered under NMHG's and HB-PS' United States plans, except for those NMHG employees participating in collective bargaining agreements. As a result, a curtailment gain of $1.3 million and a special termination charge of $1.6 million were recognized in 1996. In addition, the net periodic pension expense in 1998 and 1997 was, and the periodic pension expense in future periods will be, significantly reduced. As a result of these changes, in the United States only NACoal employees and certain NMHG employees covered under collective bargaining agreements will earn retirement benefits under defined benefit pension plans. Other employees of the Company, including NMHG and HB-PS employees whose pension benefits were frozen as of December 31, 1996, will receive retirement benefits under defined contribution retirement plans, as described below.
    Set forth here is a detail of the net periodic pension expense and the assumptions used in accounting for the United States and the United Kingdom defined benefit plans for the years ended December 31. Assumptions used in accounting for the United Kingdom plans changed significantly in 1998 as compared with 1997 and 1996, primarily due to changes in the economic climate in the United Kingdom.

                                        1998         1997         1996
UNITED STATES PLANS
 Service cost ................       $   5.5       $  3.5       $  5.4
 Interest cost ...............           9.7          9.3          9.2
 Expected return on
  plan assets ................         (10.7)        (9.1)        (8.2)
 Amortization of
  transition asset ...........           (.4)         (.4)         (.4)
 Amortization of prior
  service cost ...............            .4           .3           .4
 Recognized actuarial
  (gain) loss ................           (.2)           -           .2
 Net termination charge ......             -            -           .3
                                     -------        -----        -----
  Net periodic pension
   expense ...................       $   4.3       $  3.6       $  6.9
                                     =======       ======       ======

 Assumptions:
   Weighted average
    discount rates ...........           7.0%         7.5%         8.0%
   Rate of increase in
    compensation levels ......           4.0%         4.5%         5.0%
   Expected long-term
    rate of return on
    assets ...................           9.0%         9.0%         9.0%

UNITED KINGDOM PLAN
 Service cost ................       $   2.2       $  2.1       $  1.7
 Interest cost ...............           2.8          2.7          2.3
 Expected return on
  plan assets ................          (4.5)        (3.8)        (3.2)
 Amortization of
  transition asset ...........           (.1)         (.1)           -
 Amortization of prior
  service cost ...............            .1           .1           .1
 Recognized actuarial
  gain .......................          (1.1)         (.8)         (.6)
                                     -------        -----        -----
  Net periodic pension
   (income) expense ..........       $   (.6)       $  .2        $  .3
                                     =======        =====        =====

 Assumptions:
   Weighted average
    discount rates ...........           5.8%         8.0%         8.5%
   Rate of increase in
    compensation levels ......           3.5%         5.0%         5.5%
   Expected long-term
    rate of return on
    assets ...................           7.5%         9.0%         9.5%

    The following sets forth the changes in the benefit obligation and the plan assets during the year and reconciles the funded status of the defined benefit plans with the amounts recognized in the Consolidated Balance Sheets at December 31:

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

                                                                                1998                     1997
                                                                       --------------------     --------------------
                                                                         United     United       United      United
                                                                         States     Kingdom      States      Kingdom
                                                                         Plans       Plans       Plans       Plans
                                                                       --------     -------     --------     -------

CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at beginning of year .......................      $  127.3     $  35.3     $  115.1     $  33.9
  Service cost ..................................................           5.5         2.2          3.5         2.1
  Interest cost .................................................           9.7         2.8          9.3         2.7
  Actuarial gain (loss) .........................................          12.0        17.6          4.8        (1.2)
  Benefits paid .................................................          (8.0)       (1.4)        (5.4)       (1.7)
  Plan amendments ...............................................           1.5           -            -           -
  Foreign currency exchange rate changes ........................             -          .2            -         (.5)
                                                                       --------     -------     --------     -------
   Benefit obligation at end of year ............................      $  148.0     $  56.7     $  127.3     $  35.3
                                                                       --------     -------     --------     -------

CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year ................      $  138.4     $  49.5     $  107.8     $  41.8
  Actual return on plan assets ..................................           4.7         (.1)        28.7         7.4
  Employer contributions ........................................             7         1.5          7.3         1.8
  Employee contributions ........................................             -          .8            -          .8
  Benefits paid .................................................          (8.0)       (1.4)        (5.4)       (1.7)
  Foreign currency exchange rate changes ........................           (.1)         .2            -         (.6)
                                                                       --------     -------     --------     -------
   Fair value of plan assets at end of year .....................      $  135.7     $  50.5     $  138.4     $  49.5
                                                                       --------     -------     --------     -------

NET AMOUNT RECOGNIZED
  Plan assets in excess of (less than) obligation ...............      $  (12.3)    $  (6.2)    $   11.1     $  14.2
  Unrecognized prior service cost ...............................           3.4         1.1          2.4         1.2
  Unrecognized actuarial (gain) loss ............................          (9.1)       16.0        (28.0)       (7.1)
  Unrecognized net transition asset .............................          (1.0)        (.5)        (1.4)        (.5)
  Contributions in fourth quarter ...............................            .3          .4           .5          .4
                                                                       --------     -------     --------     -------
   Net amount recognized ........................................      $  (18.7)    $  10.8     $  (15.4)    $   8.2
                                                                       ========     =======     ========     =======

AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS CONSIST OF:
 Prepaid benefit cost ...........................................      $      -     $  10.8     $     .8     $   8.2
 Accrued benefit liability ......................................         (28.0)          -        (20.3)          -
 Intangible asset ...............................................           2.9           -          1.8           -
 Accumulated other comprehensive income .........................           6.4           -          2.3           -
                                                                       --------     -------     --------     -------
   Net amount recognized ........................................      $  (18.7)    $  10.8     $  (15.4)    $   8.2
                                                                       ========     =======     ========     =======

   DEFINED CONTRIBUTION PLANS: NACCO and its subsidiaries have defined contribution (401(k)) plans for substantially all employees. For NACCO and those subsidiaries, the company matches employee contributions based on plan provisions. In addition, NACCO and certain other subsidiaries have defined contribution retirement plans whereby the company's contribution to participants is determined annually based on a formula that includes the effect of actual compared to targeted operating results and the age and compensation of the participants. Total costs, including Company contributions, for these plans were $17.8 million, $15.2 million and $8.9 million in 1998, 1997 and 1996, respectively.

NOTE 19-BUSINESS SEGMENTS
    In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement requires companies to identify segments consistent with the manner in which management makes decisions about allocating resources to segments and measuring their performance. It also requires disclosures about products and services, geographic areas and major customers. See Note 1 for a discussion of the Company's operating segments and product lines. NACCO's non-operating segment, NACCO and Other, includes the accounts of the parent company and Bellaire.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

    The accounting policies of the segments are the same as those described in
Note 2-Accounting Policies. No intersegment sales transactions occur. Other intersegment transactions are recognized based on similar third-party transactions; that is, at current market prices.
    The following disclosures have been made in accordance with this new Statement. Certain information provided for the years ended December 31, 1997 and 1996 has been restated to conform to the new requirements.

                                                               1998          1997           1996
                                                             ---------     ---------     ---------
REVENUES FROM EXTERNAL CUSTOMERS
  NMHG ................................................      $ 1,713.0     $ 1,488.0     $ 1,560.1
  Housewares ..........................................          537.6         495.8         463.7
  NACoal ..............................................          285.4         262.9         249.1
  NACCO and Other .....................................             .2            .2            .3
                                                             ---------     ---------     ---------
                                                             $ 2,536.2     $ 2,246.9     $ 2,273.2
                                                             =========     =========     =========
GROSS PROFIT
  NMHG ................................................      $   345.7     $   264.1     $   247.2
  Housewares ..........................................          115.6         102.8         100.5
  NACoal ..............................................           54.4          54.2          51.4
  NACCO and Other .....................................            (.2)          (.1)            -
                                                             ---------     ---------     ---------
                                                             $   515.5     $   421.0     $   399.1
                                                             =========     =========     =========
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
  NMHG ................................................      $   203.4     $   173.9     $   163.1
  Housewares ..........................................           74.8          72.6          69.2
  NACoal ..............................................           12.4          10.3          11.2
  NACCO and Other .....................................           10.5           8.4           9.0
                                                             ---------     ---------     ---------
                                                             $   301.1     $   265.2     $   252.5
                                                             =========     =========     =========
AMORTIZATION OF GOODWILL
  NMHG ................................................      $    11.7     $    11.7     $    11.5
  Housewares ..........................................            3.0           4.1           3.9
                                                             ---------     ---------     ---------
                                                             $    14.7     $    15.8     $    15.4
                                                             =========     =========     =========
OPERATING PROFIT (LOSS)
  NMHG ................................................      $   132.2     $    70.5     $    72.5
  Housewares ..........................................           34.6          26.1          27.4
  NACoal ..............................................           42.0          43.9          40.3
  NACCO and Other .....................................          (10.7)         (8.5)         (9.0)
                                                             ---------     ---------     ---------
                                                             $   198.1     $   132.0     $   131.2
                                                             =========     =========     =========
OPERATING PROFIT (LOSS) EXCLUDING GOODWILL AMORTIZATION
  NMHG ................................................      $   143.9     $    82.2     $    84.0
  Housewares ..........................................           37.6          30.2          31.3
  NACoal ..............................................           42.0          43.9          40.3
  NACCO and Other .....................................          (10.7)         (8.5)         (9.0)
                                                             ---------     ---------     ---------
                                                             $   212.8     $   147.8     $   146.6
                                                             =========     =========     =========
INTEREST EXPENSE
  NMHG ................................................      $   (14.0)    $   (14.5)    $   (25.0)
  Housewares ..........................................           (7.0)         (7.3)         (7.1)
  NACoal ..............................................            (.6)         (2.1)          (.2)
  NACCO and Other .....................................           (1.0)         (2.3)          (.5)
  Eliminations ........................................            1.0           2.3            .5
                                                             ---------     ---------     ---------
                                                                 (21.6)        (23.9)        (32.3)
  Project mining subsidiaries .........................          (13.0)        (12.7)        (13.6)
                                                             ---------     ---------     ---------
                                                             $   (34.6)    $   (36.6)    $   (45.9)
                                                             =========     =========     =========
INTEREST INCOME
  NMHG ................................................      $     2.2     $     2.2     $      .5
  Housewares ..........................................              -            .1             -
  NACoal ..............................................            1.2           3.1           1.5
  Eliminations ........................................           (1.1)         (2.3)          (.5)
                                                             ---------     ---------     ---------
                                                             $     2.3     $     3.1     $     1.5
                                                             =========     =========     =========

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

                                                         1998            1997          1996
                                                      ----------     ----------     ----------
OTHER-NET, INCOME (EXPENSE)
  NMHG .........................................      $        -      $    (5.9)    $     (2.0)
  Housewares ...................................             (.7)           (.3)           (.3)
  NACoal .......................................               -           (5.1)           1.1
  NACCO and Other ..............................              .9            1.9             .7
                                                      ----------     ----------     ----------
                                                      $       .2     $     (9.4)    $      (.5)
                                                      ==========     ==========     ==========
PROVISION FOR INCOME TAXES
  NMHG .........................................      $     46.3     $     13.6     $     19.6
  Housewares ...................................            11.6            8.1            7.8
  NACoal .......................................             7.1            8.1            9.9
  NACCO and Other ..............................            (4.3)          (3.4)          (3.0)
                                                      ----------     ----------     ----------
                                                      $     60.7     $     26.4     $     34.3
                                                      ==========     ==========     ==========
NET INCOME (LOSS)
  NMHG .........................................      $     75.1     $     38.7     $     26.4
  Housewares ...................................            15.2           10.5           12.2
  NACoal .......................................            20.3           19.0           19.2
  NACCO and Other ..............................            (8.3)          (6.4)          (7.2)
                                                      ----------     ----------     ----------
                                                      $    102.3     $     61.8     $     50.6
                                                      ==========     ==========     ==========
TOTAL ASSETS
  NMHG .........................................      $  1,100.4     $    942.4     $    950.9
  Housewares ...................................           334.0          315.7          299.4
  NACoal .......................................            43.1           51.5           66.5
  NACCO and Other ..............................            53.6           59.4           56.7
                                                      ----------     ----------     ----------
                                                         1,531.1        1,369.0        1,373.5
  Project mining subsidiaries ..................           418.6          423.4          433.6
                                                      ----------     ----------     ----------
                                                         1,949.7        1,792.4        1,807.1
  Consolidating eliminations ...................           (51.4)         (63.3)         (99.0)
                                                      ----------     ----------     ----------
                                                      $  1,898.3     $  1,729.1     $  1,708.1
                                                      ==========     ==========     ==========

DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE
  NMHG .........................................      $     37.9     $     35.0     $     33.8
  Housewares ...................................            16.7           21.0           20.1
  NACoal .......................................             3.3            2.4            2.1
  NACCO and Other ..............................              .4             .4             .2
                                                      ----------     ----------     ----------
                                                            58.3           58.8           56.2
  Project mining subsidiaries ..................            30.7           29.8           29.1
                                                      ----------     ----------     ----------
                                                      $     89.0     $     88.6     $     85.3
                                                      ==========     ==========     ==========
CAPITAL EXPENDITURES
  NMHG .........................................      $     63.9     $     25.3     $     42.3
  Housewares ...................................            16.8           18.3           16.2
  NACoal .......................................             3.8            9.1            2.8
  NACCO and Other ..............................               -              -            1.4
                                                      ----------     ----------     ----------
                                                            84.5           52.7           62.7
  Project mining subsidiaries ..................            15.8           15.7           16.7
                                                      ----------     ----------     ----------
                                                      $    100.3     $     68.4     $     79.4
                                                      ==========     ==========     ==========

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

DATA BY GEOGRAPHIC AREA
    No single country outside of the United States comprised 10 percent or more of the Company's revenue from external customers. The Other category below includes Canada, Mexico, South America and Asia-Pacific.

                                                                          Europe,
                                                         United         Africa and
                                                         States         Middle East       Other        Consolidated
                                                         ------         -----------       -----        ------------
                1998
----------------------------------------------
Revenues from unaffiliated customers,
 based on the customer's location ............         $ 1,938.4        $  478.8          $119.0       $ 2,536.2
                                                       ==========       ========          ======       =========

Long-lived assets ............................         $   917.5        $  192.8          $ 52.8       $ 1,163.1
                                                       ==========       ========          ======       =========

                 1997
----------------------------------------------
Revenues from unaffiliated customers,
 based on the customer's location ............         $  1,709.1       $  402.2          $135.6       $ 2,246.9
                                                       ==========       ========          ======       =========

Long-lived assets                                      $    896.5       $  168.9          $ 39.9       $ 1,105.3
                                                       ==========       ========          ======       =========

                 1996
----------------------------------------------
Revenues from unaffiliated customers,
 based on the customer's location ............         $  1,667.3       $  457.5          $148.4       $ 2,273.2
                                                       ==========       ========          ======       =========

Long-lived assets ............................         $    915.6       $  162.5          $ 30.3       $ 1,108.4
                                                       ==========       ========          ======       =========

NOTE 20-QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
    A summary of the unaudited quarterly results of operations for the year ended December 31 is as follows:


                                                        1998
                                ---------------------------------------------------
                                  First         Second       Third         Fourth
                                 Quarter        Quarter      Quarter       Quarter
                                ---------     ---------     ---------     ---------
REVENUES
  NMHG ...................      $   431.9     $   437.2     $   374.6     $   469.3
  Housewares .............           99.0         112.9         136.8         188.9
  NACoal .................           68.4          64.0          72.3          80.7
  NACCO and Other ........              -            .1             -            .1
                                ---------     ---------     ---------     ---------
                                $   599.3     $   614.2     $   583.7     $   739.0
                                ---------     ---------     ---------     ---------

GROSS PROFIT .............      $   119.0     $   120.2     $   118.2     $   158.1
                                ---------     ---------     ---------     ---------

OPERATING PROFIT
  NMHG ...................      $    41.3     $    38.7     $    23.6     $    28.6
  Housewares .............            (.7)          2.4          11.6          21.3
  NACoal .................           10.9           8.6          10.7          11.8
  NACCO and Other ........           (2.4)         (2.7)         (2.6)         (3.0)
                                ---------     ---------     ---------     ---------
                                $    49.1     $    47.0     $    43.3     $    58.7
                                ---------     ---------     ---------     ---------

NET INCOME ...............      $    24.1     $    26.3     $    20.4     $    31.5
                                =========     =========     =========     =========

BASIC EARNINGS PER SHARE .      $    2.95     $    3.22     $    2.50     $    3.88
                                ==========    ==========    ==========    ==========

DILUTED EARNINGS PER SHARE      $    2.95     $    3.21     $    2.50     $    3.87
                                ==========    ==========    ==========    ==========

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit and Percentage Data)

                                                      1997
                                ----------------------------------------------------
                                  First       Second         Third         Fourth
                                 Quarter      Quarter       Quarter        Quarter
                                ---------     ---------     ---------     ---------
REVENUES
  NMHG ...................      $   332.3     $   377.4     $   352.3     $   426.0
  Housewares .............           88.9         101.3         134.8         170.8
  NACoal .................           58.4          62.4          70.2          71.9
  NACCO and Other ........             .1             -            .1             -
                                ---------     ---------     ---------     ---------
                                $   479.7     $   541.1     $   557.4     $   668.7
                                ---------     ---------     ---------     ---------
GROSS PROFIT .............      $    82.1     $   100.4     $   105.8     $   132.7
                                ---------     ---------     ---------     ---------
OPERATING PROFIT
  NMHG ...................      $    12.2     $    24.7     $    17.6     $    16.0
  Housewares .............           (3.1)          1.7           8.8          18.7
  NACoal .................            9.0           9.4          13.2          12.3
  NACCO and Other ........           (2.1)         (2.0)         (2.1)         (2.3)
                                ---------     ---------     ---------     ---------
                                $    16.0     $    33.8     $    37.5     $    44.7
                                ---------     ---------     ---------     ---------
NET INCOME ...............      $     2.8     $    14.9     $    14.5     $    29.6
                                =========     =========     =========     =========

BASIC EARNINGS PER SHARE .      $     .35     $    1.82     $    1.78     $    3.63
                                =========     =========     =========     =========
DILUTED EARNINGS PER SHARE      $     .35     $    1.82     $    1.78     $    3.62
                                =========     =========     =========     =========


NOTE 21-PARENT COMPANY CONDENSED BALANCE SHEETS
    The condensed balance sheets of NACCO, the parent company, at December 31 are as follows:


                                                      1998        1997
                                                    --------    --------
ASSETS
Current assets ...............................      $     .6    $      -
Current intercompany accounts receivable, net            5.5        12.4
Other assets .................................            .2          .5
Investment in subsidiaries
   NMHG ......................................         451.0       375.8
   Housewares ................................         150.1       137.9
   NACoal ....................................          15.1        15.1
   Bellaire ..................................            .7          .8
                                                    --------    --------
                                                       616.9       529.6
Property, plant and equipment, net ...........           1.6         1.9
Deferred income taxes ........................          21.8        21.2
                                                    --------    --------
    Total Assets .............................      $  646.6    $  565.6
                                                    ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities ..........................      $   10.0    $   15.2
Reserve for future interest on UMWA obligation          57.1        59.2
Note payable to Bellaire .....................          38.4        39.3
Notes payable to other subsidiaries ..........          18.0        22.6
Deferred income taxes and other ..............           4.8         4.2
Stockholders' equity .........................         518.3       425.1
                                                    --------    --------
    Total Liabilities and Stockholders' Equity      $  646.6    $  565.6
                                                    ========    ========




    The credit agreements at NMHG and Housewares allow the transfer of assets to NACCO under certain circumstances. The amount of NACCO's investment in NMHG and Housewares that was restricted at December 31, 1998 totals approximately $467.7 million. There are no restrictions on the transfer of assets from NACoal. Dividends and advances from subsidiaries are the primary sources of cash for NACCO.

--------------------------------------------------------------------------------
NACCO INDUSTRIES, INC. REPORT OF MANAGEMENT

To the Stockholders of NACCO Industries, Inc.:

    The management of NACCO Industries, Inc. is responsible for the preparation, content and integrity of the financial statements and related information contained within this report. The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and include amounts that are based on informed judgments and estimates.
    The Company's code of conduct, communicated throughout the organization, requires adherence to high ethical standards in the conduct of the Company's business.
    NACCO Industries, Inc. and each of its subsidiaries maintain a system of internal controls designed to provide reasonable assurance as to the protection of assets and the integrity of the financial statements. These systems are augmented by the selection of qualified financial management personnel. In addition, an internal audit function periodically assesses the internal controls.
    Arthur Andersen LLP, independent certified public accountants, audits NACCO Industries, Inc. and its subsidiaries' financial statements. Its audits are conducted in accordance with generally accepted auditing standards and provide an objective and independent assessment that helps ensure fair presentation of the Company's operating results and financial position. The independent accountants have access to all financial records and related data of the Company, as well as to the minutes of stockholders' and directors' meetings.
    The Audit Committee of the Board of Directors, composed of independent directors, meets regularly with the independent auditors and internal auditors to review the scope of their audit reports and to discuss any action to be taken. The independent auditors and the internal auditors have free and direct access to the Audit Committee. The Audit Committee also reviews the financial reporting process and accounting policies of NACCO Industries, Inc. and each of its subsidiaries.

/s/ Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer

/s/ Kenneth C. Schilling
Vice President and Controller

--------------------------------------------------------------------------------


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of NACCO Industries, Inc.:

    We have audited the accompanying Consolidated Balance Sheets of NACCO Industries, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related Consolidated Statements of Income and Comprehensive Income, Stockholders' Equity and Cash Flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NACCO Industries, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Cleveland, Ohio,
February 9, 1999