Form 10-K, Exhibit 13
period 1999-12-31
NACCO INDUSTRIES INC
filed 2000-03-30
CIK 789933

                                                                   Exhibit 13


[LOGO]SELECTED FINANCIAL AND OPERATING DATA
      NACCO Industries,Inc. and Subsidiaries

                                                                    Year Ended December 31
                                             ---------------------------------------------------------------------
                                                 1999            1998           1997         1996         1995
                                             ---------------------------------------------------------------------
                                                      (In millions,except per share and employee data)

Total revenues ...........................   $   2,602.8    $   2,536.2   $   2,246.9   $   2,273.2   $   2,204.5
Operating profit .........................   $     131.3    $     198.1   $     132.0   $     131.2   $     148.7
Income before extraordinary items and
   cumulative effect of accounting change    $      54.3    $     102.3   $      61.8   $      50.6   $      65.5
Extraordinary items:
   Extraordinary gain,net-of-tax .........             -              -             -             -          32.3
   Extraordinary charges,net-of-tax ......             -              -             -             -          (3.4)
Cumulative effect of accounting change,
   net-of-tax ............................          (1.2)             -             -             -             -
                                             -----------    -----------   -----------   -----------   -----------
Net income ...............................   $      53.1    $     102.3   $      61.8   $      50.6   $      94.4
                                             ===========    ===========   ===========   ===========   ===========

Total assets .............................   $   2,013.0    $   1,898.3   $   1,729.1   $   1,708.1   $   1,833.8
Long-term debt ...........................   $     326.3    $     256.4   $     230.2   $     333.3   $     320.2
Stockholders' equity .....................   $     562.2    $     518.3   $     425.1   $     379.3   $     370.1

Basic earnings per share:
   Income before extraordinary items and
     cumulative effect of accounting change  $      6.67    $     12.56   $      7.56   $      5.67   $      7.31
   Extraordinary items:
     Extraordinary gain,net-of-tax .......             -              -             -             -          3.61
     Extraordinary charges,net-of-tax ....             -              -             -             -         (0.38)
   Cumulative effect of accounting change,
     net-of-tax ..........................         (0.15)             -             -             -             -
                                             -----------    -----------   -----------   -----------   -----------
   Net income ............................   $      6.52    $     12.56   $      7.56   $      5.67   $     10.54
                                             ===========    ===========   ===========   ===========   ===========

Diluted earnings per share:
   Income before extraordinary items and
     cumulative effect of accounting change  $      6.66    $     12.53   $      7.55   $      5.67   $      7.30
   Extraordinary items:
     Extraordinary gain,net-of-tax .......             -              -             -             -          3.60
     Extraordinary charges,net-of-tax ....             -              -             -             -         (0.38)
   Cumulative effect of accounting change,
     net-of-tax ..........................         (0.15)             -             -             -             -
                                             -----------    -----------   -----------   -----------   -----------
   Net income ............................   $      6.51    $     12.53   $      7.55   $      5.67   $     10.52
                                             ===========    ===========   ===========   ===========   ===========
Per share data:
   Cash dividends ........................   $     0.850    $     0.810   $     0.773   $     0.743   $     0.710
   Market value at December 31 ...........   $     55.56    $     92.00   $    107.19   $     53.50   $     55.50
   Stockholders' equity ..................   $     68.92    $     63.83   $     52.13   $     46.34   $     41.28

Average shares outstanding ...............         8.150          8.147         8.171         8.920         8.963

Total employees ..........................        14,400         14,100        13,400        11,800        12,300

          [BAR GRAPH]

         TOTAL REVENUES
          (in billions)
$2.2   $2.3      $2.2     $2.5        $2.6
1995   1996      1997     1998        1999

          [BAR GRAPH]

 DILUTED EARNINGS PER SHARE BEFORE EXTRAORDINARY ITEMS
      AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE
   $7.30     $5.67       $7.55      $12.53    $6.66
   1995      1996        1997       1998      1999

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)

FINANCIAL SECTION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Financial Summary ..........................................................   24
The North American Coal Corporation ........................................   25
NACCO Materials Handling Group .............................................   28
NACCO Housewares Group .....................................................   33
NACCO and Other ............................................................   36
CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statements of Income and
     Comprehensive Income ..................................................   40
Consolidated Balance Sheets ................................................   41
Consolidated Statements of Cash Flows ......................................   42
Consolidated Statements of
     Stockholders' Equity ..................................................   43
Notes to Consolidated Financial Statements .................................   44

FINANCIAL SUMMARY

         NACCO Industries, Inc. ("NACCO," the parent company) has four operating subsidiaries (collectively, the"Company") that function in three principal industries: lignite mining, lift trucks and housewares. The North American Coal Corporation ("NACoal") mines and markets lignite primarily as fuel for power generation by electric utilities. NMHG Holding Co. and its majority owned subsidiaries (collectively, "NMHG") consists of NACCO Materials Handling Group, Inc. ("NMHG Wholesale") and NMHG Distribution Co. ("NMHG Retail"). NMHG Wholesale primarily designs, engineers, manufactures and sells a full line of lift trucks and replacement parts marketed worldwide under the Hyster(R)and Yale(R)brand names. NMHG Retail primarily sells and services Hyster and Yale lift trucks and replacement parts through a network of wholly owned Hyster or Yale retail dealerships. NACCO Housewares Group ("Housewares") consists of Hamilton Beach*Proctor-Silex, Inc. ("HB*PS"), a leading manufacturer and marketer of small electric motor and heat-driven appliances as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc. ("KCI"), a national specialty retailer of brand-name kitchenware, small electrical appliances and related accessories.

         In 1999, the Company recognized the cumulative effect of a required change in accounting for start-up costs of $1.2 million, net-of-tax. Consolidated income before the cumulative effect of this accounting change was $54.3 million, or $6.66 diluted earnings per share. This compares with income before the cumulative effect of accounting change, which was equal to net income of $102.3 million, or $12.53 diluted earnings per share, in 1998; and $61.8 million, or $7.55 diluted earnings per share, in 1997. In 1999, consolidated net income was $53.1 million, or $6.51 diluted earnings per share.

         The following schedule identifies the components of the changes in consolidated revenues, operating profit and net income for 1999 compared with 1998:

                                                      Operating     Net
                                         Revenues      Profit      Income
                                         --------      ------      ------
1998  .................................   $2,536.2    $  198.1    $  102.3
Increase (decrease)
 in 1999 from:
  NACoal ..............................       (7.7)       (1.6)       (2.6)
  NMHG Wholesale ......................      (95.9)      (59.9)      (38.2)
  NMHG Retail .........................      111.2       (14.0)      (13.2)
  Housewares ..........................       59.1         7.2         6.0
  NACCO & Other .......................        (.1)        1.5           -
  Cumulative effect
   of accounting
   change .............................          -           -        (1.2)
                                          --------    --------    --------
1999  .................................   $2,602.8    $  131.3    $   53.1
                                          ========    ========    ========

         NACCO's subsidiaries function in three distinct industries and, therefore, results of operations and financial condition are discussed separately for the industry groups, as defined above: NACoal, NMHG and Housewares. Results by segment are also summarized in Note Eighteen to the Consolidated Financial Statements.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)




                       THE NORTH AMERICAN COAL CORPORATION

    NACoal mines and markets lignite for use primarily as fuel for power generation by electric utilities. The lignite is surface mined in North Dakota, Texas and Louisiana. Total coal reserves approximate 1.9 billion tons, with 1.1 billion tons committed to electric utility customers pursuant to long-term contracts. NACoal operates five lignite mines, including three project mining subsidiaries ("Coteau,""Falkirk"and "Sabine"), a NACoal division ("San Miguel") and a joint venture ("Red River"). NACoal also provides dragline mining services ("Florida dragline operations") for a limerock quarry near Miami, Florida. The operating results for the Florida dragline operations, San Miguel and Red River are included in Other mining operations.

    During 1997, the Mississippi Lignite Mining Company was formed as a joint venture between NACoal and Phillips Coal Company. This joint venture, in which NACoal has a 25 percent interest, was formed to develop and mine lignite at the Red Hills lignite mine near Ackerman, Mississippi. Development of the mine site began in 1998 and continued through 1999. Initial production is expected to begin during the fourth quarter of 2000. NACoal accounts for its minority ownership in the Mississippi Lignite Mining Company using the equity method of accounting.

FINANCIAL REVIEW

    NACoal's three project mining subsidiaries (Coteau, Falkirk and Sabine), which represent a significant portion of NACoal's operations, mine lignite for utility customers pursuant to long-term contracts at prices based on actual cost plus an agreed pre-tax profit per ton. Due to the cost-plus nature of these contracts, revenues and operating profits are affected by increases and decreases in operating costs, as well as by tons sold. Net income of these project mines, however, is not significantly affected by changes in such operating costs, which include costs of operations, interest expense and certain other items. Because of the nature of the contracts at these three mines, operating results are best analyzed in terms of lignite tons sold, income before taxes and net income.

    Lignite tons sold by NACoal's five operating lignite mines were as follows for the year ended December31:

                                            1999     1998     1997
                                            ----     ----     ----
Coteau Properties .....................     16.4     16.4     15.9
Falkirk Mining ........................      7.2      7.0      6.9
Sabine Mining .........................      3.6      3.8      4.1
San Miguel ............................      3.4      3.5      2.0
Red River Mining ......................       .7      1.0      1.0
                                          ------   ------   ------
    Total lignite .....................     31.3     31.7     29.9
                                          ======   ======   ======

    The Florida dragline operations mined 8.4 million, 8.3 million and 7.6 million cubic yards of limerock for the years ended December 31, 1999, 1998 and 1997, respectively.

    Revenues, income before taxes, provision for taxes and net income were as follows for the year ended December 31:

                                       1999       1998       1997
                                    --------   --------   --------
Revenues
   Project mines ................   $ 239.9    $ 240.0    $ 227.4
   Other mining
     operations .................      35.1       39.1       29.7
                                    -------    -------    -------
                                      275.0      279.1      257.1
   Royalties and
     other ......................       2.7        6.3        5.8
                                    -------    -------    -------
                                    $ 277.7    $ 285.4    $ 262.9
                                    =======    =======    =======
Income before taxes
   Project mines ................   $  25.9    $  25.2    $  24.7
   Other mining
     operations .................       2.7        5.5        5.2
                                    -------    -------    -------
Total income from
 operatingmines .................      28.6       30.7       29.9
Royalty and other
 income, net ....................       1.2        4.8        3.2
Other operating
 expenses .......................      (7.6)      (8.1)      (6.0)
                                    -------    -------    -------
                                       22.2       27.4       27.1
Provision for taxes .............       4.5        7.1        8.1
                                    -------    -------    -------
Income before
 cumulative effect of
 accounting change ..............      17.7       20.3       19.0
Cumulative effect of
 accounting change ..............      (1.2)      --         --
                                    -------    -------    -------
  Net income ....................   $  16.5    $  20.3    $  19.0
                                    =======    =======    =======

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)

1999 COMPARED WITH 1998

         The following schedule identifies the components of the changes in revenues, income before taxes and net income for 1999 compared with 1998:

                                                      Income
                                                      Before      Net
                                           Revenues   Taxes    Income
                                           --------   -----    ------
1998  ...................................   $285.4    $ 27.4    $ 20.3
Increase (decrease)
 in 1999 from:
  Project mines
   Tonnage volume .......................     (1.4)      (.3)      (.2)
   Pass-through costs ...................       .3      --        --
   Agreed profit per ton ................      1.0       1.0        .7
  Other mining
   operations
   Tonnage volume .......................     (4.6)     (4.6)     (3.0)
   Averagesellingprice ..................       .6        .6        .4
   Operating costs ......................     --          .2        .1
   Other ................................     --         1.0        .7
                                            ------    ------    ------
  Changes from
   operating mines ......................     (4.1)     (2.1)     (1.3)
  Royalties and other
   income, net ..........................     (3.6)     (3.6)     (2.4)
  Other operating
   expenses .............................     --          .5        .3
  Cumulative effect of
   accounting change ....................     --        --        (1.2)
  Difference between
   effective and statutory
   tax rates ............................     --        --          .8
                                            ------    ------    ------
1999 ....................................   $277.7    $ 22.2    $ 16.5
                                            ======    ======    ======

    Revenues for 1999 decreased as compared with 1998 primarily due to decreased tons sold and reduced royalties. Tons sold declined at Red River due to the customer's planned power plant outage during the second quarter of 1999 and a decline in customer demand, which is expected to continue in 2000. Other slight changes in tons sold at all other mines resulted from fluctuations in customer demand. Income before taxes for1999 declined as compared with 1998 due to: (i) reduced royalty income,(ii)decreasedtonssoldatRedRiver,whichis not operated on a cost-plus basis, and (iii) increased costs at the San Miguel mine resulting from higher than expected maintenance costs. The decline in income before taxes was partially offset by reduced operating costs at Red River and increased profit per ton at each of the project mines and Red River. Net income declined primarily due to the factors affecting income before taxes and a one-time cumulative effect charge recognized in the first quarter of1999 as a result of a change in accounting for start-up costs.

    Royalty income continued to decline in 1999 due to decreased demand for coal from NACoal's Eastern underground reserves. Near-term profits generated by the San Miguel mine are expected to be lower than 1999 profits because of increased maintenance and other administrative expenses.

1998 COMPARED WITH 1997

    The following schedule identifies the components of the changes in revenues, income before taxes and net income for 1998 compared with 1997:

                                                     Income
                                                     Before     Net
                                         Revenues    Taxes     Income
                                         --------    -----     ------
1997  .................................   $262.9    $ 27.1    $ 19.0
Increase (decrease)
 in 1998 from:
  Project mines
   Tonnage volume .....................       .8        .2        .1
   Pass-through costs .................     11.9      --        --
   Agreed profit per ton ..............      (.1)       .3        .2
  Other mining
   operations
   Tonnage volume .....................      8.4       8.6       5.6
   Averageselling price ...............      1.0        .9        .6
   Operating costs ....................     --        (9.4)     (6.1)
   Other ..............................     --          .2        .1
                                          ------    ------    ------
  Changes from
   operating mines ....................     22.0        .8        .5
  Royalties and other
   income, net ........................       .5       1.6       1.0
  Other operating
   expenses ...........................     --        (2.1)     (1.3)
  Difference between
   effective and statutory
   tax rates ..........................     --        --         1.1
                                          ------    ------    ------
1998  .................................   $285.4    $ 27.4    $ 20.3
                                          ======    ======    ======

    At the project mines, operating results for 1998 improved as compared with 1997 due to increased tons sold, primarily at Coteau, partially offset by decreased tons sold at Sabine due to a customer's planned power plant outage. Results from other mining operations improved due to a full year of production at the San Miguel lignite mining operation, which began operations in July 1997. Increased income from royalties was offset completely by the increased costs of pursuing new international mining opportunities.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)

    OTHER INCOME, EXPENSE AND INCOME TAXES: The components of other income (expense) and the effective tax rate are as follows for the year ended December 31:

                                      1999        1998        1997
                                    -------     -------     -------
Interest expense
 Project mines ..................   $ (17.6)    $ (13.0)    $ (12.7)
 Other mining
  operations ....................      --           (.6)       (2.1)
                                    -------     -------     -------
                                    $ (17.6)    $ (13.6)    $ (14.8)
                                    =======     =======     =======
Other-net
 Project mines ..................   $    .1     $    .7     $   (.4)
 Other mining
  operations ....................        .3          .5        (1.6)
                                    -------     -------     -------
                                    $    .4     $   1.2     $  (2.0)
                                    =======     =======     =======
Effective tax rate ..............      19.1%       25.9%       29.9%

    Interest expense at the project mines increased in 1999 as compared with 1998 and 1997 primarily due to additional interest charged on advances from customers.

    In 1997, other-net from other mining operations includes a non-recurring write-off of certain non-productive assets. The effective tax rate continued to decline in 1999 and 1998 due to increasing amounts of percentage depletion eligible to reduce NACoal's effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES

    NACoal has in place a $50.0 million revolving credit facility. The expiration date of this facility, which is September 2002, may be extended annually, for one-year periods, upon the mutual consent of NACoal and the bank group. NACoal had $34.8 million of its revolving credit facility available at December 31, 1999.

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

    NACoal anticipates spending approximately $30.9 million for property, plant and equipment in 2000, of which $30.5 million relates to the development, establishment and improvement of the project mining subsidiaries' mines and is financed or guaranteed by the utility customers. Planned expenditures primarily include costs to build infrastructure and to replace aging assets. The 2000 planned expenditures compare with capital expenditures of $12.7 million incurred in 1999 and $19.6 million incurred in 1998. Increased planned expenditures for 2000 as compared to actual expenditures in 1999 are primarily due to increased capital projects at Coteau and projects at Sabine that were delayed in 1999.

    Also during 1999 and 1998, NACoal invested $17.6 million and $10.5 million, respectively, in the Mississippi Lignite Mining Company, its joint venture with Phillips Coal Company, to develop the Red Hills lignite mine in Mississippi. During 2000, NACoal anticipates investing an additional $7.6 million in this joint venture.

    NACoal's capital structure, excluding the project mining subsidiaries, is presented below:

                                                   December 31
                                                   -----------
                                                  1999        1998
                                                  ----        ----
Investment in project
 mining subsidiaries .......................   $   3.7     $   3.6
Other net tangible
 assets ....................................      32.0        14.2
                                               -------     -------
  Net tangible assets ......................      35.7        17.8
Advances to (from)
 parent company ............................       2.7        (2.5)
Debt related to parent
 advances ..................................      (2.7)       --
Other debt .................................     (12.5)        (.2)
                                               -------     -------
  Total debt ...............................     (15.2)        (.2)
                                               -------     -------
Stockholder's equity .......................   $  23.2     $  15.1
                                               =======     =======

Debt to total capitalization ...............        40%          1%

    The increase in Other net tangible assets is primarily due to a $17.6 million increase in the investment in the Mississippi Lignite Mining Company. Borrowings increased to finance investments in the Mississippi Lignite Mining Company and loans to NACCO.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)

                         NACCO MATERIALS HANDLING GROUP

    NMHG, through NMHG Wholesale and NMHG Retail, designs, manufactures, sells and services forklift trucks and replacement parts marketed worldwide under the Hyster(R) and Yale(R) brand names.

    During 1999, the legal structure of the forklift business was reorganized to create NMHG Holding Co., a wholly owned subsidiary of NACCO, which indirectly owns 100 percent of NMHG Wholesale and directly owns 100 percent of NMHG Retail. Previously, NACCO indirectly owned 98 percent of NMHG Wholesale. However, in 1999, the Company purchased from Sumitomo Heavy Industries the remaining 2 percent indirect minority interest in NMHG Wholesale for its book value of $11.3 million. The Consolidated Balance Sheet at December 31, 1999 included in this Annual Report reflects the corresponding decrease in NACCO's minority interest liability as a result of this transaction. As a result of this transaction and the legal reorganization, NMHG Wholesaleis now indirectly wholly owned by NMHG Holding Co. The new legal structure was formed primarily to distinguish the wholesale operations from the retail operations of NMHG.

    During 1998, NMHG, through NMHG Retail, began a strategy of acquiring retail dealerships on a permanent basis to strengthen Hyster's and Yale's positions in the lift truck business. Previously, NMHG Wholesale had purchased dealerships on a temporary basis, primarily for the purpose of strengthening the financial position of that dealership. See also Note Twenty-One to the Consolidated Financial Statements for a discussion of retail acquisitions.

    As of December 31, 1999, NMHG had acquired and consolidated two lift truck dealerships in the United States, 11 dealerships in Europe and nine dealershipsin Asia-Pacific. These acquisitions increased revenues by $111.2 and $31.3 million in 1999 and 1998, respectively, and reduced net income by $13.2 and $2.1 million in 1999 and 1998, respectively. The impact of retail acquisitions includes the effect of the elimination of intercompany transactions. NMHG intends to expand further its retail operations over the next several years through acquisitions, principally outside the United States,and growth of its existing dealerships. See also Note Eighteen to the Consolidated Financial Statements for additional financial information related to the retail and wholesale segments of NMHG.

    The results of operations for NMHG Retail, net of intercompany eliminations, were as follows for the year ended December 31:

                                          1999        1998        1997
                                        --------    --------    --------
Revenues ............................   $  142.5    $   31.3    $   --
Operating loss ......................   $  (16.2)   $   (2.2)   $   --
Operating loss
 excluding goodwill
 amortization .......................   $  (15.6)   $   (2.1)   $   --
                                        --------    --------    --------
Net loss ............................   $  (15.3)   $   (2.1)   $   --
                                        ========    ========    ========

FINANCIAL REVIEW

    The results of operations for NMHG, including both the wholesale and retail operations, were as follows for the year ended December31:

                                     1999        1998        1997
                                  --------    --------    --------
Revenues
  Americas ....................   $1,155.4    $1,177.1    $1,015.4
  Europe, Africa
   and Middle East ............      482.7       478.6       398.9
  Asia-Pacific ................       90.2        57.3        73.7
                                  --------    --------    --------
                                  $1,728.3    $1,713.0    $1,488.0
                                  ========    ========    ========

Operating profit (loss)
  Americas ....................   $   66.5    $  103.7    $   52.3
  Europe, Africa
   and Middle East ............       (3.2)       32.4        22.6
  Asia-Pacific ................       (5.0)       (3.9)       (4.4)
                                  --------    --------    --------
                                  $   58.3    $  132.2    $   70.5
                                  ========    ========    ========

Operating profit (loss)
 excluding goodwill
 amortization
  Americas ....................   $   74.6    $  111.5    $   60.2
  Europe, Africa
   and Middle East ............         .7        36.0        26.2
  Asia-Pacific ................       (4.8)       (3.6)       (4.2)
                                  --------    --------    --------
                                  $   70.5    $  143.9    $   82.2
                                  ========    ========    ========

  Net income ..................   $   23.7    $   75.1    $   38.7
                                  ========    ========    ========

           1999 NMHG Revenues By Geographic Region

                                  [PIE GRAPH]

Americas - 67%
Europe, Africa,
& Middle East -28%
Asia-Pacific - 5%

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)

                                  [BAR GRAPH]

                           NMHG Revenues
WHOLESALES .................    $1,510.1   $1,560.1   $1,488.0   $  1,681.7 $  1,585.8
RETAIL .....................        --         --         --     $     31.3 $    142.5
                                  1995       1996       1997        1998        1999

1999 COMPARED WITH 1998

    The following schedule identifies the components of the changes in NMHG's revenues, operating profit and net income for 1999 compared with 1998. The effect of NMHG Retail, including the elimination of intercompany profit, is reflected below on the line "Retail operations, net of intercompany." All other line items reflect changes from the operations of NMHG Wholesale.

                                                     Operating
                                         Revenues      Profit     Income
                                         --------      ------     ------
1998  ................................   $1,713.0    $  132.2    $   75.1
Increase (decrease)
 in 1999 from:
  Unit volume ........................      (29.0)       (5.1)       (3.3)
  Sales mix ..........................      (20.9)      (12.4)       (8.1)
  Average sales price ................      (33.2)      (33.2)      (21.6)
  Service parts ......................       (1.0)       (3.2)       (2.1)
  Foreign currency ...................      (11.8)      (25.0)      (16.3)
  Retail operations, net
   of intercompany ...................      111.2       (14.0)      (13.2)
  Manufacturing cost .................       --           4.9         3.2
  Other operating
   expense ...........................       --          14.1         9.2
  Other income and
   expense ...........................       --          --          (1.0)
  Difference between
   effective and
   statutory tax rates ...............       --          --           1.8
                                         --------    --------    --------

1999 .................................   $1,728.3    $   58.3    $   23.7
                                         ========    ========    ========

    At NMHG, revenues increased as a result of retail sales made by recently acquired dealerships, almost completely offset by a decrease in revenue from wholesaleoperations. Operating income and net income declined primarily due to a reduction in the average sales price, adverse currency effects and an unfavorable sales mix at NMHG Wholesale and increased losses from NMHG Retail.

    NMHG WHOLESALE: Revenues declined primarily due to reduced pricing, decreased volume and an unfavorable product mix. The average sales price declined, predominately in the Americas. Pricing deteriorated close to 3 percent in the Americas due to aggressive competition. In addition, European pricing was adverselyaffected by unfavorable movements in the British pound sterling against the Euro.

    NMHG Wholesale's worldwide volume decreased 2 percent to 76,055 units shipped during 1999 from 77,636 units shipped during 1998. Volumes improved in the fourth quarter of 1999 as compared with the fourth quarter of 1998 primarily due to increased production in theAmericas. This increase allowed theshipmentof approximately1,300 units delayed from the third quarter as a result of September's Hurricane Floyd. However, the fourth quarterimprovement was not enough to offset declining volumes experienced during the first nine months of 1999. For the year, unit volume decreased in both the Americas and Europe due to a decline in Hyster demand. Volumes in Asia-Pacific improved 10 percent in 1999 as comparedwith 1998. An unfavorable product mix negatively affected both revenues and operating profit due to increased sales of both lower-priced and lower-margin units.

    Operating profit declined primarily due to a reduction in the average sales price, adverse currency movements and an unfavorable sales mix. Adverse currency movements resulted from both (i) a strengthening of the Japanese yen against the U.S. dollar and the British pound sterling, resulting in increased costs of Japanese-sourced products, and (ii) adverse movements of the British pound sterling against European currencies, resulting in decreased margins on products manufactured in the United Kingdom and sold to other European countries.

    The decline in operating profit was somewhat offset by a reduction in manufacturing costs and other operating expenses. Manufacturing costs declined primarily due to favorable materials pricing. Other operating expenses declined primarily due to reduced variable compensation expense. Net income declined primarily as a result of these factors and a reduction in income from legal settlements of $2.4 million after-tax.

    The backlog level increased to 21,500 units at December 31, 1999 from 20,000 units at September 30, 1999 and 19,500 units at December 31, 1998. The increase primarily arose from continued strong bookings in the Americas during the fourth quarter of 1999.

    NMHG Retail: Comparisons between years are not meaningful due to acquisitions of retail dealerships throughout 1999 and 1998, with the exception of two retail dealerships acquired toward the end of 1997. In 1997, these dealerships were considered "temporarily held" and,

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)

thus, were accounted for using the equity method of accounting. They were consolidated in 1998 when the Company made the strategic decision to acquire retail dealerships on a permanent basis. Revenues at these two comparable dealerships increased $4.8 million in 1999, while operating loss and net loss increased $3.1 million and $2.5 million, respectively. Increased revenues were primarily due to volume growth. Increased operatingloss and net loss was primarily due to reduced gross margins resulting primarily from price competition.

    Excluding the effect of comparable retail dealerships, revenues increased due to a full year of operating results from retail dealerships acquired in 1998 and the acquisition of 11 retail dealerships during 1999. Operating and net loss increased due to (i) operating losses at these newly acquired dealerships as a result of integration and start-up costs, (ii) increased interest and goodwill amortization expenses, and (iii) intercompany eliminations to defer profits on sales from NMHG Wholesale to NMHG Retail.

1998 COMPARED WITH 1997

    The following schedule identifies the components of the changes in NMHG's revenues, operating profit and net income for 1998 compared with 1997. The effect of NMHG Retail, including the elimination of intercompany profit, is reflected below on the line "Retail operations, net of intercompany." All other line items reflect changes from the operations of NMHG Wholesale.

                                                        Operating     Net
                                            Revenues     Profit      Income
                                            --------     ------      ------
1997  ...................................   $1,488.0    $   70.5    $   38.7
Increase (decrease)
 in 1998 from:
  Unit volume ...........................      195.7        32.2        20.9
  Sales mix .............................       (4.2)       17.7        11.5
  Average sales price ...................       (4.9)       (4.9)       (3.2)
  Service parts .........................       23.7         1.7         1.1
  Foreign currency ......................      (16.6)       (9.0)       (5.9)
  Retail operations, net
   of intercompany ......................       31.3        (2.2)       (2.1)
  Manufacturing cost ....................       --          29.7        19.4
  Other operating
   expense ..............................       --          (3.5)       (2.3)
  Other income and
   expense ..............................       --          --           5.1
  Difference between
   effective and
   statutory tax rates ..................       --          --          (8.1)
                                            --------    --------    --------

1998  ...................................   $1,713.0    $  132.2    $   75.1
                                            ========    ========    ========

    Revenues increased as a result of increased wholesale volume of units and service parts and the addition of retail sales made by recently acquired retail dealerships, partially offset by adverse currency movements and, to a lesser degree, by an adverse sales mix and reduced pricing from wholesale operations. Operating profit and net income improved primarily due to improvements from NMHG Wholesale, partially offset by losses from newly acquired retail dealerships.

    NMHG WHOLESALE: Worldwide wholesale volume increased 16 percent to 77,636 units shipped during 1998 from 66,833 units shipped during 1997. Increased demand in the Americas and Europe, fueled by the strong economies in those regions, contributed to this volume growth. Unit shipments in Asia-Pacific, however, declined as a result of the continued weak economies in that region. Revenues were negatively affected by a reduction in higher-priced units shipped in Europe and Asia-Pacific. Pricing declined moderately, especially during the fourth quarter of 1998, in response to increased competition.

    Operating profit improved due to increased unit volume, decreased manufacturing costs and improved sales mix, partially offset by adverse currency movements and increased operating costs. Manufacturing costs decreased significantly in 1998 due to reduced materials pricing, savings from ongoing process re-engineering programs ("VIP") and higher factory throughput resulting in increased overhead absorption. Although sales mix adversely affected revenues, operating profit improved as a result of a shift in the mix to higher margin units shipped in the Americas and a shift to higher margin European markets.

    Foreign currency fluctuations negatively affected operating profit due to the strengthening of the British pound sterling against other European currencies, which caused price and margin pressure on pound sterling- based lift trucks. The decrease to operating profit caused by the stronger pound sterling was partially offset by the reduced cost of Japanese yen-based materials as a result of the weakening of the yen against the U.S. dollar and the pound sterling. Other operating expenses increased during 1998 due to increased incentive compensation and costs to support sales volume growth, partially offset by employee attrition resulting from NMHG's restructuring program. See Note Three to the Consolidated Financial Statements for a discussion of the NMHG restructuring program, which began in 1997 and was substantially completed in 1998.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)

    Although service parts contributed significantly to revenues, the contribution to operating profit was negligible due to margin erosion in Europe from increased competition and a shift to lower margin geographic markets.

    Net income improved as a result of the factors affecting operating profit and from income from legal settlements, partially offset by non-recurring favorable tax adjustments recognized in 1997. See also the discussion of other income, expense and income taxes to follow.

    As a result of increased production and a slight reduction in the rate of incoming orders, the backlog declined to 19,500 at December 31, 1998, compared with 22,100 units at December 31, 1997.

    NMHG RETAIL: Comparisons between years are not meaningful due to acquisitions of retail dealerships during 1998. In 1998, NMHG began a strategy of acquiring Hyster and Yale retail dealerships on a permanent basis to strengthen its position in the lift truck business. Previously, NMHG had purchased dealerships on a temporary basis, primarily for the purpose of strengthening the financial position of that dealership. This newly adopted strategy resulted in the acquisition and consolidation of several lift truck dealerships in 1998. Although these acquisitions were not material to the financial position or operating results of NMHG, they did result in a net increase in revenues of $31.4 million and a reduction in net income of $2.1 million, which also reflects the elimination of intercompany transactions. Losses from retail dealerships during 1998 are primarily due to integration and start-up costs.

    OTHER INCOME, EXPENSE AND INCOME TAXES: The components of other income (expense) and the effective tax rate for NMHG are as follows for the year ended December 31:
                                      1999        1998        1997
                                     -------     -------     -------
Interest expense .................   $ (19.0)    $ (14.0)    $ (14.5)
Other-net ........................       1.8         2.2        (3.7)
                                     -------     -------     -------
                                     $ (17.2)    $ (11.8)    $ (18.2)
                                     =======     =======     =======

Effective tax rate ...............      44.8%       38.4%       26.0%

    Interest expense increased in 1999, as compared with 1998 and 1997, primarily due to increased debt levels in 1999, which were necessary to finance acquisitions of retail dealerships and an intercompany loan to NACCO.

    In 1999 and 1998, other-net includes non-recurring income of $0.9 million and $4.6 million, respectively, for settlements from legal proceedings. Other-net in 1999 also includes various improvements over 1998 and 1997 results, suchas increased income from unconsolidated affiliates, reduction in the loss on the sale of assets, improved results from currency hedging and other miscellaneous refunds. Equity in the earnings of unconsolidated affiliates, including Sumitomo-NACCO Materials Handling Group ("S-N"), a 50 percent-owned joint venture, were $2.3 million in 1999, $1.5 million in 1998 and a loss of $0.3 million in 1997. Discounts on the sale of receivables included in other-net were $3.8 millionin 1999, $3.2 million in 1998 and $4.3 million in 1997.

    The effective tax rate in 1997 includes certain one- time adjustments. In 1997, an adjustment to reverse the reserve for taxes on unremitted foreign earnings and the recognition of a valuation allowance against certain deferred tax assets resulted in an 18 percent reduction in the effective tax rate. The 1999 and 1998 effective tax rates reflect the absence of a provision for certain deferredtaxes on unremitted foreign earnings in accordance with the Company's policy established in 1997. In addition, the effective tax rate in 1998 was reduced by a shift in income to jurisdictions with lower tax rates and the effectof a fixed amount of nondeductible goodwill amortizationon an increased level of pre-tax income. Conversely, in 1999, the effective tax rate increased due tothe effect of a fixed amount of nondeductible goodwill amortization on a decreased level of pre-tax income.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)

LIQUIDITY AND CAPITAL RESOURCES

    NMHG Wholesale has a $350.0 million revolving credit facility (the "Facility") that expires in June 2002, but may be extended annually, for one-year periods, with the consent of the bank group. In addition, the Facility has performance-based pricing which sets interest rates based upon the achievement of certain financial performance targets. The Facility permits NMHG Wholesale to advance funds to NMHG Retail. Advances from NMHG Whole-sale are the primary sources of financing for NMHG Retail. At December 31, 1999, NMHG Wholesale had available $123.5 million of its $350.0 million revolving credit facility.

    NMHG also has separate credit facilities totaling $48.7 million, of which $25.4 million was available at December 31, 1999, and maintains additional uncommitted lines of credit totaling $40.0 million, of which $20.3 million was available at December 31, 1999. In addition, NMHG Wholesale has entered into various agreements to sell certain accounts receivable on a revolving basis. See also Note Four to the Consolidated Financial Statements for further discussion. NMHG believes that funds available under its credit facilities and operating cash flows are sufficient to finance all of its operating needs and commitments arising during the foreseeable future.

    NMHG anticipates spending approximately $68.5 million for property, plant and equipment in 2000, compared with capital expenditures of $46.2 million in 1999 and $63.9 million in 1998. Planned expenditures in 2000 include investments in worldwide information systems, manufacturing facilities, existing retail operations and tooling for new products. Capital expenditures in 1999 and 1998 included new plants constructed in Mexico and China, additions to existing buildings and investments in machinery and equipment. In 2000, NMHG also anticipates continuing investments in business acquisitions in amounts which may exceed the 1999 acquisition investment of $62.4 million. The principal sources of financing for these capital expenditures and acquisitions are expected to be internally generated funds and facility borrowings.

                                  [BAR GRAPH]

                           NMHG'S CAPITAL EXPENDITURES
                       HAVE OUTPACED DEPRECIATION EXPENSE

CAPITAL EXPENDITURES..........   $  39.4   $  42.3   $  25.3   $  63.9   $  46.2
DEPRECIATION EXPENSE..........   $  21.0   $  22.0   $  23.0   $  26.0   $  41.7
                                    1995      1996      1997      1998      1999



    NMHG's capital structure is presented below:

                                              December 31
                                              -----------
                                            1999        1998
                                          -------     -------
Total net tangible assets .............   $ 374.0     $ 300.0
Advances to parent
 company ..............................      10.0        18.0
Goodwill at cost ......................     478.7       454.0
                                          -------     -------
   Net assets before
    goodwill amortization .............     862.7       772.0
Accumulated goodwill
 amortization .........................    (119.2)     (105.9)
Total debt ............................    (270.7)     (200.2)
Minority interest .....................      (4.1)       (3.9)
                                          -------     -------
Stockholders' equity ..................   $ 468.7     $ 462.0
                                          =======     =======

Debt to total capitalization ..........        36%         30%

    The increase in net tangible assets of $74.0 million is primarily due to acquisitions of retail dealerships, which increased net tangible assets by approximately $42.4 million. The remaining $31.6 million increase in net tangible assets is primarily due to a reduction in accounts payable and other current liabilities of $41.3 million, an increase in inventory of $4.7 million and an increase in other current assets of $10.4 million, partially offset by a decrease in accounts receivable of $25.4 million. Decreased accounts payable and other current liabilities are primarily due to decreased accruals for current taxes payable, payroll and incentive compensation. Inventory increased due to a build up of inventory to fill increased incoming orders. Other current assets increased due to an increase in prepaid expenses, primarily prepaid tax expense. Accounts receivable declined due to a decrease in revenues during the fourth quarter of 1999 as compared with the fourth quarter of 1998.

    Goodwill and debt have increased primarily due to acquisitions of retail dealerships during 1999.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)

                             NACCO HOUSEWARES GROUP

    The Housewares segment of the Company includes HB*PS, a leading manufacturer and marketer of small electric motor and heat-driven appliances as well as commercial products for restaurants, bars and hotels, and KCI, a national specialty retailer of brand-name kitchenware, small electrical appliances and related accessories. Because the housewares business is seasonal, a majority of revenues and operating profit occurs in the second half of the year when sales of small electric appliances to retailers and consumers increase significantly for the fall holiday selling season.

FINANCIAL REVIEW

    The results of operations for Housewares were as follows for the year ended December 31:

                                       1999      1998      1997
                                     -------   -------   -------
Revenues .........................   $ 596.7   $ 537.6   $ 495.8
Operating profit .................   $  41.8   $  34.6   $  26.1
Operating profit
   excluding goodwill
   amortization ..................   $  44.8   $  37.6   $  30.2
Net income .......................   $  21.2   $  15.2   $  10.5

                                  [BAR GRAPH]

      HOUSEWARES OPERATING PROFIT BEFORE GOODWILL AMORTIZATION
$31.2   $31.3   $30.2   $37.6   $44.8
 1995    1996    1997    1998    1999

                                  [BAR GRAPH]

                                HB-PS UNIT VOLUME
                                  (in millions)
29.4   29.6   33.4   36.6   39.4
1995   1996   1997   1998   1999

1999 COMPARED WITH 1998

    The following schedule identifies the components of the changes in revenues, operating profit and net income for 1999 compared with 1998:

                                                  Operating    Net
                                        Revenues   Profit     Income
                                        --------   ------     ------
1998  ...............................   $537.6    $ 34.6    $ 15.2
Increase (decrease)
 in 1999 from:
  Unit volume and
   sales mix ........................     60.7      20.0      13.0
  Average sales price ...............     (7.1)     (7.1)     (4.6)
  Retail sales ......................      5.5        .8        .6
  Manufacturing cost ................     --        (2.1)     (1.4)
  Other operating
   expense ..........................     --        (4.4)     (2.9)
  Other income and
   expense ..........................     --        --          .3
  Difference between
   effective and
   statutory tax rates ..............     --        --         1.0
                                        ------    ------    ------
1999 ................................   $596.7    $ 41.8    $ 21.2
                                        ======    ======    ======

    Housewares' revenues improved in 1999 as compared with 1998 primarily due to unit volume growth at HB*PS. Unit volume at HB*PS increased 7.7 percent to 39.4 million units sold in 1999 from 36.6 million units sold in 1998 primarily due to increased demand for indoor grills, blenders, slow cookers and irons. Operating profit and net income increased during 1999 due to unit volume growth and a more profitable sales mix, partially offset by a decrease in the average sales price as a result of increased competition and an increase in manufacturing and other operating costs.

    Housewares' gross profit improved slightly in 1999 to 21.6 percent of revenues, up from 21.5 percent of revenues in 1998. Although the standard production cost of manufacturing declined during 1999 compared with 1998 as a result of increased production in lower-cost Mexican facilities, unfavorable manufacturing variances significantly reduced the benefits of utilizing these facilities in Mexico. Increased manufacturing variances were due to (i) continued start-up inefficiencies at

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)

HB*PS' Mexican facilities, (ii) the introduction of new product lines in Mexico and (iii) wind-down expenses at HB*PS' North Carolina plants. Manufacturing costs also increased due to increased transportation costs and additional start-up expenses associated with the new consolidated distribution center in Memphis. Increased manufacturing costs were partially offset by a decrease in employee severance of $2.0 million year-over-year and favorable Canadian exchange rates.

    Housewares' operating profit improved in 1999 to 7.0 percent of revenues up from 6.4 percent of revenues in 1998. Other operating expenses, especially marketing, advertising and engineering expenses, increased to support sales growth. However, administrative costs, as a percent of revenues, decreased, especially at KCI.

    Retail sales at KCI increased as a result of both increases in the size of an average sales transaction and the number of customer transactions. Increased revenues at KCI contributed to increased operating profit and net income. KCI operated 150 stores at December 31, 1999, compared with 146 stores at December 31, 1998.

            HB-PS SALES MIX IMPROVED IN 1999 WITH INCREASED SALES OF
                 PRODUCTS IN THE "BETTER" AND "BEST" CATEGORIES

             [PIE GRAPH]                          [PIE GRAPH]

             Good - 46%                            Good - 52%
             Better - 29%                          Better - 28%
             Best - 25%                            Best - 20%
                1999                                  1998

1998 COMPARED WITH 1997

    The following schedule identifies the components of the changes in revenues, operating profit and net income for 1998 compared with 1997:

                                                   Operating     Net
                                        Revenues    Profit     Income
                                        --------    ------     ------
1997  .................................   $495.8    $ 26.1    $ 10.5
Increase (decrease)
 in 1998 from:
   Unit volume and
    sales mix .........................     42.9      14.6       9.5
   Average sales price ................     (3.7)     (3.7)     (2.4)
   Retail sales .......................      2.6        .5        .2
   Manufacturing cost .................     --          .5        .3
   Other operating
    expense ...........................     --        (3.4)     (2.2)
   Other income and
    expense ...........................     --        --         (.2)
   Difference between
    effective and
    statutory tax rates ...............     --        --         (.5)
                                          ------    ------    ------
1998 ..................................   $537.6    $ 34.6    $ 15.2
                                          ======    ======    ======

    Housewares' revenues improved in 1998 compared with 1997 primarily due to unit volume growth at HB*PS. Unit volume at HB*PS increased 9.6 percent to 36.6 million units sold in 1998 from 33.4 million units sold in 1997, primarily due to increased demand for indoor grills, blenders, toasters and irons. Operating profit and net income improved due to unit volume growth, improved sales mix to higher-margin products and decreased manufacturing costs, partially offset by continued price decreases due to competition and by increased operating costs. The strengthening of the U.S. dollar against the Canadian dollar resulted in a decrease to operating profit of approximately $2.5 million, primarily due to translating Canadian dollar revenues to a stronger U.S. dollar. This decrease to operating profit was partially mitigated by price increases introduced in the Canadian market that increased revenue and operating profit by approximately $0.3 million.

    Manufacturing costs declined due to increased production at more cost-efficient Mexican plants and reduced materials costs. These reduced manufacturing expenses were partially offset by cost increases related to transferring activities to manufacturing facilities in Mexico, including a $3.2 million pre-tax restructuring

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)

charge recognized in 1998. Operating costs increased to support sales growth. In addition, operating costs in 1998 include increased legal fees, advertising costs and provisions for potential bad debts. Revenues and net income from KCI improved slightly due to the addition of three new stores during 1998.

    OTHER INCOME, EXPENSE AND INCOME TAXES: The components of other income (expense) and the effective tax rate are as follows for the year ended December 31:

                                        1999        1998        1997
                                     -------     -------     -------
Interest expense .................   $  (6.7)    $  (7.0)    $  (7.3)
Other-net ........................       (.4)        (.7)        (.2)
                                     -------     -------     -------
                                     $  (7.1)    $  (7.7)    $  (7.5)
                                     =======     =======     =======
Effective tax rate ...............      38.9%       43.2%       43.7%

    The decrease in interest expense for 1999 as compared with 1998 and 1997 is due to lower average borrowings outstanding. The decrease in the effective tax rate for 1999 as compared with 1998 and 1997 is primarily due to (i) the utilization of foreign tax credits resulting from the repatriation of foreign earnings previously taxed at a rate in excess of the U.S. statutory tax rate and
(ii) the effect of a constant level of nondeductible goodwill amortization on a higher comparable level of pre-tax income.

LIQUIDITY AND CAPITAL RESOURCES

    HB*PS' credit agreement provides for a revolving credit facility that: (i) provides financing up to $160.0 million, (ii) is secured by substantially all of HB*PS' assets, (iii) provides lower interest rates if HB*PS achieves certain interest coverage ratios, (iv) allows for interest rates quoted under a competitive bid option and (v) allows advances up to $10.0 million from HB*PS to KCI. At December 31, 1999, HB*PS had $67.8 million available under this facility, which expires in May 2003. In addition, HB*PS has separate uncommitted facilities that permitted $10.1 million of additional borrowings at December 31, 1999. KCI's cash requirements are financed through advances from HB*PS. Housewares believes that funds available under its credit facilities and operating cash flows are sufficient to finance all of its operating needs and commitments arising during the foreseeable future.

    Housewares anticipates spending approximately $33.0 million for property, plant and equipment in 2000, compared with capital expenditures of $16.5 million in 1999 and $16.8 million in 1998. In 1999, HB*PS entered into an agreement to develop products that will be sold to Wal*Mart under the GE brand name. Planned expenditures for 2000 include approximately $9.5 million of capital expenditures related to the development of the GE brand products. Remaining planned expenditures for 2000, some of which were planned but delayed in 1999, include tooling for new products and machinery and equipment, which will be used primarily to reduce manufacturing costs and increase efficiency. These expenditures are expected to be funded primarily from internally generated funds and bank borrowings.

                                  [Bar Graph]

           HOUSEWARES' CAPITAL EXPENDITURES VS. DEPRECIATION EXPENSE
$    11.1 $    16.2 $    18.3 $    16.8 $    16.5
$    13.1 $    14.3 $    15.4 $    13.7 $    14.5
     1995      1996      1997      1998      1999


    Housewares' capital structure is presented below:

                                                December 31
                                            -------------------
                                              1999        1998
                                            -------     -------
Total net tangible assets ...............   $ 183.4     $ 153.3
Goodwill at cost ........................     123.5       123.5
                                            -------     -------
   Net assets before
    goodwill amortization ...............     306.9       276.8
Accumulated goodwill
 amortization ...........................     (33.6)      (30.6)
Total debt ..............................    (109.4)      (96.0)
                                            -------     -------
Stockholder's equity ....................   $ 163.9     $ 150.2
                                            =======     =======

Debt to total capitalization ............        40%         39%

    Total net tangible assets increased $30.1 million primarily due to a $28.2 million increase in accounts receivable related to volume growth. Debt has increased to support this increase in working capital.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)

                        NACCO AND OTHER

FINANCIAL REVIEW

    NACCO and Other includes the parent company operations and Bellaire Corporation ("Bellaire"), a non-operating subsidiary of NACCO. Although Bellaire's operations are immaterial, it has significant long-term liabilities related to closed mines, primarily from former Eastern U.S. underground coal mining activities. Cash payments related to Bellaire's obligations, net of internally generated cash, are funded by NACCO and historically have not been material.

    The results of operations at NACCO and Other were as follows for the year ended December 31:

                                        1999       1998       1997
                                      -------    -------    -------
Revenues ..........................   $    .1    $    .2    $    .2
Operating loss ....................   $  (9.2)   $ (10.7)   $  (8.5)
Other income
 (expense), net ...................   $  (3.2)   $   (.2)   $   (.4)
Net loss ..........................   $  (8.3)   $  (8.3)   $  (6.4)

    NACCO and Other's operating loss declined in 1999 as compared with 1998 primarily due to a decrease in incentive compensation expenses. Other expenses increased in 1999 as compared with 1998 due to the write- off of costs mainly for advisors related to the potential acquisition of the forklift business of Nissan Motor Co., Ltd. ("Nissan"). As announced on January 24,2000, NACCO was not able to reach an agreement with Nissan for the purchase of Nissan's forklift operations.

LIQUIDITY AND CAPITAL RESOURCES

    Although NACCO's subsidiaries have entered into substantial borrowing agreements, NACCO has not guaranteed the long-term debt or any borrowings of its subsidiaries.

    The borrowing agreements at NMHG and Housewares allow for the payment to NACCO of dividends and advances under certain circumstances. There are no restrictions on the transfer of assets from NACoal. Dividends, advances and management fees from its subsidiaries are the primary sources of cash for NACCO.

    The Company believes that funds available under credit facilities, anticipated funds generated from operations and the utility customers' funding of the project mining subsidiaries are sufficient to finance all of its operating needs and commitments arising during the foreseeable future.
    NACCO's consolidated capital structure is presented below:

                                                          December 31
                                                          -----------
                                                         1999         1998
                                                       --------     --------
Total net tangible assets ..........................   $  593.5     $  473.2
Goodwill at cost ...................................      602.2        577.5
                                                       --------     --------
  Net assets before
   goodwill amortization ...........................    1,195.7      1,050.7
Accumulated goodwill
 amortization ......................................     (152.8)      (136.5)
Total debt, excluding current
 and long-term portion of
 obligations of project mining
 subsidiaries ......................................     (395.3)      (296.4)
Closed mine obligations (Bellaire),
 including UMWA, net-of-tax ........................      (73.9)       (76.6)
Minority interest ..................................      (11.5)       (22.9)
                                                       --------     --------
Stockholders' equity ...............................   $  562.2     $  518.3
                                                       ========     ========
Debt to total capitalization .......................         41%          35%

RECENTLY ISSUED ACCOUNTING STANDARDS

    The Company has not yet adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." A discussion of this new standard is included in Note Two to the Consolidated Financial Statements.

 EFFECTS OF FOREIGN CURRENCY AND INFLATION

    NMHG and HB*PS operate internationally and enter into transactions denominated in foreign currencies. As a result, the Company is subject to the variability that arises from exchange rate movements. The effects of foreign currency on operating results at NMHG and HB*PS were discussed previously. The Company's use of foreign currency derivative contracts is discussed under the heading, "Quantitative and Qualitative Disclosures about Market Risk."

    The Company believes that inflation has not materially affected its results of operations in 1999 and 1998 and does not expect inflation to be a significant factor in 2000.

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

YEAR 2000

    The Company completed all phases of its year 2000 ("Y2K") compliance plan prior to December 31, 1999. The Company did not experience any significant malfunctions or errors in its operating or business systems when the date changed from 1999 to 2000. Based on operations since January 1, 2000, the Company does not expect any significant effect to its ongoing business as a result of the Y2K issue. However, it is possible that the full impact of the date change, which was of concern due to computer programs that use two digits instead of four digits to define years, has not been fully recognized. For example, it is possible that Y2K or similar issues such as leap year-related problems may occur with billing payroll or financial closing at month, quarter or year-end. The Company believes that any such problems are likely to be minor and correctable. In addition, the Company could still be negatively affected if Y2K or similar issues adversely affect its customers or suppliers. The Company currently is not aware of any significant Y2K or similar problems that have arisen for its customers and suppliers. Total costs incurred to date to address the Y2K issue have been approximately $8.5 million. The Company does not expect to incur any material additional costs related to this issue.

EURO CONVERSION

    On January 1, 1999, 11 of the 15 countries that are members of the European Union introduced a new currency unit called the "Euro," which will ultimately replace the national currencies of these 11 countries. The conversion rates between the Euro and the participating nations' currencies were fixed irrevocably as of January 1, 1999, and participating national currencies will be removed from circulation between January 1, 2002 and June 30, 2002 and replaced by Euro notes and coinage. During the "transition period" from January 1, 1999 through December 31, 2001, public and private entities as well as individuals may pay for goods and services using either checks, drafts or wire transfers denominated in Euro or the participating country's national currency.

    Under the regulations governing the transition to a single currency, there is a "no compulsion, no prohibition" rule which states that no one is obligated to use the Euro until the notes and coinage have been introduced on January 1, 2002. In keeping with this rule, as of January 1, 1999 the Company is now also able to (i) receive Euro-denominated payments, (ii) invoice in Euros and (iii) perform appropriate conversion and rounding calculations. Full conversion of all affected country operations to the Euro is expected to be completed by the time national currencies are removed from circulation. The cost of software and business process conversion required to achieve such abilities is not expected to be material.

    Excluding adverse affects caused by the weakening of the Euro against the Company's functional currencies, the introduction of the Euro, to date, has not had--and the Company does not anticipate that the continued use of the Euro will have--a material affect on the Company's foreign exchange and hedging activities or the Company's use of derivative instruments, or a material adverse effect on operating results or cash flows. However, the ultimate effect of the Euro on competition due to price transparency and foreign currency risk cannot yet be determined and may have an adverse effect, possibly material, on the Company's operations, financial position or cash flows. Conversely, introduction of the Euro may also have positive effects, such as lower foreign currency risk and reduced prices of raw materials resulting from increased competition among suppliers. The Company continues to monitor and assess the potential risks imposed by the Euro.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)

OUTLOOK

    NACOAL: NACoal's customers have forecasted that their overall lignite requirements in 2000 will be slightly above 1999 levels. However, NACoal expects decreased royalty income in 2000, compared with 1999, due to reduced third-party mining activity at its Eastern underground coal reserves. NACoal expects to continue incurring expenses in 2000 for the development of international mining opportunities and for the new Red Hills Mine in Mississippi, in which it owns a 25 percent interest. The Red Hills Mine is expected to begin production in the fourth quarter of 2000.

    NMHG: NMHG expects the global lift truck industry to remain strong in 2000 at a shipment level in excess of 500,000 units. NMHG expects industry shipments in the Americas market to recede from very strong 1999 levels, while industry shipments in the European and Asia-Pacific lift truck markets are expected to grow moderately. NMHG anticipates continued benefits from cost reduction programs, including Value Improvement, Demand Flow Technology and increased efficiency at its new Mexican manufacturing facility. NMHG also expects to continue expanding its retail distribution network in 2000, principally outside the United States, and to have a primary focus on improving the profitability of its existing wholly owned dealerships. However, NMHG may continue to incur losses related to existing and newly acquired dealerships and the elimination of intercompany profits.

    HOUSEWARES: HB*PS expects to realize cost reductions from its new manufacturing facilities in Mexico and completion of the wind down of its North Carolina facilities, as well as increased efficiency at its new distribution center in Memphis. HB*PS anticipates incurring some start-up costs in 2000 to develop products that will be sold to Wal*Mart under the General Electric brand name. Continued price competition is also expected. HB*PS expects to introduce additional Hamilton Beach((R))and Proctor-Silex((R)) brand product lines. KCI expects to focus on increasing store profitability, growing its Internet business and testing new store formats.

    The statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere throughout this Annual Report that are not historical facts are "forward- looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations includes without limitation:

    NACOAL: (1) weather conditions and other events that would change the level of customers' fuel requirements, (2) weather or equipment problems that could affect lignite deliveries to customers, (3) costs to pursue international opportunities and (4) delays in the start-up of the Mississippi Lignite Mining Company.

    NMHG: (1) changes in demand for lift trucks and related service parts on a worldwide basis, (2) changes in sales prices, (3) delays in delivery or increased costs of raw materials or sourced products and labor, (4) delays in manufacturing and delivery schedules, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products,
(6) product liability or other litigation, warranty claims or other returns of products, (7) ability to acquire dealerships acceptable to NMHG, (8) costs related to the integration of acquisitions and (9) increased competition, foreign currency risk and/or operating costs resulting from the introduction of the Euro.

    HOUSEWARES: (1) delays or increased costs in the repositioning of operations in Mexico and/or in the completion of restructuring programs, (2) bankruptcy of or loss of major retail customers, (3) changes in the sales price, product mix or levels of consumer purchases of kitchenware and small electric appliances,
(4) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Housewares buys, operates and/or sells products, (5) product liability or other litigation, warranty claims or other returns of products, (6) increased competition, (7) increased costs or delays in the development of the GE brand products to be sold to Wal*Mart and (8) weather conditions that would affect the number of customers visiting KCI stores.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                      Per Share, Unit and Percentage Data)

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

    The Company's subsidiaries, NMHG, HB*PS and NACoal, have entered into certain financing arrangements that require interest payments based on floating interest rates. As such, the Company's financial results are subject to changes in the market rate of interest. To reduce the exposure to changes in the market rate of interest, the Company has entered into interest rate swap agreements for a portion of its floating rate financing arrangements. The Company does not enter into interest rate swap agreements for trading purposes. Terms of the interest rate swap agreements require the subsidiaries to receive a variable interest rate and pay a fixed interest rate. See also Note Two and Note Twelve to the Consolidated Financial Statements.

    For purposes of specific risk analysis, the Company uses sensitivity analysis to measure the potential loss in fair value of financial instruments sensitive to changes in interest rates. Assuming a hypothetical 10 percent decrease in the interest rates as of December 31, 1999 and 1998, the fair market value of interest rate sensitive financial instruments, which primarily represents interest rate swap agreements, would decline by $2.3 million and $1.9 million, respectively, as compared with their fair market value at December 31, 1999 and 1998, respectively.

FOREIGN CURRENCY RISK

    NMHG and HB*PS operate internationally and enter into transactions denominated in foreign currencies. As such, their financial results are subject to the variability that arises from exchange rate movements. NMHG and HB*PS use forward foreign currency exchange contracts to partially reduce risks related to transactions denominated in foreign currencies and not for trading purposes. These contracts mature within one year and require the companies to buy or sell Japanese yen, Australian dollars, Canadian dollars or various European currencies for the functional currency in which the applicable subsidiary operates at rates agreed to at the inception of the contracts. See also Note Two and Note Twelve to the Consolidated Financial Statements.

    For purposes of specific risk analysis, the Company uses sensitivity analysis to measure the potential loss in fair value of financial instruments sensitive to changes in foreign currency exchange rates. Assuming a hypothetical 10 percent strengthening of the U.S. dollar as compared with other foreign currencies at December 31, 1999 and 1998, the fair market value of foreign currency-sensitive financial instruments, which primarily represents forward foreign currency exchange contracts, would decline by $1.4 million and $3.8 million, respectively, as compared with their fair market value at December 31, 1999 and 1998, respectively. It is important to note that the loss in fair market value indicated in this sensitivity analysis would be somewhat offset by changes in the fair market value of the underlying receivables, payables and net investments in foreign subsidiaries.

MARKET FOR NACCO INDUSTRIES, INC. COMMON STOCK AND RELATED SECURITY HOLDERS' MATTERS

    NACCO Industries, Inc. Class A common stock is traded on the New York Stock Exchange under the ticker symbol NC. Because of transfer restrictions, no trading market has developed, or is expected to develop, for the Company's Class B common stock. The Class B common stock is convertible into Class A common stock on a one-for-one basis. The high and low market prices for the Class A common stock and dividends per share for both classes of common stock for each quarter during the past two years are presented in the table below:

                                               1999
                                   --------------------------------
                                    Sales Price
                                    -----------            Cash
                                  High        Low        Dividend
                                  ----        ---        --------
FIRST QUARTER ................   $ 97.00   $ 70.50      20.50(cent)
SECOND QUARTER ...............   $ 93.50   $ 66.88      21.50(cent)
THIRD QUARTER ................   $ 89.00   $ 65.75      21.50(cent)
FOURTH QUARTER ...............   $ 73.63   $ 44.50      21.50(cent)

                                               1998
                                   --------------------------------
                                    Sales Price
                                    -----------            Cash
                                  High        Low        Dividend
                                  ----        ---        --------
First quarter ................   $137.81   $ 93.13      19.50(cent)
Second quarter ...............   $177.00   $121.00      20.50(cent)
Third quarter ................   $157.50   $ 95.19      20.50(cent)
Fourth quarter ...............   $112.81   $ 76.25      20.50(cent)

    At December 31, 1999, there were approximately 500 Class A common stockholders of record and 300 Class B common stockholders of record.

            CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                     NACCO Industries, Inc. and Subsidiaries

                                                                                      Year Ended December 31
                                                                               -----------------------------------
                                                                                  1999         1998         1997
                                                                               ---------    ---------    ---------
                                                                               (In millions, except per share data)

Revenues ...................................................................   $ 2,602.8    $ 2,536.2    $ 2,246.9

Cost of sales ..............................................................     2,118.1      2,020.7      1,825.9
                                                                               ---------    ---------    ---------

GROSS PROFIT ...............................................................       484.7        515.5        421.0

Selling, general and administrative expenses ...............................       337.0        301.1        265.2
Amortization of goodwill ...................................................        15.2         14.7         15.8
Restructuring charges ......................................................         1.2          1.6          8.0
                                                                               ---------    ---------    ---------

OPERATING PROFIT ...........................................................       131.3        198.1        132.0

Other income (expense)
    Interest expense .......................................................       (43.3)       (34.6)       (36.6)
    Other-net ..............................................................        (1.4)         2.5         (6.3)
                                                                               ---------    ---------    ---------
                                                                                   (44.7)       (32.1)       (42.9)
                                                                               ---------    ---------    ---------

INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND
    CUMULATIVE EFFECT OF ACCOUNTING CHANGE .................................        86.6        166.0         89.1
Provision for income taxes .................................................        31.7         60.7         26.4
                                                                               ---------    ---------    ---------

INCOME BEFORE MINORITY INTEREST AND
    CUMULATIVE EFFECT OF ACCOUNTING CHANGE .................................        54.9        105.3         62.7
Minority interest ..........................................................         (.6)        (3.0)         (.9)
                                                                               ---------    ---------    ---------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE .......................        54.3        102.3         61.8

Cumulative Effect of accounting change (net of $0.6 tax benefit)  ..........        (1.2)        --           --
                                                                               ---------    ---------    ---------

NET INCOME .................................................................   $    53.1    $   102.3    $    61.8
                                                                               =========    =========    =========

Other comprehensive income
    Foreign currency translation adjustment ................................   $   (11.9)   $     3.6    $    (8.5)
    Minimum pension liability adjustment, net of $2.3 tax in 1999;
        ($1.4) tax in 1998; $0.4 tax in 1997  ..............................         3.8         (2.4)          .6
                                                                               ---------    ---------    ---------
                                                                                    (8.1)         1.2         (7.9)
                                                                               ---------    ---------    ---------
COMPREHENSIVE INCOME .......................................................   $    45.0    $   103.5    $    53.9
                                                                               =========    =========    =========

BASIC EARNINGS PER SHARE
Income Before Cumulative Effect of Accounting Change .......................   $    6.67    $   12.56    $    7.56
Cumulative effect of accounting change, net-of-tax .........................        (.15)        --           --
                                                                               ---------    ---------    ---------
Net Income .................................................................   $    6.52    $   12.56    $    7.56
                                                                               =========    =========    =========
DILUTED EARNINGS PER SHARE
Income Before Cumulative Effect of Accounting Change .......................   $    6.66    $   12.53    $    7.55
Cumulative effect of accounting change, net-of-tax .........................        (.15)        --           --
                                                                               ---------    ---------    ---------
Net Income .................................................................   $    6.51    $   12.53    $    7.55
                                                                               =========    =========    =========

See Notes to Consolidated Financial Statements.

                           CONSOLIDATED BALANCE SHEETS

                    NACCO Industries, Inc. and Subsidiaries

                                                                                                    December 31
                                                                                                    -----------
                                                                                                  1999        1998
                                                                                                --------    --------
                                                                                                  (In millions)
ASSETS
CURRENT ASSETS
    Cash and cash equivalents ...............................................................   $   36.2    $   34.7
    Accounts receivable, net of allowance of $16.7 in 1999 and $15.6 in 1998  ...............      292.2       275.1
    Inventories .............................................................................      390.3       356.2
    Prepaid expenses and other ..............................................................       53.5        37.2
                                                                                                --------    --------
                                                                                                   772.2       703.2

PROPERTY, PLANT AND EQUIPMENT, NET ..........................................................      625.4       593.4

DEFERRED CHARGES
    Goodwill, net ...........................................................................      449.4       441.0
    Deferred costs and other ................................................................       66.7        70.3
    Deferred income taxes ...................................................................       29.2        31.9
                                                                                                --------    --------
                                                                                                   545.3       543.2

OTHER ASSETS ................................................................................       70.1        58.5
                                                                                                --------    --------

        TOTAL ASSETS ........................................................................   $2,013.0    $1,898.3
                                                                                                ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts payable ........................................................................      254.4    $  252.9
    Revolving credit agreements .............................................................       56.6        31.2
    Current maturities of long-term debt ....................................................       32.5        28.4
    Accrued income taxes ....................................................................        4.4        10.9
    Accrued payroll .........................................................................       47.0        44.7
    Accrued warranty obligations ............................................................       36.0        36.3
    Other current liabilities ...............................................................      152.2       144.2
                                                                                                --------    --------
                                                                                                   583.1       548.6

LONG-TERM DEBT - not guaranteed by the parent company .......................................      326.3       256.4

OBLIGATIONS OF PROJECT MINING SUBSIDIARIES -
    not guaranteed by the parent company or its NACoal subsidiary ...........................      289.2       313.2

SELF-INSURANCE RESERVES AND OTHER ...........................................................      240.7        38.9

MINORITY INTEREST ...........................................................................       11.5        22.9

STOCKHOLDERS' EQUITY
    Common stock:
        Class A, par value $1 per share, 8,156,878 shares outstanding
            (1998 - 6,468,620 shares outstanding)  ..........................................        6.5         6.5
        Class B, par value $1 per share, convertible into Class A on a one-for-one basis,
            1,647,428 shares outstanding (1998 - 1,651,615 shares outstanding)  .............        1.6         1.6
    Capital in excess of par value ..........................................................        2.7          .2
    Retained earnings .......................................................................      554.4       504.9
    Accumulated other comprehensive income:
        Foreign currency translation adjustment .............................................       (3.0)        8.9
        Minimum pension liability adjustment ................................................       --          (3.8)
                                                                                                --------    --------
                                                                                                   562.2       518.3
                                                                                                --------    --------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..........................................   $2,013.0    $1,898.3
                                                                                                ========    ========

See Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                    NACCO Industries, Inc. and Subsidiaries

                                                                                      Year Ended December 31
                                                                                   -----------------------------
                                                                                    1999       1998       1997
                                                                                   -------    -------    -------
                                                                                           (In millions)
OPERATING ACTIVITIES
    Net income .................................................................   $  53.1    $ 102.3    $  61.8
    Adjustments to reconcile net income to net cash provided
     by operating activities:
        Depreciation, depletion and amortization ...............................     104.0       89.0       88.6
        Deferred income taxes ..................................................       3.3      (13.2)     (24.3)
        Minority interest expense ..............................................        .6        3.0         .9
        Cumulative effect of accounting change .................................       1.2       --         --
        Other non-cash items ...................................................      (2.9)       5.6        (.1)
    Working capital changes, excluding the effect of business acquisitions:
        Accounts receivable ....................................................     (11.3)     (11.5)     (35.1)
        Inventories ............................................................     (23.0)     (32.7)      (1.3)
        Other current assets ...................................................     (12.4)        .3       (3.1)
        Accounts payable and other liabilities .................................      16.5        1.5      122.6
                                                                                   -------    -------    -------
            NET CASH PROVIDED BY OPERATING ACTIVITIES ..........................     129.1      144.3      210.0
                                                                                   -------    -------    -------

INVESTING ACTIVITIES
    Expenditures for property, plant and equipment .............................     (75.5)    (100.3)     (68.4)
    Proceeds from the sale of property, plant and equipment ....................       1.0        4.8        3.4
    Acquisitions of businesses, net of cash acquired ...........................     (62.4)     (16.6)     (12.2)
    Investments in unconsolidated affiliates ...................................     (15.9)     (10.5)      (1.8)
    Acquisition of minority interest ...........................................     (11.3)      --         --
    Other-net ..................................................................       2.7         .8        1.0
                                                                                   -------    -------    -------
            NET CASH USED FOR INVESTING ACTIVITIES .............................    (161.4)    (121.8)     (78.0)
                                                                                   -------    -------    -------
FINANCING ACTIVITIES
    Additions to long-term debt and
        revolving credit agreements ............................................      81.1       12.1       --
    Reductions of long-term debt and
        revolving credit agreements ............................................      --         --       (123.9)
    Additions to obligations of project
        mining subsidiaries ....................................................      31.6       59.8       58.1
    Reductions of obligations of project
        mining subsidiaries ....................................................     (58.8)     (74.5)     (79.1)
    Financing of other short-term obligations ..................................     (17.2)      (3.9)       (.5)
    Stock repurchases ..........................................................      --         (4.7)      (2.8)
    Cash dividends paid ........................................................      (7.0)      (6.6)      (6.3)
    Capital grants .............................................................       2.6        1.2         .7
    Other-net ..................................................................       3.0        4.5       --
                                                                                   -------    -------    -------
            NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES ...............      35.3      (12.1)    (153.8)
                                                                                   -------    -------    -------

    Effect of exchange rate changes on cash....................................       (1.5)        .2       (1.9)
                                                                                   -------    -------    -------

CASH AND CASH EQUIVALENTS
    Increase (decrease) for the year ...........................................       1.5       10.6      (23.7)
    Balance at the beginning of the year .......................................      34.7       24.1       47.8
                                                                                   -------    -------    -------
    BALANCE AT THE END OF THE YEAR .............................................   $  36.2    $  34.7    $  24.1
                                                                                   =======    =======    =======


See Notes to Consolidated Financial Statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    NACCO Industries, Inc. and Subsidiaries

                                                                     Year Ended December 31
                                                                     ----------------------
                                                                  1999       1998       1997
                                                                 -------    -------    -------
                                                               (In millions, except per share data)
CLASS A COMMON STOCK
    Beginning balance ........................................   $   6.5    $   6.5    $   6.5
    Purchase of treasury shares ..............................      --          (.1)       (.1)
    Other ....................................................      --           .1         .1
                                                                 -------    -------    -------
                                                                     6.5        6.5        6.5
                                                                 -------    -------    -------

CLASS B COMMON STOCK .........................................       1.6        1.6        1.7
                                                                 -------    -------    -------

CAPITAL IN EXCESS OF PAR VALUE
    Beginning balance ........................................        .2         .1         .1
    Shares issued under stock
        option and compensation plans ........................       2.5        1.0        1.0
    Purchase of treasury shares ..............................      --          (.9)      (1.0)
                                                                 -------    -------    -------
                                                                     2.7         .2         .1
                                                                 -------    -------    -------

RETAINED EARNINGS
    Beginning balance ........................................     504.9      412.9      359.2
    Net income ...............................................      53.1      102.3       61.8
    Reconsolidation of Brazilian subsidiary (Note Twenty-Two)        3.4       --         --
    Purchase of treasury shares ..............................      --         (3.7)      (1.8)
    Cash dividends on Class A and Class B common stock:
            1999 $.850 per share .............................      (7.0)      --         --
            1998 $.810 per share .............................      --         (6.6)      --
            1997 $.773 per share .............................      --         --         (6.3)
                                                                 -------    -------    -------
                                                                   554.4      504.9      412.9
                                                                 -------    -------    -------

ACCUMULATED OTHER COMPREHENSIVE INCOME
    Beginning balance ........................................       5.1        3.9       11.8
    Foreign currency translation adjustment ..................     (11.9)       3.6       (8.5)
    Minimum pension liability adjustment .....................       3.8       (2.4)        .6
                                                                 -------    -------    -------
                                                                    (3.0)       5.1        3.9
                                                                 -------    -------    -------

        TOTAL STOCKHOLDERS' EQUITY ...........................   $ 562.2    $ 518.3    $ 425.1
                                                                 =======    =======    =======

See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

                                    NOTE ONE

              PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS

    The Consolidated Financial Statements include the accounts of NACCO Industries, Inc. ("NACCO," the parent company) and its majority owned subsidiaries (NACCO Industries, Inc. and Subsidiaries - the "Company"). Intercompany accounts and transactions are eliminated. The Company has four operating subsidiaries that function in three principal industries: lift trucks, housewares and lignite mining.

    NMHG Holding Co., through its wholly owned subsidiaries, NACCO Materials Handling Group, Inc. ("NMHG Wholesale") and NMHG Distribution Co. ("NMHG Retail") (collectively "NMHG") designs, engineers, manufactures, sells and services a full line of lift trucks and replacement parts marketed worldwide under the Hyster(R) and Yale(R) brand names. The sale of replacement parts represents approximately 17 percent, 17 percent and 18 percent of the total NMHG revenues as reported for 1999, 1998 and 1997, respectively. NACCO Housewares Group ("Housewares") consists of Hamilton Beach*Proctor-Silex, Inc. ("HB*PS"), a leading manufacturer and marketer of small electric motor and heat-driven appliances as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc. ("KCI"), a national specialty retailer of brand-name kitchenware, small electrical appliances and related accessories. The North American Coal Corporation ("NACoal") mines and markets lignite primarily as fuel for power generation by electric utilities.

                                    NOTE TWO
                               ACCOUNTING POLICIES

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

    PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are recorded at cost. Depreciation, depletion and amortization are provided in amounts sufficient to amortize the cost of the assets, including assets recorded under capital leases, over their estimated useful lives using the straight-line method. Buildings are depreciated using a 40-year life or, at NACoal, over the life of the mines which range from 9 to 43 years. Estimated lives for machinery and equipment range from 3 to 12 years and for land and building improvements from 5 to 40 years. The units-of-production method is used to amortize certain coal-related assets based on estimated recoverable tonnages.

    GOODWILL: Goodwill represents the excess purchase price paid over the fair value of the net assets acquired. The amortization of goodwill is provided on a straight-line basis over a 40-year period. Accumulated amortization of goodwill was $152.8 million and $136.5 million at December 31, 1999 and 1998, respectively. Management regularly evaluates its accounting for goodwill, considering such factors as historical and future profitability, and believes that the asset is realizable and the amortization period remains appropriate.

    SELF-INSURANCE RESERVES: The Company is generally self-insured for product liability, environmental liability, medical and workers' compensation claims, certain closed mine liabilities and obligations to the United Mine Workers of America Combined Benefit Fund ("UMWA") arising as a result of the Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act"). For product liability, catastrophic coverage is retained for potentially significant individual claims. An estimated provision for claims reported and for claims incurred but not yet reported under the self-insurance programs is recorded and revised annually based on industry trends, historical experience and management judgment. Changes in assumptions for such matters as legal actions, medical costs and actual experience could cause estimates to change in the near term.

    REVENUE RECOGNITION: Revenues are recognized when customer orders are completed and shipped. Reserves for discounts, returns and product warranties are maintained for anticipated future claims.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

    ADVERTISING COSTS: Advertising costs are expensed as incurred and amounted to $45.3 million, $41.5 million and $36.8 million in 1999, 1998 and 1997, respectively.

    PRODUCT DEVELOPMENT COSTS: Expenses associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to $48.0 million, $44.1 million and $27.9 million in 1999, 1998 and 1997, respectively.

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

    The Company uses interest rate swap agreements to partially reduce risks related to floating rate financing agreements which are subject to changes in the market rate of interest. Terms of the interest rate swap agreements require the Company to receive a variable interest rate and pay a fixed interest rate. The Company's interest rate swap agreements and its variable rate financings are predominately based upon the three-month LIBOR (London Interbank Offered Rate).

    Amounts to be paid or received under the interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreement as an adjustment to interest expense. The related amounts payable to, or receivable from, the counterparties are included in other current liabilities. Changes in the market value of the interest rate swap agreements are not recognized in net income. However, in the event that the underlying debt is extinguished, changes in the market value of interest rate swap agreements that could not be designated as hedges of other assets, liabilities or anticipated transactions would be recognized in net income over the remaining life of the contract or upon termination of the contract.

    NEW ACCOUNTING STANDARDS: As of January 1, 1999, the Company adopted the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-1 requires capitalization on a prospective basis of certain development costs of software to be used internally. The Company does not expect the change to this new accounting standard to have a material impact on its financial position or results of operations in the foreseeable future.

    SOP 98-5 requires start-up and organization costs to be expensed as incurred and also requires previously deferred start-up costs to be recognized as a cumulative effect adjustment in the statement of income upon adoption. Prior to January 1, 1999, the Company's NACoal subsidiary had deferred certain start-up costs related to the development of lignite mining activities and amortized these costs over the estimated useful lives of the related coal lands. Under the new accounting standard, these costs - primarily training, travel and administrative expenses - are no longer allowed to be deferred, but, rather, must be expensed as incurred. Therefore, the Company has recognized the effect of expensing these previously deferred start-up costs of $1.2 million, net-of-tax, as a cumulative effect of accounting change in the accompanying Statement of Income and Comprehensive Income for the year ended December 31, 1999.

    On December 3, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 - Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principals to revenue recognition in financial statements. The Company has reviewed its revenue recognition policies and procedures and believes that, as of December 31, 1999, it has complied with the requirements of SAB 101. No significant changes to the Company's revenue recognition policies were necessary to comply with SAB 101.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

    ACCOUNTING STANDARDS NOT YET ADOPTED: In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires companies to recognize all derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. In June 1999, the FASB delayed the effective date of this Statement for one year to fiscal years beginning after June 15, 2000. The FASB cited the reason for this delay was to address concerns about a company's ability to modify its information systems and educate its managers in time to apply this Statement. The Company will adopt this Statement on January 1, 2001 and is in the process of determining the effect that adoption will have on its financial statements.

    RECLASSIFICATIONS: Certain amounts in the prior periods' Consolidated Statements of Cash Flows have been reclassified to conform to the current period's presentation.

                                   NOTE THREE
                                 SPECIAL CHARGES

    RESTRUCTURING CHARGE: In 1998, HB*PS recorded a pre-tax charge of $3.2 million to recognize severance payments to be made to approximately 450 manufacturing employees in connection with transitioning activities to HB*PS' Mexican facilities. During 1999, an additional $1.2 million pre-tax charge was made for severance payments to be made to an additional 130 manufacturing employees in connection with transitioning additional manufacturing activities to HB*PS' Mexican facilities. Payments of $1.7 million have been made to approximately 350 employees during 1999. These payments reduced the reserve for restructuring to $2.7 million as of December 31, 1999. The timing of payments has extended longer than originally anticipated due to unforeseen delays in the movement of production to Mexico. The Company anticipates that payments relating to these severance programs will be finalized by the end of 2000.

    In 1997, NMHG recognized a restructuring charge of $8.0 million, primarily related to employee severance and lease termination costs incurred in conjunction with the consolidation of certain engineering, marketing and administrative functions within the NMHG organization. In 1998, NMHG substantially completed its restructuring plan, which resulted in the construction of two new engineering and marketing facilities on Company-owned property, the addition of one new leased administrative building and the closure of one owned and four leased facilities. In addition, the plan resulted in the termination of approximately 220 engineering, marketing and administrative employees, which resulted in a net reduction of approximately 120 employee positions after considering staffing requirements at remaining facilities. The 1997 charge to earnings of $8.0 million represented severance payments made in 1997 of $1.1 million to approximately 50 employees and the recognition of a $6.9 million accrual for additional severance payments and lease termination costs. In 1998, $2.2 million of the severance accrual was reversed due to the higher-than-anticipated number of employees willing to relocate. Final payments related to this restructuring plan were made in early 1999.

    The changes to HB*PS' restructuring accrual as provided in 1999 and 1998 and to NMHG's restructuring accrual as announced in 1997 are as follows:

                         HB*PS             NMHG
                        ---------  --------------------
                        Employee   Employee
                        Severance  Severance     Other    Total
                        ---------  ---------     -----    -----
Balance at
 December 31, 1997 ...    $--        $5.9         $1.0     $6.9
  Provision (reversal)    3.2        (2.2)          .6      1.6
  Payments ...........                 --          (3.3)   (4.9)
                         ----        ----         ----     ----
 December 31, 1998 ...   $3.2        $ .4          $--     $3.6
  Provision ..........    1.2          --           --      1.2
  Payments ...........   (1.7)        (.4)          --     (2.1)
                         ----        ----         ----     ----
BALANCE AT
 DECEMBER 31, 1999 ...   $2.7        $ --         $ --     $2.7
                         ====        ====         ====     ====

    SPECIAL CHARGES: In addition to the restructuring charge and in connection with the restructuring plan, NMHG recognized a charge of $8.3 million in 1997 related to commitments to provide relocation benefits to certain employees. In 1998, NMHG incurred an additional $4.5 million related to increases in temporary labor, moving and training costs associated with the restructuring program. These costs are classified as selling, general and administrative expenses in the accompanying Consolidated Statements of Income and Comprehensive Income.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

    In 1999, the Company recognized a charge of $2.9 million, included in other-net in the accompanying Consolidated Statements of Income and Comprehensive Income, for the write-off of costs incurred to evaluate the potential acquisition of the forklift business of Nissan. NACCO was not able to reach an agreement with Nissan for the purchase of Nissan's forklift business.

                                    NOTE FOUR
                       ACCOUNTS RECEIVABLE SECURITIZATION

    NMHG Wholesale has an agreement to sell all of its domestic accounts receivable, on a revolving basis, to Lift Truck Funding Company, LLC ("LTF"), a wholly owned subsidiary of NMHG Wholesale. LTF was formed prior to the execution of this agreement for the purpose of buying and selling accounts receivable and is designed to be bankruptcy remote. NMHG Wholesale and LTF also have an agreement with a financial institution whereby LTF can sell, on a revolving basis, an undivided percentage ownership interest in certain eligible accounts receivable, as defined, up to a maximum of $50.0 million. The one-year-term agreements expire in August 2000. The Company intends to extend these agreements or replace them with a similar arrangement.

    This two-step transaction is accounted for as a sale of receivables. Accordingly, the Company's Consolidated Balance Sheets reflect the portion of receivables transferred to the financial institution as a reduction of accounts receivable, net.

    In addition to this domestic program, NMHG Wholesale also has agreements with financial institutions outside of the United States which allow for the sale, without recourse, of undivided interests in revolving pools of its foreign trade accounts receivable. The maximum allowable amount of foreign trade receivables to be sold was $70.9 million and $72.8 million at December 31, 1999 and 1998, respectively.

    NMHG Wholesale continues to service the receivables sold and maintains an allowance for doubtful accounts based upon the expected collectibility of all NMHG Wholesale accounts receivable, including the portion of receivables sold. The servicing liability incurred in connection with these transactions is not material.

    Gross proceeds of $655.0 million, $763.7 million and $543.5 million were received during 1999, 1998 and 1997, respectively, and the balance of accounts receivable sold at December 31, 1999 and 1998 was $63.6 million and $67.2 million, respectively. The discount and any other transaction gains and losses are included in other-net in the Consolidated Statements of Income and Comprehensive Income. The net effect of the sale of receivables during 1999, 1998 and 1997 was not material to the operating results of the Company.

                                    NOTE FIVE
                                   INVENTORIES

    Inventories are summarized as follows:

                                                December 31
                                                -----------
                                                1999       1998
                                             -------    -------
Manufactured inventories:
 Finished goods and service parts-
   NMHG ..................................   $ 103.5    $ 106.2
   Housewares ............................      46.4       41.5
                                             -------    -------

                                               149.9      147.7

 Raw materials and work
  in process -
   NMHG Wholesale ........................     150.1      136.6
   Housewares ............................      19.5       17.5
                                             -------    -------
                                               169.6      154.1
                                             -------    -------
   Total manufactured
    inventories ..........................     319.5      301.8

Retail inventories -
   NMHG Retail ...........................      30.0       19.1
   Housewares ............................      18.9       17.2
                                             -------    -------
   Total retail inventories ..............      48.9       36.3

Coal - NACoal ............................       9.6        9.5
Mining supplies - NACoal .................      22.4       19.4
                                             -------    -------

   Total inventories at FIFO .............     400.4      367.0

LIFO reserve -
   NMHG ..................................     (13.2)     (12.6)
   Housewares ............................       3.1        1.8
                                             -------    -------
                                               (10.1)     (10.8)
                                             -------    -------
                                             $ 390.3    $ 356.2
                                             =======    =======

    The cost of certain manufactured and retail inventories has been determined using the LIFO method. At December 31, 1999 and 1998, 66 percent and 58 percent, respectively, of total inventories were determined using the LIFO method.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

                                    NOTE SIX
                          PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment includes the following:

                                                      December 31
                                                      -----------
                                                   1999       1998
                                                 --------   --------
Coal lands and real estate:
   NMHG ......................................   $   15.7   $   10.0
   Housewares ................................        1.9        2.5
   NACoal ....................................       15.9       15.4
   Project mining subsidiaries
    (Note Nine)  .............................       81.0       81.7
   NACCO and Other ...........................         .1         .1
                                                 --------   --------
                                                    114.6      109.7
                                                 --------   --------
Plant and equipment:
   NMHG ......................................      446.2      381.2
   Housewares ................................      169.2      157.8
   NACoal ....................................       31.7       30.3
   Project mining subsidiaries
    (Note Nine)  .............................      472.5      456.4
   NACCO and Other ...........................        4.6        4.6
                                                 --------   --------
                                                  1,124.2    1,030.3
                                                 --------   --------
Property, plant and
 equipment, at cost ..........................    1,238.8    1,140.0
Less allowances for
 depreciation, depletion and
 amortization ................................      613.4      546.6
                                                 --------   --------
                                                 $  625.4   $  593.4
                                                 ========   ========

    Total depreciation, depletion and amortization expense on property, plant and equipment was $88.5 million, $74.0 million and $70.9 million during 1999, 1998 and 1997, respectively.

    Proven and probable coal reserves approximated 1.9 billion and 2.0 billion tons at December 31, 1999 and 1998, respectively.

                                   NOTE SEVEN
                           REVOLVING CREDIT AGREEMENTS

    Financing arrangements are obtained and maintained at the subsidiary level. NACCO has not guaranteed the long-term debt or any borrowings of its subsidiaries.
    The following table summarizes the Company's available and outstanding borrowings.

                                                     December 31
                                                     -----------
                                                    1999       1998
                                                   -------    -------
Available borrowings, net
 of limitations:
   NMHG ........................................   $ 396.2    $ 411.4
   Housewares ..................................     187.0      186.6
   NACoal ......................................      50.0       47.5
                                                   -------    -------
                                                   $ 633.2    $ 645.5
                                                   =======    =======
Current portion of borrowings
 outstanding:
   NMHG ........................................   $  12.3    $   5.5
   Housewares ..................................      29.1       25.5
   NACoal ......................................      15.2         .2
                                                   -------    -------
                                                   $  56.6    $  31.2
                                                   =======    =======
Unused availability:(*)
   NMHG ........................................   $ 169.2    $ 231.3
   Housewares ..................................      77.9       91.1
   NACoal ......................................      34.8       47.3
                                                   -------    -------
                                                   $ 281.9    $ 369.7
                                                   =======    =======
Weighted average stated
 interest rate:
   NMHG ........................................       6.4%       5.7%
   Housewares ..................................       6.3%       5.7%
   NACoal ......................................       6.9%       6.5%

Weighted average effective
 interest rate (including
 interest swap agreements):
   NMHG ........................................       6.8%       6.8%
   Housewares ..................................       6.3%       6.1%
   NACoal ......................................       6.9%       6.5%

* Unused availability is determined using the available borrowings, net of limitations, reduced by the current portion and long-term portion (see Note Eight) of revolving credit agreements outstanding.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

    NMHG: NMHG Wholesale's credit agreement provides for an unsecured revolving credit facility (the "Facility") that permits advances up to $350.0 million. However, the portion of domestic receivables sold reduces this availability. (See Note Four for a discussion of the sale of domestic accounts receivable.) The June 2002 expiration date of the Facility may be extended annually for one additional year with the consent of the bank group. NMHG Wholesale does not anticipate repayment of the outstanding balance in the subsequent fiscal year. As such, the outstanding balance of this credit facility has been classified as long-term debt.

    In addition, the Facility has performance-based pricing which sets interest rates based upon the achievement of certain financial performance targets. The Facility currently provides for, at NMHG Wholesale's option, Euro-Dollar Loans which bear interest at LIBOR plus 0.2 percent and Money Market Loans which bear interest at Auction Rates (as defined in the agreement) and requires a 0.1 percent fee on the available borrowings. The Facility permits NMHG Wholesale to advance funds to NMHG Retail. Advances from NMHG Wholesale are the primary sources of financing for NMHG Retail.

    NMHG also has separate facilities totaling $48.7 million and $50.1 million at December 31, 1999 and 1998, respectively. Outstanding letters of credit reduce amounts available under these facilities. At December 31, 1999 and 1998, unused availability, net of limitations, under these facilities was $25.4 million and $38.6 million, respectively. NMHG also maintains various uncommitted lines of credit, which permitted funding up to $40.0 million and $55.0 million at December 31, 1999 and 1998. Under these facilities, unused availability was $20.3 million and $35.4 million at December 31, 1999 and 1998, respectively.

    HOUSEWARES: HB*PS' credit agreement provides for a revolving credit facility ("HB*PS Facility") that permits advances up to $160.0 million and is secured by substantially all of the assets of HB*PS. A portion of the outstanding balance is classified as long-term debt because it is not expected to be repaid during the subsequent fiscal year. The HB*PS Facility, which expires in May 2003, provides reduced interest rates if HB*PS achieves a certain interest coverage ratio and allows interest rates quoted under a competitive bid option. The HB*PS Facility currently provides for interest at LIBOR plus 0.3 percent and requires a 0.2 percent facility fee on the available borrowings. In 1998, the HB*PS Facility was amended to allow advances of up to $10.0 million from HB*PS to KCI. As a result of this amendment, KCI's cash requirements are financed through advances from HB*PS.

    HB*PS also has separate uncommitted facilities, which may provide funding up to $30.0 million. Outstanding letters of credit reduce amounts available under these facilities. At December 31, 1999 and 1998, availability, net of limitations, under these facilities was $10.1 million and $27.5 million, respectively.

    NACOAL: NACoal has in place a revolving credit facility ("NACoal Facility") that permits advances up to $50.0 million and requires a 0.2 percent commitment and facility fee. The September 2002 expiration date of the NACoal Facility may be extended annually for one additional year with the consent of the bank group. Borrowings bear interest at LIBOR plus 0.4 percent and availability is limited by the amount of borrowings from NACCO, if any.

                                   NOTE EIGHT
                                 LONG-TERM DEBT

    Subsidiary long-term debt, less current maturities, is as follows:

                                                     December 31
                                                     -----------
                                                    1999      1998
                                                   -------   -------
NMHG:
  Long-term portion of
  revolving credit agreements ..................   $ 214.7   $ 174.6
  Capital lease obligations
  and other ....................................      31.3      11.4
                                                   -------   -------
                                                     246.0     186.0
HOUSEWARES:
  Long-term portion of
  revolving credit agreement ...................      80.0      70.0
  Capital lease obligations
  and other ....................................        .3        .4
                                                   -------   -------
                                                      80.3      70.4
                                                   -------   -------
                                                   $ 326.3   $ 256.4
                                                   =======   =======

    As noted above, the NMHG Wholesale credit agreement expires in 2002, if renewal options are not exercised, and the Housewares facility expires in 2003. Interest paid on revolving credit agreements and long-term debt was $26.4 million, $21.5 million and $24.9 million during 1999, 1998 and 1997, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

    The credit agreements for NMHG Wholesale, HB*PS and NACoal contain certain covenants and restrictions. These covenants require, among other things, some or all of the following: maintenance of certain minimum amounts of net worth and certain specified ratios of working capital, debt to capitalization, interest coverage and fixed charge coverage. These ratios are calculated at the subsidiary level. Restrictions may also include limits on capital expenditures and dividends. At December 31, 1999, the subsidiaries were in compliance with the covenants in their credit agreements.

                                    NOTE NINE
                   OBLIGATIONS OF PROJECT MINING SUBSIDIARIES

    Three of NACoal's subsidiaries (the "project mining subsidiaries") operate lignite mines under long-term contracts with various utility customers to sell lignite at a price based on actual cost plus an agreed pre-tax profit per ton. The utility customers have arranged and guaranteed the financing for the development and operation of these subsidiary mines. The obligations of these project mining subsidiaries included in the Company's Consolidated Balance Sheets do not affect the short- or long-term liquidity of the Company and are without recourse to NACCO and its NACoal subsidiary.
    Obligations of project mining subsidiaries, less current maturities, consist of the following:

                                                     December 31
                                                     -----------
                                                    1999      1998
                                                 --------- ---------
Capitalized lease obligations ................   $   109.8 $   120.2
Advances from customers ......................       145.1     158.5
Promissory notes with interest
 rates ranging from 5.3% to
 8.7% in 1999 and 5.5% to
 8.7% in 1998  ...............................        34.3      34.5
                                                 --------- ---------
                                                 $   289.2 $   313.2
                                                 ========= =========

    Advances from customers are used to develop, operate and provide for the ongoing working capital needs of certain project mining subsidiaries. The customers have established a repayment schedule for only a portion, or $97.4 million, of the total advances. In addition, portions of the advances are non-interest- bearing. The annual maturities of advances from customers and promissory notes are as follows: $19.3 million in 2000, $15.5 million in 2001, $15.0 million in 2002, $10.2 million in 2003, $7.9 million in 2004 and $73.3 million thereafter. The current portion of advances from customers is included in other current liabilities in the accompanying Consolidated Balance Sheets.

    Interest paid was $17.7 million, $13.0 million and $12.8 million during 1999, 1998 and 1997, respectively. The cost of coal, which is passed through to the utility customers, includes interest expense.

    The project mining subsidiaries' capital lease obligations for mining equipment have the following future minimum lease payments at December 31, 1999:

2000  ......................................   $ 22.8
2001  ......................................     22.4
2002  ......................................     20.7
2003  ......................................     18.8
2004  ......................................     17.2
Subsequent to 2004  ........................     72.6
                                               ------
Total minimum lease payments ...............    174.5
Amounts representing interest ..............    (50.8)
                                               ------
Present value of net minimum
 lease payments ............................    123.7
Current maturities .........................    (13.9)
                                               ------
                                               $109.8
                                               ======

    Interest expense and amortization in excess of annual lease payments are deferred and recognized in years when annual lease payments exceed interest expense and amortization.

    Project mining assets recorded under capital leases are included in property, plant and equipment and consist of the following:

                                                    December 31
                                                    -----------
                                                   1999       1998
                                                 -------    -------
Plant and equipment ........................     $ 201.2    $ 202.1
Less accumulated
 amortization ..............................       114.9      106.4
                                                 -------    -------
                                                 $  86.3    $  95.7
                                                 =======    =======

    During 1999, 1998 and 1997, the project mining subsidiaries incurred capital lease obligations of $3.8 million, $4.9 million and $6.4 million, respectively, in connection with lease agreements to acquire plant and equipment.

    The above obligations are secured by substantially all of the owned assets of the respective project mining subsidiary and the assignment of all rights under its coal sales agreement.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

                                    NOTE TEN
                                LEASE COMMITMENTS

    The Company leases certain office, manufacturing and warehouse facilities, retail stores and machinery and equipment under noncancelable operating leases which expire at various dates through 2009. Future minimum operating lease payments, excluding project mining subsidiaries, at December 31, 1999, are:
$37.0 million in 2000, $32.2 million in 2001, $27.3 million in 2002, $22.9 million in 2003, $18.0 million in 2004 and $32.7 million thereafter.

    Rental expense for all operating leases, excluding project mining subsidiaries, amounted to $32.6 million, $29.4 million and $25.6 million during 1999, 1998 and 1997, respectively.

                                   NOTE ELEVEN
                        SELF-INSURANCE RESERVES AND OTHER

    Self-insurance Reserves and Other consists of the following:

                                                 December 31
                                                 -----------
                                                 1999      1998
                                               -------   -------
Undiscounted
 UMWA obligation ...........................   $  83.4   $  86.1
Present value of other closed
 mine obligations ..........................      16.4      17.3
Other self-insurance reserves ..............     140.9     135.5
                                               -------   -------
                                               $ 240.7   $ 238.9
                                               =======   =======

    The UMWA obligation and the other closed mine obligations relate to Bellaire Corporation's ("Bellaire,"a wholly owned non-operating subsidiary of NACCO) former eastern U.S. underground mining operations and the Indian Head Mine, which ceased operations in 1992. The obligation to UMWA resulted from the Coal Act, which requires Bellaire to incur additional costs for the medical expenses of certain United Mine Worker retirees. Annual cash payments of up to $3.0 million after tax are expected relating to this obligation and could continue for as long as 40 to 50 years. The Company has recorded this obligation on an undiscounted basis. The other closed mine obligations include reserves for land reclamation and site treatment at certain closed eastern underground and western surface mines, as well as reserves for workers' compensation and black lung benefit costs.

    Other self-insurance reserves include product liability reserves, employee retirement obligations and other miscellaneous reserves.

                                   NOTE TWELVE
           FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments. The fair values of revolving credit agreements and long-term debt were determined using current rates offered for similar obligations and approximated carrying values at December 31, 1999 and 1998. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable and derivatives. Concentration of credit risk on accounts receivable is mitigated by the large number of customers comprising the Company's customer base and their dispersion across many different industries and geographies. To further reduce credit risk associated with accounts receivable, the Company performs periodic credit evaluations of its customers, but does not generally require advance payments or collateral. The Company enters into derivative contracts with high-quality financial institutions and limits the amount of credit exposure to any one institution.

DERIVATIVE FINANCIAL INSTRUMENTS

    FOREIGN CURRENCY DERIVATIVES: NMHG and HB*PS held forward foreign currency exchange contracts in the amounts of $91.1 million and $11.1 million, respectively, at December 31, 1999, primarily denominated in Euros, British pounds sterling, Japanese yen and Canadian dollars. At December 31, 1998, NMHG and HB*PS held forward foreign currency exchange contracts in the amounts of $72.4 million and $1.9 million, respectively, primarily denominated in Japanese yen, French francs, Spanish pesetas and Canadian dollars. The amount of deferred loss at December 31, 1999 and 1998 was not material. The fair market value of these contracts was estimated based on quoted market sources and approximated a net receivable of $0.3 million and $4.7 million at December 31, 1999 and 1998, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

    INTEREST RATE DERIVATIVES: The following table summarizes the notional amounts, related rates (including applicable margins) and remaining terms on interest rate swap agreements active at December 31:

                          Notional         Average
                          Amount         Fixed Rate           Remaining
                      --------------    ------------           Term at
                      1999      1998    1999     1998       Dec. 31, 1999
                      ----      ----    ----     ----       -------------
NMHG. . . . . .     $ 190.0   $160.0    6.9%      7.1%      Various,
                                                            extending to
                                                            January 2004
Housewares. .       $  62.5   $ 80.0    6.5%      6.2%      Various,
                                                            extending to
                                                            February 2002
NACoal. . . . .     $  33.0   $ 38.1    6.2%      6.2%      Various,
                                                            extending to
                                                            June 2008

    Interest rate swap agreements held by NMHG have terms that vary from one-year to seven-year periods from inception. In addition to the interest rate swap agreements reflected in the table, at December 31, 1999, NMHG holds certain contracts that begin in January 2000 and extend to January 2003. These contracts increase the notional amount outstanding to $215.0 million in 2000. Terms of Housewares' interest rate swap agreements vary from one-year to three-year periods. In addition to the interest rate swap agreements reflected in the table, at December 31, 1999, Housewares holds certain contracts that begin in March 2000 and extend to March 2003. These contracts increase the notional amount outstanding to $80.0 million in 2000. At NACoal, the interest rate swap agreements hedge promissory notes held by the project mining subsidiaries (see Note Nine). Maturities of the NACoal interest rate swap agreements correspond with the maturities of the hedged obligation. The related obligation is included in obligations of project mining subsidiaries in the Consolidated Balance Sheets. The net interest expense paid or received is included in the cost of coal and passed through to the utility customers.

    The fair market value of all interest rate swap agreements, which was obtained from broker quotes, was a net receivable of $1.3 million at December 31, 1999 and a net payable of $7.5 million at December 31, 1998.

                                  NOTE THIRTEEN
                                  CONTINGENCIES

    Various legal proceedings and claims have been or may be asserted against NACCO and certain subsidiaries relating to the conduct of their businesses, including product liability and environmental claims. These proceedings are incidental to the ordinary course of business of the Company. Management believes that it has meritorious defenses and will vigorously defend itself in these actions. Any costs that management estimates will be paid as a result of these claims are accrued when the liability is considered probable and the amount can be reasonably estimated. Although the ultimate disposition of these proceedings is not presently determinable, management believes, after consultation with its legal counsel, that the likelihood is remote that material costs will be incurred in excess of accruals already recognized.

    NMHG is subject to recourse or repurchase obligations under various financing arrangements for certain independently owned retail dealerships. Also, certain dealer loans are guaranteed by NMHG. When NMHG is the guarantor of the principal amount financed, a security interest is usually maintained in certain assets of parties for whom NMHG is guaranteeing debt. Total amounts subject to recourse or repurchase obligations at December 31, 1999 and 1998 were $157.3 million and $196.0 million, respectively. Losses anticipated under the terms of the recourse or repurchase obligations are not significant and have been reserved for in the accompanying Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

                                  NOTE FOURTEEN
                                  COMMON STOCK

    The Class A common stock has one vote per share and the Class B common stock has 10 votes per share. The total number of authorized shares of Class A common stock and Class B common stock at December 31, 1999 was 25,000,000 shares and 6,756,176 shares, respectively. Treasury shares of Class A common stock totaling 1,626,964 and 1,663,607 at December 31, 1999 and 1998, respectively, have been deducted from shares issued.

    STOCK OPTIONS: The 1975 and 1981 stock option plans, as amended, provide for the granting to officers and other key employees of options to purchase Class A common stock and Class B common stock of the Company at a price not less than the market value of such stock at the date of grant. Options become exercisable over a four-year period and expire 10 years from the date of the grant. As of December 31, 1999 all options that were granted under stock option plans have been exercised or cancelled. No options remain outstanding.

    At December 31, 1999, 1998 and 1997, there were 80,701 shares of Class A common stock and 80,100 shares of Class B common stock available for grant. However, no options were granted during 1999, 1998 and 1997. In addition, the Company does not presently intend to issue additional stock options. In 1999, options for 25,000 shares of Class A common stock were exercised at an option price of $35.56. In 1998 and 1997, options for 1,800 and 4,000 shares, respectively, of Class A common stocks were exercised at an option price of $32.00. At December 31, 1997, there were options outstanding relating to 1,800 shares of Class A common stock with an option price of $32.00 that were granted on January 12, 1989. At December 31, 1999 and 1998, there were no options outstanding relating to this grant date. Also, at December 31, 1998 and 1997, there were options outstanding related to 25,000 shares of Class A common stock at an option price of $35.56 granted on March 1, 1989. At December 31, 1999, there were no options outstanding relating to this grant date.

    The Company applies AICPA Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for stock options. Because there have been no options granted subsequent to 1995, no additional pro forma disclosures are required as provided in SFAS No. 123, "Accounting for Stock-Based Compensation."

                                  NOTE FIFTEEN
                               EARNINGS PER SHARE

    For purposes of calculating the basic and diluted earnings per share, no adjustments have been made to the reported amounts of net income. The share amounts used for the year ended December 31 are as follows:

                                         1999       1998       1997
                                       --------   --------   --------
Basic common shares
 (weighted average)  ...............      8.150      8.147      8.171
Dilutive stock options .............       .004       .019       .014
                                       --------   --------   --------
Diluted common
 shares ............................      8.154      8.166      8.185
                                       ========   ========   ========

                                  NOTE SIXTEEN
                                  INCOME TAXES

    The components of income before income taxes and provision for income taxes for the year ended December 31 are as follows:

                                         1999       1998       1997
                                       -------    -------    -------
INCOME (LOSS) BEFORE
 INCOME TAXES
 Domestic ..........................   $  91.5    $ 137.9    $  74.6
 Foreign ...........................      (4.9)      28.1       14.5
                                       -------    -------    -------
                                       $  86.6    $ 166.0    $  89.1
                                       =======    =======    =======
PROVISION FOR INCOME
 TAXES
Current tax expense:
  Federal ..........................   $  27.7    $  53.1    $  38.5
  State ............................       5.3        9.7        7.4
  Foreign ..........................       2.7        9.2        3.9
                                       -------    -------    -------
   Total current ...................      35.7       72.0       49.8
                                       -------    -------    -------
Deferred tax benefit:
  Federal ..........................       (.3)     (10.0)     (24.3)
  State ............................       (.5)      (1.3)      (2.6)
  Foreign ..........................      (4.4)       (.8)      (2.4)
                                       -------    -------    -------
   Total deferred ..................      (5.2)     (12.1)     (29.3)
                                       -------    -------    -------
Increase in valuation
 allowance .........................       1.2         .8        5.9
                                       -------    -------    -------
                                       $  31.7    $  60.7    $  26.4
                                       =======    =======    =======

    Domestic income before income taxes has been reduced by substantially all interest expense and the amortization of goodwill.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

    The Company made income tax payments of $44.2 million, $74.6 million and $46.4 million during 1999, 1998 and 1997, respectively. During the same period, income tax refunds totaled $1.4 million, $0.8 million and $2.1 million, respectively.
    A reconciliation of the federal statutory and effective income tax for the year ended December 31 follows:

                                          1999        1998        1997
                                        -------     -------     -------

Income before taxes .................   $  86.6     $ 166.0     $  89.1
                                        =======     =======     =======

Statutory taxes
 at 35.0%  ..........................   $  30.3     $  58.1     $  31.2
 Amortization of
  goodwill ..........................       5.2         4.9         4.9
 State income taxes .................       3.3         5.7         3.4
 Valuation allowance ................       1.2          .8         5.9
 Unremitted foreign
  earnings ..........................      --          --         (15.3)
 Percentage
  depletion .........................      (3.6)       (3.7)       (1.6)
 Foreign statutory
  rate differences ..................      (1.4)       (1.6)       (2.2)
 Export benefits ....................      (1.3)       (1.4)        (.8)
 Earnings reported
  net of taxes ......................       (.6)       (1.2)        (.4)
 Other-net ..........................      (1.4)        (.9)        1.3
                                        -------     -------     -------
Provision for income
 taxes ..............................   $  31.7     $  60.7     $  26.4
                                        =======     =======     =======

Effective rate ......................      36.6%       36.6%       29.6%
                                        =======     =======     =======

    The Company does not provide for deferred taxes on certain unremitted foreign earnings. In 1997, management determined, and continues to conclude, that the earnings of NMHG's foreign subsidiaries have been and will be indefinitely reinvested in the Company's foreign operations and, therefore, a reserve for unremitted foreign earnings is no longer required. As a result, an income tax benefit of $15.3 million was recognized in 1997 relating to the reversal of previously provided deferred taxes on NMHG's unremitted foreign earnings. As of December 31, 1999, the unremitted earnings of the Company's foreign subsidiaries are $165.5 million. It is impracticable to determine the amount of unrecognized deferred taxes with respect to these earnings; however, foreign tax credits would be available to reduce U.S. income taxes in the event of a distribution.

    A detailed summary of the total deferred tax assets and liabilities in the Company's Consolidated Balance Sheets resulting from differences in the book and tax basis of assets and liabilities follows:

                                                              December 31
                                                              -----------
                                                             1999       1998
                                                           -------    -------
DEFERRED TAX ASSETS
  Accrued expenses and
   reserves ............................................   $  68.4    $  66.9
  Reserve for UMWA .....................................      30.5       31.7
  Employee benefits ....................................      23.6       25.1
  Net operating loss
   carryforwards .......................................       9.1        7.0
                                                           -------    -------
    Total deferred tax assets ..........................     131.6      130.7
    Less: Valuation allowance ..........................      (7.9)      (6.7)
                                                           -------    -------
                                                             123.7      124.0
                                                           -------    -------
DEFERRED TAX LIABILITIES
  Depreciation and depletion ...........................      48.8       46.3
  Inventories ..........................................      14.8       16.3
  Other ................................................      12.7       12.3
                                                           -------    -------
    Total deferred tax liabilities .....................      76.3       74.9
                                                           -------    -------

      Net deferred tax asset ...........................   $  47.4    $  49.1
                                                           =======    =======

    The Company periodically reviews the need for a valuation allowance against certain deferred tax assets and recognizes these assets to the extent that realization is more likely than not. Based on a review of earnings history and trends, forecasted earnings and expiration of carryforwards, the Company provided a valuation allowance of $5.9 million in 1997, primarily against foreign net operating loss carryforwards for which utilization is uncertain. In 1999 and 1998, this valuation allowance was increased to $7.9 million and $6.7 million, respectively. At December 31, 1999, the Company had $1.6 million of net operating loss carryforwards that expire, if unused, in years 2000 through 2004 and $7.5 million that are not subject to expiration.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

                                 NOTE SEVENTEEN
                            RETIREMENT BENEFIT PLANS

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

    As of December 31, 1996, pension benefits were frozen for employees covered under NMHG's and HB*PS' United States plans, except for those NMHG employees participating in collective bargaining agreements. As a result, in the United States only NACoal employees and certain NMHG employees covered under collective bargaining agreements will earn retirement benefits under defined benefit pension plans. Other employees of the Company, including NMHG and HB*PS employees whose pension benefits were frozen as of December 31, 1996, will receive retirement benefits under defined contribution retirement plans.

    Set forth below is a detail of the net periodic pension expense and the assumptions used in accounting for the United States and the United Kingdom defined benefit plans for the years ended December 31. Assumptions used in accounting for the United Kingdom plans changed significantly in 1998 as compared with 1997 primarily due to changes in the economic climate in the United Kingdom.

                                                   1999         1998         1997
                                                 --------     --------     --------
UNITED STATES PLANS
 Service cost ................................   $    3.3     $    5.5     $    3.5
 Interest cost ...............................       10.1          9.7          9.3
 Expected return on plan assets ..............      (12.3)       (10.7)        (9.1)
 Amortization of transition asset ............        (.4)         (.4)         (.4)
 Amortization of prior service cost ..........         .4           .4           .3
 Recognized actuarial gain ...................        (.2)         (.2)        --
                                                 --------     --------     --------
   Net periodic pension expense ..............   $     .9     $    4.3     $    3.6
                                                 ========     ========     ========

 ASSUMPTIONS:
   Weighted average discount rates ...........       7.75%        7.00%        7.50%
   Rate of increase in compensation levels ...       4.25%        4.00%        4.50%
   Expected long-term rate of return on assets       9.00%        9.00%        9.00%

UNITED KINGDOM PLAN
 Service cost ................................   $    2.4     $    2.2     $    2.1
 Interest cost ...............................        3.1          2.8          2.7
 Expected return on plan assets ..............       (3.7)        (4.5)        (3.8)
 Amortization of transition asset ............        (.1)         (.1)         (.1)
 Amortization of prior service cost ..........         .1           .1           .1
 Recognized actuarial (gain) loss ............         .4         (1.1)         (.8)
                                                 --------     --------     --------
   Net periodic pension (income) expense .....   $    2.2     $    (.6)    $     .2
                                                 ========     ========     ========

 ASSUMPTIONS:
   Weighted average discount rates ...........       6.25%        5.75%        8.00%
   Rate of increase in compensation levels ...       3.50%        3.50%        5.00%
   Expected long-term rate of return on assets       7.50%        7.50%        9.00%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

The following sets forth the changes in the benefit obligation and the plan assets during the year and reconciles the funded status of the defined benefit plans with the amounts recognized in the Consolidated Balance Sheets at December 31:

                                                                          1999              1998
                                                                   ------------------   ----------------
                                                                   UNITED      UNITED   United    United
                                                                   STATES     KINGDOM   States    Kingdom
                                                                    PLANS       PLAN     Plans     Plan
                                                                    -----       ----     -----     ----
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at beginning of year .......................   $148.0    $ 56.7    $127.3    $ 35.3
  Service cost ..................................................      3.3       2.4       5.5       2.2
  Interest cost .................................................     10.1       3.1       9.7       2.8
  Actuarial (gain) loss .........................................    (18.3)     (7.9)     12.0      17.6
  Benefits paid .................................................     (8.5)     (1.0)     (8.0)     (1.4)
  Plan amendments ...............................................     --        --         1.5      --
  Foreign currency exchange rate changes ........................     --        (1.9)     --          .2
                                                                    ------    ------    ------    ------
   Benefit obligation at end of year ............................   $134.6    $ 51.4    $148.0    $ 56.7
                                                                    ------    ------    ------    ------

CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year ................   $135.7    $ 50.5    $138.4    $ 49.5
  Actual return on plan assets ..................................     23.3       9.0       4.7       (.1)
  Employer contributions ........................................      1.4       2.7        .7       1.5
  Employee contributions ........................................     --        --        --          .8
  Benefits paid .................................................     (8.5)     (1.0)     (8.0)     (1.4)
  Foreign currency exchange rate changes ........................     --        (1.7)      (.1)       .2
                                                                    ------    ------    ------    ------
   Fair value of plan assets at end of year .....................   $151.9    $ 59.5    $135.7    $ 50.5
                                                                    ------    ------    ------    ------

NET AMOUNT RECOGNIZED
  Plan assets in excess of (less than) obligation ...............   $ 17.3    $  8.1    $(12.3)   $ (6.2)
  Unrecognized prior service cost ...............................      3.0        .9       3.4       1.1
  Unrecognized actuarial (gain) loss ............................    (38.0)      1.6      (9.1)     16.0
  Unrecognized net transition asset .............................      (.5)      (.3)     (1.0)      (.5)
  Contributions in fourth quarter ...............................     --          .4        .3        .4
                                                                    ------    ------    ------    ------
   Net amount recognized ........................................   $(18.2)   $ 10.7    $(18.7)   $ 10.8
                                                                    ======    ======    ======    ======

AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS CONSIST OF:
 Prepaid benefit cost ...........................................   $  7.6    $ 10.7    $ --      $ 10.8
 Accrued benefit liability ......................................    (25.8)     --       (28.0)     --
 Intangible asset ...............................................     --        --         2.9      --
 Accumulated other comprehensive income .........................     --        --         6.4      --
                                                                    ------    ------    ------    ------
   Net amount recognized ........................................   $(18.2)   $ 10.7    $(18.7)   $ 10.8
                                                                    ======    ======    ======    ======

    DEFINED CONTRIBUTION PLANS: NACCO and its subsidiaries have defined contribution (401(k)) plans for substantially all employees. For NACCO and those subsidiaries, the applicable company matches employee contributions based on plan provisions. In addition, NACCO and certain other subsidiaries have defined contribution retirement plans whereby the applicable company's contribution to participants is determined annually based on a formula which includes the effect of actual compared to targeted operating results and the age and compensation of the participants. Total costs, including Company contributions, for these plans were $13.7 million, $20.7 million and $16.3 million in 1999, 1998 and 1997, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

                                  NOTE EIGHTEEN
                                BUSINESS SEGMENTS

    Financial information for each of NACCO's reportable segments, as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is presented in the following table. Because of the Company's continued acquisitions of Hyster and Yale retail dealerships during 1998 and 1999, the operating results of the retail segment of NMHG has met the materiality thresholds for disclosure, as provided in SFAS No. 131. Therefore, separate financial information has been provided for NMHG Wholesale and NMHG Retail. NMHG Wholesale includes the manufacture and sale of lift trucks and related service parts, primarily to independent and wholly owned Hyster and Yale retail dealerships. NMHG Retail includes the sale and service of Hyster and Yale lift trucks and related service parts by wholly owned retail dealerships. Segment data for 1998 has been restated to reflect the addition of the NMHG Retail segment. In 1997, the activity of retail dealerships was accounted for using the equity method. Operating results in 1997 were insignificant and have been included in other-net, income (expense).

    See Note One for a discussion of the Company's other operating segments and product lines. NACCO's non-operating segment, NACCO and Other, includes the accounts of the parent company and Bellaire.

    The accounting policies of the segments are the same as those described in Note Two - Accounting Policies. NMHG Wholesale derives a portion of its revenues from transactions with NMHG Retail. The amount of these revenues, which are derived based on similar third party transactions, are indicated in the following table on the line "NMHG Eliminations" in the revenue section. No other intersegment sales transactions occur. Other intersegment transactions are recognized based on similar third party transactions; that is, at current market prices.

                                                      1999        1998        1997
                                                    --------    --------    --------
REVENUES FROM EXTERNAL CUSTOMERS
  NMHG Wholesale ................................   $1,585.8    $1,681.7    $1,488.0
  NMHG Retail ...................................      228.1        59.6        --
  NMHG Eliminations .............................      (85.6)      (28.3)       --
                                                    --------    --------    --------
  NMHG Consolidated .............................    1,728.3     1,713.0     1,488.0
  Housewares ....................................      596.7       537.6       495.8
  NACoal ........................................      277.7       285.4       262.9
  NACCO and Other ...............................         .1          .2          .2
                                                    --------    --------    --------
                                                    $2,602.8    $2,536.2    $2,246.9
                                                    ========    ========    ========
GROSS PROFIT
  NMHG Wholesale ................................   $  255.7    $  330.9    $  264.1
  NMHG Retail ...................................       49.3        15.2        --
  NMHG Eliminations .............................       (1.5)        (.4)       --
                                                    --------    --------    --------
  NMHG Consolidated .............................      303.5       345.7       264.1
  Housewares ....................................      128.7       115.6       102.8
  NACoal ........................................       52.7        54.4        54.2
  NACCO and Other ...............................        (.2)        (.2)        (.1)
                                                    --------    --------    --------
                                                    $  484.7    $  515.5    $  421.0
                                                    ========    ========    ========
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
  NMHG Wholesale ................................   $  169.6    $  186.5    $  173.9
  NMHG Retail ...................................       63.9        16.9        --
  NMHG Eliminations .............................        (.5)       --          --
                                                    --------    --------    --------
  NMHG Consolidated .............................      233.0       203.4       173.9
  Housewares ....................................       82.7        74.8        72.6
  NACoal ........................................       12.3        12.4        10.3
  NACCO and Other ...............................        9.0        10.5         8.4
                                                    --------    --------    --------
                                                    $  337.0    $  301.1    $  265.2
                                                    ========    ========    ========
AMORTIZATION OF GOODWILL
  NMHG Wholesale ................................   $   11.6    $   11.6    $   11.7
  NMHG Retail ...................................         .6          .1        --
                                                    --------    --------    --------
  NMHG Consolidated .............................       12.2        11.7        11.7
  Housewares ....................................        3.0         3.0         4.1
                                                    --------    --------    --------
                                                    $   15.2    $   14.7    $   15.8
                                                    ========    ========    ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

                                                      1999        1998        1997
                                                    --------    --------    --------
OPERATING PROFIT (LOSS)
  NMHG Wholesale ................................   $   74.5    $  134.4    $   70.5
  NMHG Retail ...................................      (15.2)       (1.8)       --
  NMHG Eliminations .............................       (1.0)        (.4)       --
                                                    --------    --------    --------
  NMHG Consolidated .............................       58.3       132.2        70.5
  Housewares ....................................       41.8        34.6        26.1
  NACoal ........................................       40.4        42.0        43.9
  NACCO and Other ...............................       (9.2)      (10.7)       (8.5)
                                                    --------    --------    --------
                                                    $  131.3    $  198.1    $  132.0
                                                    ========    ========    ========
OPERATING PROFIT (LOSS) EXCLUDING GOODWILL
 AMORTIZATION
  NMHG Wholesale ................................   $   86.1    $  146.0    $   82.2
  NMHG Retail ...................................      (14.6)       (1.7)       --
  NMHG Eliminations .............................       (1.0)        (.4)       --
                                                    --------    --------    --------
  NMHG Consolidated .............................       70.5       143.9        82.2
  Housewares ....................................       44.8        37.6        30.2
  NACoal ........................................       40.4        42.0        43.9
  NACCO and Other ...............................       (9.2)      (10.7)       (8.5)
                                                    --------    --------    --------
                                                    $  146.5    $  212.8    $  147.8
                                                    ========    ========    ========
INTEREST EXPENSE
  NMHG Wholesale ................................   $  (16.9)   $  (14.0)   $  (14.5)
  NMHG Retail ...................................       (3.0)       (1.2)       --
  NMHG Eliminations .............................         .9         1.2        --
                                                    --------    --------    --------
  NMHG Consolidated .............................      (19.0)      (14.0)      (14.5)
  Housewares ....................................       (6.7)       (7.0)       (7.3)
  NACoal ........................................       --           (.6)       (2.1)
  NACCO and Other ...............................        (.7)       (1.0)       (2.3)
  Eliminations ..................................         .7         1.0         2.3
                                                    --------    --------    --------
                                                       (25.7)      (21.6)      (23.9)
  Project mining subsidiaries ...................      (17.6)      (13.0)      (12.7)
                                                    --------    --------    --------
                                                    $  (43.3)   $  (34.6)   $  (36.6)
                                                    ========    ========    ========
INTEREST INCOME
  NMHG Wholesale ................................   $    8.2    $    3.4    $    2.2
  NMHG Retail ...................................         .2        --          --
  NMHG Eliminations .............................       (3.6)       (1.2)       --
                                                    --------    --------    --------
  NMHG Consolidated .............................        4.8         2.2         2.2
  Housewares ....................................         .1        --            .1
  NACoal ........................................         .7         1.2         3.1
  Eliminations ..................................        (.7)       (1.1)       (2.3)
                                                    --------    --------    --------
                                                    $    4.9    $    2.3    $    3.1
                                                    ========    ========    ========
OTHER-NET, INCOME (EXPENSE) - (EXCLUDING INTEREST
 INCOME)
  NMHG Wholesale ................................   $   (3.4)   $   --      $   (4.3)
  NMHG Retail ...................................         .3        --          (1.6)
  NMHG Eliminations .............................         .1        --          --
                                                    --------    --------    --------
  NMHG Consolidated .............................       (3.0)       --          (5.9)
  Housewares ....................................        (.5)        (.7)        (.3)
  NACoal ........................................        (.3)       --          (5.1)
  NACCO and Other ...............................       (2.5)         .9         1.9
                                                    --------    --------    --------
                                                    $   (6.3)   $     .2    $   (9.4)
                                                    ========    ========    ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

                                                      1999        1998        1997
                                                    --------    --------    --------
PROVISION FOR INCOME TAXES
  NMHG Wholesale ................................   $   24.4    $   47.6    $   13.6
  NMHG Retail ...................................       (4.9)       (1.2)       --
  NMHG Eliminations .............................       (1.1)        (.1)       --
                                                    --------    --------    --------
  NMHG Consolidated .............................       18.4        46.3        13.6
  Housewares ....................................       13.5        11.6         8.1
  NACoal ........................................        4.5         7.1         8.1
  NACCO and Other ...............................       (4.7)       (4.3)       (3.4)
                                                    --------    --------    --------
                                                    $   31.7    $   60.7    $   26.4
                                                    ========    ========    ========
NET INCOME (LOSS)
  NMHG Wholesale ................................   $   39.0    $   77.2    $   38.7
  NMHG Retail ...................................      (12.8)       (1.9)       --
  NMHG Eliminations .............................       (2.5)        (.2)       --
                                                    --------    --------    --------
  NMHG Consolidated .............................       23.7        75.1        38.7
  Housewares ....................................       21.2        15.2        10.5
  NACoal ........................................       16.5        20.3        19.0
  NACCO and Other ...............................       (8.3)       (8.3)       (6.4)
                                                    --------    --------    --------
                                                    $   53.1    $  102.3    $   61.8
                                                    ========    ========    ========
TOTAL ASSETS
  NMHG Wholesale ................................   $1,040.5    $1,064.3    $  942.4
  NMHG Retail ...................................      185.0        87.8        --
  NMHG Eliminations .............................      (46.9)      (51.7)       --
                                                    --------    --------    --------
  NMHG Consolidated .............................    1,178.6     1,100.4       942.4
  Housewares ....................................      372.8       334.0       315.7
  NACoal ........................................       64.3        43.1        51.5
  NACCO and Other ...............................       47.6        53.6        59.4
                                                    --------    --------    --------
                                                     1,663.3     1,531.1     1,369.0
  Project mining subsidiaries ...................      392.0       418.6       423.4
                                                    --------    --------    --------
                                                     2,055.3     1,949.7     1,792.4
  Consolidating eliminations ....................      (42.3)      (51.4)      (63.3)
                                                    --------    --------    --------
                                                    $2,013.0    $1,898.3    $1,729.1
                                                    ========    ========    ========

DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE
  NMHG Wholesale ................................   $   39.9    $   36.1    $   35.0
  NMHG Retail ...................................       14.2         1.8        --
                                                    --------    --------    --------
  NMHG Consolidated .............................       54.1        37.9        35.0
  Housewares ....................................       17.6        16.7        21.0
  NACoal ........................................        3.1         3.3         2.4
  NACCO and Other ...............................         .4          .4          .4
                                                    --------    --------    --------
                                                        75.2        58.3        58.8
  Project mining subsidiaries ...................       28.8        30.7        29.8
                                                    --------    --------    --------
                                                    $  104.0    $   89.0    $   88.6
                                                    ========    ========    ========
CAPITAL EXPENDITURES
  NMHG Wholesale ................................   $   44.7    $   57.9    $   25.3
  NMHG Retail ...................................        1.5         6.0        --
                                                    --------    --------    --------
  NMHG Consolidated .............................       46.2        63.9        25.3
  Housewares ....................................       16.5        16.8        18.3
  NACoal ........................................        2.7         3.8         9.1
  NACCO and Other ...............................         .1        --          --
                                                    --------    --------    --------
                                                        65.5        84.5        52.7
  Project mining subsidiaries ...................       10.0        15.8        15.7
                                                    --------    --------    --------
                                                    $   75.5    $  100.3    $   68.4
                                                    ========    ========    ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

DATA BY GEOGRAPHIC AREA

    No single country outside of the United States comprised 10 percent or more of the Company's revenues from unaffiliated customers. The Other category below includes Canada, Mexico, South America and Asia-Pacific. In addition, no single customer comprised 10 percent or more of the Company's revenues from unaffiliated customers.

                                                    Europe,
                                         United   Africa and
                                         States   Middle East   Other  Consolidated
                                         ------   -----------   -----  ------------
                 1999
-------------------------------------
REVENUES FROM UNAFFILIATED CUSTOMERS,
 BASED ON THE CUSTOMER'S LOCATION ...   $1,958.9   $  484.9   $  159.0   $2,602.8
                                        ========   ========   ========   ========

LONG-LIVED ASSETS ...................   $  926.9   $  189.8   $   94.0   $1,210.7
                                        ========   ========   ========   ========

                 1998
-------------------------------------
Revenues from unaffiliated customers,
 based on the customer's location ...   $1,938.4   $  478.8   $  119.0   $2,536.2
                                        ========   ========   ========   ========

Long-lived assets ...................   $  917.5   $  192.8   $   52.8   $1,163.1
                                        ========   ========   ========   ========

                 1997
-------------------------------------
Revenues from unaffiliated customers,
 based on the customer's location ...   $1,709.1   $  402.2   $  135.6   $2,246.9
                                        ========   ========   ========   ========

Long-lived assets ...................   $  896.5   $  168.9   $   39.9   $1,105.3
                                        ========   ========   ========   ========

                                  NOTE NINETEEN
                   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    A summary of the unaudited quarterly results of operations for the year ended December 31 is as follows:

                                                                          1999
                                                       ---------------------------------------
                                                        First     Second      Third      Fourth
                                                       Quarter    Quarter     Quarter   Quarter
                                                       -------    -------     -------   -------
REVENUES
  NMHG .............................................   $ 438.5    $ 452.6    $ 391.1    $ 446.1
  Housewares .......................................     111.4      127.0      150.6      207.7
  NACoal ...........................................      63.6       65.0       72.6       76.5
  NACCO and Other ..................................      --           .1       --         --
                                                       -------    -------    -------    -------
                                                         613.5      644.7      614.3      730.3
                                                       -------    -------    -------    -------
GROSS PROFIT .......................................     115.7      124.1      112.5      132.4
                                                       -------    -------    -------    -------
OPERATING PROFIT(LOSS)
  NMHG .............................................      24.8       22.8        5.7        5.0
  Housewares .......................................      --          8.3        9.9       23.6
  NACoal ...........................................       9.2        8.6       11.4       11.2
  NACCO and Other ..................................      (2.6)      (2.5)      (2.4)      (1.7)
                                                       -------    -------    -------    -------
                                                          31.4       37.2       24.6       38.1
                                                       -------    -------    -------    -------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE      12.9       16.3        7.0       18.1
Cumulative effect of accounting change .............      (1.2)      --         --         --
                                                       -------    -------    -------    -------
NET INCOME .........................................   $  11.7    $  16.3    $   7.0    $  18.1
                                                       =======    =======    =======    =======
BASIC AND DILUTED EARNINGS PER SHARE
Income before cumulative effect of accounting change   $  1.59    $  2.00    $  0.86    $  2.22
Cumulative effect of accounting change .............      (.15)      --         --         --
                                                       -------    -------    -------    -------
Net income .........................................   $  1.44    $  2.00    $  0.86    $  2.22
                                                       =======    =======    =======    =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

                                                                          1998
                                                       ----------------------------------------
                                                        First     Second      Third      Fourth
                                                       Quarter    Quarter     Quarter   Quarter
                                                       -------    -------     -------   -------

REVENUES
  NMHG .............................................   $ 431.9    $ 437.2    $ 374.6    $ 469.3
  Housewares .......................................      99.0      112.9      136.8      188.9
  NACoal ...........................................      68.4       64.0       72.3       80.7
  NACCO and Other ..................................      --           .1       --           .1
                                                       -------    -------    -------    -------
                                                         599.3      614.2      583.7      739.0
                                                       -------    -------    -------    -------
GROSS PROFIT .......................................     119.0      120.2      118.2      158.1
                                                       -------    -------    -------    -------
OPERATING PROFIT(LOSS)
  NMHG .............................................      41.3       38.7       23.6       28.6
  Housewares .......................................       (.7)       2.4       11.6       21.3
  NACoal ...........................................      10.9        8.6       10.7       11.8
  NACCO and Other ..................................      (2.4)      (2.7)      (2.6)      (3.0)
                                                       -------    -------    -------    -------
                                                          49.1       47.0       43.3       58.7
                                                       -------    -------    -------    -------
NET INCOME .........................................   $  24.1    $  26.3    $  20.4    $  31.5
                                                       =======    =======    =======    =======

BASIC EARNINGS PER SHARE ...........................   $  2.95    $  3.22    $  2.50    $  3.88
                                                       =======    =======    =======    =======

DILUTED EARNINGS PER SHARE .........................   $  2.95    $  3.21    $  2.50    $  3.87
                                                       =======    =======    =======    =======

                                           NOTE TWENTY
                               PARENT COMPANY CONDENSED BALANCE SHEETS

    The condensed balance sheets of NACCO, the parent company, at December 31 are as follows:

                                                    1999      1998
                                                  -------   -------
ASSETS
Current assets ................................   $    .2   $    .6
Current intercompany accounts receivable, net .        .4       5.5
Other assets ..................................        .4        .2
Investment in subsidiaries
   NMHG .......................................     468.7     451.0
   Housewares .................................     163.9     150.1
   NACoal .....................................      23.2      15.1
   Bellaire ...................................        .5        .7
                                                  -------   -------
                                                    656.3     616.9
Property, plant and equipment, net ............       1.2       1.6
Deferred income taxes .........................      20.6      21.8
                                                  -------   -------
     Total Assets .............................   $ 679.1   $ 646.6
                                                  =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities ...........................   $   8.5   $  10.0
Reserve for future interest on UMWA obligation       55.3      57.1
Note payable to Bellaire ......................      36.0      38.4
Notes payable to other subsidiaries ...........      12.7      18.0
Deferred income taxes and other ...............       4.4       4.8
Stockholders' equity ..........................     562.2     518.3
                                                  -------   -------
     Total Liabilities and Stockholders' Equity   $ 679.1   $ 646.6
                                                  =======   =======

    The credit agreements at NMHG and HB*PS allow the transfer of assets to NACCO under certain circumstances. The amount of NACCO's investment in NMHG and HB*PS that was restricted at December 31, 1999 totals approximately $489.7 million. There are no restrictions on the transfer of assets from NACoal. Dividends and advances from subsidiaries are the primary sources of cash for NACCO.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except
                         Per Share and Percentage Data)

                                 NOTE TWENTY-ONE
                                  ACQUISITIONS

    ACQUISITIONS OF RETAIL DEALERSHIPS: In 1998, NMHG announced and began implementation of a strategy to expand into the retail forklift distribution business. As a result, 100 percent of either the stock or substantially all of the assets of several independent Hyster and Yale retail dealerships were acquired in 1999 and 1998. In addition, two retail dealerships were acquired in 1997. The combined preliminary purchase prices of retail dealerships acquired during 1999 were approximately $62.4 million. The combined purchase prices of retail dealerships acquired during 1998 and 1997 were $16.6 million and $12.2 million, respectively. Funds for the purchases were provided by either borrowings advanced to NMHG Retail by NMHG Wholesale under existing NMHG Wholesale facilities or by internally generated cash flows.

    These acquisitions were accounted for as purchases and, accordingly, the results of operations of the acquired businesses are included in the accompanying financial statements from their respective dates of acquisition. On a pro forma basis, as if the businesses had been acquired at the beginning of fiscal 1999 and 1998, respectively, revenue, net income and earnings per share would not differ materially from the amounts reported in the accompanying consolidated financial statements for 1999 and 1998. Goodwill has been recognized for the amount of the excess of the purchase price paid over the fair market value of the net assets acquired and is amortized on a straight-line basis over 40 years. Preliminary goodwill recognized in 1999 as a result of these acquisitions was $24.7 million. Goodwill recognized in 1998 and 1997 was $6.2 million and $4.1 million, respectively.

    As a result of these acquisitions, certain liabilities were assumed as follows:

                          1999       1998       1997
                        -------    -------    -------
Noncash Investing
Activities
 Fair value of assets
  acquired ..........   $  89.6    $  63.7    $  16.7
 Cash paid for the
  net assets ........     (62.4)     (16.6)     (12.2)
                        -------    -------    -------
 Liabilities
  assumed ...........   $  27.2    $  47.1    $   4.5
                        =======    =======    =======

    ACQUISITION OF MINORITY INTEREST: In 1999, the Company acquired the remaining 2 percent minority interest in NMHG for book value of $11.3 million.

                                 NOTE TWENTY-TWO
                     RECONSOLIDATION OF BRAZILIAN SUBSIDIARY

    In 1989, NMHG acquired a majority interest in Hyster Brasil, Ltda. (previously known as Companhia Hyster), a Brazilian manufacturer and marketer of Hyster forklift trucks and related service parts. In 1990, NMHG deconsolidated this subsidiary because it did not have effective control, given the uncertain economic and political environment in Brazil at that time. Subsequently, income from Hyster Brasil, Ltda. was recognized only when cash dividends were received.

    The continued stability of the economic environment in Brazil, the ability to receive dividends during the last few years and the Company's planned expansion of operations in Brazil has led management to reassess its ability to influence the performance of Hyster Brasil, Ltda. As of December 31, 1999, NMHG has determined that it now has significant influence over Hyster Brasil, Ltda. and therefore it is appropriate to consolidate its operations. Undistributed earnings during the periods of deconsolidation, when NMHG did not have effective control, have been credited directly to consolidated retained earnings in the amount of $3.4 million at December 31, 1999. The consolidation of Hyster Brasil, Ltda. as of December 31, 1999 was not material to the Company's financial position or results of operations. It is the Company's intention to continue to consolidate this subsidiary, but the Company will periodically assess its ability to control the operations of Hyster Brasil, Ltda.

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

/s/ Kenneth C. Schilling
Kenneth C. Schilling
Vice President and Controller



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                 To the Stockholders of NACCO Industries, Inc.:

    We have audited the accompanying Consolidated Balance Sheets of NACCO Industries, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related Consolidated Statements of Income and Comprehensive Income, Stockholders' Equity and Cash Flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NACCO Industries, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

    As explained in Note Two to the Consolidated Financial Statements, effective January 1, 1999, the Company adopted the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" and changed its method of accounting for start-up activities.

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Cleveland, Ohio,
February 8, 2000.