Form 10-K, Exhibit 13
period 2000-12-31
NACCO INDUSTRIES INC
filed 2001-03-30
CIK 789933

                                                                      EXHIBIT 13

SELECTED FINANCIAL AND OPERATING DATA
NACCO INDUSTRIES, INC. AND SUBSIDIARIES

                                                                                 Year Ended December 31
                                                    -----------------------------------------------------------------------------
                                                      2000             1999              1998             1997             1996
                                                    -----------------------------------------------------------------------------
                                                                  (In millions, except per share and employee data)
Revenues ....................................       $2,871.3         $2,635.9          $2,569.3         $2,276.0         $2,302.7
Operating profit ............................       $  117.9         $  131.3          $  198.1         $  132.0         $  131.2

Income before extraordinary
    gain and cumulative effect
    of accounting change ....................       $   37.8         $   54.3          $  102.3         $   61.8         $   50.6
Extraordinary gain, net-of-tax ..............           29.9               --                --               --               --
Cumulative effect of accounting
    change, net-of-tax ......................             --             (1.2)               --               --               --
                                                    --------         --------          --------         --------         --------
Net income ..................................       $   67.7         $   53.1          $  102.3         $   61.8         $   50.6
                                                    ========         ========          ========         ========         ========

Total assets ................................       $2,193.9         $2,013.0          $1,898.3         $1,729.1         $1,708.1
Long-term debt ..............................       $  450.0         $  326.3          $  256.4         $  230.2         $  333.3
Stockholders' equity ........................       $  606.4         $  562.2          $  518.3         $  425.1         $  379.3
EBITDA* .....................................       $  164.7         $  182.6          $  243.6         $  170.7         $  180.1

Basic earnings per share:
   Income before extraordinary
     gain and cumulative effect
     of accounting change ...................       $   4.63         $   6.67          $  12.56         $   7.56         $   5.67
  Extraordinary gain, net-of-tax ............           3.66               --                --               --               --
  Cumulative effect of accounting
      change, net-of-tax ....................             --            (0.15)               --               --               --
                                                    --------         --------          --------         --------         --------
   Net income ...............................       $   8.29         $   6.52          $  12.56         $   7.56         $   5.67
                                                    ========         ========          ========         ========         ========

Diluted earnings per share:
   Income before extraordinary
     gain and cumulative effect
     of accounting change ...................       $   4.63         $   6.66          $  12.53         $   7.55         $   5.67
  Extraordinary gain, net-of-tax ............           3.66               --                --               --               --
  Cumulative effect of accounting
      change, net-of-tax ....................             --            (0.15)               --               --               --
                                                    --------         --------          --------         --------         --------
   Net income ...............................       $   8.29         $   6.51          $  12.53         $   7.55         $   5.67
                                                    ========         ========          ========         ========         ========

Per share data:
  Cash dividends ............................       $  0.890         $  0.850          $  0.810         $  0.773         $  0.743
  Market value at December 31 ...............       $  43.69         $  55.56          $  92.00         $ 107.19         $  53.50
  Stockholders' equity at December 31........       $  74.21         $  68.92          $  63.83         $  52.13         $  46.34

Average shares outstanding ..................          8.167            8.150             8.147            8.171            8.920

Total employees .............................         17,200           16,000            14,100           13,400           11,800


*EBITDA represents income before taxes, minority interest, extraordinary gain and cumulative effect of accounting change plus net interest and depreciation, depletion and amortization. However interest expense, depreciation, depletion and amortization attributable to project mining subsidiaries are not included.

FINANCIAL SECTION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Financial Summary ..................................24
The North American Coal Corporation ................26
NACCO Materials Handling Group .....................30
NACCO Housewares Group. ............................35
NACCO and Other ....................................38

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Income and
     Comprehensive Income ..........................43
Consolidated Balance Sheets ........................44
Consolidated Statements of Cash Flows ..............45
Consolidated Statements of
     Stockholders' Equity ..........................46
Notes to Consolidated Financial Statements .........47

--------------------------------------------------------------------------------

FINANCIAL SUMMARY

     NACCO Industries, Inc. ("NACCO," the parent company) and its wholly owned subsidiaries (collectively, the "Company") operate in three distinct industries: lignite mining, lift trucks and housewares. Results of operations and financial condition are discussed separately by segment, which corresponds with the industry groupings, except that the Company segments its lift truck operations into two components: wholesale manufacturing and retail distribution. Results by segment are also summarized in Note 20 to the Consolidated Financial Statements.

     The North American Coal Corporation ("NACoal") mines and markets lignite primarily as fuel for power providers. NMHG Holding Co., through its wholly owned subsidiaries, NACCO Materials Handling Group, Inc. ("NMHG Wholesale") and NMHG Distribution Co. ("NMHG Retail") (collectively "NMHG") designs, engineers, manufactures, sells and services a full line of lift trucks and service parts marketed worldwide under the Hyster(R) and Yale(R) brand names. NMHG Wholesale includes the manufacture and sale of lift trucks and related service parts, primarily to independent and wholly owned Hyster and Yale retail dealerships. NMHG Retail includes the sale and service of Hyster and Yale lift trucks and related service parts by wholly owned retail dealerships. NACCO Housewares Group ("Housewares") consists of Hamilton Beach-Proctor-Silex, Inc. ("HB-PS"), a leading manufacturer and marketer of small electric motor and heat-driven appliances as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc. ("KCI"), a national specialty retailer of brand-name kitchenware, small electrical appliances and related accessories.

     Selected consolidated operating results of the Company were as follows:

                                            2000       1999        1998
                                            ----       ----        ----
CONSOLIDATED
 OPERATING RESULTS:
Income before
 extraordinary gain and
 cumulative effect of
 accounting change ..................   $   37.8   $   54.3    $  102.3
Extraordinary gain,
 net-of-tax(1) ......................       29.9       --          --
Cumulative effect of
 accounting change,
 net-of-tax(2) ......................       --         (1.2)       --
                                        --------   --------    --------
Net income ..........................   $   67.7   $   53.1    $  102.3
                                        ========   ========    ========
DILUTED EARNINGS
 PER SHARE:
Income before
 extraordinary gain and
 cumulative effect of
 accounting change ..................   $   4.63   $   6.66    $  12.53
Extraordinary gain,
 net-of-tax .........................       3.66       --          --
Cumulative effect of
 accounting change,
 net-of-tax .........................       --         (.15)       --
                                        --------   --------    --------
Net income ..........................   $   8.29   $   6.51    $  12.53
                                        ========   ========    ========

(1) An extraordinary gain was recognized in 2000 as a result of a reduction to Bellaire Corporation's closed mine obligations relating to amounts owed to the United Mine Workers of America Combined Benefit Fund arising as a result of the Coal Industry Retiree Health Benefit Act of 1992. See also discussion in Note 4 to the Consolidated Financial Statements.

(2) A cumulative effect of a change in accounting was recognized in 1999 for a change in the accounting for start-up costs at NACoal. Prior to 1999, certain start-up costs were deferred and amortized over the life of the related mine. These previously deferred start-up costs were written off as a cumulative effect of a change in accounting as required by Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." See also discussion in Note 2 to the Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)

     The following schedule identifies the components of the changes in consolidated revenues, operating profit and net income for 2000 compared with 1999:

                                                       Operating      Net
                                            Revenues    Profit      Income
                                            --------   --------    --------
1999  ...................................   $2,635.9   $  131.3    $   53.1
Increase (decrease) in
 2000 (excluding Special
 Items) from:
  NACoal ................................       11.5       (6.4)       (3.6)
  NMHG Wholesale ........................      127.8       25.3         6.3
  NMHG Retail ...........................       39.6         .9         (.4)
  Housewares ............................       53.2      (14.4)      (12.4)
  NACCO & Other .........................       --         (2.5)        7.0
                                            --------   --------    --------
2000 OPERATING
 RESULTS EXCLUDING
 SPECIAL ITEMS ..........................   $2,868.0   $  134.2    $   50.0

SPECIAL ITEMS:
NACOAL:
  Write-off of international
   development costs ....................       --         (2.4)       (1.5)
  Cumulative effect of
   accounting change
   (1999)  ..............................       --         --           1.2
NMHG WHOLESALE:
  Restructuring charge ..................       --        (13.9)       (8.3)
  Freight reclassification ..............        3.3       --          --
NACCO & OTHER:
  Closed mine
   obligations, net .....................       --         --          26.3
                                            --------   --------    --------
2000 ....................................   $2,871.3   $  117.9    $   67.7
                                            ========   ========    ========


     The special items, in the aggregate, materially affect year-to-year comparability. These items were as follows:

     NACOAL: In the fourth quarter of 2000, NACoal wrote off $2.4 million
($1.5 million after-tax) of previously capitalized development costs incurred for a power plant and mine development project in Turkey ("Turkey Project write-off"). This write-off resulted from NACoal's decision to cease development of this project in Turkey. In 1999, NACoal recognized the cumulative effect of a required change in accounting for start-up costs of $1.2 million, net-of-tax.

     NMHG WHOLESALE: In the fourth quarter of 2000, NMHG Wholesale recorded a $13.9 million ($8.3 million after-tax) restructuring charge as a result of a decision to phase out the Danville, Illinois, manufacturing plant. See a further discussion in Note 3 to the Consolidated Financial Statements. Also in the fourth quarter of 2000, NMHG Wholesale recorded a $36.4 million reclassification of freight revenue as a result of adopting the Emerging Issues Task Force's ("EITF") consensus on Issue Number 00-10, "Accounting for Shipping and Handling Fees and Costs" ("EITF 00-10"), which requires freight billed to customers to be included as a component of revenues rather than as an offset to the cost of sales for freight deliveries, which was NMHG Wholesale's prior practice. EITF 00-10 also required restatement of prior years' revenues, which resulted in a $33.1 million increase to revenues in each of 1999 and 1998. The net effect of this change in reporting is an increase to revenues of $3.3 million for 2000 as compared with 1999.

     NACCO & OTHER: In 2000, Bellaire Corporation ("Bellaire," a wholly owned non-operating subsidiary of NACCO and part of NACCO & Other) recognized an extraordinary gain of $29.9 million, net-of-tax, related to a reduction in the accrual for obligations to the United Mine Workers of America Combined Benefit Fund ("UMWA") arising as a result of the Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act"). In addition, Bellaire recognized an increase to certain closed mine reserves of $3.6 million after-tax related to former Eastern U.S. underground mining obligations. See further discussion of these Bellaire adjustments in Notes 3 and 4 to the Consolidated Financial Statements. The net effect of these adjustments relating to closed mine obligations is an increase to net income in 2000 of $26.3 million.

     In 2000, NACCO began charging fees to the operating subsidiaries for services provided. These fees totaled $10.1 million ($6.6 million after-tax) for the year ended December 31, 2000. See additional discussion in Note 20 to the Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)


THE NORTH AMERICAN COAL CORPORATION

     NACoal mines and markets lignite for use primarily as fuel for power providers. The lignite is surface mined in North Dakota, Texas, Louisiana and Mississippi.

     During 1997, Mississippi Lignite Mining Company ("MLMC") was formed as a joint venture between NACoal and Phillips Coal Company. This joint venture was formed to develop and mine lignite at the Red Hills lignite mine near Ackerman, Mississippi. Development of the mine site began in 1998 and has continued through 2000. Delivery of lignite from MLMC to its customer is expected to begin gradually during the first half of 2001. Delivery of over 3.5 million tons per annum is expected once the customer's power plant becomes fully operational, which is anticipated to be in mid-2001.

     On October 11, 2000, NACoal acquired certain assets from Phillips Coal Company ("Phillips Acquisition"), including its 75 percent joint venture interest in MLMC, its 50 percent joint venture interest in Red River Mining Company ("Red River") and the related lignite reserves under committed contracts at both MLMC and Red River. As a result of the Phillips Acquisition, NACoal now owns 100 percent of Red River and MLMC. In addition, NACoal acquired from Phillips approximately 560 million tons of undeveloped lignite reserves in Texas, Mississippi and Tennessee. Excluding the Phillips Acquisition, total NACoal coal reserves approximate 2.0 billion tons, with 1.1 billion tons committed to customers pursuant to long-term contracts. Including the Phillips acquisition, at December 31, 2000, NACoal coal reserves approximated 2.8 billion tons, with 1.3 billion tons committed to customers pursuant to long-term contracts.

     The Phillips Acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations for the businesses acquired are fully consolidated in the accompanying financial statements beginning October 11, 2000. Prior to the Phillips Acquisition, NACoal accounted for its 25 percent interest in MLMC using the equity method of accounting.

     In addition to the Phillips Acquisition, NACoal operates four other lignite mines, including three project mining subsidiaries ("Coteau," "Falkirk" and "Sabine") and a NACoal division ("San Miguel"). NACoal also provides dragline mining services ("Florida dragline operations") for a limerock quarry near Miami, Florida. The operating results for the Florida dragline operations, San Miguel and Red River are included in other mining operations.

                                  [BAR GRAPH]

                                NACOAL REVENUES

         $249.1       $262.9       $285.4           $277.7       $289.2
           1996         1997         1998             1999         2000



FINANCIAL REVIEW

     NACoal's three project mining subsidiaries (Coteau, Falkirk and Sabine), which represent a significant portion of NACoal's operations, mine lignite for utility customers pursuant to long-term contracts at prices based on actual cost plus an agreed pre-tax profit per ton. Due to the cost-plus nature of these contracts, revenues and operating profits are affected by increases and decreases in operating costs, as well as by tons sold. Net income of these project mines, however, is not significantly affected by changes in such operating costs, which include costs of operations, interest expense and certain other items. Because of the nature of the contracts at these three mines, operating results for NACoal are best analyzed in terms of lignite tons sold, income before taxes and net income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)

     Lignite tons sold by NACoal's operating lignite mines were as follows for the year ended December 31:

                                        2000       1999       1998
                                        ----       ----       ----
Coteau . . . . . . . . . . . . . . . .  16.2       16.4       16.4
Falkirk. . . . . . . . . . . . . . . .   7.7        7.2        7.0
Sabine . . . . . . . . . . . . . . . .   3.5        3.6        3.8
San Miguel . . . . . . . . . . . . . .   3.4        3.4        3.5
Red River. . . . . . . . . . . . . . .    .8         .7        1.0
                                        ----       ----       ----
            Total lignite. . . . . . .  31.6       31.3       31.7
                                        ====       ====       ====


     The Florida dragline operations mined 7.9 million, 8.4 million and 8.3 million cubic yards of limerock for the years ended December 31, 2000, 1999 and 1998, respectively.

     Revenues, income before taxes, income tax provision (benefit) and net income were as follows for the year ended December 31:

                                           2000       1999       1998
                                           ----       ----       ----
Revenues
   Project mines ....................   $ 250.5    $ 239.9    $ 240.0
   Other mining
     operations .....................      36.8       35.1       39.1
                                        -------    -------    -------
                                          287.3      275.0      279.1
   Royalties and other ..............       1.9        2.7        6.3
                                        -------    -------    -------
                                        $ 289.2    $ 277.7    $ 285.4
                                        =======    =======    =======
Income before taxes
   Project mines ....................   $  25.5    $  25.9    $  25.2
   Other mining
     operations .....................      (1.6)       2.7        5.5
                                        -------    -------    -------
Total income from
 operating mines ....................      23.9       28.6       30.7
Royalty income and other
 income (expense), net ..............      (4.0)       1.2        4.8
Other operating expenses ............      (7.4)      (7.6)      (8.1)
                                        -------    -------    -------
                                           12.5       22.2       27.4
Income tax provision
 (benefit)  .........................       (.1)       4.5        7.1
                                        -------    -------    -------
Income before
 cumulative effect of
 accounting change ..................      12.6       17.7       20.3
Cumulative effect of
 accounting change ..................      --         (1.2)      --
                                        -------    -------    -------
  Net income ........................   $  12.6    $  16.5    $  20.3
                                        =======    =======    =======


2000 COMPARED WITH 1999

     The following schedule identifies the components of the changes in revenues, income before taxes and net income for 2000 compared with 1999:

                                                Income
                                                Before     Net
                                     Revenues   Taxes     Income
                                      ------    ------    ------
1999  .............................   $277.7    $ 22.2    $ 16.5
Increase (decrease)
 in 2000 from:
  Project mines
   Tonnage volume .................      2.0        .7        .5
   Pass-through costs .............      9.7      --        --
   Agreed profit per ton ..........     (1.1)     (1.1)      (.7)
  Other mining operations
   Tonnage volume .................      1.3       1.5       1.0
   Average selling price ..........       .4        .4        .3
   Operating costs ................     --        (6.2)     (4.0)
                                      ------    ------    ------
  Changes from
   operating mines ................     12.3      (4.7)     (2.9)
  Royalty income
   and other income
   (expense), net .................      (.8)     (2.8)     (1.8)
  Other operating
   expenses .......................     --          .2        .1
  Difference between
   effective and statutory
   tax rates ......................     --        --         1.0
                                      ------    ------    ------
                                      $289.2    $ 14.9    $ 12.9
  Turkey Project
   write-off ......................     --        (2.4)     (1.5)
  Cumulative effect of
   accounting change ..............     --        --         1.2
                                      ------    ------    ------
2000 ..............................   $289.2    $ 12.5    $ 12.6
                                      ======    ======    ======

     Because the Phillips Acquisition occurred late in 2000, it had an immaterial effect on operating results in 2000 as compared with 1999. Revenues for 2000 increased as compared with 1999 primarily due to increased pass-through costs at Coteau and Sabine and increased tonnage volume at Falkirk and Red River. Income before taxes for 2000 declined as compared with 1999 primarily due to: (i) increased maintenance, administration and fuel costs at San Miguel, which is not operated on a cost-plus basis, (ii) the Turkey Project write-off (previously discussed), (iii) charges paid to NACCO, which began in 2000, and
(iv) reduced royalty income. The decline in net income in 2000 as compared with 1999 as a result of these factors

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)



was partially offset by (i) a non-recurring cumulative effect of accounting change expense recognized in 1999 for the write-off of previously capitalized start-up costs and (ii) favorable tax adjustments in 2000 relating to the resolution of tax issues provided for in prior years.

1999 COMPARED WITH 1998

     The following schedule identifies the components of the changes in revenues, income before taxes and net income for 1999 compared with 1998:

                                                 Income
                                                 Before     Net
                                      Revenues    Taxes    Income
                                      --------    -----    ------
1998  ..............................   $285.4    $ 27.4    $ 20.3
Increase (decrease)
 in 1999 from:
  Project mines
   Tonnage volume ..................     (1.4)      (.3)      (.2)
   Pass-through costs ..............       .3      --        --
   Agreed profit per ton ...........      1.0       1.0        .7
  Other mining operations
   Tonnage volume ..................     (4.6)     (4.6)     (3.0)
   Average selling price ...........       .6        .6        .4
   Operating costs .................     --          .2        .1
   Other ...........................     --         1.0        .7
                                       ------    ------    ------
  Changes from
   operating mines .................     (4.1)     (2.1)     (1.3)
  Royalty income
   and other income
   (expense), net ..................     (3.6)     (3.6)     (2.4)
  Other operating
   expenses ........................     --          .5        .3
  Difference between
   effective and statutory
   tax rates .......................     --        --          .8
                                       ------    ------    ------
                                       $277.7    $ 22.2    $ 17.7
  Cumulative effect of
   accounting change ...............     --        --        (1.2)
                                       ------    ------    ------
1999  ..............................   $277.7    $ 22.2    $ 16.5
                                       ======    ======    ======


     Revenues for 1999 decreased as compared with 1998 primarily due to decreased tons sold and reduced royalties. Tons sold declined at Red River due to the customer's planned power plant outage during the second quarter of 1999 and a decline in customer demand. Other slight changes in tons sold at all other mines resulted from fluctuations in customer demand. Income before taxes for 1999 declined as compared with 1998 due to: (i) reduced royalty income, (ii) decreased tons sold at Red River, which is not operated on a cost-plus basis, and (iii) increased costs at the San Miguel mine resulting from higher than expected maintenance costs. The decline in income before taxes was partially offset by reduced operating costs at Red River and increased profit per ton at each of the project mines and Red River. Net income declined primarily due to the factors affecting income before taxes and a one-time cumulative effect charge recognized in the first quarter of 1999 as a result of a change in accounting for start-up costs. Royalty income continued to decline in 1999 compared with 1998 due to decreased demand for coal from NACoal's Eastern U.S. underground reserves.

OTHER INCOME, EXPENSE AND INCOME TAXES

        The components of other income (expense) and the effective tax rate are as follows for the year ended December 31:

                             2000        1999        1998
                             ----        ----        ----
Interest expense
 Project mines ........   $ (16.9)    $ (17.6)    $ (13.0)
 Other mining
  operations ..........       (.7)       --           (.6)
                          -------     -------     -------
                          $ (17.6)    $ (17.6)    $ (13.6)
                          =======     =======     =======
Other-net
 Project mines ........   $    .4     $    .1     $    .7
 Other mining
  operations ..........       (.9)         .3          .5
                          -------     -------     -------
                          $   (.5)    $    .4     $   1.2
                          =======     =======     =======

Effective tax rate ....       (.7)%      19.1%       25.9%

     Interest expense from other mining operations increased in 2000 as compared with 1999 primarily due to increased debt levels to support the Phillips Acquisition. Interest expense at the project mines increased in 2000 and 1999 as compared with 1998 primarily due to additional interest charged to NACoal on advances from customers.

     In 2000, other-net from other mining operations includes a charge from the parent company of $1.0 million ($0.7 million after-tax) for fees incurred by NACCO on NACoal's behalf. The effective tax rate declined significantly in 2000 as compared with 1999 due to both the increased effect of percentage depletion and the resolution of certain tax issues provided for in prior years. The effective tax rate decline in 1999 as compared with 1998 is due to increasing amounts of percentage depletion eligible to reduce NACoal's effective tax rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)


LIQUIDITY AND CAPITAL RESOURCES

     In connection with the Phillips Acquisition, NACoal entered into a new financing agreement (the "NACoal Facility") which includes a revolving line of credit of up to $60.0 million and a term loan of $115.0 million. Prior to this agreement, NACoal's non-project-mining financing needs were provided by a $50.0 million revolving line of credit. Upon execution of the NACoal Facility, the $50.0 million line of credit was terminated and outstanding amounts were refinanced with proceeds from the NACoal Facility. The NACoal Facility requires annual term loan repayments of $15.0 million, with a final term loan repayment of $55.0 million in October 2005. The revolving credit facility of $60.0 million is available until the facility's expiration in October 2005.

     The NACoal Facility has performance-based pricing, which sets interest rates based upon achieving various levels of Debt to EBITDA ratios, as defined. The NACoal Facility establishes financial targets which must be satisfied before NACoal can make certain payments and dividends to NACCO or make significant investments. See further discussion of the terms of the NACoal Facility in Note 9 to the Consolidated Financial Statements. NACoal had $29.5 million of its $60.0 million revolving credit facility available at December 31, 2000.

     The financing of the project mining subsidiaries, which is either provided or guaranteed by the utility customers, includes long-term equipment leases, notes payable and advances from customers. The obligations of the project mining subsidiaries do not affect the short-term or long-term liquidity of NACoal and are without recourse to NACCO or NACoal. These arrangements allow the project mining subsidiaries to pay dividends to NACoal in amounts equal to their retained earnings. NACoal believes that funds available under its revolving credit agreement, operating cash flows and financing provided by the project mining subsidiaries' customers are sufficient to finance all of its term loan principal repayments and its operating needs and commitments arising during the foreseeable future.

     NACoal anticipates spending approximately $23.8 million for property, plant and equipment in 2001, of which $11.1 million relates to the development, establishment and improvement of the project mining subsidiaries' mines and is financed or guaranteed by the utility customers. Planned expenditures for 2001 include $11.2 million for the continued development of MLMC. The 2001 planned expenditures compare with capital expenditures of $19.2 million in 2000 and $12.7 million in 1999. Increased capital expenditures in 2000 as compared with 1999 primarily relate to project mine development of new mine areas and continued development at MLMC.

     Prior to the acquisition of the remaining 75 percent interest in MLMC on October 11, 2000, NACoal invested $8.9 million and $17.6 million, respectively, during 2000 and 1999 toward NACoal's 25 percent equity ownership interest in MLMC.

     NACoal's capital structure, excluding the project mining subsidiaries, is presented below:

                                                        December 31
                                                   -------------------
                                                     2000        1999
                                                   -------     -------
Investment in project
 mining subsidiaries ................              $   3.8     $   3.7
Other net tangible assets ...........                 95.2        32.0
Coal supply agreement, net ..........                 86.4        --
                                                   -------     -------
  Net assets ........................                185.4        35.7
Advances to (from) NACCO ............                 (8.4)        2.7
Debt related to NACCO
 advances ...........................                 --          (2.7)
Other debt ..........................               (145.8)      (12.5)
                                                   -------     -------
  Total debt ........................               (145.8)      (15.2)
                                                   -------     -------
Stockholder's equity ................              $  31.2     $  23.2
                                                   =======     =======

Debt to total capitalization ........                   82%         40%



     The increase in net assets of $149.7 million is primarily due to the Phillips Acquisition, which increased net assets by $143.8 million. The coal supply agreement is an identifiable intangible asset, valued by independent third-party appraisers, resulting from the Phillips Acquisition. Advances from NACCO, total debt and the related debt to total capitalization ratio also increased as a result of the Phillips Acquisition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)

NACCO MATERIALS HANDLING GROUP

     NMHG, through NMHG Wholesale and NMHG Retail, designs, manufactures, sells and services forklift trucks and related service parts marketed worldwide under the Hyster(R) and Yale(R) brand names.

     In 1998, NMHG Retail began a strategy of acquiring retail dealerships on a permanent basis to strengthen Hyster's and Yale's positions in the lift truck business. Previously, NMHG Wholesale had purchased dealerships on a temporary basis, primarily for the purpose of strengthening the financial position of that dealership. See also Note 5 to the Consolidated Financial Statements for a discussion of retail acquisitions.

     NMHG Retail includes the elimination of intercompany revenues and profits resulting from sales by NMHG Wholesale to NMHG Retail.

FINANCIAL REVIEW

     The segment and geographic results of operations for NMHG were as follows for the year ended December 31:

                                                              2000        1999        1998
                                                          --------    --------    --------
Revenues
 Wholesale
  Americas ............................................   $1,291.6    $1,149.5    $1,203.4
  Europe, Africa and Middle East ......................      394.6       406.3       453.9
  Asia-Pacific ........................................       63.8        63.1        57.5
                                                          --------    --------    --------
                                                           1,750.0     1,618.9     1,714.8
                                                          --------    --------    --------
 Retail (net of eliminations)
  Americas ............................................       33.1        32.1          .1
  Europe, Africa and Middle East ......................       97.3        83.0        31.2
  Asia-Pacific ........................................       51.7        27.4         --
                                                          --------    --------    --------
                                                             182.1       142.5        31.3
                                                          --------    --------    --------
  NMHG Consolidated ...................................   $1,932.1    $1,761.4    $1,746.1
                                                          ========    ========    ========

Operating profit (loss)
 Wholesale
  Americas ............................................   $   85.9    $   70.4    $  103.8
  Europe, Africa and Middle East ......................        2.3         7.4        34.5
  Asia-Pacific ........................................       (2.3)       (3.3)       (3.9)
                                                          --------    --------    --------
                                                              85.9        74.5       134.4
                                                          --------    --------    --------
 Retail (net of eliminations)
  Americas ............................................        (.9)       (3.9)        --
  Europe, Africa and Middle East ......................      (15.3)      (10.6)       (2.2)
  Asia-Pacific ........................................         .9        (1.7)        --
                                                          --------    --------    --------
                                                             (15.3)      (16.2)       (2.2)
                                                          --------    --------    --------
  NMHG Consolidated ...................................   $   70.6    $   58.3    $  132.2
                                                          ========    ========    ========

Operating profit (loss) excluding goodwill amortization
 Wholesale
  Americas ............................................   $   93.8    $   78.2    $  111.6
  Europe, Africa and Middle East ......................        5.7        11.0        38.0
  Asia-Pacific ........................................       (2.0)       (3.1)       (3.6)
                                                          --------    --------    --------
                                                              97.5        86.1       146.0
                                                          --------    --------    --------
 Retail (net of eliminations)
  Americas ............................................        (.8)       (3.6)        (.1)
  Europe, Africa and Middle East ......................      (14.7)      (10.3)       (2.0)
  Asia-Pacific ........................................        1.2        (1.7)        --
                                                          --------    --------    --------
                                                             (14.3)      (15.6)       (2.1)
                                                          --------    --------    --------
  NMHG Consolidated ...................................   $   83.2    $   70.5    $  143.9
                                                          ========    ========    ========

Net income (loss) (1)
 Wholesale ............................................   $   37.0    $   39.0    $   77.2
 Retail (net of eliminations) .........................      (15.7)      (15.3)       (2.1)
                                                          --------    --------    --------
  NMHG Consolidated ...................................   $   21.3    $   23.7    $   75.1
                                                          ========    ========    ========


(1) Intercompany eliminations and certain headquarters charges are not allocated to the geographic regions; therefore, net income (loss) by geographic region is not provided.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)

                                 NMHG Revenues

                                  [BAR GRAPH]

Retail (net of eliminations)                       $   31.3   $  142.5   $  182.1
Wholesale                    $1,589.6   $1,517.1   $1,714.8   $1,618.9   $1,750.0
                                 1996       1997       1998       1999       2000

NMHG WHOLESALE

2000 COMPARED WITH 1999

     The following schedule identifies the components of the changes in revenues, operating profit and net income for 2000 compared with 1999.

                                            Operating       Net
                                Revenues      Profit      Income
                                --------      ------      ------
1999  .......................   $1,618.9    $   74.5    $   39.0
Increase (decrease)
 in 2000 from:
  Unit volume ...............      148.7        23.8        15.5
  Sales mix .................       17.0        12.9         8.4
  Average sales price .......        (.3)        (.3)        (.2)
  Service parts .............       16.8         5.6         3.6
  Foreign currency ..........      (54.4)       (9.9)       (6.4)
  Manufacturing cost ........       --           8.4         5.5
  Other operating expense ...       --         (15.2)       (9.9)
  Other income
   (expense), net ...........       --          --          (9.1)
  Difference between
   effective and
   statutory tax rates ......       --          --          (1.1)
                                --------    --------    --------
                                $1,746.7    $   99.8    $   45.3
  Freight reclassification ..        3.3        --          --
  Restructuring charge ......       --         (13.9)       (8.3)
                                --------    --------    --------

2000  .......................   $1,750.0    $   85.9    $   37.0
                                ========    ========    ========

     Revenues increased as a result of unit and service parts volume growth, primarily in the Americas, and a shift in mix to higher revenue units, partially offset by adverse currency effects. Worldwide volume increased 11.5 percent to 84,825 units shipped during 2000 from 76,055 units shipped during 1999. Adverse currency effects on revenues resulted primarily from (i) translating a weakened British pound sterling into U.S. dollars and (ii) transactions denominated in a weakened euro as compared with the British pound sterling, which causes revenues that are invoiced in euros to decline when translated back to the British pound sterling. As previously discussed, NMHG Wholesale had a $34.6 million reclassification of freight. See the previous discussion of the year 2000 special items.

     Operating profit of $99.8 million, which excludes the restructuring charge, as a percentage of $1,746.7 million of revenues, which excludes the effect of the freight reclassification, was 5.7 percent in 2000. This percentage in 2000 compares with operating profit as a percentage of revenues in 1999 of 4.6 percent. Improved operating profit in 2000 as compared with 1999 is primarily due to (i) volume growth and related manufacturing efficiencies and (ii) a shift in the mix of products sold to higher margin units, partially offset by adverse currency effects in Europe. Including the restructuring charge and the freight reclassification, operating profit as a percentage of revenues was 4.9 percent in 2000.

     Excluding the restructuring charge, net income increased as a result of these factors. However, the increase was partially offset by an increase in other income (expense), net, which includes a $4.3 million after-tax charge from NACCO for services provided by the parent company and a decrease in equity in earnings of unconsolidated affiliates of $2.5 million, primarily due to losses for flood damages at a facility owned by Sumitomo -NACCO Materials Handling Group ("S-N"), a 50 percent-owned joint venture with Sumitomo Heavy Industries, Ltd.

     As announced on January 2, 2001, NMHG Wholesale plans to transfer manufacturing activities from its Danville, Illinois, plant to its other global manufacturing plants over a 12-to-18-month period. In December 2000, the Board of Directors approved management's plan to phase out its Danville, Illinois, lift truck assembly operations. This decision resulted in a charge to operations of approximately $11.7 million, relating to employee severance, medical and retirement costs, all accrued as a result of existing contractual obligations specified in collective bargaining agreements. In addition, an impairment charge of $2.2 million was recognized as a result of the anticipated disposition of certain assets at an amount below net book value.

     NMHG has decided to accelerate the transition of activities from Danville to its other manufacturing plants from a 12-to-18-month period, as previously disclosed in the Company's January 2, 2001 news release, to a 12-month period. As a result, NMHG's estimate of costs and benefits to be realized in 2001 and 2002 has been revised from the amounts previously disclosed in the Company's February 14, 2001 news release announcing 2000 fourth quarter earnings. The Company estimates that costs of $15.2 million will be recognized during 2001 and $2.4 million will be recognized during 2002 related to employee

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)

benefits, relocation, plant reconfiguration and productivity losses during the transition of manufacturing activities from Danville, Illinois, to other manufacturing plants. These additional estimated costs have not been accrued as of December 31, 2000. As a result of anticipated improved manufacturing efficiencies from the phase-out plan, an estimated $12.0 million of cost savings is expected to be recognized during 2002. Annual benefits are estimated to be approximately $15.0 million beginning in 2003. In addition, capital expenditures of $14.8 million and $1.9 million are expected to be incurred during 2001 and 2002, respectively, relating to capacity expansions at other manufacturing plants. However, these estimates could change in the near term as new information becomes available during the phase-out period. See also discussion in Note 3 to the Consolidated Financial Statements.

     The backlog level increased to 21,800 units at December 31, 2000 from 21,500 units at December 31, 1999 primarily due to increased incoming orders in the Americas during 2000. The backlog level at December 31, 2000 has decreased slightly as compared to the level at September 30, 2000 of 22,600 units primarily due to an increase in unit shipments in the fourth quarter of 2000.

1999 COMPARED WITH 1998

     The following schedule identifies the components of the changes in revenues, operating profit and net income for 1999 compared with 1998.

                                              Operating      Net
                                   Revenues     Profit      Income
                                   --------    --------    --------
1998  ..........................   $1,714.8    $  134.4    $   77.2
Increase (decrease)
 in 1999 from:
  Unit volume ..................      (29.0)       (5.1)       (3.3)
  Sales mix ....................      (20.9)      (12.4)       (8.1)
  Average sales price ..........      (33.2)      (33.2)      (21.6)
  Service parts ................       (1.0)       (3.2)       (2.1)
  Foreign currency .............      (11.8)      (25.0)      (16.3)
  Manufacturing cost ...........       --           4.9         3.2
  Other operating expense ......       --          14.1         9.2
  Other income
   (expense), net ..............       --          --          (1.0)
  Difference between
   effective and
   statutory tax rates .........       --          --           1.8
                                   --------    --------    --------
1999  ..........................   $1,618.9    $   74.5    $   39.0
                                   ========    ========    ========


     Revenues declined primarily due to reduced pricing, decreased volume and an unfavorable product mix. The average sales price declined, predominately in the Americas. Pricing deteriorated close to 3.0 percent in the Americas due to aggressive competition. In addition, unfavorable movements in the British pound sterling against the euro adversely affected European pricing.

     NMHG Wholesale's worldwide volume decreased 2.0 percent to 76,055 units shipped during 1999 from 77,636 units shipped during 1998. Unit volume decreased in both the Americas and Europe due to a decline in Hyster demand. Volumes in Asia-Pacific improved 10 percent in 1999 as compared with 1998. An unfavorable product mix negatively affected both revenues and operating profit due to increased sales of both lower-priced and lower-margin units.

     Operating profit declined from 7.8 percent of sales in 1998 to 4.6 percent of sales in 1999 primarily due to a reduction in the average sales price, adverse currency movements and an unfavorable sales mix. Adverse currency movements resulted from both (i) a strengthening of the Japanese yen against the U.S. dollar and the British pound sterling, resulting in increased costs of Japanese-sourced products, and (ii) adverse movements of the British pound sterling against European currencies, resulting in decreased margins on products manufactured in the United Kingdom and sold to other European countries.

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

NMHG RETAIL

     NMHG has continued to expand its retail organization through acquisitions since 1998. In 2000, NMHG Retail acquired four dealerships in Europe and one dealership in Asia-Pacific plus a new rental service company based in Australia with six locations throughout Australia. In addition, NMHG Retail acquired the assets of two dealerships in the Americas. NMHG will continue to evaluate expansion opportunities while maintaining a primary focus on strengthening the existing owned dealer network and the development of turnaround programs for under-performing wholly owned retail operations with the objective of curtailing losses in the Retail segment.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)

2000 COMPARED WITH 1999

     Revenues increased $39.6 million, or 27.8 percent, due to acquisitions of retail dealerships in Asia-Pacific and, to a lesser degree, Europe. Revenues from volume growth at comparable dealerships also contributed slightly to the increase in revenues but were entirely offset by adverse currency effects in Europe and an increase in the elimination of intercompany shipments from NMHG Wholesale to NMHG Retail. Operating results for 2000 in the Americas improved as compared with the prior year primarily due to a decrease in administrative support costs. Operating results for 2000 in Asia-Pacific improved as compared with the prior year primarily due to favorable operating results contributed by current year acquisitions. Increased net loss was driven by increased losses in Europe, primarily due to increased pricing competition as a result of a weak euro and due to continued integration, infrastructure, interest, amortization and administrative costs necessary to build the Retail segment.

                      2000 NMHG Revenues by Geographic Area

              [PIE GRAPH]                       [PIE GRAPH]

Americas - 73%                         Americas - 18%
Europe, Africa and Middle East - 23%   Europe, Africa and Middle East - 54%
Asia-Pacific - 4%                      Asia-Pacific - 28%

        WHOLESALE                               RETAIL (NET OF ELIMINATIONS)

1999 COMPARED WITH 1998

     Comparison of NMHG Retail between 1999 and 1998 is not meaningful due to the significant number of acquisitions of retail dealerships throughout 1999 and 1998, with the exception of two retail dealerships. Revenues at these two comparable dealerships increased $4.8 million in 1999, while operating loss and net loss increased $3.1 million and $2.5 million, respectively. Increased revenues were primarily due to volume growth. Increased operating loss and net loss at these comparable dealerships was primarily due to reduced gross margins resulting primarily from price competition.

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

NMHG CONSOLIDATED

OTHER INCOME, EXPENSE AND INCOME TAXES

     The components of other income (expense) and the effective tax rate for NMHG are as follows for the year ended December 31:

                                2000      1999      1998
                                ----      ----      ----
Interest expense
 NMHG Wholesale ............   $(13.4)   $(16.9)   $(14.0)
 NMHG Retail ...............     (4.6)     (3.0)     (1.2)
 NMHG Eliminations .........     (3.2)       .9       1.2
                               ------    ------    ------
                               $(21.2)   $(19.0)   $(14.0)
                               ======    ======    ======
Other-net
 NMHG Wholesale ............   $(12.0)   $  4.8    $  3.4
 NMHG Retail ...............       .3        .5      --
 NMHG Eliminations .........      (.1)     (3.5)     (1.2)
                               ------    ------    ------
                               $(11.8)   $  1.8    $  2.2
                                =====     =====    ======
Effective tax rate
 NMHG Wholesale ............     40.7%     39.1%     37.9%
 NMHG Retail
 (including eliminations)  .     31.4%     28.2%     38.2%
 NMHG Consolidated .........     46.3%     44.8%     38.4%


     Interest expense increased in 2000, as compared with 1999 and 1998, primarily due to increased debt levels in 2000.

     Other-net for NMHG Wholesale includes charges from NACCO, equity in earnings of unconsolidated affiliates and discounts on the sale of accounts receivable. In 2000, other-net for NMHG Wholesale includes $6.6 million ($4.3 million after-tax) of charges from NACCO for services incurred on NMHG's behalf. Equity in the earnings (loss) of unconsolidated affiliates, including S-N, were ($0.2) million in 2000, $2.3 million in 1999 and $1.5 million in 1998. Discounts on the sale of receivables included in other-net were $5.5 million in 2000, $3.8 million in 1999 and $3.2 million in 1998. In 1999 and 1998, other-net for NMHG Wholesale included non-recurring income of $0.9 million and $4.6 million, respectively, for settlements from legal proceedings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)

     In 1998, the effective tax rate was reduced by a shift in income to jurisdictions with lower tax rates and the effect of a fixed amount of nondeductible goodwill amortization on an increased level of pre-tax income. In 2000 and 1999, however, the effective tax rate increased due to the effect of a fixed amount of nondeductible goodwill amortization on a decreased level of pre-tax income.

LIQUIDITY AND CAPITAL RESOURCES

     NMHG Wholesale has a $350.0 million revolving credit facility (the "Facility") that expires in June 2002, but may be extended annually, for one-year periods, with the consent of the bank group. In addition, the Facility has performance-based pricing which sets interest rates based upon the achievement of certain financial performance targets. The Facility permits NMHG Wholesale to advance funds to NMHG Retail. Advances from NMHG Wholesale are the primary sources of financing for NMHG Retail. At December 31, 2000, NMHG Wholesale had available $115.0 million of its $350.0 million revolving credit facility.

     NMHG also has separate credit facilities totaling $66.4 million, of which $26.5 million was available at December 31, 2000, and maintains additional uncommitted lines of credit totaling $30.0 million, of which $6.0 million was available at December 31, 2000. In addition, NMHG Wholesale has entered into various agreements to sell certain accounts receivable on a revolving basis. See
Note 6 to the Consolidated Financial Statements for further discussion. NMHG believes that funds available under its credit facilities and operating cash flows are sufficient to finance all of its operating needs and commitments arising during the foreseeable future.

     NMHG Wholesale anticipates spending approximately $62.7 million for property, plant and equipment in 2001, compared with capital expenditures of $43.3 million in 2000 and $44.7 million in 1999. NMHG Retail anticipates spending approximately $8.0 million for property, plant and equipment in 2001, compared with capital expenditures of $8.5 million in 2000 and $1.5 million in 1999. Planned expenditures in 2001 include manufacturing capacity expansion at existing facilities resulting from the phase-out of the Danville manufacturing plant, investments in worldwide information systems, tooling for new products and retail lease and rental fleet. The principal sources of financing for these capital expenditures are expected to be internally generated funds and facility borrowings.

                                    [GRAPH]

                   NMHG'S Capital Expenditures Have Outpaced
                              Depreciation Expense

Capital Expenditures    $42.3   $25.3   $63.9   $46.2   $51.8
Depreciation Expense    $22.0   $23.0   $26.0   $41.7   $42.0

                         1996   1997    1998    1999    2000
                         ----   ----    ----    ----    ----


     NMHG Wholesale's capital structure is presented below:

                                                   December 31
                                            --------------------------
                                               2000             1999
                                            ---------        ---------
NMHG WHOLESALE
  Total net tangible assets ................$   283.2        $   270.4
  Advances to NMHG Retail ..................    127.0            103.6
  Advances to NACCO ........................      3.0             10.0
  Goodwill at cost .........................    446.1            443.4
                                            ---------        ---------
    Net assets before
       goodwill amortization ...............    859.3            827.4
  Accumulated goodwill
   amortization ............................   (129.6)          (117.8)
  Total debt ...............................   (277.8)          (245.7)
  Minority interest ........................     (3.1)            (4.1)
                                             ---------        ---------
  Stockholder's equity .....................$   448.8        $   459.8
                                             =========        =========
  Debt to total capitalization .............     38.%              35%


     The increase in total net tangible assets of $12.8 million is primarily due to a $30.1 million increase in current and long-term receivables, a $9.8 million increase in inventory and a $7.4 million increase in net deferred tax assets. This increase was partially offset by a $15.5 million increase in accounts payable and an $18.8 million increase in other current liabilities. The increases in accounts receivable, inventory and accounts payable are primarily due to volume growth in the Americas. Other current liabilities increased primarily due to the accrual for restructuring, and the deferred tax asset growth primarily relates to the deferred taxes established for the restructuring accrual. Total debt increased primarily to support additional advances to NMHG Retail.

     Stockholder's equity decreased primarily due to adverse currency movements recognized in the accumulated foreign currency translation adjustment and a dividend paid to NACCO, partially offset by net income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)


     NMHG Retail's capital structure is presented below:

                                                   December 31
                                            --------------------------
                                               2000             1999
                                            ---------        ---------
NMHG RETAIL
  Total net tangible assets ..............  $   133.0        $   123.3
  Advances from NMHG
   Wholesale .............................     (127.0)          (103.6)

  Goodwill at cost .......................       44.2             35.3
                                            ---------        ---------
    Net assets before
       goodwill amortization .............       50.2             55.0
  Accumulated goodwill
   amortization ..........................       (4.6)            (1.4)

  Total debt .............................      (27.1)           (25.0)
                                            ---------        ---------
  Stockholder's equity ...................  $    18.5        $    28.5
                                            =========        =========

  Debt to total capitalization ...........         59%              47%



     The increase in total net tangible assets of $9.7 million is primarily due to the acquisition of retail businesses in 2000, which increased net tangible assets by $28.9 million. This increase was partially offset by a $13.4 million decrease to property, plant and equipment due to sales of rental fleet and additional depreciation in 2000. Goodwill and advances from NMHG Wholesale have increased primarily due to acquisitions of retail dealerships during 2000.



NACCO HOUSEWARES GROUP

     The Housewares segment of the Company includes HB-PS, a leading manufacturer and marketer of small electric motor and heat-driven appliances as well as commercial products for restaurants, bars and hotels, and KCI, a national specialty retailer of brand-name kitchenware, small electrical appliances and related accessories. Because the housewares business is seasonal, a majority of revenues and operating profit occurs in the second half of the year when sales of small electric appliances to retailers and consumers increase significantly for the fall holiday selling season.

FINANCIAL REVIEW

     The results of operations for Housewares were as follows for the year ended December 31:

                                     2000    1999    1998
                                   -------  ------  ------
Revenues ....................      $ 649.9  $596.7  $537.6
Operating profit ............      $  27.4  $ 41.8  $ 34.6
Operating profit
   excluding goodwill
   amortization .............      $  30.5  $ 44.8  $ 37.6
Net income ..................      $   8.8  $ 21.2  $ 15.2



2000 COMPARED WITH 1999

     The following schedule identifies the components of the changes in revenues, operating profit and net income for 2000 compared with 1999:


                                                          Operating       Net
                                            Revenues        Profit      Income
                                           ----------     ---------    --------
[S]                                         [C]           [C]          [C]
1999                                        $  596.7      $  41.8      $  21.2
Increase (decrease)
 in 2000 from:
  Unit volume and
   sales mix ...........................        65.2         21.8         14.2
  Average sales price ..................       (17.0)       (17.0)       (11.1)
  Retail sales .........................         5.0          (.1)          --
  Manufacturing cost ...................          --        (16.0)       (10.4)
  Other operating expense ..............          --         (3.1)        (2.0)
  Other income
   (expense), net ......................          --           --         (2.6)
  Difference between
   effective and
   statutory tax rates .................          --           --          (.5)
                                            --------      -------      -------
2000                                        $  649.9      $  27.4      $   8.8
                                            ========      =======      =======

                                    [GRAPH]

                              Housewares Revenues

           $463.7       $495.8       $537.6       $596.7       $649.9

            1996         1997         1998         1999         2000


                                    [GRAPH]

                                HB-PS Unit Volume
                                  (in millions)

           29.6         33.4              36.6              39.4       43.3

           1996          1997              1998             1999      2000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)


     Housewares' revenues improved in 2000 primarily due to unit volume growth at HB-PS. Unit volume at HB-PS increased 9.9 percent to 43.3 million units sold in 2000 from 39.4 million units sold in 1999, primarily due to increased demand for contact grills, slow cookers and irons, and from initial shipments of GE-branded products to Wal*Mart, which began in August 2000. Revenues also increased at KCI primarily due to an increase in the number of stores. KCI operated 157 stores at December 31, 2000 compared with 150 stores at December 31, 1999.

     Housewares' gross profit declined to 18.4 percent of revenues in 2000 from
21.6 percent of revenues in 1999. This decline in gross profit is primarily due to decreased sales prices and increased manufacturing costs. The decline in the average sales price in 2000 as compared with 1999 was primarily due to intense competition. Increased manufacturing costs were driven by (i) increased materials costs, especially for petroleum-based resins and packaging materials,
(ii) increased transportation costs driven by rising fuel costs and (iii) increased warehousing costs due to start-up inefficiencies at the new consolidated distribution center in Memphis. Increased manufacturing costs were partially offset by favorable Mexican peso exchange rates.

     Housewares' operating profit declined to 4.2 percent of revenues in 2000 from 7.0 percent of revenues in 1999. Operating profit declined due to the 3.2 percentage point decline in gross profit discussed above and due to an increase in administration costs at KCI, partially offset by a decline in direct marketing costs at HB-PS.

     Net income declined as a result of these factors combined with an increase in other income (expense), net, which increased primarily due to a $1.6 million after-tax charge from NACCO.

                                    [GRAPH]

                        KCI Retail Stores

           144         143           146           150         157
          1996        1997           1998          1999        2000




1999 COMPARED WITH 1998


     The following schedule identifies the components of the changes in revenues, operating profit and net income for 1999 compared with 1998:

                                                       Operating      Net
                                          Revenues      Profit      Income
                                          --------      ------      ------
[S]                                         [C]          [C]          [C]
1998                                      $537.6        $34.6        $15.2
Increase (decrease)
 in 1999 from:
  Unit volume and
   sales mix ..........................     60.7         20.0         13.0
  Average sales price .................     (7.1)        (7.1)        (4.6)
  Retail sales ........................      5.5           .8           .6
  Manufacturing cost ..................       --         (2.1)        (1.4)
  Other operating expense .............       --         (4.4)        (2.9)
  Other income
   (expense), net .....................       --           --           .3
  Difference between
   effective and
   statutory tax rates ................       --           --          1.0
                                          ------        ------       -----
1999                                      $596.7        $41.8        $21.2
                                          ======        ======       =====

     Housewares' revenues improved in 1999 as compared with 1998 primarily due to unit volume growth at HB-PS. Unit volume at HB-PS increased 7.7 percent to
39.4 million units sold in 1999 from 36.6 million units sold in 1998 primarily due to increased demand for indoor grills, blenders, slow cookers and irons. Operating profit and net income increased during 1999 due to unit volume growth and a more profitable sales mix, partially offset by a decrease in the average sales price as a result of increased competition and an increase in manufacturing and other operating costs.

     Housewares' gross profit improved slightly in 1999 to 21.6 percent of revenues, up from 21.5 percent of revenues in 1998. Although the standard production cost of manufacturing declined during 1999 compared with 1998 as a result of increased production in lower-cost Mexican facilities, unfavorable manufacturing variances significantly reduced the benefits of utilizing these facilities in Mexico. Increased manufacturing variances were due to (i) continued start-up inefficiencies at HB-PS' Mexican facilities, (ii) the introduction of new product lines in Mexico and (iii) wind-down expenses at HB-PS' North Carolina plants. Manufacturing costs also increased due to increased transportation costs and additional start-up expenses associated with the new consolidated distribution center in Memphis. Increased manufacturing costs were partially offset by a decrease in employee severance of $2.0 million year-over-year and favorable Canadian exchange rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)

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

OTHER INCOME, EXPENSE AND INCOME TAXES

        The components of other income (expense) and the effective tax rate are as follows for the year ended December 31:

                                  2000            1999            1998
                               ---------       ---------       ---------
Interest expense...............$    (8.6)      $    (6.7)      $    (7.0)
Other-net .....................     (2.6)            (.4)            (.7)
                               ---------       ---------       ---------
                               $   (11.2)      $    (7.1)      $    (7.7)
                               =========       =========       =========

Effective tax rate ............     45.7%           38.9%           43.2%

     The increase in interest expense for 2000 as compared with 1999 and 1998 is due to both an increase in the average borrowings outstanding and an increase in interest rates. In 2000, other-net for Housewares includes $2.5 million ($1.6 million after-tax) of charges from NACCO for services incurred on Housewares' behalf. The increase in the effective tax rate in 2000 as compared with 1999 is primarily due to the effect of a constant level of nondeductible goodwill amortization on a lower comparable level of pre-tax income. The decrease in the effective tax rate for 1999 as compared with 1998 is primarily due to (i) the utilization of foreign tax credits resulting from the repatriation of foreign earnings previously taxed at a rate in excess of the U.S. statutory tax rate and
(ii) the effect of a constant level of nondeductible goodwill amortization on a higher comparable level of pre-tax income.

LIQUIDITY AND CAPITAL RESOURCES

     HB-PS' credit agreement provides for a revolving credit facility that: (i) provides financing up to $160.0 million, (ii) is secured by substantially all of HB?PS' assets, (iii) provides lower interest rates if HB-PS achieves certain interest coverage ratios, (iv) allows for interest rates quoted under a competitive bid option and (v) allows advances up to $10.0 million from HB-PS to KCI. Advances from HB-PS are the primary sources of financing for KCI. At December 31, 2000, HB-PS had $48.4 million available under this facility, which expires in May 2003. In addition, HB-PS has separate uncommitted facilities that permitted $29.7 million of additional borrowings at December 31, 2000. Housewares believes that funds available under its credit facilities and operating cash flows are sufficient to finance all of its operating needs and commitments arising during the foreseeable future.

     Housewares anticipates spending approximately $22.1 million for property, plant and equipment in 2001, compared with capital expenditures of $22.0 million in 2000 and $16.5 million in 1999. In 1999, HB-PS entered into an agreement to develop products sold to Wal*Mart under the GE brand name. Capital expenditures increased in 2000 as compared with 1999 primarily due to an additional $3.2 million of expenditures incurred related to the development of the GE-branded products. Planned expenditures for 2001 include additional development of the GE-branded products, tooling for new products and machinery and equipment, which are intended to reduce manufacturing costs and increase manufacturing efficiency. These expenditures are expected to be funded from internally generated funds and bank borrowings.

     Housewares' capital structure is presented below:

                                                   December 31
                                          ---------------------------
                                             2000              1999
                                          ---------         ---------
Total net tangible assets ..............  $   195.1         $   183.4
Goodwill at cost .......................      123.5             123.5
                                          ---------         ---------
   Net assets before
    goodwill amortization ..............      318.6             306.9
Accumulated goodwill
 amortization ..........................      (36.7)            (33.6)
Total debt .............................     (111.0)           (109.4)
                                          ---------         ---------
Stockholder's equity ...................  $   170.9         $   163.9
                                          =========         =========
Debt to total capitalization ...........         39%               40%

     Total net tangible assets increased $11.7 million primarily due to a $4.7 million increase in cash and a $5.2 million increase in inventory. Cash has increased primarily due to the timing of customer receipts at year-end versus vendor payments made after year-end. Inventory has increased primarily due to volume growth.


                                    [GRAPH]

                     Housewares' Capital Expenditures Have
                         Outpaced Depreciation Expense

Capital Expenditures       $16.2    $18.3    $16.8    $16.5    $22.0
Depreciation Expense       $14.3    $15.4    $13.7    $14.5    $16.2

                            1996    1997      1998    1999     2000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)

NAACO AND OTHER

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

     The results of operations at NACCO and Other were as follows for the year ended December 31:

                                   2000            1999            1998
                                ---------       ---------       ---------
[S]                             [C]             [C]             [C]
Revenues ....................   $      .1       $      .1       $      .2
Operating loss ..............   $   (11.7)      $    (9.2)      $   (10.7)
Other income
 (expense), net .............   $     4.4       $    (3.2)      $     (.2)
Extraordinary gain,
 net-of-tax .................   $    29.9       $      --       $      --
Net income (loss) ...........   $    25.0       $    (8.3)      $    (8.3)

     In 2000, NACCO and Other includes an extraordinary gain of $29.9 million, net of $16.1 million in taxes, related to an estimated decrease in Bellaire's obligation to UMWA. This obligation was initially recognized by Bellaire as an extraordinary charge in 1992 to accrue for the estimated costs associated with the Coal Act. See additional discussion in Note 4 to the Consolidated Financial Statements. Also in 2000, Bellaire recognized a $5.6 million increase to its closed mine reserves, with a corresponding decrease in other income (expense), net, related primarily to Black Lung and other retiree medical benefits, and to environmental obligations arising from former Eastern U.S. under-ground mining operations. See additional discussion in Note 3 to the Consolidated Financial Statements.

     In 2000, the parent company began charging fees for services provided to the operating subsidiaries. These fees, which totaled $10.1 million for the year ended December 31, 2000, are included in other income (expense), net.

     In 1999, other income (expense), net includes a charge of $2.9 million for the write-off of costs related to the potential acquisition of the forklift business of Nissan Motor Co., Ltd.

LIQUIDITY AND CAPITAL RESOURCES

     Although NACCO's subsidiaries have entered into substantial borrowing agreements, NACCO has not guaranteed the long-term debt or any borrowings of its subsidiaries.

     The borrowing agreements at NMHG and Housewares, and the new financing facility at NACoal, allow for the payment to NACCO of dividends and advances under certain circumstances. Previously, there were no restrictions on the transfer of assets from NACoal. Dividends, advances and management fees from its subsidiaries are the primary sources of cash for NACCO.

     The Company believes that funds available under credit facilities, anticipated funds generated from operations and the utility customers' funding of the project mining subsidiaries are sufficient to finance all of its scheduled principal repayments, operating needs and commitments arising during the foreseeable future.

     NACCO's consolidated capital structure is presented below:

                                                      December 31
                                             ----------------------------
                                                 2000             1999
                                             ----------       ----------
Total net tangible assets .................  $    688.1       $    593.5
Coal supply agreement, net ................        86.4               --
Goodwill at cost ..........................       613.8            602.2
                                             ----------       ----------
  Net assets before
   goodwill amortization ..................     1,388.3          1,195.7
Accumulated goodwill
 amortization .............................      (170.9)          (152.8)
Total debt, excluding current
 and long-term portion of
 obligations of project mining
 subsidiaries .............................      (561.7)          (395.3)
Closed mine obligations (Bellaire),
 including UMWA, net-of-tax ...............       (45.1)           (73.9)
Minority interest .........................        (4.2)           (11.5)
                                             ----------       ----------
Stockholders' equity ......................  $    606.4       $    562.2
                                             ==========       ==========
Debt to total capitalization ..............          48%              41%

     The decrease in the minority interest liability is primarily due to NACoal's acquisition of the remaining 50 percent interest in Red River.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)

RECENTLY ISSUED ACCOUNTING STANDARDS

     The Company has not yet adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by Statements No. 137 and 138. A discussion of this new standard is included in Note 2 to the Consolidated Financial Statements.

EFFECTS OF FOREIGN CURRENCY AND INFLATION

     NMHG and HB-PS operate internationally and enter into transactions denominated in foreign currencies. As a result, the Company is subject to the variability that arises from exchange rate movements. The effects of foreign currency on operating results at NMHG and HB-PS were discussed previously. The Company's use of foreign currency derivative contracts is discussed under the heading, "Quantitative and Qualitative Disclosures about Market Risk."

     The Company believes that overall inflation has not materially affected its results of operations in 2000 and 1999 and does not expect overall inflation to be a significant factor in 2001.

ENVIRONMENTAL MATTERS

     The Company's manufacturing operations, like those of other companies engaged in similar businesses, involve the use, disposal and clean-up of substances regulated under environmental protection laws. The Company's NACoal subsidiary is affected by the regulations of agencies under which it operates, particularly the Federal Office of Surface Mining, the United States Environmental Protection Agency and associated state regulatory authorities. In addition, NACoal closely monitors proposed legislation concerning the Clean Air Act Amendments of 1990, reauthorization of the Resource Conservation and Recovery Act, the Clean Water Act, the Endangered Species Act and other regulatory actions.

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

EURO CONVERSION

     On January 1, 1999, 11 of the 15 countries that are members of the European Union introduced a new currency unit called the "euro," which will ultimately replace the national currencies of these 11 countries. The conversion rates between the euro and the participating nations' currencies were fixed irrevocably as of January 1, 1999, and participating national currencies will be removed from circulation between January 1, 2002 and June 30, 2002 and replaced by euro notes and coinage. During the "transition period" from January 1, 1999 through December 31, 2001, public and private entities as well as individuals may pay for goods and services using checks, drafts or wire transfers denominated either in the euro or the participating country's national currency.

     Under the regulations governing the transition to a single currency, there is a "no compulsion, no prohibition" rule which states that no one is obligated to use the euro until the notes and coinage have been introduced on January 1, 2002. In keeping with this rule, since January 1, 1999 the Company has also been able to (i) receive euro-denominated payments, (ii) invoice in euros and (iii) perform appropriate conversion and rounding calculations. Full conversion of all affected country operations to the euro is expected to be completed by the time national currencies are removed from circulation. The cost of software and business process conversion required to achieve such abilities has not yet been, and is not expected to be, material.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)

     Excluding adverse affects caused by the weakening of the euro against the Company's functional currencies, the introduction of the euro, to date, has not had, and the Company does not anticipate that the continued use of the euro will have, a material effect on the Company's foreign exchange and hedging activities or the Company's use of derivative instruments, or a material adverse effect on operating results or cash flows. However, the ultimate effect of the euro on competition due to price transparency and foreign currency risk cannot yet be determined and may have an adverse effect, possibly material, on the Company's operations, financial position or cash flows. Conversely, introduction of the euro may also have positive effects, such as lower foreign currency risk and reduced prices of raw materials resulting from increased competition among suppliers. The Company continues to monitor and assess the potential risks imposed by the euro.

OUTLOOK

NACOAL

     NACoal expects increased lignite production in 2001 as MLMC begins its first year of operations. NACoal expects the Phillips Acquisition to add to earnings once the Red Hills power plant becomes fully operational, which is expected to occur in mid-2001. As a result of increasing demand for power and rising natural gas prices in the United States, NACoal anticipates an improved environment in the United States for new projects related to its undeveloped lignite reserves. In the fourth quarter of 2000, NACoal withdrew from two potential international projects, Konya Ilgin and Guney Ege in Turkey. However, NACoal expects to continue pursuing its participation in a mine-power plant project in India with NACoal's local partner, Reliance Industries.

NMHG WHOLESALE

     AMERICAS: NMHG Wholesale expects lift truck shipments in the Americas to moderate in 2001, decreasing from the historically high levels in 2000. Anticipated pricing actions, lower product costs and manufacturing efficiencies are expected to have a positive effect on 2001 results.

     EUROPE: NMHG Wholesale expects lift truck demand in Europe to remain at high levels in the first part of 2001 and then to moderate as the year progresses. Although adverse currency rates improved marginally at the end of 2000, they are likely to continue negatively affecting both revenues and costs in 2001.

     ASIA-PACIFIC: NMHG Wholesale expects its lift truck business in the Asia-Pacific region to show modest growth as economic conditions continue to improve. A weak Australian dollar could continue to have a negative effect on the margins of trucks imported to Australia.

NMHG RETAIL

     NMHG Retail expects to continue focusing on improving the performance of its wholly owned dealerships. Operating results for NMHG Retail are expected to improve in 2001. However, Europe is expected to continue incurring losses due primarily to competitive pricing pressures, a weak euro and planned investments in building a stronger retail dealer network.

HOUSEWARES

     HB-PS expects revenue growth in 2001 primarily as a result of the introduction of additional GE-branded products sold to Wal-Mart and the introduction of a new line of Hamilton Beach(R) home environment products, including humidifiers, air purifiers and products that eliminate household odors. HB-PS anticipates that costs for petroleum-based resins will decline in 2001 after sharp price increases in 2000. HB-PS also expects to reduce inventory levels and improve manufacturing efficiency. KCI expects to continue focusing on improving store profitability and testing its new Gadgets & More(R) format through additional store openings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)




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

     NACOAL: (1) weather conditions and other events that would change the level of customers' fuel requirements, (2) weather or equipment problems that could affect lignite deliveries to customers, (3) increased maintenance, fuel or other similar costs, (4) costs to pursue international opportunities and (5) delays in lignite production at the Red Hills mine or delays in the start-up of the Red Hills power plant.

     NMHG: (1) changes in demand for lift trucks and related service parts on a worldwide basis, (2) changes in sales prices, (3) delays in delivery or increased costs of raw materials or sourced products and labor, (4) delays in manufacturing and delivery schedules, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products,
(6) delays in or increased costs of the Danville, Illinois, manufacturing plant phase-out, (7) product liability or other litigation, warranty claims or other returns of products, (8) ability to acquire dealerships acceptable to NMHG, (9) costs related to the integration of acquisitions and (10) increased competition, foreign currency exchange movements and/or changes in operating costs attributable to the euro.

     HOUSEWARES: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) increased costs of raw materials, including petroleum-based resins used in manufacturing, or sourced products, (4) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which HB-PS buys, operates and/or sells products, (5) product liability, regulatory reviews or other litigation, warranty claims or returns of products, (6) increased competition, (7) increased costs or delays in the development of the GE-branded products to be sold to Wal*Mart and new home environment products and (8) weather conditions or further increases in gasoline prices that would affect the number of customers visiting Kitchen Collection stores.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

     The Company's subsidiaries, NMHG, HB-PS and NACoal, have entered into certain financing arrangements that require interest payments based on floating interest rates. As such, the Company's financial results are subject to changes in the market rate of interest. To reduce the exposure to changes in the market rate of interest, the Company has entered into interest rate swap agreements for a significant portion of its floating rate financing arrangements. The Company does not enter into interest rate swap agreements for trading purposes. Terms of the interest rate swap agreements require the subsidiaries to receive a variable interest rate and pay a fixed interest rate. See also Note 2 and Note 14 to the Consolidated Financial Statements.

     For purposes of specific risk analysis, the Company uses sensitivity analysis to measure the potential loss in fair value of financial instruments sensitive to changes in interest rates. Assuming a hypothetical 10 percent decrease in the interest rates as of December 31, 2000 and 1999, the fair market value of interest rate sensitive financial instruments, which primarily represents interest rate swap agreements, would decline by $5.4 million and $2.3 million, respectively, as compared with their fair market value at December 31, 2000 and 1999, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share, Unit, Store and Percentage Data)

FOREIGN CURRENCY EXCHANGE RATE RISK

     NMHG and HB-PS operate internationally and enter into transactions denominated in foreign currencies. As such, their financial results are subject to the variability that arises from exchange rate movements. NMHG and HB-PS use forward foreign currency exchange contracts to partially reduce risks related to transactions denominated in foreign currencies and not for trading purposes. These contracts mature within one year and require the companies to buy or sell Japanese yen, Australian dollars, Canadian dollars, Mexican pesos or various European currencies for the functional currency in which the applicable subsidiary operates at rates agreed to at the inception of the contracts. See also Note 2 and Note 14 to the Consolidated Financial Statements.

     For purposes of specific risk analysis, the Company uses sensitivity analysis to measure the potential loss in fair value of financial instruments sensitive to changes in foreign currency exchange rates. Assuming a hypothetical 10 percent strengthening of the U.S. dollar as compared with other foreign currencies at December 31, 2000 and 1999, the fair market value of foreign currency-sensitive financial instruments, which primarily represents forward foreign currency exchange contracts, would decline by $4.7 million and $1.4 million, respectively, as compared with their fair market value at December 31, 2000 and 1999, respectively. It is important to note that the loss in fair market value indicated in this sensitivity analysis would be somewhat offset by changes in the fair market value of the underlying receivables, payables and net investments in foreign subsidiaries.

COMMODITY PRICE RISK

     The Company uses certain commodities, including steel, resins, linerboard and diesel fuel, in the normal course of its mining and manufacturing processes. As such, the cost of operations is subject to variability as the market for these commodities change. The Company monitors this risk and, from time to time, enters into derivative contracts to hedge this risk. The Company does not currently have any such derivative contracts outstanding, nor does the Company have any significant purchase obligations to obtain fixed quantities of commodities in the future.

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



                                              2000
                          --------------------------------------------
                             Sales Price
                          ------------------                   Cash
                           High        Low                   Dividend
                          ------    --------               -----------
FIRST QUARTER ........... $55.75      $39.50               21.50 cents
SECOND QUARTER .......... $51.25      $33.56               22.50 cents
THIRD QUARTER ........... $47.50      $34.25               22.50 cents
FOURTH QUARTER .......... $44.50      $35.63               22.50 cents

                                              1999
                          --------------------------------------------
                             Sales Price
                          ------------------                   Cash
                           High        Low                   Dividend
                          ------    --------               -----------
First Quarter ........... $97.00      $70.50               20.50 Cents
Second Quarter .......... $93.50      $66.88               21.50 Cents
Third Quarter ........... $89.00      $65.75               21.50 Cents
Fourth Quarter .......... $73.63      $44.50               21.50 Cents

     At December 31, 2000, there were approximately 500 Class A common stockholders of record and 400 Class B common stockholders of record.

                                    [GRAPH]

                 NACCO Cash Dividends Per Share

       $0.74          $0.77          $0.81           $0.85       $0.89
        1996           1997           1998           1999        2000

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
NACCO Industries, Inc. and Subsidiaries

                                                                                       Year Ended December 31
                                                                                 -----------------------------------
                                                                                    2000         1999         1998
                                                                                 ---------    ---------    ---------
                                                                                (In millions, except per share data)

Revenues .....................................................................   $ 2,871.3    $ 2,635.9    $ 2,569.3
Cost of sales ................................................................     2,355.1      2,151.2      2,053.8
                                                                                 ---------    ---------    ---------

GROSS PROFIT .................................................................       516.2        484.7        515.5

Selling, general and administrative expenses .................................       367.0        337.0        301.1
Amortization of goodwill .....................................................        15.7         15.2         14.7
Restructuring charges ........................................................        15.6          1.2          1.6
                                                                                 ---------    ---------    ---------

OPERATING PROFIT .............................................................       117.9        131.3        198.1

Other income (expense)
    Interest expense .........................................................       (47.1)       (43.3)       (34.6)
    Closed mine obligations ..................................................        (5.6)        --           --
    Other-net ................................................................        (5.2)        (1.4)         2.5
                                                                                 ---------    ---------    ---------
                                                                                     (57.9)       (44.7)       (32.1)
                                                                                 ---------    ---------    ---------
INCOME BEFORE INCOME TAXES, MINORITY INTEREST, EXTRAORDINARY GAIN
    AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE ...............................        60.0         86.6        166.0
Provision for income taxes ...................................................        22.3         31.7         60.7
                                                                                 ---------    ---------    ---------
INCOME BEFORE MINORITY INTEREST, EXTRAORDINARY GAIN
    AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE ...............................        37.7         54.9        105.3
Minority interest income (expense)  ..........................................          .1          (.6)        (3.0)
                                                                                 ---------    ---------    ---------
INCOME BEFORE EXTRAORDINARY GAIN AND CUMULATIVE EFFECT OF
    ACCOUNTING CHANGE ........................................................        37.8         54.3        102.3
Extraordinary gain, net of $16.1 tax expense .................................        29.9         --           --
                                                                                 ---------    ---------    ---------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE .........................        67.7         54.3        102.3
Cumulative effect of accounting change, net of $0.6 tax benefit ..............        --           (1.2)        --
                                                                                 ---------    ---------    ---------

NET INCOME ...................................................................   $    67.7    $    53.1    $   102.3
                                                                                 =========    =========    =========

Other comprehensive income (loss)
    Foreign currency translation adjustment ..................................   $   (15.8)   $   (11.9)   $     3.6
    Minimum pension liability adjustment, net of: ($1.0) tax benefit in 2000;
        $2.3 tax expense in 1999; ($1.4) tax benefit in 1998  ................        (1.4)         3.8         (2.4)
                                                                                 ---------    ---------    ---------
                                                                                     (17.2)        (8.1)         1.2
                                                                                 ---------    ---------    ---------

COMPREHENSIVE INCOME .........................................................   $    50.5    $    45.0    $   103.5
                                                                                 =========    =========    =========

BASIC EARNINGS PER SHARE
Income Before Extraordinary Gain and Cumulative Effect of
    Accounting Change ........................................................   $    4.63    $    6.67    $   12.56
Extraordinary gain, net-of-tax ...............................................        3.66         --           --
Cumulative effect of accounting change, net-of-tax ...........................        --           (.15)        --
                                                                                 ---------    ---------    ---------
Net Income ...................................................................   $    8.29    $    6.52    $   12.56
                                                                                 =========    =========    =========

DILUTED EARNINGS PER SHARE
Income Before Extraordinary Gain and Cumulative Effect of
    Accounting Change ........................................................   $    4.63    $    6.66    $   12.53
Extraordinary gain, net-of-tax ...............................................        3.66         --           --
Cumulative effect of accounting change, net-of-tax ...........................        --           (.15)        --
                                                                                 ---------    ---------    ---------
Net Income ...................................................................   $    8.29    $    6.51    $   12.53
                                                                                 =========    =========    =========

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS
NACCO Industries, Inc. and Subsidiaries

                                                                                                  December 31
                                                                                             --------------------
                                                                                               2000        1999
                                                                                             --------    --------
                                                                                         (In millions, except share data)
ASSETS
CURRENT ASSETS
     Cash and cash equivalents ...........................................................   $   33.7    $   36.2
     Accounts receivable, net of allowances of $16.8 in 2000 and $16.7 in 1999  ..........      315.4       292.2
     Inventories .........................................................................      411.8       390.3
     Prepaid expenses and other ..........................................................       54.8        53.5
                                                                                             --------    --------
                                                                                                815.7       772.2

PROPERTY, PLANT AND EQUIPMENT, NET .......................................................      710.7       625.4

DEFERRED CHARGES
     Goodwill, net .......................................................................      442.9       449.4
     Coal supply agreement, net ..........................................................       86.4        --
     Deferred costs and other ............................................................       62.1        66.7
     Deferred income taxes ...............................................................       12.8        29.2
                                                                                             --------    --------
                                                                                                604.2       545.3

OTHER ASSETS .............................................................................       63.3        70.1
                                                                                             --------    --------

         TOTAL ASSETS ....................................................................   $2,193.9    $2,013.0
                                                                                             ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable ....................................................................   $  263.0    $  254.4
     Revolving credit agreements .........................................................       66.3        56.6
     Current maturities of long-term debt ................................................       45.4        12.5
     Current obligations of project mining subsidiaries ..................................       37.7        39.3
     Accrued payroll .....................................................................       53.2        47.0
     Accrued warranty obligations ........................................................       37.0        36.0
     Other current liabilities ...........................................................      147.6       137.3
                                                                                             --------    --------
                                                                                                650.2       583.1

LONG-TERM DEBT - not guaranteed by the parent company ....................................      450.0       326.3

OBLIGATIONS OF PROJECT MINING SUBSIDIARIES -
     not guaranteed by the parent company or its NACoal subsidiary .......................      282.7       289.2

SELF-INSURANCE RESERVES AND OTHER ........................................................      200.4       240.7

MINORITY INTEREST ........................................................................        4.2        11.5

STOCKHOLDERS' EQUITY
     Common stock:
         Class A, par value $1 per share, 6,529,143 shares outstanding
              (1999 - 6,509,450 shares outstanding)  .....................................        6.5         6.5
         Class B, par value $1 per share, convertible into Class A on a one-for-one basis,
              1,641,937 shares outstanding (1999 - 1,647,428 shares outstanding)  ........        1.6         1.6
     Capital in excess of par value ......................................................        3.6         2.7
     Retained earnings ...................................................................      614.9       554.4
     Accumulated other comprehensive loss:
         Foreign currency translation adjustment .........................................      (18.8)       (3.0)
         Minimum pension liability adjustment ............................................       (1.4)       --
                                                                                             --------    --------
                                                                                                606.4       562.2
                                                                                             --------    --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ......................................   $2,193.9    $2,013.0
                                                                                             ========    ========

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
NACCO Industries, Inc. and Subsidiaries



                                                                                 Year Ended December 31
                                                                                --------------------------
                                                                                2000       1999      1998
                                                                                ------    ------    ------
                                                                                      (In millions)
OPERATING ACTIVITIES
     Net income .............................................................   $ 67.7    $ 53.1    $102.3
     Adjustments to reconcile net income to net cash provided
      by operating activities:
         Depreciation, depletion and amortization ...........................    106.1     104.0      89.0
         Deferred income taxes ..............................................    (12.5)      3.3     (13.2)
         Minority interest (income) expense .................................      (.1)       .6       3.0
         Cumulative effect of accounting change .............................     --         1.2      --
         Extraordinary gain .................................................    (29.9)     --        --
         Restructuring charges ..............................................     15.6       1.2       1.6
         Other non-cash items ...............................................       .1      (2.9)      5.6
      Working capital changes, excluding the effect of business acquisitions:
         Accounts receivable ................................................    (24.9)    (11.3)    (11.5)
         Inventories ........................................................    (26.0)    (23.0)    (32.7)
         Other current assets ...............................................      1.2     (12.4)       .3
         Accounts payable and other liabilities .............................     35.7      15.3       (.1)
                                                                                ------    ------    ------
             NET CASH PROVIDED BY OPERATING ACTIVITIES ......................    133.0     129.1     144.3
                                                                                ------    ------    ------

INVESTING ACTIVITIES
     Expenditures for property, plant and equipment .........................    (93.3)    (75.5)   (100.3)
     Proceeds from the sale of property, plant and equipment ................     15.3       1.0       4.8
     Acquisitions of businesses, net of cash acquired .......................   (145.3)    (62.4)    (16.6)
     Investments in unconsolidated affiliates ...............................    (10.3)    (15.9)    (10.5)
     Acquisition of minority interest .......................................     --       (11.3)     --
     Other-net ..............................................................      (.6)      2.7        .8
                                                                                ------    ------    ------
             NET CASH USED FOR INVESTING ACTIVITIES .........................   (234.2)   (161.4)   (121.8)
                                                                                ------    ------    ------

FINANCING ACTIVITIES
     Additions to long-term debt and revolving credit agreements ............    186.0      90.2      39.6
     Reductions of long-term debt and revolving credit agreements ...........    (61.7)     (9.1)    (27.5)
     Additions to obligations of project mining subsidiaries ................     53.7      31.6      59.8
     Reductions of obligations of project mining subsidiaries ...............    (70.3)    (58.8)    (74.5)
     Deferred financing fees ................................................     (1.8)     --        --
     Financing of other short-term obligations ..............................     --       (17.2)     (3.9)
     Stock repurchases ......................................................     --        --        (4.7)
     Cash dividends paid ....................................................     (7.2)     (7.0)     (6.6)
     Capital grants .........................................................       .4       2.6       1.2
     Other-net ..............................................................      (.8)      3.0       4.5
                                                                                ------    ------    ------
             NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES ...........     98.3      35.3     (12.1)
                                                                                ------    ------    ------

     Effect of exchange rate changes on cash ................................       .4      (1.5)       .2
                                                                                ------    ------    ------

CASH AND CASH EQUIVALENTS
     Increase (decrease) for the year .......................................     (2.5)      1.5      10.6
     Balance at the beginning of the year ...................................     36.2      34.7      24.1
                                                                                ------    ------    ------
     BALANCE AT THE END OF THE YEAR .........................................   $ 33.7    $ 36.2    $ 34.7
                                                                                ======    ======    ======

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
NACCO Industries, Inc. and Subsidiaries

                                                                Year Ended December 31
                                                               --------------------------
                                                                2000      1999       1998
                                                               ------    ------    ------
                                                           (In millions, except per share data)

CLASS A COMMON STOCK
     Beginning balance .....................................   $  6.5    $  6.5    $  6.5
     Purchase of treasury shares ...........................     --        --         (.1)
     Other .................................................     --        --          .1
                                                               ------    ------    ------
                                                                  6.5       6.5       6.5
                                                               ------    ------    ------

CLASS B COMMON STOCK .......................................      1.6       1.6       1.6
                                                               ------    ------    ------

CAPITAL IN EXCESS OF PAR VALUE
     Beginning balance .....................................      2.7        .2        .1
     Shares issued under stock option and compensation plans       .9       2.5       1.0
     Purchase of treasury shares ...........................     --        --         (.9)
                                                               ------    ------    ------
                                                                  3.6       2.7        .2
                                                               ------    ------    ------

RETAINED EARNINGS
     Beginning balance .....................................    554.4     504.9     412.9
     Net income ............................................     67.7      53.1     102.3
     Reconsolidation of Brazilian subsidiary ...............     --         3.4      --
     Purchase of treasury shares ...........................     --        --        (3.7)
     Cash dividends on Class A and Class B common stock:
              2000 $.890 per share .........................     (7.2)     --        --
              1999 $.850 per share .........................     --        (7.0)     --
              1998 $.810 per share .........................     --        --        (6.6)
                                                               ------    ------    ------
                                                                614.9     554.4     504.9
                                                               ------    ------    ------

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
     Beginning balance .....................................     (3.0)      5.1       3.9
     Foreign currency translation adjustment ...............    (15.8)    (11.9)      3.6
     Minimum pension liability adjustment, net-of-tax ......     (1.4)      3.8      (2.4)
                                                               ------    ------    ------
                                                                (20.2)     (3.0)      5.1
                                                               ------    ------    ------

         TOTAL STOCKHOLDERS' EQUITY ........................   $606.4    $562.2    $518.3
                                                               ======    ======    ======

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)

NOTE 1 -
PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS

     The Consolidated Financial Statements include the accounts of NACCO Industries, Inc. ("NACCO," the parent company) and its wholly owned subsidiaries (NACCO Industries, Inc. and Subsidiaries - the "Company"). Intercompany accounts and transactions are eliminated. The Company's subsidiaries operate in three principal industries: lift trucks, housewares and lignite mining. The Company manages its subsidiaries by industry; however, the Company segments its lift truck operations into two components: wholesale manufacturing and retail distribution.

     NMHG Holding Co., through its wholly owned subsidiaries, NACCO Materials Handling Group, Inc. ("NMHG Wholesale") and NMHG Distribution Co. ("NMHG Retail") (collectively "NMHG") designs, engineers, manufactures, sells and services a full line of lift trucks and service parts marketed worldwide under the Hyster(R) and Yale(R) brand names. NMHG Wholesale includes the manufacture and sale of lift trucks and related service parts, primarily to independent and wholly owned Hyster and Yale retail dealerships. NMHG Retail includes the sale and service of Hyster and Yale lift trucks and related service parts by wholly owned retail dealerships. The sale of service parts represents approximately 19 percent, 17 percent and 17 percent of the total NMHG revenues as reported for 2000, 1999 and 1998, respectively. NACCO Housewares Group ("Housewares") consists of Hamilton Beach?Proctor-Silex, Inc. ("HB?PS"), a leading manufacturer and marketer of small electric motor and heat-driven appliances as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc. ("KCI"), a national specialty retailer of brand-name kitchenware, small electrical appliances and related accessories. The North American Coal Corporation ("NACoal") mines and markets lignite primarily as fuel for power providers.

     In 1989, NMHG acquired a majority interest in Hyster Brasil, Ltda., a Brazilian manufacturer and marketer of Hyster forklift trucks and related service parts. In 1990, NMHG deconsolidated this subsidiary because it did not have effective control, given the uncertain economic and political environment in Brazil at that time.

     The continued stability of the economic environment in Brazil, the ability to receive dividends during the last few years and the Company's planned expansion of operations in Brazil led management to reassess its ability to influence the performance of Hyster Brasil, Ltda. In 1999, NMHG determined that it has significant influence over Hyster Brasil, Ltda. and therefore it is appropriate to consolidate its operations. Undistributed earnings during the periods of deconsolidation, when NMHG did not have effective control, have been credited directly to consolidated retained earnings in the amount of $3.4 million at December 31, 1999. The consolidation of Hyster Brasil, Ltda. as of December 31, 1999 was not material to the Company's financial position or results of operations. During 2000, NMHG continued to consolidate this subsidiary, and the Company will periodically assess NMHG's ability to control the operations of Hyster Brasil, Ltda.

NOTE 2 -
ACCOUNTING POLICIES

     USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities (if any) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash in banks and highly liquid investments with original maturities of three months or less.

     INVENTORIES: Inventories are stated at the lower of cost or market. Cost is determined under the last-in, first-out (LIFO) method for manufactured inventories in the United States and for certain retail inventories. The first-in, first-out (FIFO) method is used with respect to all other inventories.

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

     GOODWILL: Goodwill represents the excess purchase price paid over the fair value of the net assets acquired. The amortization of goodwill is provided on a straight-line basis generally over a 40-year period. Accumulated amortization of goodwill was $170.9 million and $152.8 million at December 31, 2000 and 1999, respectively. Management regularly evaluates its accounting for goodwill, considering such factors as historical and future profitability, and believes that these assets are realizable and the amortization periods remain appropriate.

     SELF-INSURANCE RESERVES: The Company is generally self-insured for product liability, environmental liability, medical and workers' compensation claims, certain closed mine liabilities and obligations to the United Mine Workers of America Combined Benefit Fund ("UMWA") arising as a result of the Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act"). For product liability, catastrophic coverage is retained for potentially significant individual claims. An estimated provision for claims reported and for claims incurred but not yet reported under the self-insurance programs is recorded and revised annually based on industry trends, historical experience and management judgment. Changes in assumptions for such matters as legal actions, inflation rates, medical costs and actual experience could cause estimates to change in the near term.

     REVENUE RECOGNITION: Revenues are generally recognized when customer orders are completed and shipped. Reserves for discounts, returns and product warranties are maintained for anticipated future claims.

     ADVERTISING COSTS: Advertising costs are expensed as incurred and amounted to $24.3 million, $25.5 million and $22.6 million in 2000, 1999 and 1998, respectively.

     PRODUCT DEVELOPMENT COSTS: Expenses associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to $51.8 million, $48.0 million and $44.1 million in 2000, 1999 and 1998, respectively.

     FOREIGN CURRENCY: Assets and liabilities of foreign operations are translated into U.S. dollars at the fiscal year-end exchange rate. The related translation adjustments are recorded as a separate component of stockholders' equity, except for the Company's Mexican operations. The U.S. dollar is considered the functional currency for the Company's Mexican operations and, therefore, the effect of translating assets and liabilities from the Mexican peso to the U.S dollar is recorded in the Consolidated Statements of Income and Comprehensive Income. Revenues and expenses of all foreign operations are translated using the monthly average exchange rates prevailing during the year.

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

     NEW ACCOUNTING STANDARDS: In September 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue Number 00-10, "Accounting for Shipping and Handling Fees and Costs" ("EITF 00-10"), which requires shipping and handling amounts billed to a customer to be classified as revenue. In addition, the EITF's preference is to classify shipping and handling costs as "cost of sales."

     For certain shipping and handling fees, the Company netted the charge to the customer with the cost incurred within its Consolidated Statements of Income and Comprehensive Income on the line "cost of sales." In the fourth quarter of 2000, the Company changed its method of reporting to comply with EITF 00-10. The Company restated its revenues and cost of sales for the first three quarters of 2000 and the fiscal years ended December 31, 1999 and 1998, resulting in an increase to both revenues and cost of sales of approximately $36.4 million, $33.1 million and $33.1 million, respectively. This restatement does not affect the reported amounts of gross profit.

     On December 3, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 - Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principals to revenue recognition in financial statements. The Company has reviewed its revenue recognition policies and procedures and believes that it has complied with the requirements of SAB 101. No significant changes to the Company's revenue recognition policies were necessary to comply with SAB 101.

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

     SOP 98-5 requires start-up and organization costs to be expensed as incurred and also requires previously deferred start-up costs to be recognized as a cumulative effect adjustment in the statement of income upon adoption. Prior to January 1, 1999, the Company's NACoal subsidiary had deferred certain start-up costs related to the development of lignite mining activities and amortized these costs over the estimated useful lives of the related coal lands. Under the new accounting standard, these costs--primarily training, travel and administrative expenses--are no longer allowed to be deferred, but, rather, must be expensed as incurred. Therefore, the Company has recognized the effect of expensing these previously deferred start-up costs of $1.2 million, net-of-tax, as a cumulative effect of accounting change in the accompanying Consolidated Statement of Income and Comprehensive Income for the year ended December 31, 1999.

     ACCOUNTING STANDARDS NOT YET ADOPTED: In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires companies to recognize all derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. In June 1999, the FASB issued SFAS No. 137, which delayed the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000.

     In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." This Statement amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and hedging activities. The Company adopted these Statements on January 1, 2001 and the adoption did not have a material effect on its financial statements.

     RECLASSIFICATIONS: Certain amounts in the prior periods' Consolidated Financial Statements have been reclassified to conform to the current period's presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)

NOTE 3 -
SPECIAL CHARGES

RESTRUCTURING CHARGES

     NMHG: During 2000, NMHG made the determination that consolidation of the Americas' truck assembly activities from a three-plant to a two-plant structure offers significant opportunity to reduce structure costs while further optimizing the use of NMHG's global manufacturing capacity. Accordingly, a decision was made to phase out manufacturing activities in the Danville, Illinois, assembly plant. In December 2000, the Board of Directors approved management's plan to transfer manufacturing activities from NMHG's Danville plant to its other global manufacturing plants. The adoption of this plan resulted in a charge to operations of approximately $11.7 million, relating to retirement costs, medical costs and employee severance to be paid to approximately 425 manufacturing and office personnel. All costs were accrued as a result of existing contractual obligations.

     In connection with the phase-out of activities at the Danville, Illinois, assembly plant, NMHG recognized an impairment charge of $2.2 million in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The impairment charge relates to certain fixed assets and leasehold improvements that will either be disposed of or sold at fair market value, which is estimated to be below the net book value. Fair market value was estimated using current market values for similar assets.

     The Company estimates that additional costs of $15.2 million will be recognized during 2001 and $2.4 million will be recognized during 2002 related to employee benefits, relocation, plant reconfiguration and productivity losses during the transition of manufacturing activities from Danville, Illinois, to other manufacturing plants. These additional estimated costs have not been accrued as of December 31, 2000. As a result of anticipated improved manufacturing efficiencies from the phase-out plan, an estimated $12.0 million of cost savings is expected to be recognized during 2002. Annual benefits are estimated to be approximately $15.0 million beginning in 2003. However, these estimates could change in the near term as new information becomes available during the phase-out period.

     In 1997, NMHG recognized a restructuring charge of $8.0 million, primarily related to employee severance and lease termination costs incurred in conjunction with the consolidation of certain engineering, marketing and administrative functions within the NMHG organization. In 1998, NMHG substantially completed this restructuring plan and reversed $2.2 million of the severance accrual due to the higher-than-anticipated number of employees willing to relocate. Higher relocation expenses not considered part of the restructuring accrual offset this reversal. Final payments related to this restructuring plan were made in early 1999.

     HOUSEWARES: In 2000, 1999 and 1998, HB-PS recognized an accrual for employee severance and related costs of $0.5 million for 40 manufacturing employees, $1.2 million for 130 manufacturing employees and $3.2 million for 450 manufacturing employees, respectively, in connection with transitioning activities to HB-PS' Mexican facilities. During 2000 and 1999, payments of $2.5 million to approximately 225 employees and $1.7 million to approximately 350 employees, respectively, have been made. See also the table below for detail of the employee severance accrual activity during this transition period. The Company anticipates that payments relating to these severance programs will be finalized during the first half of 2001.

     In 2000, HB-PS recognized an impairment charge of $1.2 million in accordance with SFAS No. 121 related to certain assets that will be disposed as a result of the transitioning of activities from manufacturing facilities in the United States to manufacturing facilities in Mexico.

     The changes to the Company's restructuring accruals are as follows:

                                    KNMHG             HB-PS
                             ----------------  -------------------
                             Employee          Employee Impairment
                             Benefits   Other  Benefits   Charge  Total
                             --------   -----  --------   ------  -----
Balance at
 December 31, 1997  ........   $ 5.9    $ 1.0    $ --     $ --    $ 6.9
  Provision (reversal)  ....    (2.2)      .6      3.2      --      1.6
  Payments .................    (3.3)    (1.6)     --       --     (4.9)
                               -----    -----    -----    -----   -----
Balance at
 December 31, 1998  ........   $  .4    $ --     $ 3.2    $ --    $ 3.6
  Provision ................     --       --       1.2      --      1.2
  Payments .................     (.4)     --      (1.7)     --     (2.1)
                               -----    -----    -----    -----   -----
Balance at
 December 31, 1999  ........   $ --     $ --     $ 2.7    $ --    $ 2.7
  Provision ................    11.7      2.2       .5      1.2    15.6
  Payments .................     --       --      (2.5)     --     (2.5)
                               -----    -----    -----    -----   -----
BALANCE AT
 DECEMBER 31, 2000  ........   $11.7    $ 2.2    $  .7    $ 1.2   $15.8
                               =====    =====    =====    =====   =====

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)

OTHER SPECIAL CHARGES

     NMHG: In 1998, NMHG incurred $4.5 million related to increases in temporary labor, moving and training costs associated with the 1997 restructuring program. These costs are classified as selling, general and administrative expenses in the accompanying Consolidated Statements of Income and Comprehensive Income.

     NACOAL: In 2000, NACoal recognized a charge of $2.4 million, included in selling, general and administrative expenses in the accompanying Consolidated Statements of Income and Comprehensive Income, for the write-off of previously capitalized development costs incurred for a power plant and mine development project in Turkey. In the fourth quarter of 2000, NACoal determined that it would cease development of this project.

     NACCO & OTHER: In addition to the extraordinary gain described in Note 4, in 2000, Bellaire Corporation ("Bellaire," a wholly owned non-operating subsidiary of NACCO) recognized a charge of $5.6 million included in the accompanying Consolidated Statements of Income and Comprehensive Income as closed mine obligations, which is part of other income (expense), related primarily to an increase in liabilities for Black Lung and other retiree medical benefits, and to environmental obligations arising from former Eastern U.S. underground mining operations. The Company periodically reviews its assumptions used to estimate these reserves. Revisions made to the Company's estimate of environmental clean-up costs, mortality tables used for Black Lung liabilities, discount rates and changes in the expected health care trend rates resulted in an increase to the estimated reserve for these obligations. See also Note 4 and
Note 13.

     In 1999, NACCO recognized a charge of $2.9 million, included in other-net in the accompanying Consolidated Statements of Income and Comprehensive Income, for the write-off of costs incurred to evaluate the potential acquisition of the forklift business of Nissan.

NOTE 4 -
EXTRAORDINARY GAIN

     The extraordinary gain of $29.9 million recognized in 2000, net of $16.1 million in taxes, relates to a reduction in the accrual for obligations to UMWA. This obligation to UMWA was initially recognized by Bellaire as an extraordinary charge in 1992 to accrue for the estimated costs associated with the Coal Act, which is discussed in more detail in Note 13. In 2000, the Company received a favorable Opinion by the U.S. District Court in Columbus, Ohio, which ruled that late assignments of beneficiaries made to Bellaire were not allowed as a matter of law. The Company believes that a reversal of this Opinion is not likely in the foreseeable future. As a result of this event and changes to certain assumptions used to estimate this obligation, such as the number of beneficiaries and health care trend rates, the aggregate estimated costs associated with this obligation are expected to be lower than previously anticipated. Management believes that the estimated future cost of this obligation has been adequately accrued. See also Note 3 for a discussion of changes to other closed mine reserves.

NOTE 5 -
ACQUISITIONS

     NMHG: In 1998, NMHG announced and began implementation of a strategy to expand into the retail forklift distribution business. As a result, either 100 percent of the stock or substantially all of the assets of several forklift truck retail dealerships were acquired in 2000 and 1999. The dealerships acquired were either existing independent Hyster or Yale dealerships or were converted to Hyster or Yale dealerships at the time of acquisition. The combined preliminary purchase prices of retail dealerships acquired during 2000 were approximately $16.6 million. The combined purchase prices of retail dealerships acquired during 1999 were $62.4 million. Funds for the purchases were provided by either borrowings advanced to NMHG Retail by NMHG Wholesale under existing NMHG Wholesale facilities or by internally generated cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)



     These acquisitions were accounted for as purchases and, accordingly, the results of operations of the acquired businesses are included in the accompanying financial statements from their respective dates of acquisition. Goodwill has been recognized for the amount of the excess of the purchase price paid over the fair market value of the net assets acquired and is amortized on a straight-line basis generally over 40 years. Preliminary goodwill recorded in 2000 as a result of these acquisitions was $8.9 million. Goodwill recorded in 1999 was $24.7 million.

     NACOAL: On October 11, 2000, NACoal acquired certain assets from Phillips Coal Company, including its 75 percent joint venture interest in Mississippi Lignite Mining Company ("MLMC"), its 50 percent joint venture interest in Red River Mining Company ("Red River"), the related lignite reserves under committed contracts at MLMC and Red River and 560 million tons of undeveloped lignite reserves in Texas, Mississippi and Tennessee. The preliminary purchase price for the assets acquired was approximately $128.7 million and was financed with a new five-year, $175.0 million credit facility that includes a $60.0 million revolving line of credit and a $115.0 million term loan. As a result of the acquisition, NACoal now owns 100 percent of both MLMC and Red River.

     The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations for the fully consolidated businesses acquired are included in the accompanying financial statements beginning October 11, 2000. The preliminary purchase price allocation, based on independent third-party appraisals, has resulted in the allocation of $86.5 million to the value of the existing long-term coal supply agreements with the customers ("coal supply agreement"). This identifiable intangible asset will be amortized over the remaining lives of the applicable coal supply agreements, which is 10 years for Red River and 30 years for MLMC. No goodwill was recognized as a result of this transaction.

     As a result of the acquisitions by NMHG and NACoal, certain liabilities were assumed as follows:

                                2000       1999       1998
                             -------    -------    -------
NONCASH INVESTING
 ACTIVITIES:
  Fair value of assets
   acquired ..............   $ 179.8    $  89.6    $  63.7
  Cash paid for the net
   assets, net of cash
   acquired ..............    (145.3)     (62.4)     (16.6)
                             -------    -------    -------
  Liabilities assumed ....   $  34.5    $  27.2    $  47.1
                             =======    =======    =======


     On a pro forma basis, as if the businesses had been acquired at the beginning of fiscal 2000 and 1999, respectively, revenues, net income and earnings per share would not differ materially from the amounts reported in the accompanying Consolidated Financial Statements for 2000 and 1999.

     ACQUISITION OF MINORITY INTEREST: In 1999, the Company acquired the remaining 2 percent minority interest in NMHG for book value of $11.3 million.

NOTE 6 -
ACCOUNTS RECEIVABLE SECURITIZATION

     NMHG Wholesale has an agreement to sell all of its domestic accounts receivable, on a revolving basis, to Lift Truck Funding Company, LLC ("LTF"), a wholly owned subsidiary of NMHG Wholesale. LTF was formed prior to the execution of this agreement for the purpose of buying and selling accounts receivable and is designed to be bankruptcy remote. NMHG Wholesale and LTF also have an agreement with a financial institution whereby LTF can sell, on a revolving basis, an undivided percentage ownership interest in certain eligible accounts receivable, as defined, up to a maximum of $50.0 million. The one-year-term agreements expire in August 2001. The Company intends to extend these agreements or replace them with a similar arrangement.

     This two-step transaction is accounted for as a sale of receivables. Accordingly, the Company's Consolidated Balance Sheets reflect the portion of receivables transferred to the financial institution as a reduction of accounts receivable, net.

     In addition to this domestic program, NMHG Wholesale also has agreements with financial institutions outside of the United States which allow for the sale, without recourse, of undivided interests in revolving pools of its foreign trade accounts receivable. The maximum

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)

allowable amount of foreign trade receivables to be sold was $59.6 million and $70.9 million at December 31, 2000 and 1999, respectively.

     NMHG Wholesale continues to service the receivables sold and maintains an allowance for doubtful accounts based upon the expected collectibility of all NMHG Wholesale accounts receivable, including the portion of receivables sold. The servicing liability incurred in connection with these transactions is not material.

     Gross proceeds of $858.2 million, $655.0 million and $763.7 million were received during 2000, 1999 and 1998, respectively, and the balance of accounts receivable sold at December 31, 2000 and 1999 was $71.6 million and $63.6 million, respectively. The discount and any other transaction gains and losses are included in other-net in the Consolidated Statements of Income and Comprehensive Income and totaled $5.5 million, $3.8 million and $3.5 million in 2000, 1999 and 1998, respectively.

NOTE 7 -
INVENTORIES

     Inventories are summarized as follows:

                                          December 31
                                       ------------------
                                         2000       1999
                                       -------    -------
Manufactured inventories:
 Finished goods and service parts-
   NMHG ............................   $ 103.1    $ 103.5
   Housewares ......................      53.2       46.4
                                       -------    -------
                                         156.3      149.9
 Raw materials and work in process -
   NMHG Wholesale ..................     157.9      150.1
   Housewares ......................      17.8       19.5
                                       -------    -------
                                         175.7      169.6
                                       -------    -------
   Total manufactured inventories ..     332.0      319.5

Retail inventories:
   NMHG Retail .....................      36.8       30.0
   Housewares ......................      19.4       18.9
                                       -------    -------
   Total retail inventories ........      56.2       48.9

Coal - NACoal ......................      12.0        9.6
Mining supplies - NACoal ...........      23.7       22.4
                                       -------    -------
   Total inventories at FIFO .......     423.9      400.4

LIFO reserve -
   NMHG ............................     (14.8)     (13.2)
   Housewares ......................       2.7        3.1
                                       -------    -------
                                         (12.1)     (10.1)
                                       -------    -------
                                       $ 411.8    $ 390.3
                                       =======    =======


     The cost of certain manufactured and retail inventories has been determined using the LIFO method. At December 31, 2000 and 1999, 66 percent of total inventories were determined using the LIFO method.

NOTE 8 -
PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment includes the following:

                                       December 31
                                    -------------------
                                      2000       1999
                                    --------   --------
Coal lands and real estate:
   NMHG .........................   $   16.8   $   15.7
   Housewares ...................        1.9        1.9
   NACoal .......................       33.7       15.9
   Project mining subsidiaries
     (Note 11)  .................       80.8       81.0
   NACCO and Other ..............         .1         .1
                                    --------   --------
                                       133.3      114.6
                                    --------   --------
Plant and equipment:
   NMHG Wholesale ...............      386.4      374.4
   NMHG Retail ..................       95.7       71.8
   Housewares ...................      167.7      169.2
   NACoal .......................       85.3       31.7
   Project mining subsidiaries
     (Note 11)  .................      491.1      472.5
   NACCO and Other ..............        4.8        4.6
                                    --------   --------
                                     1,231.0    1,124.2
                                    --------   --------
Property, plant and equipment,
 at cost ........................    1,364.3    1,238.8
Less allowances for depreciation,
 depletion and amortization .....      653.6      613.4
                                    --------   --------
                                    $  710.7   $  625.4
                                    ========   ========

     Total depreciation, depletion and amortization expense on property, plant and equipment was $90.3 million, $88.5 million and $74.0 million during 2000, 1999 and 1998, respectively.

     Proven and probable coal reserves approximated 2.8 billion and 1.9 billion tons at December 31, 2000 and 1999, respectively. The increase was due to the acquisition of certain coal-related assets from Phillips Coal Company. See discussion in Note 5.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)

NOTE 9 -
REVOLVING CREDIT AGREEMENTS

     Financing arrangements are obtained and maintained at the subsidiary level. NACCO has not guaranteed the long-term debt or any borrowings of its subsidiaries.

     The following table summarizes the Company's available and outstanding borrowings under revolving credit agreements.

                                               December 31
                                           ------------------
                                            2000       1999
                                           -------    -------
Available borrowings, net
 of limitations:
   NMHG ................................   $ 389.6    $ 396.2
   Housewares ..........................     188.8      187.0
   NACoal ..............................      60.0       50.0
                                           -------    -------
                                           $ 638.4    $ 633.2
                                           =======    =======
Current portion of borrowings
 outstanding:
   NMHG ................................   $  33.1    $  12.3
   Housewares ..........................      30.7       29.1
   NACoal ..............................       2.5       15.2
                                           -------    -------
                                           $  66.3    $  56.6
                                           =======    =======
Unused availability:*
   NMHG ................................   $ 147.5    $ 169.2
   Housewares ..........................      78.1       77.9
   NACoal ..............................      29.5       34.8
                                           -------    -------
                                           $ 255.1    $ 281.9
                                           =======    =======
Weighted average stated interest rate:
   NMHG ................................       7.1%       6.4%
   Housewares ..........................       7.0%       6.3%
   NACoal ..............................       9.0%       6.9%

Weighted average effective interest rate
 (including interest swap agreements):
   NMHG ................................       6.4%       6.8%
   Housewares ..........................       6.8%       6.3%
   NACoal ..............................       8.9%       6.9%



*Unused availability is determined using the available borrowings, net of limitations, reduced by the current portion and long-term portion (see Note 10) of revolving credit agreements outstanding.

     NMHG: NMHG Wholesale's credit agreement provides for an unsecured revolving credit facility (the "Facility") that permits advances up to $350.0 million. However, the portion of domestic receivables sold reduces this availability. (See Note 6 for a discussion of the sale of domestic accounts receivable.) The June 2002 expiration date of the Facility may be extended annually for one additional year with the consent of the bank group. NMHG Wholesale does not anticipate repayment of the outstanding balance in the subsequent fiscal year. As such, the outstanding balance of this credit facility has been classified as long-term debt.

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

     NMHG also has separate facilities totaling $66.4 million and $48.7 million at December 31, 2000 and 1999, respectively. Outstanding letters of credit reduce amounts available under these facilities. A portion of these facilities is denominated in foreign currencies, primarily the British pound sterling and the Australian dollar. At December 31, 2000 and 1999, unused availability, net of limitations, under these facilities was $26.5 million and $25.4 million, respectively. NMHG also maintains various uncommitted lines of credit, which permitted funding up to $30.0 million and $40.0 million at December 31, 2000 and 1999. Under these facilities, unused availability was $6.0 million and $20.3 million at December 31, 2000 and 1999, respectively.

     HOUSEWARES: HB-PS' credit agreement provides for a revolving credit facility (the "HB-PS Facility") that permits advances up to $160.0 million and is secured by substantially all of the assets of HB-PS. A portion of the outstanding balance is classified as long-term debt because it is not expected to be repaid during the subsequent fiscal year. The HB-PS Facility, which expires in May 2003, provides reduced interest rates if HB-PS achieves a certain interest coverage ratio and allows interest rates quoted under a competitive bid option. The HB-PS Facility currently provides for interest at LIBOR plus 0.3 percent and requires a 0.2 percent facility fee on the available borrowings. The HB-PS Facility allows advances of up to $10.0 million from HB-PS to KCI. Advances from HB-PS are the primary sources of financing for KCI.

     HB-PS also has separate uncommitted facilities, which may provide funding up to $30.0 million. Outstanding letters of credit reduce amounts available under these facilities. At December 31, 2000 and 1999, availability, net of limitations, under these facilities was $29.7 million and $10.1 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)


     NACOAL: In connection with the acquisition of certain Phillips Coal Company assets, as discussed in Note 5, NACoal entered into a new financing agreement (the "NACoal Facility") which includes a revolving line of credit of up to $60.0 million and a term loan of $115.0 million. Prior to this agreement, NACoal's non-project-mining financing needs were provided by a $50.0 million revolving line of credit. Upon execution of the NACoal Facility, the $50.0 million line of credit was terminated and outstanding amounts were refinanced with proceeds from the NACoal Facility. The NACoal Facility requires annual term loan repayments of $15.0 million, with a final term loan repayment of $55.0 million in October 2005. The revolving credit facility of $60.0 million is available until the facility's expiration in October 2005.

     The NACoal Facility has performance-based pricing which sets interest rates based upon achieving various levels of Debt to EBITDA ratios, as defined. The NACoal Facility currently provides for, at NACoal's option, Euro-Dollar Loans which bear interest at LIBOR plus a margin based on the level of Debt to EBITDA ratio achieved and Base Rate Advances which bear interest at Base Rates (as defined in the agreement). A facility fee, which is determined based on the level of Debt to EBITDA ratio achieved, is also applied to the aggregate revolving line of credit. At December 31, 2000, term loan borrowings outstanding bear interest at LIBOR plus 2.3 percent and revolving credit borrowings outstanding bear interest at LIBOR plus 1.9 percent. At December 31, 2000, the revolving credit facility fee was 0.4 percent.

     As a result of the NACoal Facility, the Company's exposure to changes in the market rate of interest increased. To hedge this exposure, NACoal entered into several interest rate swap agreements which require NACoal to pay a fixed rate of interest and receive a variable rate of interest linked to LIBOR. As a result, NACoal has effectively hedged its exposure to changes in the market rate of interest for the entire term loan and for a portion of the outstanding balance of the revolving line of credit.

NOTE 10 -
LONG-TERM DEBT

     Subsidiary long-term debt is as follows:

                                      December 31
                                  ------------------
                                    2000       1999
                                  -------    -------
NMHG:
 Long-term portion of
  revolving credit agreements .   $ 209.0    $ 214.7
 Capital lease obligations
  and other term loans ........      62.8       43.7
                                  -------    -------
                                    271.8      258.4
                                  -------    -------
HOUSEWARES:
 Long-term portion of
  revolving credit agreement ..      80.0       80.0
 Capital lease obligations ....        .3         .4
                                  -------    -------
                                     80.3       80.4
                                  -------    -------
NACOAL:
 Long-term portion of
  revolving credit agreement ..      28.0       --
 Term loans ...................     115.3       --
                                  -------    -------
                                    143.3       --
                                  -------    -------

Total long-term debt ..........     495.4      338.8
Less current portion of capital
 leases and term loans ........     (45.4)     (12.5)
                                  -------    -------
                                  $ 450.0    $ 326.3
                                  =======    =======


     Annual maturities of revolving lines of credit and term loans are as follows: $102.3 million in 2001, $229.3 million in 2002, $95.0 million in 2003, $15.0 million in 2004 and $83.0 million in 2005. Interest paid on revolving credit agreements and long-term debt was $31.1 million, $26.4 million and $21.5 million during 2000, 1999 and 1998, respectively. Interest capitalized was $3.8 million, $1.1 million and $0.2 million in 2000, 1999 and 1998, respectively.

     The credit agreements for NMHG Wholesale, HB-PS and NACoal contain certain covenants and restrictions. These covenants require, among other things, some or all of the following: maintenance of certain minimum amounts of net worth and certain specified ratios of working capital, debt to capitalization, debt to EBITDA, interest coverage and fixed charge coverage. These ratios are calculated at the subsidiary level. Restrictions may also include limits on capital expenditures, advances to affiliates and dividends. At December 31, 2000, the subsidiaries were in compliance with the covenants in their credit agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)

NOTE 11 -
OBLIGATIONS OF PROJECT MINING SUBSIDIARIES

     Three of NACoal's subsidiaries (the "project mining subsidiaries") operate lignite mines under long-term contracts with various utility customers to sell lignite at a price based on actual cost plus an agreed pre-tax profit per ton. The utility customers have arranged and guaranteed the financing for the development and operation of the project mining subsidiaries. The obligations of these project mining subsidiaries included in the Company's Consolidated Balance Sheets do not affect the short-term or long-term liquidity of the Company and are without recourse to NACCO and its NACoal subsidiary.

     Obligations of the project mining subsidiaries, less current maturities, consist of the following:

                                                   December 31
                                               -----------------
                                                  2000      1999
                                               -------   -------
Capitalized lease obligations ..............   $ 104.8   $ 109.8
Advances from customers ....................     140.0     145.1
Promissory notes with interest rates
 ranging from 5.6% to 8.7% in
 2000 and 5.3% to 8.7% in 1999  ............      37.9      34.3
                                               -------   -------
                                               $ 282.7   $ 289.2
                                               =======   =======


     Advances from customers are used to develop, operate and provide for the ongoing working capital needs of certain project mining subsidiaries. The customers have established a repayment schedule for only a portion, or $95.4 million, of the total advances. In addition, portions of the advances are non-interest-bearing. The annual maturities of advances from customers and promissory notes are as follows: $18.0 million in 2001, $15.1 million in 2002, $11.2 million in 2003, $8.9 million in 2004, $8.9 million in 2005 and $133.8 million thereafter.

     Interest paid was $17.1 million, $17.7 million and $13.0 million during 2000, 1999 and 1998, respectively. The cost of coal, which is passed through to the utility customers, includes interest expense.

     The project mining subsidiaries' capital lease obligations for mining equipment have the following future minimum lease payments at December 31, 2000:

2001 ...................................... $   28.2
2002 ......................................     22.4
2003 ......................................     20.8
2004 ......................................     19.0
2005 ......................................     18.4
Subsequent to 2005. .......................     60.4
                                            --------
Total minimum lease payments ..............    169.2
Amounts representing interest .............    (44.7)
                                            --------
Present value of net minimum lease payments    124.5
Current maturities ........................    (19.7)
                                            --------
                                            $  104.8
                                            ========

     Interest expense and amortization in excess of annual lease payments are deferred and recognized in years when annual lease payments exceed interest expense and amortization.

     Project mining assets recorded under capital leases are included in property, plant and equipment and consist of the following:

                                    December 31
                                 -----------------
                                   2000      1999
                                 -------   -------
Plant and equipment ..........   $ 210.9   $ 201.2
Less accumulated amortization      126.8     114.9
                                 -------   -------
                                 $  84.1   $  86.3
                                 =======   =======

     During 2000, 1999 and 1998, the project mining subsidiaries incurred capital lease obligations of $11.6 million, $3.8 million and $4.9 million, respectively, in connection with lease agreements to acquire plant and equipment.

     The project mines also lease certain mining equipment under noncancellable operating leases which expire at various dates through 2014. Future minimum operating lease payments at December 31, 2000, are: $4.7 million in 2001, $4.6 million in 2002, $4.5 million in 2003, $4.2 million in 2004, $4.2 million in 2005 and $2.0 million thereafter. Rental expense incurred, which is included in the cost of coal passed through to the utility customers, was $5.3 million, $1.0 million and $1.4 million during 2000, 1999 and 1998, respectively.

     The above obligations are secured by substantially all of the owned assets of the respective project mining subsidiary and the assignment of all rights under its coal sales agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)

NOTE 12 -
LEASING ARRANGEMENTS

     The Company leases certain office, manufacturing and warehouse facilities, retail stores and machinery and equipment under noncancellable operating leases that expire at various dates through 2014. NMHG Retail also leases certain forklift trucks that are held for sale or sublease to customers. Many leases include renewal and/or purchase options. Future minimum operating lease payments, excluding project mining subsidiaries, at December 31, 2000, are:
$62.1 million in 2001, $55.2 million in 2002, $45.2 million in 2003, $36.6 million in 2004, $26.9 million in 2005 million and $64.0 million thereafter. Aggregate future minimum rentals to be received under noncancellable subleases of forklift trucks as of December 31, 2000 are $19.2 million.

     Rental expense for all operating leases, excluding project mining subsidiaries, consists of the following:

                       2000       1999      1998
                     -------    -------   -------
Minimum rentals ..   $  44.2    $  32.6   $  29.4
Sublease income ..      (7.8)      --        --
                     -------    -------   -------
Rent expense, net    $  36.4    $  32.6   $  29.4
                     =======    =======   =======

NOTE 13 -
SELF-INSURANCE RESERVES AND OTHER

     Self-insurance reserves and other consists of the following:

                                      December 31
                                  -----------------
                                    2000      1999
                                  -------   -------
Undiscounted UMWA obligation ..   $  38.0   $  83.4
Present value of other closed
 mine obligations .............      25.0      16.4
Other self-insurance reserves .     137.4     140.9
                                  -------   -------
                                  $ 200.4   $ 240.7
                                  =======   =======

     The UMWA obligation and the other closed mine obligations relate to Bellaire's former Eastern U.S. underground mining operations and the Indian Head Mine, which ceased operations in 1992. The obligation to UMWA resulted from the Coal Act, which requires Bellaire to incur additional costs for the medical expenses of certain United Mine Worker retirees. Annual cash payments of approximately $1.9 million, declining steadily over time to approximately $0.1 million, are expected to be made through 2050. The Company has recorded this obligation on an undiscounted basis. The decrease in the reserve relates primarily to a reduction in the estimated liability made in the fourth quarter of 2000. See further discussion in Note 4.

     The other closed mine obligations include reserves for land reclamation and site treatment at certain closed eastern underground and western surface mines, as well as reserves for retiree medical benefit costs, workers' compensation and Black Lung benefit costs. See Note 3 for a discussion of the increase to the closed mine obligations.

     Other self-insurance reserves include product liability reserves, employee retirement obligations and other miscellaneous reserves.

NOTE 14 -
FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments. The fair values of revolving credit agreements and long-term debt were determined using current rates offered for similar obligations and approximated carrying values at December 31, 2000 and 1999. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable and derivatives. Concentration of credit risk on accounts receivable is mitigated by the large number of customers comprising the Company's customer base and their dispersion across many different industries and geographies. To further reduce credit risk associated with accounts receivable, the Company performs periodic credit evaluations of its customers, but does not generally require advance payments or collateral. The Company enters into derivative contracts with high-quality financial institutions and limits the amount of credit exposure to any one institution.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)

DERIVATIVE FINANCIAL INSTRUMENTS

     FOREIGN CURRENCY DERIVATIVES: NMHG and HB-PS held forward foreign currency exchange contracts in the amounts of $92.2 million and $9.1 million, respectively, at December 31, 2000, primarily denominated in British pounds sterling, euros, Japanese yen and Canadian dollars. At December 31, 1999, NMHG and HB-PS held forward foreign currency exchange contracts in the amounts of $91.1 million and $11.1 million, respectively, primarily denominated in euros, British pounds sterling, Japanese yen and Canadian dollars. The amount of deferred gain at December 31, 2000 and the amount of deferred loss at December 31, 1999 were not material. The fair market value of these contracts was estimated based on quoted market prices and approximated a net payable of $0.8 million and a net receivable of $0.3 million at December 31, 2000 and 1999, respectively.

     INTEREST RATE DERIVATIVES: The following table summarizes the notional amounts, related rates (including applicable margins) and remaining terms on interest rate swap agreements active at December 31:

                    Notional          Average
                     Amount         Fixed Rate    Remaining
                ----------------   ------------   Term at
                  2000     1999     2000   1999   Dec. 31, 2000
                  ----     ----     ----   ----   -------------
NMHG. . . . .   $215.0    $190.0    6.3%   6.9%   Various,
                                                  extending to
                                                  January 2005
Housewares. .   $ 80.0    $ 62.5    6.4%   6.5%   Various,
                                                  extending to
                                                  March 2003
NACoal. . . .   $147.9    $ 33.0    8.1%   6.2%   Various,
                                                  extending to
                                                  June 2008

     Interest rate swap agreements held by NMHG have terms that vary from one-year to seven-year periods from inception. Terms of Housewares' interest rate swap agreements vary from one-year to four-year periods from inception. At NACoal, $27.9 million of interest rate swap agreements hedge promissory notes held by the project mining subsidiaries (see Note 11). Maturities of these interest rate swap agreements correspond with the maturities of the hedged obligation. The related obligation is included in obligations of project mining subsidiaries in the Consolidated Balance Sheets. The net interest expense paid or received is included in the cost of coal and passed through to the utility customers. The remaining NACoal interest rate swap agreements hedge the NACoal Facility as discussed in Note 9.

     The fair market value of all interest rate swap agreements, which was based on quotes obtained from independent brokers, was a net payable of $4.7 million at December 31, 2000 and a net receivable of $1.3 million at December 31, 1999.

NOTE 15 -
CONTINGENCIES

     Various legal and regulatory proceedings and claims have been or may be asserted against NACCO and certain subsidiaries relating to the conduct of their businesses, including product liability, environmental and other claims. These proceedings are incidental to the ordinary course of business of the Company. Management believes that it has meritorious defenses and will vigorously defend itself in these actions. Any costs that management estimates will be paid as a result of these claims are accrued when the liability is considered probable and the amount can be reasonably estimated. Although the ultimate disposition of these proceedings is not presently determinable, management believes, after consultation with its legal counsel, that the likelihood is remote that material costs will be incurred in excess of accruals already recognized.

     NMHG is subject to recourse or repurchase obligations under various financing arrangements for certain independently owned retail dealerships. Also, certain dealer loans are guaranteed by NMHG. When NMHG is the guarantor of the principal amount financed, a security interest is usually maintained in certain assets of parties for whom NMHG is guaranteeing debt. Total amounts subject to recourse or repurchase obligations at December 31, 2000 and 1999 were $191.5 million and $157.3 million, respectively. Losses anticipated under the terms of the recourse or repurchase obligations are not significant and have been reserved for in the accompanying Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)

NOTE 16 -
COMMON STOCK

     The Class A common stock has one vote per share and the Class B common stock has 10 votes per share. The total number of authorized shares of Class A common stock and Class B common stock at December 31, 2000 was 25,000,000 shares and 6,756,176 shares, respectively. Treasury shares of Class A common stock totaling 1,612,762 and 1,626,964 at December 31, 2000 and 1999, respectively, have been deducted from shares issued.

     STOCK OPTIONS: The 1975 and 1981 stock option plans, as amended, provide for the granting to officers and other key employees of options to purchase Class A common stock and Class B common stock of the Company at a price not less than the market value of such stock at the date of grant. Options become exercisable over a four-year period and expire 10 years from the date of the grant. As of December 31, 2000 and 1999, all options that were granted under stock option plans have been exercised or cancelled. No options remain outstanding. The Company does not presently intend to issue additional stock options.

     At December 31, 2000, 1999 and 1998, there were 80,701 shares of Class A common stock and 80,100 shares of Class B common stock available for grant. However, no options were granted during 2000, 1999 and 1998. In 1999, options for 25,000 shares of Class A common stock were exercised at an option price of $35.56. In 1998, options for 1,800 shares of Class A common stock were exercised at an option price of $32.00. At December 31, 1998, there were options outstanding relating to 25,000 shares of Class A common stock with an option price of $35.56 that were granted on March 1, 1989.

     The Company applies AICPA Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for stock options. Because there have been no options granted subsequent to 1995, no additional pro forma disclosures are required as provided in SFAS No. 123, "Accounting for Stock Based Compensation."

NOTE 17 -
EARNINGS PER SHARE

     For purposes of calculating the basic and diluted earnings per share, no adjustments have been made to the reported amounts of net income. The share amounts used for the year ended December 31 are as follows:

                              2000       1999       1998
                           --------   --------   --------
Basic common shares
 (weighted average) ....      8.167      8.150      8.147
Dilutive stock options .       --         .004       .019
                           --------   --------   --------
Diluted common shares ..      8.167      8.154      8.166
                           ========   ========   ========


NOTE 18 -
INCOME TAXES

     The components of income before income taxes and provision for income taxes for the year ended December 31 are as follows:

                          2000       1999       1998
                         -------    -------    -------
INCOME (LOSS) BEFORE
 INCOME TAXES
 Domestic ............   $  59.9    $  91.5    $ 137.9
 Foreign .............        .1       (4.9)      28.1
                         -------    -------    -------
                         $  60.0    $  86.6    $ 166.0
                         =======    =======    =======
PROVISION FOR INCOME
 TAXES
Current tax expense:
  Federal ............   $  27.3    $  27.7    $  53.1
  State ..............       5.7        5.3        9.7
  Foreign ............       4.5        2.7        9.2
                         -------    -------    -------
   Total current .....      37.5       35.7       72.0
                         -------    -------    -------
Deferred tax benefit:
  Federal ............      (6.9)       (.3)     (10.0)
  State ..............      (1.6)       (.5)      (1.3)
  Foreign ............      (3.6)      (4.4)       (.8)
                         -------    -------    -------
   Total deferred ....     (12.1)      (5.2)     (12.1)
                         -------    -------    -------
Increase (decrease) in
 valuation allowance .      (3.1)       1.2         .8
                         -------    -------    -------
                         $  22.3    $  31.7    $  60.7
                         =======    =======    =======

     Substantially all of the Company's interest expense and goodwill amortization has been allocated to domestic income before income taxes.

     The Company made income tax payments of $36.6 million, $44.2 million and $74.6 million during 2000, 1999 and 1998, respectively. During the same period, income tax refunds totaled $2.5 million, $1.4 million and $0.8 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)

     A reconciliation of the federal statutory and effective income tax for the year ended December 31 is as follows:

                               2000        1999        1998
                             -------     -------     -------
Income before taxes ......   $  60.0     $  86.6     $ 166.0
                             =======     =======     =======

Statutory taxes at 35.0%     $  21.0     $  30.3     $  58.1
 Amortization of goodwill        5.2         5.2         4.9
 State income taxes ......       2.5         3.3         5.7
 Foreign statutory
  rate differences .......        .8        (1.4)       (1.6)
 Percentage depletion ....      (3.3)       (3.6)       (3.7)
 Valuation allowance .....      (3.1)        1.2          .8
 Export benefits .........      (1.0)       (1.3)       (1.4)
 Earnings reported
  net of taxes ...........       (.2)        (.6)       (1.2)
 Other-net ...............        .4        (1.4)        (.9)
                             -------     -------     -------
Provision for income taxes   $  22.3     $  31.7     $  60.7
                             =======     =======     =======

Effective rate ...........      37.2%       36.6%       36.6%
                             =======     =======     =======


     The Company does not provide for deferred taxes on certain unremitted foreign earnings. Management has decided that the earnings of NMHG's foreign subsidiaries have been and will be indefinitely reinvested in NMHG's foreign operations and, therefore, a reserve for unremitted foreign earnings is not required. As of December 31, 2000, the cumulative unremitted earnings of the Company's foreign subsidiaries are $157.3 million. It is impracticable to determine the amount of unrecognized deferred taxes with respect to these earnings; however, foreign tax credits would be available to reduce U.S. income taxes in the event of a distribution.

     A detailed summary of the total deferred tax assets and liabilities in the Company's Consolidated Balance Sheets resulting from differences in the book and tax basis of assets and liabilities follows:


                                                  December 31
                                              ------------------
                                                2000       1999
                                              -------    -------
DEFERRED TAX ASSETS
  Accrued expenses and reserves ...........   $  79.6    $  68.4
  Employee benefits .......................      22.8       23.6
  Reserve for UMWA ........................      13.6       30.5
  Net operating loss carryforwards ........      13.1        9.1
                                              -------    -------
     Total deferred tax assets ............     129.1      131.6
     Less: Valuation allowance ............      (4.6)      (7.9)
                                              -------    -------
                                                124.5      123.7
                                              -------    -------
DEFERRED TAX LIABILITIES
  Depreciation and depletion ..............      45.8       48.8
  Inventories .............................      14.9       14.8
  Other ...................................      16.9       12.7
                                              -------    -------
     Total deferred tax liabilities .......      77.6       76.3
                                              -------    -------
      Net deferred tax asset ..............   $  46.9    $  47.4
                                              =======    =======

     The Company periodically reviews the need for a valuation allowance against certain deferred tax assets and recognizes these assets to the extent that realization is more likely than not. Based on a review of earnings history and trends, forecasted earnings and expiration of carryforwards, the Company believes that the valuation allowance provided is appropriate. In 2000, the valuation allowance decreased to $4.6 million at December 31, 2000 from $7.9 million at December 31, 1999. At December 31, 2000, the Company had $2.4 million of net operating loss carryforwards which expire, if unused, in years 2001 through 2020 and $10.7 million which are not subject to expiration.

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

NOTE 19 -
RETIREMENT BENEFIT PLANS

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

     In 1996, pension benefits were frozen for employees covered under NMHG's and HB-PS' United States plans, except for those NMHG employees participating in collective bargaining agreements. As a result, in the United States only NACoal employees and certain NMHG employees covered under collective bargaining agreements will earn retirement benefits under defined benefit pension plans. Other employees of the Company, including NMHG and HB-PS employees whose pension benefits were frozen as of December 31, 1996, will receive retirement benefits under defined contribution retirement plans.

     As a result of management's decision to phase out manufacturing activities in the NMHG Danville, Illinois, assembly plant, the Company recognized a curtailment loss of $5.1 million in 2000. See also Note 3.

     Set forth below is a detail of the net periodic pension expense and the assumptions used in accounting for the United States and the United Kingdom defined benefit plans for the years ended December 31.

                                                    2000         1999         1998
                                                  --------     --------     --------
UNITED STATES PLANS
 Service cost .................................   $    3.0     $    3.3     $    5.5
 Interest cost ................................       10.3         10.1          9.7
 Expected return on plan assets ...............      (12.6)       (12.3)       (10.7)
 Amortization of transition asset .............        (.4)         (.4)         (.4)
 Amortization of prior service cost ...........         .4           .4           .4
 Recognized actuarial (gain) loss .............       (1.3)         (.2)         (.2)
 Curtailment loss .............................        5.1         --           --
                                                  --------     --------     --------
   Net periodic pension expense ...............   $    4.5     $     .9     $    4.3
                                                  ========     ========     ========

 Assumptions:
   Weighted average discount rates ............       8.00%        7.75%        7.00%
   Rate of increase in compensation levels ....       4.25%        4.25%        4.00%
   Expected long-term rate of return on assets        9.00%        9.00%        9.00%

UNITED KINGDOM PLAN
 Service cost .................................   $    2.0     $    2.4     $    2.2
 Interest cost ................................        3.0          3.1          2.8
 Expected return on plan assets ...............       (4.3)        (3.7)        (4.5)
 Amortization of transition asset .............        (.1)         (.1)         (.1)
 Amortization of prior service cost ...........         .1           .1           .1
 Recognized actuarial (gain) loss .............        (.4)          .4         (1.1)
                                                  --------     --------     --------
   Net periodic pension (income) expense ......   $     .3     $    2.2     $    (.6)
                                                  ========     ========     ========
 Assumptions:
   Weighted average discount rates ............       6.75%        6.25%        5.75%
   Rate of increase in compensation levels ....       4.25%        3.50%        3.50%
   Expected long-term rate of return on assets        9.00%        7.50%        7.50%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)


     The following sets forth the changes in the benefit obligation and the plan assets during the year and reconciles the funded status of the defined benefit plans with the amounts recognized in the Consolidated Balance Sheets at December 31:

                                                                           2000               1999
                                                                    ------------------  -----------------
                                                                     UNITED    UNITED    United    United
                                                                     STATES    KINGDOM   States    Kingdom
                                                                     PLANS      PLAN     Plans      Plan
                                                                     -----      ----     -----      ----
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at beginning of year ........................   $134.6    $ 51.4    $148.0    $ 56.7
  Service cost ...................................................      3.0       2.0       3.3       2.4
  Interest cost ..................................................     10.3       3.0      10.1       3.1
  Actuarial (gain) loss ..........................................      1.8       (.6)    (18.3)     (7.9)
  Benefits paid ..................................................     (7.5)     (2.1)     (8.5)     (1.0)
  Plan amendments ................................................      1.6      --        --        --
  Foreign currency exchange rate changes .........................     --        (4.0)     --        (1.9)
                                                                     ------    ------    ------    ------
   Benefit obligation at end of year .............................   $143.8    $ 49.7    $134.6    $ 51.4
                                                                     ------    ------    ------    ------


CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year .................   $151.9    $ 59.5    $135.7    $ 50.5
  Actual return on plan assets ...................................     17.4      10.4      23.3       9.0
  Employer contributions .........................................      1.4       1.7       1.4       2.7
  Employee contributions .........................................     --          .5      --        --
  Benefits paid ..................................................     (7.5)     (2.1)     (8.5)     (1.0)
  Foreign currency exchange rate changes .........................      (.1)     (4.8)     --        (1.7)
                                                                     ------    ------    ------    ------
   Fair value of plan assets at end of year ......................   $163.1    $ 65.2    $151.9    $ 59.5
                                                                     ------    ------    ------    ------

NET AMOUNT RECOGNIZED
  Plan assets in excess of obligation ............................   $ 19.3    $ 15.5    $ 17.3    $  8.1
  Unrecognized prior service cost ................................      1.2        .8       3.0        .9
  Unrecognized actuarial (gain) loss .............................    (41.6)     (5.2)    (38.0)      1.6
  Unrecognized net transition asset ..............................      (.1)      (.3)      (.5)      (.3)
  Contributions in fourth quarter ................................     --          .3      --          .4
                                                                     ------    ------    ------    ------
   Net amount recognized .........................................   $(21.2)   $ 11.1    $(18.2)   $ 10.7
                                                                     ======    ======    ======    ======

AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS CONSIST OF:
  Prepaid benefit cost ...........................................   $  5.7    $ 11.1    $  7.6    $ 10.7
  Accrued benefit liability ......................................    (30.0)     --       (25.8)     --
  Intangible asset ...............................................       .7      --        --        --
  Accumulated other comprehensive income .........................      1.4      --        --        --
  Deferred tax asset .............................................      1.0      --        --        --
                                                                     ------    ------    ------    ------
   Net amount recognized .........................................   $(21.2)   $ 11.1    $(18.2)   $ 10.7
                                                                     ======    ======    ======    ======


     DEFINED CONTRIBUTION PLANS: NACCO and its subsidiaries have defined contribution (401(k)) plans for substantially all employees. For NACCO and those subsidiaries, the applicable company matches employee contributions based on plan provisions. In addition, NACCO and certain other subsidiaries have defined contribution retirement plans whereby the applicable company's contribution to participants is determined annually based on a formula which includes the effect of actual compared to targeted operating results and the age and compensation of the participants. Total costs, including Company contributions, for these plans were $20.7 million, $21.6 million and $20.7 million in 2000, 1999 and 1998, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)


NOTE 20 -
BUSINESS SEGMENTS

     Financial information for each of NACCO's reportable segments, as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is presented in the following table. See Note 1 for a discussion of the Company's operating segments and product lines. NACCO's non-operating segment, NACCO and Other, includes the accounts of the parent company and Bellaire.

     The accounting policies of the segments are the same as those described in
Note 2 - Accounting Policies. NMHG Wholesale derives a portion of its revenues from transactions with NMHG Retail. The amount of these revenues, which are based on current market prices on similar third-party transactions, are indicated in the following table on the line "NMHG Eliminations" in the revenues section. No other intersegment sales transactions occur. Other intersegment transactions are recognized based on similar third-party transactions; that is, at current market prices.

     On January 1, 2000, NACCO began charging fees to its operating subsidiaries for services provided by the corporate headquarters. The 2000 pre-tax fee of $10.1 million was charged to certain operating segments based on fees incurred on their behalf, including services performed for each, as follows: NMHG
Wholesale: $6.6 million, Housewares: $2.5 million and NACoal: $1.0 million. Each of the segments has included this charge on the line other-net. As a result of these fees, the parent company's loss before extraordinary gain for 2000 was $4.9 million, compared with a net loss of $8.3 million in 1999. These fees are expected to continue in 2001 in amounts that are comparable to 2000.

                                                   2000        1999        1998
                                                --------    --------    --------
REVENUES FROM EXTERNAL CUSTOMERS
   NMHG Wholesale ...........................   $1,750.0    $1,618.9    $1,714.8
   NMHG Retail ..............................      280.3       228.1        59.6
   NMHG Eliminations ........................      (98.2)      (85.6)      (28.3)
                                                --------    --------    --------
  NMHG Consolidated .........................    1,932.1     1,761.4     1,746.1
  Housewares ................................      649.9       596.7       537.6
  NACoal ....................................      289.2       277.7       285.4
  NACCO and Other ...........................         .1          .1          .2
                                                --------    --------    --------
                                                $2,871.3    $2,635.9    $2,569.3
                                                ========    ========    ========
GROSS PROFIT
   NMHG Wholesale ...........................   $  292.9    $  255.7    $  330.9
   NMHG Retail ..............................       54.1        49.3        15.2
   NMHG Eliminations ........................         .5        (1.5)        (.4)
                                                --------    --------    --------
  NMHG Consolidated .........................      347.5       303.5       345.7
  Housewares ................................      119.8       128.7       115.6
  NACoal ....................................       49.0        52.7        54.4
  NACCO and Other ...........................        (.1)        (.2)        (.2)
                                                --------    --------    --------
                                                $  516.2    $  484.7    $  515.5
                                                ========    ========    ========
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
   NMHG Wholesale ...........................   $  181.5    $  169.6    $  186.5
   NMHG Retail ..............................       69.8        63.9        16.9
   NMHG Eliminations ........................        (.9)        (.5)          -
                                                --------    --------    --------
  NMHG Consolidated .........................      250.4       233.0       203.4
  Housewares ................................       87.6        82.7        74.8
  NACoal ....................................       17.4        12.3        12.4
  NACCO and Other ...........................       11.6         9.0        10.5
                                                --------    --------    --------
                                                $  367.0    $  337.0    $  301.1
                                                ========    ========    ========
AMORTIZATION OF GOODWILL
   NMHG Wholesale ...........................   $   11.6    $   11.6    $   11.6
   NMHG Retail ..............................        1.0          .6          .1
                                                --------    --------    --------
  NMHG Consolidated .........................       12.6        12.2        11.7
  Housewares ................................        3.1         3.0         3.0
                                                --------    --------    --------
                                                $   15.7    $   15.2    $   14.7
                                                ========    ========    ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)

                                                               2000       1999       1998
                                                             --------   --------   --------
OPERATING PROFIT (LOSS)
   NMHG Wholesale ........................................   $  85.9    $  74.5    $ 134.4
   NMHG Retail ...........................................     (16.7)     (15.2)      (1.8)
   NMHG Eliminations .....................................       1.4       (1.0)       (.4)
                                                             -------    -------    -------
  NMHG Consolidated ......................................      70.6       58.3      132.2
  Housewares .............................................      27.4       41.8       34.6
  NACoal .................................................      31.6       40.4       42.0
  NACCO and Other ........................................     (11.7)      (9.2)     (10.7)
                                                             -------    -------    -------
                                                             $ 117.9    $ 131.3    $ 198.1
                                                             =======    =======    =======
OPERATING PROFIT (LOSS) EXCLUDING GOODWILL AMORTIZATION
   NMHG Wholesale ........................................   $  97.5    $  86.1    $ 146.0
   NMHG Retail ...........................................     (15.7)     (14.6)      (1.7)
   NMHG Eliminations .....................................       1.4       (1.0)       (.4)
                                                             -------    -------    -------
  NMHG Consolidated ......................................      83.2       70.5      143.9
  Housewares .............................................      30.5       44.8       37.6
  NACoal .................................................      31.6       40.4       42.0
  NACCO and Other ........................................     (11.7)      (9.2)     (10.7)
                                                             -------    -------    -------
                                                             $ 133.6    $ 146.5    $ 212.8
                                                             =======    =======    =======
INTEREST EXPENSE
   NMHG Wholesale ........................................   $ (13.4)   $ (16.9)   $ (14.0)
   NMHG Retail ...........................................      (4.6)      (3.0)      (1.2)
   NMHG Eliminations .....................................      (3.2)        .9        1.2
                                                             -------    -------    -------
  NMHG Consolidated ......................................     (21.2)     (19.0)     (14.0)
  Housewares .............................................      (8.6)      (6.7)      (7.0)
  NACoal .................................................       (.7)      --          (.6)
  NACCO and Other ........................................       (.2)       (.7)      (1.0)
  Eliminations ...........................................        .5         .7        1.0
                                                             -------    -------    -------
                                                               (30.2)     (25.7)     (21.6)
  Project mining subsidiaries ............................     (16.9)     (17.6)     (13.0)
                                                             -------    -------    -------
                                                             $ (47.1)   $ (43.3)   $ (34.6)
                                                             =======    =======    =======
INTEREST INCOME
   NMHG Wholesale ........................................   $   2.2    $   8.2    $   3.4
   NMHG Retail ...........................................        .1         .2       --
   NMHG Eliminations .....................................      --         (3.6)      (1.2)
                                                             -------    -------    -------
  NMHG Consolidated ......................................       2.3        4.8        2.2
  Housewares .............................................      --           .1       --
  NACoal .................................................        .7         .7        1.2
  Eliminations ...........................................       (.5)       (.7)      (1.1)
                                                             -------    -------    -------
                                                             $   2.5    $   4.9    $   2.3
                                                             =======    =======    =======
OTHER-NET, INCOME (EXPENSE) - (EXCLUDING INTEREST INCOME)
   NMHG Wholesale ........................................   $ (14.2)   $  (3.4)   $  --
   NMHG Retail ...........................................        .2         .3       --
   NMHG Eliminations .....................................       (.1)        .1       --
                                                             -------    -------    -------
  NMHG Consolidated ......................................     (14.1)      (3.0)      --
  Housewares .............................................      (2.6)       (.5)       (.7)
  NACoal .................................................      (1.2)       (.3)      --
  NACCO and Other ........................................       4.6       (2.5)        .9
                                                             -------    -------    -------
                                                             $ (13.3)   $  (6.3)   $    .2
                                                             =======    =======    =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)

                                                        2000        1999        1998
                                                      --------    --------    --------
PROVISION FOR INCOME TAXES
   NMHG Wholesale .................................   $   24.6    $   24.4    $   47.6
   NMHG Retail ....................................       (6.7)       (4.9)       (1.2)
   NMHG Eliminations ..............................        (.5)       (1.1)        (.1)
                                                      --------    --------    --------
  NMHG Consolidated ...............................       17.4        18.4        46.3
  Housewares ......................................        7.4        13.5        11.6
  NACoal ..........................................        (.1)        4.5         7.1
  NACCO and Other .................................       (2.4)       (4.7)       (4.3)
                                                      --------    --------    --------
                                                      $   22.3    $   31.7    $   60.7
                                                      ========    ========    ========
NET INCOME (LOSS)
   NMHG Wholesale .................................   $   37.0    $   39.0    $   77.2
   NMHG Retail ....................................      (14.3)      (12.8)       (1.9)
   NMHG Eliminations ..............................       (1.4)       (2.5)        (.2)
                                                      --------    --------    --------
  NMHG Consolidated ...............................       21.3        23.7        75.1
  Housewares ......................................        8.8        21.2        15.2
  NACoal ..........................................       12.6        16.5        20.3
  NACCO and Other .................................       25.0        (8.3)       (8.3)
                                                      --------    --------    --------
                                                      $   67.7    $   53.1    $  102.3
                                                      ========    ========    ========
TOTAL ASSETS
   NMHG Wholesale .................................   $1,167.2    $1,040.5    $1,064.3
   NMHG Retail ....................................      232.8       185.0        87.8
   NMHG Eliminations ..............................     (158.3)      (46.9)      (51.7)
                                                      --------    --------    --------
  NMHG Consolidated ...............................    1,241.7     1,178.6     1,100.4
  Housewares ......................................      366.4       372.8       334.0
  NACoal ..........................................      204.1        64.3        43.1
  NACCO and Other .................................       41.8        47.6        53.6
                                                      --------    --------    --------
                                                       1,854.0     1,663.3     1,531.1
  Project mining subsidiaries .....................      389.9       392.0       418.6
                                                      --------    --------    --------
                                                       2,243.9     2,055.3     1,949.7
  Consolidating eliminations ......................      (50.0)      (42.3)      (51.4)
                                                      --------    --------    --------
                                                      $2,193.9    $2,013.0    $1,898.3
                                                      ========    ========    ========

DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE
   NMHG Wholesale .................................   $   40.6    $   39.9    $   36.1
   NMHG Retail ....................................       14.0        14.2         1.8
                                                      --------    --------    --------
  NMHG Consolidated ...............................       54.6        54.1        37.9
  Housewares ......................................       19.3        17.6        16.7
  NACoal ..........................................        3.2         3.1         3.3
  NACCO and Other .................................         .3          .4          .4
                                                      --------    --------    --------
                                                          77.4        75.2        58.3
  Project mining subsidiaries .....................       28.7        28.8        30.7
                                                      --------    --------    --------
                                                      $  106.1    $  104.0    $   89.0
                                                      ========    ========    ========
CAPITAL EXPENDITURES
   NMHG Wholesale .................................   $   43.3    $   44.7    $   57.9
   NMHG Retail ....................................        8.5         1.5         6.0
                                                      --------    --------    --------
  NMHG Consolidated ...............................       51.8        46.2        63.9
  Housewares ......................................       22.0        16.5        16.8
  NACoal ..........................................        3.9         2.7         3.8
  NACCO and Other .................................         .3          .1        --
                                                      --------    --------    --------
                                                          78.0        65.5        84.5
  Project mining subsidiaries .....................       15.3        10.0        15.8
                                                      --------    --------    --------
                                                      $   93.3    $   75.5    $  100.3
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

                                                   Europe,
                                         United   Africa and
                                         States   Middle East  Other    Consolidated
                                         ------   -----------  -----    ------------
                2000
-------------------------------------
REVENUES FROM UNAFFILIATED CUSTOMERS,
 BASED ON THE CUSTOMER'S LOCATION ...   $2,272.6   $  373.9   $  224.8   $2,871.3
                                        ========   ========   ========   ========

LONG-LIVED ASSETS ...................   $1,018.0   $  199.1   $  131.3   $1,348.4
                                        ========   ========   ========   ========

                1999
-------------------------------------
Revenues from unaffiliated customers,
 based on the customer's location ...   $1,985.1   $  491.5   $  159.3   $2,635.9
                                        ========   ========   ========   ========

Long-lived assets ...................   $  926.9   $  189.8   $   94.0   $1,210.7
                                        ========   ========   ========   ========

                1998
-------------------------------------
Revenues from unaffiliated customers,
 based on the customer's location ...   $1,964.9   $  485.2   $  119.2   $2,569.3
                                        ========   ========   ========   ========
Long-lived assets ...................   $  917.5   $  192.8   $   52.8   $1,163.1
                                        ========   ========   ========   ========


NOTE 21 -
QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     A summary of the unaudited quarterly results of operations for the year ended December 31 is as follows:

                                                           2000
                                         ----------------------------------------
                                          First     Second      Third      Fourth
                                         Quarter    Quarter    Quarter    Quarter
                                         -------    -------    -------    -------
REVENUES
  NMHG Wholesale .....................   $ 438.0    $ 450.0    $ 414.3    $ 447.7
  NMHG Retail (including eliminations)      44.5       48.6       49.2       39.8
  Housewares .........................     127.9      138.1      162.8      221.1
  NACoal .............................      71.5       69.7       73.4       74.6
  NACCO and Other ....................      --         --           .1       --
                                         -------    -------    -------    -------
                                           681.9      706.4      699.8      783.2
                                         -------    -------    -------    -------
GROSS PROFIT .........................     120.2      126.7      124.4      132.4
                                         -------    -------    -------    -------
OPERATING PROFIT(LOSS)
  NMHG Wholesale .....................      24.5       28.5       18.9       14.0
  NMHG Retail (including eliminations)      (3.0)      (3.5)      (2.4)      (6.4)
  Housewares .........................       (.5)       2.7        7.3       17.9
  NACoal .............................       8.2        8.1        9.3        6.0
  NACCO and Other ....................      (2.4)      (2.6)      (3.0)      (3.7)
                                         -------    -------    -------    -------
                                            26.8       33.2       30.1       27.8
                                         -------    -------    -------    -------
INCOME BEFORE EXTRAORDINARY GAIN .....       9.2       13.6        8.9        6.1
Extraordinary gain ...................      --         --         --         29.9
                                         -------    -------    -------    -------
NET INCOME ...........................   $   9.2    $  13.6    $   8.9    $  36.0
                                         =======    =======    =======    =======

BASIC AND DILUTED EARNINGS PER SHARE
Income before extraordinary gain .....   $  1.13    $  1.67    $  1.09    $  0.75
Extraordinary gain ...................      --         --         --         3.66
                                         -------    -------    -------    -------
Net income ...........................   $  1.13    $  1.67    $  1.09    $  4.41
                                         =======    =======    =======    =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)

                                                                       1999
                                                       ----------------------------------------
                                                        First     Second      Third     Fourth
                                                       Quarter    Quarter    Quarter    Quarter
                                                       -------    -------    -------    -------
REVENUES
  NMHG Wholesale ...................................   $ 425.4    $ 420.6    $ 364.6    $ 408.3
  NMHG Retail (including eliminations)  ............      21.5       40.5       34.2       46.3
  Housewares .......................................     111.4      127.0      150.6      207.7
  NACoal ...........................................      63.6       65.0       72.6       76.5
  NACCO and Other ..................................      --           .1       --         --
                                                       -------    -------    -------    -------
                                                         621.9      653.2      622.0      738.8
                                                       -------    -------    -------    -------
GROSS PROFIT .......................................     115.7      124.1      112.5      132.4
                                                       -------    -------    -------    -------
OPERATING PROFIT (LOSS)
  NMHG Wholesale ...................................      27.9       26.1        8.3       12.2
  NMHG Retail (including eliminations)  ............      (3.1)      (3.3)      (2.6)      (7.2)
  Housewares .......................................      --          8.3        9.9       23.6
  NACoal ...........................................       9.2        8.6       11.4       11.2
  NACCO and Other ..................................      (2.6)      (2.5)      (2.4)      (1.7)
                                                       -------    -------    -------    -------
                                                          31.4       37.2       24.6       38.1
                                                       -------    -------    -------    -------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE      12.9       16.3        7.0       18.1
Cumulative effect of accounting change .............      (1.2)      --         --         --
                                                       -------    -------    -------    -------
NET INCOME .........................................   $  11.7    $  16.3    $   7.0    $  18.1
                                                       =======    =======    =======    =======

BASIC AND DILUTED EARNINGS PER SHARE
Income before cumulative effect of accounting change   $  1.59    $  2.00    $  0.86    $  2.22
Cumulative effect of accounting change .............      (.15)      --         --         --
                                                       -------    -------    -------    -------
Net income .........................................   $  1.44    $  2.00    $  0.86    $  2.22
                                                       =======    =======    =======    =======

     As discussed in Note 2, the Company adopted EITF 00-10 in the fourth quarter of 2000. As a result, consolidated revenues for the Company and the affected segment's revenues, NMHG Wholesale, have been restated for each of the quarters in 2000 and 1999.

     A reconciliation of the restated revenues to revenues as previously reported is as follows:

                                                                     2000
                                                   ----------------------------------------
                                                    First     Second      Third     Fourth
                                                   Quarter    Quarter    Quarter    Quarter
                                                   -------    -------    -------    -------
REVENUES
NMHG Wholesale revenues, as previously disclosed   $  429.3   $  440.9   $  406.4   $  437.0
Reclassification of freight revenues ...........        8.7        9.1        7.9       10.7
                                                   --------   --------   --------   --------
  Restated revenues ............................   $  438.0   $  450.0   $  414.3   $  447.7
                                                   ========   ========   ========   ========

Consolidated revenues, as previously disclosed .   $  673.2   $  697.3   $  691.9   $  772.5
Reclassification of freight revenues ...........        8.7        9.1        7.9       10.7
                                                   --------   --------   --------   --------
  Restated revenues ............................   $  681.9   $  706.4   $  699.8   $  783.2
                                                   ========   ========   ========   ========

                                                                     1999
                                                   ----------------------------------------
                                                    First     Second      Third     Fourth
                                                   Quarter    Quarter    Quarter    Quarter
                                                   -------    -------    -------    -------
REVENUES
NMHG Wholesale revenues, as previously disclosed   $  417.0   $  412.1   $  356.9   $  399.8
Reclassification of freight revenues ...........        8.4        8.5        7.7        8.5
                                                   --------   --------   --------   --------
  Restated revenues ............................   $  425.4   $  420.6   $  364.6   $  408.3
                                                   ========   ========   ========   ========

Consolidated revenues, as previously disclosed .   $  613.5   $  644.7   $  614.3   $  730.3
Reclassification of freight revenues ...........        8.4        8.5        7.7        8.5
                                                   --------   --------   --------   --------
  Restated revenues ............................   $  621.9   $  653.2   $  622.0   $  738.8
                                                   ========   ========   ========   ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NACCO Industries, Inc. and Subsidiaries (Tabular Amounts in Millions, Except Per Share and Percentage Data)

NOTE 22 -
PARENT COMPANY CONDENSED BALANCE SHEETS

     The condensed balance sheets of NACCO, the parent company, at December 31 are as follows:

                                                    2000      1999
                                                  -------   -------
ASSETS
Current assets ................................   $    .1   $    .2
Current intercompany accounts receivable, net .      --          .4
Other assets ..................................        .4        .4
Note receivable from subsidiary ...............       8.4      --
Investment in subsidiaries
   NMHG .......................................     463.0     468.7
   Housewares .................................     170.9     163.9
   NACoal .....................................      31.2      23.2
   Bellaire ...................................       2.2        .5
                                                  -------   -------
                                                    667.3     656.3
Property, plant and equipment, net ............        .4       1.2
Deferred income taxes .........................       1.1      20.6
                                                  -------   -------
     Total Assets .............................   $ 677.7   $ 679.1
                                                  =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities ...........................   $   9.3   $   8.5
Current intercompany accounts payable, net ....       3.8      --
Reserve for future interest on UMWA obligation       --        55.3
Note payable to Bellaire ......................      50.3      36.0
Notes payable to other subsidiaries ...........       3.0      12.7
Deferred income taxes and other ...............       4.9       4.4
Stockholders' equity ..........................     606.4     562.2
                                                  -------   -------
     Total Liabilities and Stockholders' Equity   $ 677.7   $ 679.1
                                                  =======   =======

     The credit agreements at NMHG, HB-PS and NACoal allow the transfer of assets to NACCO under certain circumstances. The amount of NACCO's investment in NMHG, HB-PS and NACoal that was restricted at December 31, 2000 totals approximately $554.2 million. Dividends, advances and management fees from its subsidiaries are the primary sources of cash for NACCO.

NACCO INDUSTRIES, INC.
REPORT OF MANAGEMENT

     To the Stockholders of NACCO Industries, Inc.:

     The management of NACCO Industries, Inc. is responsible for the preparation, content and integrity of the financial statements and related information contained within this report. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include amounts that are based on informed judgments and estimates.

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

     Arthur Andersen LLP, independent certified public accountants, audits NACCO Industries, Inc. and its subsidiaries' financial statements. Its audits are conducted in accordance with auditing standards generally accepted in the United States and provide an objective and independent assessment that helps ensure fair presentation of the Company's operating results and financial position. The independent accountants have access to all financial records and related data of the Company, as well as to the minutes of stockholders' and directors' meetings.

     The Audit Review Committee of the Board of Directors, composed of independent directors, meets regularly with the independent auditors and internal auditors to review the scope of their audit reports and to discuss any action to be taken. The independent auditors and the internal auditors have free and direct access to the Audit Review Committee. The Audit Review Committee also reviews the financial reporting process and accounting policies of NACCO Industries, Inc. and each of its subsidiaries.

/s/ Alfred M. Rankin, Jr.
Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer

/s/ Kenneth C. Schilling
Kenneth C. Schilling
Vice President and Controller

REPORT OF INDEPENDENT
PUBLIC ACCOUNTANTS

     To the Stockholders of NACCO Industries, Inc.:

     We have audited the accompanying Consolidated Balance Sheets of NACCO Industries, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related Consolidated Statements of Income and Comprehensive Income, Stockholders' Equity and Cash Flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NACCO Industries, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 2 to the Consolidated Financial Statements, effective January 1, 1999, the Company adopted the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" and changed its method of accounting for start-up activities.

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Cleveland, Ohio,
February 13, 2001.